As filed with the Securities and Exchange Commission on February 10, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
Under
The Securities Act of 1933

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	93-0945003
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

585 West 500 South
Bountiful, Utah 84010
(801) 298-3360

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey M. Soinski
President and Chief Executive Officer
Specialized Health Products International, Inc.
585 West 500 South
Bountiful, Utah 84010
(801) 298-3360

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barbara Borden, Esq.	Peter S. Sartorius, Esq.
Cooley Godward LLP	Morgan, Lewis & Bockius LLP
4401 Eastgate Mall	1701 Market Street
San Diego, CA 92121	Philadelphia, PA 19103
(858) 550-6000	(215) 963-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon completion of the combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.02 par value per share	23,097,984	N/A	$8,896,158	$952

(1)              Represents the maximum number of shares of common stock of Specialized Health Products International, Inc. (“SHPI”), par value $0.02, estimated to be issuable upon the completion of the proposed merger of Mammoth Acquisition Sub, Inc., a wholly-owned subsidiary of SHPI, with and into The Med-Design Corporation (“Med-Design”), based on the number of shares of common stock of Med-Design, par value $0.01 per share, outstanding, or reserved for issuance upon exercise of outstanding stock options and warrants, immediately prior to the merger and the exchange of each share of Med-Design common stock for 1.36 of a share of SHPI common stock.

(2)              Estimated solely for purposes of calculation of the registration fee in accordance with Rules 457(c) and (f) of the Securities Act of 1933, as amended, based upon the product of: (A) 17,107,995, the maximum number of shares of Med-Design common stock that may be exchanged in the merger for the SHPI common stock being registered, multiplied by (B) $0.52, the average of the high and low sale prices for shares of Med-Design common stock as reported on The NASDAQ Capital Market on February 8, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION

PRELIMINARY COPY

The information in this proxy statement and prospectus is not complete and may be changed. The securities being offered by the use of this proxy statement/prospectus may not be issued until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement and prospectus is a part, is declared effective. This proxy statement/prospectus is not an offer to sell these securities nor a solicitation of any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

To the Stockholders of Specialized Health Products International, Inc. and The Med-Design Corporation:

The boards of directors of Specialized Health Products International, Inc. (“SHPI”) and The Med-Design Corporation
(“Med-Design”) have approved a combination of SHPI and Med-Design.

If the combination is completed, Med-Design will first merge with a wholly-owned subsidiary of SHPI and the outstanding shares of Med-Design stock and warrants to purchase Med-Design stock will be exchanged for shares of SHPI common stock and warrants to purchase SHPI common stock, respectively. The actual number of shares and warrants to purchase shares of SHPI common stock to be issued in exchange for the outstanding shares of, and warrants to purchase, Med-Design stock will be determined immediately prior to the merger using a formula set forth in the merger agreement and described in this proxy statement/prospectus. Immediately following the merger, Med-Design will merge into a limited liability company that is also a wholly-owned subsidiary of SHPI. The combination is intended to qualify for federal income tax purposes as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

The exchange ratio is used to determine how many shares of SHPI common stock Med-Design stockholders will receive for each share of Med-Design common stock they hold. The exchange ratio is established in accordance with the merger agreement, which was signed on November 21, 2005.  Based on the net cash amount of Med-Design established pursuant to the merger agreement of $7.6 million, and assuming the closing of the merger occurs by February 28, 2006, the exchange ratio will be approximately 1.24, and the stockholders of Med-Design will own approximately 32.2% of the combined organization.

The exchange ratio and this percentage may be increased if Med-Design eliminates or reduces certain liabilities related to its real property lease and pending litigation prior to the closing of the combination, and decreased if the closing is reasonably likely to occur after February 28, 2006. Under the merger agreement, $470,000 was deducted from net cash for lease obligations of Med-Design, and $200,000 was deducted for certain pending litigation. If, more than seven days prior to the earlier of Med-Design’s or SHPI’s scheduled stockholder meeting date to approve the combination, Med-Design is able to settle the lease liability for less than $470,000, then Med-Design can earn up to $470,000 as a positive credit to the net cash amount, and if Med-Design is able to settle the pending litigation for less than $200,000, then it can earn a positive credit to the net cash amount reflecting the actual settlement. If it becomes reasonably likely that the closing of the combination will occur after February 28, 2006, then the net cash amount will be decreased by $100,000. After the net cash amount is adjusted for these contingencies, then the exchange ratio will be recalculated to reflect the adjusted net cash amount. Under the exchange ratio formula contained in the merger agreement, Med-Design’s stockholders’ percentage ownership of the combined organization would change 0.25% for each $100,000 of positive or negative adjustment to the net cash amount. If the lease liability is eliminated in full such that Med-Design receives the full $470,000 credit, the litigation is settled without cost to Med-Design such that Med-Design receives a $200,000 credit, and the closing of the combination is reasonably likely to occur on or prior to February 28, 2006, then the exchange ratio will be approximately 1.35, and the stockholders of Med-Design will own approximately 34.1% of the combined organization. The market value of SHPI or Med-Design common stock at the time of closing will not affect the aggregate number of shares of SHPI common stock issued in the combination.

As provided in the merger agreement, Med-Design will offer to exchange Med-Design shares for outstanding Med-Design options. Accordingly, immediately prior to the combination, it is expected that no options to purchase Med-Design common stock will be outstanding, and the stock option plans of Med-Design will be terminated.

SHPI and Med-Design anticipate that concurrent with the closing of the combination, SHPI’s shares will be listed for trading on the OTC Bulletin Board under the symbol “SHPI.” Following the closing, SHPI may apply for listing SHPI shares on The NASDAQ National Market or The NASDAQ Capital Market. As described in greater detail on page 157 of this proxy statement/prospectus, SHPI may need to implement a reverse stock split in order to meet the listing requirements of The NASDAQ National Market or The NASDAQ Capital Market. Upon receiving stockholder approval, the board of directors of SHPI will have the sole discretion to elect, as it determines to be in the best interests of SHPI and its stockholders, whether or not to effect a reverse stock split following the combination. Should the stockholders of SHPI approve such a reverse stock split, as the board of directors of SHPI has recommended, then the shares of SHPI stock received by Med-Design stockholders in the combination would be subject to such reverse stock split following the combination. The potential effect of the reverse stock split on the common stock of SHPI is described on page 157 of this proxy statement/prospectus. SHPI and Med-Design also anticipate that following the closing of the combination, if approved by SHPI’s stockholders, the combined organization will be renamed “Salus Medical, Inc.”

This proxy statement/prospectus provides you with detailed information about SHPI, Med-Design and the proposed combination. Please see “Where You Can Find More Information” on page 173 for additional information about SHPI and Med-Design.

We encourage you to read and consider carefully this proxy statement/prospectus in its entirety. For a discussion of significant matters that should be considered before voting at the special meetings, see “Risk Factors” beginning on page 26.

Jeffrey M. Soinski President and Chief Executive Officer Specialized Health Products International, Inc.	David R. Dowsett Acting Chief Executive Officer The Med-Design Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the SHPI common stock to be issued in the combination or determined whether the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The proxy statement/prospectus is dated [•], and is first being mailed to SHPI and Med-Design stockholders on or about [•].

585 West 500 South

Bountiful, Utah 84010

(801) 298-3360(201) 894-8980

NOTICE OF SPECIAL MEETING OF SHPI STOCKHOLDERS
To Be Held [•]

Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders of Specialized Health Products International, Inc., a Delaware corporation. The meeting will be held on [•] at [•] a.m. local time at our offices located at 585 West 500 South, Bountiful, Utah 84010 for the following purposes:

SHPI Proposal 1

To approve the issuance of shares of SHPI’s common stock in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated November 21, 2005, by and among SHPI, Med-Design, Mammoth Acquisition Sub, Inc., and Mammoth Acquisition Sub, LLC.

SHPI Proposal 2	To approve an amendment of SHPI’s restated certificate of incorporation to change the corporate name of SHPI to “Salus Medical, Inc.”
SHPI Proposal 3	To approve a series of amendments of SHPI’s restated certificate of incorporation as provided below, the specific level and timing of reverse stock split to be determined by SHPI’s board of directors:
A. To effect a one-for-two reverse stock split of the outstanding shares of SHPI’s common stock.
B. To effect a one-for-three reverse stock split of the outstanding shares of SHPI’s common stock.
C. To effect a one-for-four reverse stock split of the outstanding shares of SHPI’s common stock.
D. To effect a one-for-five reverse stock split of the outstanding shares of SHPI’s common stock.
E. To effect a one-for-six reverse stock split of the outstanding shares of SHPI’s common stock.
F. To effect a one-for-seven reverse stock split of the outstanding shares of SHPI’s common stock.
G. To effect a one-for-eight reverse stock split of the outstanding shares of SHPI’s common stock.
H. To effect a one-for-nine reverse stock split of the outstanding shares of SHPI’s common stock.
I. To effect a one-for-ten reverse stock split of the outstanding shares of SHPI’s common stock.

SHPI Proposal 4	To transact such other business as may properly come before the special meeting and any adjournments thereof.
SHPI Proposal 5

To approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the combination.

These items of business are more fully described in the proxy statement accompanying this notice. We encourage you to read the proxy statement and its appendixes in their entirety before voting.

We cannot complete the combination or issue the shares of SHPI common stock to the stockholders of Med-Design unless SHPI’s stockholders approve SHPI Proposal 1 above. The board of directors of SHPI has unanimously determined that the transactions contemplated by the merger agreement are advisable and that the issuance of shares of SHPI common stock pursuant to the transactions contemplated by the merger agreement is fair to and in the best interests of SHPI stockholders. The board of directors of SHPI unanimously recommends that SHPI stockholders vote “FOR” SHPI Proposal 1.

We cannot change our corporate name to “Salus Medical, Inc.” unless stockholders approve SHPI Proposal 2 above. The board of directors of SHPI has unanimously determined that the name change is advisable, fair to and in the best interests of SHPI stockholders. The board of directors of SHPI unanimously recommends that SHPI stockholders vote “FOR” SHPI Proposal 2.

We cannot attain listing of shares of SHPI common stock on The NASDAQ National Market or The NASDAQ Capital Market unless we can meet the listing requirements, including having a minimum bid price of $5 per share in the case of The NASDAQ National Market and $4 per share in the case of The NASDAQ Capital Market. Given the trading history of SHPI shares, our board of directors does not believe SHPI can attain the required minimum bid prices without first effecting the reverse stock split contemplated by SHPI Proposal 3 above. The board of directors of SHPI has unanimously determined that the reverse stock split is advisable, fair to and in the best interests of SHPI stockholders. The board of directors of SHPI unanimously recommends that SHPI stockholders vote “FOR” SHPI Proposal 3. Upon receiving stockholder approval, the board of directors of SHPI will have the sole discretion to elect, as it determines to be in the best interests of SHPI and its stockholders, whether or not to effect a reverse stock split.

The record date for the special meeting is [•]. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Jeffrey M. Soinski
President and Chief Executive Officer Specialized Health Products International, Inc.

Bountiful, Utah

[•]

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

2810 Bunsen Avenue

Ventura, California 93003

805.339.0375

NOTICE OF SPECIAL MEETING OF MED-DESIGN STOCKHOLDERS
 To Be Held [•]

Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders of The Med-Design Corporation, a Delaware corporation. The meeting will be held on [•] at [•] a.m. local time at The Union League, located at Broad and Sansom Streets, Philadelphia, Pennsylvania 19103, for the following purposes:

Med-Design Proposal 1

To consider and vote on a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of November 21, 2005, by and among Specialized Health Products International, Inc. (“SHPI”), Mammoth Acquisition Sub, Inc., a wholly-owned subsidiary of SHPI, Mammoth Acquisition Sub, LLC, a wholly-owned subsidiary of SHPI, and Med-Design, providing for the merger of Mammoth Acquisition Sub, Inc. with and into Med-Design.

Med-Design Proposal 2

To consider and vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Med-Design Proposal 3	To transact such other business as may properly come before the special meeting and any adjournments thereof.

The Med-Design board of directors has fixed [•] as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting of Med-Design stockholders and any adjournment or postponement thereof. Only holders of record of shares of Med-Design common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting of Med-Design stockholders. At the close of business on the record date, Med-Design had outstanding and entitled to vote [•] shares of common stock.

The Med-Design board of directors has unanimously approved the merger agreement and has determined that the merger agreement is advisable, fair to, and in the best interests of, the stockholders of Med-Design. Therefore, the Med-Design board of directors unanimously recommends that Med-Design stockholders vote “FOR” the adoption of Med-Design Proposal 1.

The adoption of the merger agreement will require the affirmative vote of a majority of the outstanding shares of Med-Design common stock. Authorizing proxy holders to vote to adjourn the special meeting for the purpose of soliciting additional votes for the adoption of the Agreement and Plan of Merger will require the affirmative vote of Med-Design stockholders representing a majority of the shares of Med-Design common stock present and entitled to vote at the special meeting.

Shares deemed to be present at the special meeting but abstaining from the vote on the proposal to adopt the merger agreement will have the effect of a vote against this proposal. In addition, the failure of a

Med-Design stockholder to return a proxy or to vote in person will have the effect of a vote against this proposal. Because approval of adjournment is based on the affirmative vote of a majority of shares present in person or by proxy, abstentions will have the same effect as a vote against this proposal.

All properly signed and dated proxies that Med-Design receives prior to the vote at the special meeting of Med-Design stockholders and that are not subsequently revoked will be voted in accordance with the instructions indicated on the proxies. All properly signed and dated proxies received by Med-Design prior to the vote at the special meeting that do not contain any direction as to how to vote will be voted for adoption of the merger agreement.

Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy card as described in the proxy statement/prospectus and in accordance with the instructions accompanying the proxy card, thus ensuring that your shares will be represented at the special meeting. If you do attend the special meeting of Med-Design stockholders and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

David R. Dowsett, Acting Chief Executive Officer
The Med-Design Corporation

The following appendices also constitute part of this proxy statement/prospectus

Appendix A	Agreement and Plan of Merger and Reorganization
Appendix B	Opinion of Asanté Partners LLC
Appendix C	Opinion of The Spartan Group LLC
Appendix D	Form of Voting Agreement
Appendix E	Section 262 of the DGCL
Appendix F	Certificate of Amendment of Restated Certificate of SHPI (Name Change)
Appendix G-1	Certificate of Amendment of Restated Certificate of SHPI (Reverse Split; 1 for 2)
Appendix G-2	Certificate of Amendment of Restated Certificate of SHPI (Reverse Split; 1 for 3)
Appendix G-3	Certificate of Amendment of Restated Certificate of SHPI (Reverse Split; 1 for 4)

i

Appendix G-4	Certificate of Amendment of Restated Certificate of SHPI (Reverse Split; 1 for 5)
Appendix G-5	Certificate of Amendment of Restated Certificate of SHPI (Reverse Split; 1 for 6)
Appendix G-6	Certificate of Amendment of Restated Certificate of SHPI (Reverse Split; 1 for 7)
Appendix G-7	Certificate of Amendment of Restated Certificate of SHPI (Reverse Split; 1 for 8)
Appendix G-8	Certificate of Amendment of Restated Certificate of SHPI (Reverse Split; 1 for 9)
Appendix G-9	Certificate of Amendment of Restated Certificate of SHPI (Reverse Split; 1 for 10)

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CHAPTER ONE—OVERVIEW

QUESTIONS AND ANSWERS ABOUT THE COMBINATION

The following are some questions that you, as a stockholder of SHPI or Med-Design, may have regarding the combination and the other matters being considered at the special meetings and brief answers to those questions. SHPI and Med-Design urge you to read carefully the remainder of this proxy statement/prospectus, including the documents attached to this proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you with respect to the combination and the other matters being considered at the special meeting.

Q:             Why are SHPI and Med-Design proposing the combination? (See pages 52 and 53)

A:             SHPI and Med-Design are proposing the combination because they believe the resulting combined organization will be a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, earning power, access to capital and growth potential than either company would have separately.

SHPI and Med-Design believe that the combination may result in a number of benefits, including:

•        the opportunity for each company’s stockholders to participate in the potential growth of the combined organization after the combination;

•        the synergies that could be created in combining the research, development and technological strengths of SHPI and Med-Design;

•        expanded distribution channels, greater breadth of product offerings and diversification of risk; and

•        efficiencies created by eliminating redundant expenses.

Q:             What is the exchange ratio? (See page 81)

A:    The exchange ratio is used to determine how many shares of SHPI common stock Med-Design stockholders will receive for each share of Med-Design common stock they hold. The exchange ratio is established in accordance with the merger agreement, which was signed on November 21, 2005. Based on the net cash amount of Med-Design established pursuant to the merger agreement of $7.6 million, and assuming the closing of the merger occurs by February 28, 2006, the exchange ratio will be approximately 1.24, and the stockholders of Med-Design will own approximately 32.2% of the combined organization.

The exchange ratio and this percentage may be increased if Med-Design eliminates or reduces certain liabilities related to its real property lease and pending litigation prior to the closing of the combination, and decreased if the closing is reasonably likely to occur after February 28, 2006. Under the merger agreement, $470,000 was deducted from net cash for lease obligations of Med-Design, and $200,000 was deducted for certain pending litigation. If, more than seven days prior to the earlier of Med-Design’s or SHPI’s scheduled stockholder meeting date to approve the combination, Med-Design is able to settle the lease liability for less than $470,000, then Med-Design can earn up to $470,000 as a positive credit to the net cash amount, and if Med-Design is able to settle the pending litigation for less than $200,000, then it can earn a positive credit to the net cash amount reflecting the actual settlement. If it becomes reasonably likely that the closing of the combination will occur after February 28, 2006, then the net cash amount will be decreased by $100,000. After the net cash amount is adjusted for these contingencies, then the exchange ratio will be recalculated to reflect the adjusted net cash amount. Under the exchange ratio formula contained in the merger agreement, Med-Design’s stockholders’ percentage ownership of the combined organization would change 0.25% for each $100,000 of positive or negative adjustment to the net cash amount. If the lease liability is eliminated in full such that Med-Design receives the full $470,000 credit, the litigation is settled without cost to Med-Design such that Med-Design receives a $200,000 credit, and the closing of the combination is reasonably likely to occur on or prior to February 28, 2006, then the exchange ratio will be approximately 1.35, and the stockholders of Med-Design will own approximately 34.1% of the combined organization. The market value of SHPI or Med-Design common stock at the time of closing will not affect the aggregate number of shares of SHPI common stock issued in the combination.

Q:             What will a Med-Design stockholder receive in exchange for Med-Design stock in the combination? (See page 82)

A:             Each Med-Design stockholder will receive shares of SHPI common stock and cash in lieu of fractional shares in exchange for his or her shares of Med-Design stock based on the exchange ratio.

Q:             What is the value of the common stock of SHPI to be issued to Med-Design stockholders in exchange for their shares of Med-Design common stock? (See page 24)

A:             The value of SHPI common stock to be issued to Med-Design stockholders will be determined upon the completion of the combination. If the combination had been completed on November 21, 2005, the date the merger agreement was signed, the value of the SHPI common stock issued in exchange for all outstanding Med-Design common stock would have been approximately $12,705,379, based on the average closing price per share, as reported on the OTC Bulletin Board, of SHPI’s common stock for the three trading days prior to and through the three trading days after November 21, 2005, of $.60 and, assuming an exchange ratio of 1.24.

Q:             Will Med-Design stockholders be able to trade the SHPI common stock that they receive in the combination? (See pages 37 and 152)

A:             SHPI and Med-Design anticipate that concurrent with the closing of the combination, SHPI’s shares will be registered on a Registration Statement on Form S-4 with the Securities and Exchange Commission and listed for trading on the OTC Bulletin Board under the symbol “SHPI.” SHPI may apply for listing on The NASDAQ National Market or The NASDAQ Capital Market and, in order to be listed, will be required to meet initial listing requirements. As described in greater detail on page 157 of this proxy statement/prospectus, SHPI may need to implement a reverse stock split in order to meet one of these listing requirements, which is a minimum trading price of $5 per share in the case of The NASDAQ National Market and $4 per share in the case of The NASDAQ Capital Market. There is no guarantee that a reverse split will enable SHPI to meet this requirement or other listing requirements. Listing on NASDAQ is not a condition to closing, and there is no certainty as to whether or when SHPI common stock will be listed on NASDAQ. Upon receiving stockholder approval, the board of directors of SHPI will have the sole discretion to elect, as it determines to be in the best interests of SHPI and its stockholders, whether or not to effect a reverse stock split following the combination.

Q:             Who will be the directors of SHPI following the combination? (See page 93)

A:             Following the combination, the board of directors of SHPI is expected to consist of eight members, of whom two will be designated by Med-Design, five will be designated by SHPI, and one will be the Chief Executive Officer of the combined organization.

Q:             Who will be the executive officers of SHPI following the combination? (See page 93)

A:             Following the combination, the executive management team of the combined organization is expected to be composed of members of SHPI’s management team prior to the combination. All employees of Med-Design will be terminated in connection with the combination.

Q:             What SHPI stockholder approvals are needed to complete the combination? (See page 43)

A:             Holders of SHPI common stock are entitled to one vote for each share of SHPI common stock held as of the record date. Holders of a majority of those shares present in person or represented by proxy at the special meeting, and entitled to vote on the subject matter, must approve SHPI Proposal 1 in order for the proposal to become effective. Abstentions will be included in determining the number of shares present and voting at the special meeting of SHPI stockholders for the purpose of determining the presence of a quorum. For SHPI Proposal 1, abstentions will count as “no” votes, and broker non-votes will not be counted at all.

Q:             What Med-Design stockholder approvals are needed to complete the combination? (See page 45)

A:             Holders of a majority of the outstanding shares of Med-Design common stock must adopt the merger agreement. Abstentions and broker non-votes will count as votes against the merger agreement.

Q:             What do I need to do now? (See pages 44 and 46)

A:             After carefully reading and considering the information contained in and incorporated into this proxy statement/prospectus, please submit your proxy card according to the instructions on the enclosed proxy card as soon as possible. If you do not submit a proxy card or attend the special meeting and vote in person, your shares will not be represented or voted at the meeting.

Q:             If my shares of common stock are held in “street name” by my bank or broker, will my bank or broker vote my shares for me?

A:             Your bank or broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your bank or broker. Without instructions from you on how to vote your shares, your bank or broker will not have discretionary authority to vote your shares on the matters currently proposed to be presented at the special meeting.

Q:             If I am a SHPI stockholder, what do I do if I want to change my vote after I have submitted my proxy? (See page 44)

A:             You may change your vote at any time before your proxy is voted at the SHPI special meeting. There are three ways for you to do this:

•        by delivering to the secretary of SHPI a signed notice that you wish to revoke your proxy;

•        by delivering to the secretary of SHPI a signed and later-dated proxy; or

•        by attending the SHPI special meeting and voting in person.

If your shares are held in “street name” by a bank or broker and you have instructed your bank or broker to vote your shares, you must follow your bank’s or broker’s instructions to change your vote.

Q:             If I am a Med-Design stockholder, what do I do if I want to change my vote after I have submitted my proxy? (See page 47)

A:             You may change your vote at any time before your proxy is voted at the Med-Design special meeting. There are three ways for you to do this:

•        by delivering to the secretary of Med-Design a signed notice that you wish to revoke your proxy;

•        by delivering to the secretary of Med-Design a signed and later-dated proxy; or

•        by attending the Med-Design special meeting and voting in person.

If your shares are held in “street name” by a bank or broker and you have instructed your bank or broker to vote your shares, you must follow your bank’s or broker’s instructions to change your vote.

Q:             When do you expect the combination to be completed? (See page 81)

A:             SHPI and Med-Design are working to complete the combination as quickly as possible. SHPI and Med-Design hope to complete the combination prior to the end of March 2006.

Q:             Will the combination trigger the recognition of gain or loss for United States federal income tax purposes? (See page 73)

A:             The closing of the combination is conditioned upon the receipt by Med-Design and SHPI of opinions from their respective counsel that the combination will constitute a reorganization for United States federal income tax purposes. Assuming the combination does constitute a reorganization, subject to the limitations and qualifications described in “The Combination—Material Federal Income Tax Consequences,” Med-Design stockholders generally will not recognize gain or loss for United States federal income tax purposes by exchanging their Med-Design common stock for SHPI common stock in the combination. However, Med-Design stockholders will recognize gain or loss if they receive cash in lieu of a fractional share of SHPI common stock. Tax matters are very complicated and the tax consequences to Med-Design stockholders will depend on each stockholder’s own circumstances. Each Med-Design stockholder should consult with his, her or its tax advisor for a full understanding of the tax consequences of the combination to that stockholder.

Q:             Should Med-Design stockholders send in their stock certificates now? (See page 83)

A:             No. After the combination is completed, SHPI will send you written instructions for exchanging your Med-Design stock certificates for SHPI stock certificates.

Q:             Will a proxy solicitor be used?

A:             Yes. Med-Design has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting and Med-Design estimates that it will pay them approximately $6,500 for such services and will also reimburse D.F. King & Co., Inc. for out-of-pocket expenses incurred in connection with such solicitation.

Q:             Whom should I call with questions? (See page 173)

A:             If you are a SHPI stockholder and have any questions about the combination or any related transaction, please call Paul Evans at SHPI at (801) 298-3360. If you are a Med-Design stockholder and have any questions about the combination or any related transaction, please call David R. Dowsett at Med-Design at (805) 339-0375. You may also obtain additional information about SHPI and Med-Design from documents filed with the Securities and Exchange Commission, or SEC, without charge upon written or oral request by following the instructions in the section entitled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
WITH RESPECT TO THE COMBINATION AND
THE SHARE ISSUANCE CONTEMPLATED THEREBY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the combination. This summary and the balance of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read “Cautionary Information Regarding Forward-Looking Statements” on page 40 of this document. This proxy statement/prospectus contains trademarks, tradenames, service marks, and service names of SHPI, Med-Design, and other companies.

The Companies (See pages 102 and 129)

Specialized Health Products International, Inc.

SHPI is a developer, manufacturer and marketer of proprietary safety medical needle products, designed to minimize the risk of accidental needlesticks, which are a leading cause of the spread of blood-borne diseases such as HIV/AIDS and hepatitis B and C. SHPI has developed multiple products based upon two primary patented technology platforms, FlexLoc® and SecureLoc™, which apply to virtually all medical needles used today. SHPI manufactures and markets certain products under its own label. Other products are supplied to third parties on an original equipment manufacturing, or OEM, basis or licensed to leading manufacturers and marketers in the disposable medical products industry.

SHPI was founded as Specialized Health Products, Inc. in 1993 and merged with an existing public company in 1995 and changed its name to Specialized Health Products International, Inc. SHPI’s common stock is traded on the OTC Bulletin Board under the symbol SHPI. SHPI has four wholly-owned subsidiaries, Specialized Health Products, Inc., Safety Syringe Corporation, Mammoth Acquisition Sub, Inc., and Mammoth Acquisition Sub, LLC. SHPI’s principal executive offices are located at 585 West 500 South, Bountiful, Utah 84010, and its telephone number is (801) 298-3360. SHPI’s website address is www.shpi.com. SHPI’s website and the information contained therein are not a part of this proxy statement/prospectus.

Mammoth Acquisition Sub, Inc.

Mammoth Acquisition Sub, Inc. is a wholly-owned subsidiary of SHPI that was recently incorporated in Delaware solely for the purpose of the combination. It does not conduct any business and has no material assets. Its principal executive offices have the same address and telephone number as SHPI.

Mammoth Acquisition Sub, LLC

Mammoth Acquisition Sub, LLC. is a wholly-owned subsidiary of SHPI that was recently formed in Delaware solely for the purpose of the combination. It does not conduct any business and has no material assets. Its principal executive offices have the same address and telephone number as SHPI.

Specialized Health Products, Inc.

Specialized Health Products, Inc. (“SHP”), a Utah corporation, was incorporated in November 1993. On July 28, 1995, SHP became a wholly owned subsidiary of SHPI through a merger with a subsidiary of SHPI. SHP conducts business in relation to certain intellectual property. SHP’s principal executive offices have the same address and telephone number as SHPI.

Safety Syringe Corporation

Safety Syringe Corporation (“SSC”), a Utah corporation, was incorporated in September 1999 and became a wholly-owned subsidiary of SHPI. SSC conducts business in relation to certain intellectual property. Its principal executive offices have the same address and telephone number as SHPI.

The Med-Design Corporation

Med-Design designs, develops, licenses and manufactures safety medical needle devices intended to reduce the incidence of accidental needle sticks. Med-Design’s products protect health care workers and their patients in hospitals, nursing homes, and physician offices, by helping institutions comply with the National Needlestick Safety and Prevention Act that took effect in April 2001. Med-Design’s product portfolio incorporates a proprietary needle retraction technology that enables a health care professional to permanently retract the needle into the body of the device and then discard it.

Med-Design was incorporated in Delaware in 1994. Med-Design’s stock is traded on The NASDAQ Capital Market under the symbol MEDC. Med-Design has two wholly-owned subsidiaries, MDC Investment Holdings, Inc. and MDC Research Ltd. Med-Design’s principal executive offices are located at 2810 Bunsen Avenue, Ventura, California 93003, and its telephone number is (805) 339-0375. Med-Design’s website address is www.med-design.com. Med-Design’s website and the information contained therein are not a part of this proxy statement/prospectus.

The Combined Organization

SHPI’s principal executive office will be the combined organization’s principal office. Following the combination, the board of directors of SHPI is expected to consist of eight members, of whom two will be designated by Med-Design, five will be designated by SHPI, and one will be the Chief Executive Officer of the combined organization. SHPI’s current management team will be responsible for the day-to-day management of the combined organization. All employees of Med-Design will be terminated in connection with the combination.

The exchange ratio is used to determine how many shares of SHPI common stock Med-Design stockholders will receive for each share of Med-Design common stock they hold. The exchange ratio is established in accordance with the merger agreement, which was signed on November 21, 2005.  Based on the net cash amount of Med-Design established pursuant to the merger agreement of $7.6 million, and assuming the closing of the merger occurs by February 28, 2006, the exchange ratio will be approximately 1.24, and the stockholders of Med-Design will own approximately 32.2% of the combined organization.

The exchange ratio and this percentage may be increased if Med-Design eliminates or reduces certain liabilities related to its real property lease and pending litigation prior to the closing of the combination, and decreased if the closing is reasonably likely to occur after February 28, 2006. Under the merger agreement, $470,000 was deducted from net cash for lease obligations of Med-Design, and $200,000 was deducted for certain pending litigation. If, more than seven days prior to the earlier of Med-Design’s or SHPI’s scheduled stockholder meeting date to approve the combination, Med-Design is able to settle the lease liability for less than $470,000, then Med-Design can earn up to $470,000 as a positive credit to the net cash amount, and if Med-Design is able to settle the pending litigation for less than $200,000, then it can earn a positive credit to the net cash amount reflecting the actual settlement. If it becomes reasonably likely that the closing of the combination will occur after February 28, 2006, then the net cash amount will be decreased by $100,000. After the net cash amount is adjusted for these contingencies, then the exchange ratio will be recalculated to reflect the adjusted net cash amount. Under the exchange ratio formula contained in the merger agreement, Med-Design’s stockholders’ percentage ownership of the combined organization would change 0.25% for each $100,000 of positive or negative adjustment to the net cash amount. If the lease liability is eliminated in full such that Med-Design receives the full $470,000 credit, the litigation is settled without cost to Med-Design such that Med-Design receives a $200,000 credit, and the closing of the combination is reasonably likely to occur on or prior to February 28, 2006, then the exchange ratio will be approximately 1.35, and the stockholders of Med-Design will own approximately 34.1% of the combined organization. The market value of SHPI or Med-Design common stock at the time of closing will not affect the aggregate number of shares of SHPI common stock issued in the combination.

Risks Associated with SHPI, Med-Design and the Combination (See page 26)

The combination poses a number of risks to each company and its respective stockholders. In addition, both SHPI and Med-Design are subject to various risks associated with their businesses and their industry. These risks are discussed in detail under the caption “Risk Factors” beginning on page 26. You are encouraged to read and carefully consider all of these risks.

SHPI Special Meeting (See page 42)

The SHPI special meeting will be held on [•]at [•], local time, at SHPI’s headquarters located at 585 West 500 South, Bountiful, Utah 84010. The purpose of the SHPI special meeting is to hold a vote (1) to approve the issuance of shares of SHPI’s common stock in accordance with the terms of the merger agreement; (2) to approve an amendment of SHPI’s Restated Certificate of Incorporation to change the corporate name of SHPI to “Salus Medical, Inc.”; (3) to approve a reverse stock split at a level and timing to be determined by SHPI’s board of directors; (4) to transact such other business as may properly come before the special meeting and any adjournments thereof; and (5) to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the combination.

Holders of SHPI common stock are entitled to one vote for each share of SHPI common stock held as of the record date. Holders of a majority of those shares present in person or represented by proxy at the special meeting, and entitled to vote on the subject matter, must approve SHPI Proposal 1 in order for the proposal to become effective. Abstentions will be included in determining the number of shares present and voting at the special meeting of SHPI stockholders for the purpose of determining the presence of a quorum. For SHPI Proposal 1, abstentions will count as “no” votes, and broker non-votes will not be counted at all. Holders of a majority of the outstanding shares of SHPI common stock must approve SHPI Proposals 2 and 3 for each of these proposals to become effective. Abstentions and broker non-votes will count as votes against SHPI Proposals 2 and 3.

Med-Design Special Meeting (See page 45)

The Med-Design special meeting will be held on [•]at [•] a.m., local time, at The Union League, Broad and Sansom Streets, Philadelphia, Pennsylvania 19103. The purpose of the Med-Design special meeting is to hold a vote on the merger agreement and related matters. The merger agreement provides that it is a condition to completion of the combination that the merger agreement be adopted by the affirmative vote of a majority of the outstanding shares of Med-Design common stock. Abstentions and broker non-votes will count as votes against the combination. Approval of any necessary adjournment of the special meeting may be obtained by the affirmative vote of the holders of a majority of the shares present in person or by proxy, even if less than a quorum. Because approval of such adjournment is based on the affirmative vote of a majority of shares present in person or by proxy, abstentions will have the same effect as a vote against this proposal, but broker non-votes will not be considered.

Recommendation of SHPI’s Board of Directors (See page 43)

SHPI cannot complete the combination or issue the shares of SHPI common stock to the stockholders of Med-Design unless SHPI’s stockholders approve SHPI Proposal 1. The board of directors of SHPI has unanimously determined that the transactions contemplated by the merger agreement are advisable and that the issuance of shares of SHPI common stock pursuant to the transactions contemplated by the merger agreement is fair to and in the best interests of SHPI stockholders. The board of directors of SHPI unanimously recommends that SHPI stockholders vote “FOR” SHPI Proposal 1.

SHPI cannot change its corporate name to “Salus Medical, Inc.” unless stockholders approve SHPI Proposal 2. The board of directors of SHPI has unanimously determined that the name change is advisable, fair to and in the best interests of SHPI stockholders. The board of directors of SHPI unanimously recommends that SHPI stockholders vote “FOR” SHPI Proposal 2.

SHPI cannot attain listing of shares of SHPI common stock on The NASDAQ National Market or The NASDAQ Capital Market without first effecting the reverse stock split contemplated by SHPI Proposal 3. The board of directors of SHPI has unanimously determined that the reverse stock split is advisable, fair to and in the best interests of SHPI stockholders. The board of directors of SHPI unanimously recommends that SHPI stockholders vote “FOR” SHPI Proposal 3. Upon receiving stockholder approval, the board of directors of SHPI will have the sole discretion to elect, as it determines to be in the best interests of SHPI and its stockholders, whether or not to effect a reverse stock split.

Opinion of SHPI’s Financial Advisor (See page 55)

In connection with the combination, Asanté Partners LLC, SHPI’s financial advisor, delivered a written opinion dated November 21, 2005 to the SHPI board of directors as to the fairness to SHPI, from a financial point of view, of the consideration to be paid by SHPI pursuant to the merger agreement. The full text of Asanté Partners LLC’s written opinion is attached to this document as Appendix B. You are encouraged to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Asanté Partners LLC’s opinion is addressed to the SHPI board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the combination.

Recommendation of Med-Design’s Board of Directors (See page 46)

After careful consideration, the Med-Design board of directors has unanimously approved the merger agreement and the combination and has determined that the merger agreement and the combination are advisable, fair to, and in the best interests of, the stockholders of Med-Design. Therefore, the Med-Design board of directors recommends Med-Design stockholders vote “FOR” adoption of the merger agreement.

Opinion of Med-Design’s Financial Advisor (See page 63)

In connection with the combination, The Spartan Group LLC, Med-Design’s financial advisor, delivered a written opinion dated November 21, 2005 to the Med-Design board of directors as to the fairness, from a financial point of view, of the exchange ratio provided for in the combination to the holders of Med-Design common stock. The full text of The Spartan Group’s written opinion is attached to this document as Appendix C. You are encouraged to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The Spartan Group’s opinion is addressed to the Med-Design board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the combination.

Record Dates (See pages 43 and 45)

The SHPI board of directors has fixed the close of business on [•], as the record date for determining the holders of SHPI common stock entitled to notice of and to vote at the SHPI special meeting. As of the record date, [•] shares of SHPI common stock were outstanding.

The Med-Design board of directors has fixed the close of business on [•],as the record date for determining the holders of Med-Design common stock entitled to notice of and to vote at the Med-Design special meeting. As of the record date, [•] shares of Med-Design common stock were outstanding.

Voting Power (See pages 43 and 45)

Each record holder of shares of SHPI common stock will be entitled at the special meeting to one vote for each share of SHPI common stock held on the record date.

Each record holder of shares of Med-Design common stock will be entitled at the special meeting to one vote for each share of Med-Design common stock held on the record date.

Voting Agreements (See page 92)

The officers and directors of SHPI and their respective affiliates, who in the aggregate hold 18,702,894 of the outstanding shares of SHPI common stock, have agreed to vote their shares in favor of adoption of the proposal approving the issuance of the shares of SHPI common stock in connection with the combination and the combination and transactions related thereto.

Med-Design officers and directors, who in the aggregate hold 397,420 shares of the outstanding Med-Design common stock, have agreed to vote their shares in favor of adoption of the merger agreement and approval of the combination and related transactions.

Interests of SHPI’s Directors and Executive Officers (See page 79)

Upon completion of the combination and the issuance of SHPI common stock in the combination, the directors and officers of SHPI, along with those individuals who were directors and officers of SHPI since the beginning of the fiscal year ended December 31, 2004, will collectively beneficially own 28.6% of the outstanding stock of SHPI, calculated on the basis set forth under “SHPI Principal Stockholders.” Some directors and executive officers of SHPI have interests in the combination that are different from, and in addition to, the interests of SHPI stockholders generally. David Jahns is a director of SHPI, and certain entities affiliated with Mr. Jahns beneficially own 15,315,236 shares of SHPI common stock, warrants to purchase 120,000 shares of common stock, and outstanding convertible promissory notes in the principal amount of $500,000. Jeffrey Soinski is an officer and director of SHPI and beneficially owns 1,489,289 shares of SHPI common stock. Donald Solomon is an officer and director of SHPI and beneficially owns 569,568 shares of SHPI common stock. As a result of the foregoing, the directors and officers of SHPI may be more likely to vote to approve the combination than SHPI stockholders generally.

Interests of Med-Design’s Directors and Executive Officers (See page 80)

Upon completion of the combination, Vincent Papa and Ralph Balzano, each of whom is a director of Med-Design, will become directors of SHPI. Each will be a holder of less than 1% of the outstanding common stock of SHPI following the combination.

Directors and executive officers of Med-Design hold in the aggregate options to purchase 887,121 shares of Med-Design common stock. Under the items of the merger agreement, Med-Design will offer to exchange these options for approximately 185,977 shares of Med-Design common stock that will then be converted into shares of SHPI common stock in the combination based upon the exchange ratio.

The merger agreement provides that Med-Design will purchase a tail policy of directors’ and officers’ liability insurance in specified amounts and for specified periods following the effective time of the combination, covering the existing Med-Design directors for their acts and omissions occurring prior to the completion of the combination.

David R. Dowsett, Acting Chief Executive Officer, Lawrence D. Ellis, Vice President and Chief Financial Officer, and Joseph N. Bongiovanni, III, Vice President and Secretary, the executive officers of Med-Design, will have their employment terminated in connection with the combination. Mr. Dowsett will be entitled to severance in the amount of approximately $249,000 under the terms of his employment agreement, and Mr. Bongiovanni and Mr. Ellis will each receive a year’s compensation as severance, which will be approximately $192,860 and $201,509, respectively.

Structure and Effects of the Combination (See page 81)

At the completion of the combination, Mammoth Acquisition Sub, Inc. will be merged with and into Med-Design, and Med-Design will continue as the surviving corporation of the merger and a wholly-owned subsidiary of SHPI. Immediately thereafter, Mammoth Acquisition Sub, LLC, will merge with and into Med-Design, and Mammoth Acquisition Sub, LLC will continue as the surviving corporation of this subsequent merger and a wholly-owned subsidiary of SHPI.

Treatment of Med-Design Stock Options and Warrants to Purchase Med-Design Stock (See pages 82 and 83)

As provided in the merger agreement, prior to the effective time of the merger, Med-Design will offer to issue shares of Med-Design common stock in exchange for surrender of outstanding options to purchase shares of Med-Design common stock. The number of shares to be offered is based upon the valuation of such options referred to in the merger agreement, which was based upon a Black-Scholes valuation. The aggregate number of shares to be offered to holders of options is 233,509 shares of Med-Design common stock. Outstanding options not so exchanged will be terminated by Med-Design, as permitted under Med-Design’s 2001 Amended and Restated Stock Option Plan. Although options under Med-Design’s Non-Qualified Stock Option Plan may not be terminated unilaterally by Med-Design, Med-Design anticipates that all such options will be exchanged. Accordingly, at the effective time of the combination, Med-Design anticipates that there will be no options to purchase Med-Design common stock outstanding.

Warrants to purchase shares of Med-Design stock will be converted into warrants to purchase shares of SHPI common stock after completion of the combination. The number of shares covered by the warrants that are assumed by SHPI will be adjusted based on the exchange ratio in the merger agreement. The applicable exercise price will also be correspondingly adjusted.

Completion and Effectiveness of the Combination (See page 88)

SHPI and Med-Design expect to complete the combination when all of the conditions to completion of the combination contained in the merger agreement have been satisfied or waived. The combination will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

SHPI and Med-Design are working toward satisfying the conditions to the combination, and hope to complete the combination as soon as practicable following the special stockholder meetings.

Restrictions on Solicitation of Alternative Transactions by SHPI and Med-Design (See page 86)

The merger agreement contains restrictions on the ability of Med-Design and SHPI to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in the equity or assets of either company. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, if SHPI or Med-Design receives an unsolicited proposal from a third party to acquire a significant interest in SHPI or Med-Design that constitutes a proposal that is superior to the combination, SHPI or Med-Design may furnish nonpublic information to that third party and engage in negotiations regarding a takeover proposal with that third party. Under certain circumstances, such negotiations can lead to the obligation to make a termination fee payment of $500,000 to the other party.

Conditions to the Completion of the Combination (See page 88)

SHPI’s and Med-Design’s obligations to complete the combination are subject to certain conditions described under the heading “Certain Terms of the Merger Agreement—Conditions to the Completion of the Combination.”

Termination of the Merger Agreement and Payment of Certain Termination Fees (See page 89)

SHPI and Med-Design may terminate the merger agreement by mutual agreement and under certain other circumstances. SHPI and Med-Design have agreed that if the merger agreement is terminated under the circumstances described under “Certain Terms of the Merger Agreement—Payment of Termination Fee,” SHPI or Med-Design, as applicable, will pay the other party $500,000.

Tax Matters (See page 73)

The closing of the combination is conditioned upon the receipt by Med-Design and SHPI of opinions of their respective counsel that the combination will constitute a reorganization for United States federal income tax purposes. Assuming the combination does constitute a reorganization, subject to the limitations and qualifications described in “The Combination—Material Federal Income Tax Consequences,” Med-Design stockholders will not recognize gain or loss for United States federal income tax purposes by exchanging their Med-Design common stock for SHPI common stock in the combination. However, Med-Design stockholders will recognize a gain or loss if they receive cash in lieu of a fractional share of SHPI common stock. This tax treatment may not apply to certain Med-Design stockholders, as described in “The Combination—Material Federal Income Tax Consequences.” Determining the actual tax consequences of the combination to you may be complex and will depend on the facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences of the combination to you.

Accounting Treatment of the Combination (See page 73)

SHPI will account for the combination under the purchase method of accounting for business combinations, with SHPI being the acquiring company.

Exchange of Med-Design Stock Certificates (See page 83)

Following the effective time of the combination, SHPI will cause a letter of transmittal to be mailed to all holders of Med-Design common stock containing instructions for surrendering their certificates. Certificates should not be surrendered until the letter of transmittal is received, fully completed and returned as instructed in the letter of transmittal.

Regulatory Approvals

SHPI and Med-Design believe that the combination is not subject to the reporting obligations, statutory waiting periods or other approvals of any government agency.

Restrictions on the Ability to Sell SHPI Common Stock (See pages 37 and 152)

All shares of SHPI common stock you receive in connection with the combination will be freely transferable unless you are considered an “affiliate” of either Med-Design or SHPI for the purposes of the Securities Act of 1933, as amended, or the Securities Act, at the time the merger agreement is submitted to

Med-Design stockholders for adoption, in which case you will be permitted to sell the shares of SHPI common stock you receive in the combination only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. This proxy statement/prospectus does not register the resale of stock held by affiliates.

Comparison of SHPI and Med-Design Stockholder Rights (see page 153)

Upon completion of the combination, Med-Design stockholders will become stockholders of SHPI. The internal affairs of SHPI are governed by SHPI’s restated certificate of incorporation and bylaws. The internal affairs of Med-Design are governed by Med-Design’s restated certificate of incorporation and bylaws. Due to differences between the governing documents of SHPI and Med-Design, the combination will result in Med-Design stockholders having different rights once they become SHPI stockholders. Following the completion of the combination, if SHPI Proposals 2 or 3 are approved by the SHPI stockholders, SHPI will likely amend its restated certificate of incorporation.

SHPI SELECTED HISTORICAL
CONSOLIDATED FINANCIAL INFORMATION

The selected historical financial information of SHPI set forth in the table below for each of the fiscal years ended December 31, 2004, 2003, 2002, 2001 and 2000 is derived from SHPI’s audited historical financial statements. The selected historical information set forth below for the nine-month periods ended September 30, 2005 and 2004 is derived from SHPI’s unaudited historical financial statements, and in the opinion of SHPI’s management reflects all adjustments necessary for the fair presentation of this unaudited historical financial information. This selected historical financial information should be read in conjunction with the consolidated financial statements of SHPI, and the notes thereto, included elsewhere herein, and “SHPI Management’s, Discussion and Analysis of Financial Condition and Results of Operations.” Historical results are not necessarily indicative of results to be expected for any future period.

	Nine Months Ended September 30,		Year ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Revenue	$5,047,169	$4,062,708	$5,765,278	$3,606,574	$1,630,948	$520,074	$674,532
Net loss	(1,057,189)	(286,109)	(343,639)	(3,119,122)	(5,895,955)	(8,548,502)	(3,181,720)
Net loss per common share	$(0.02)	$(0.01)	$(0.01)	$(0.17)	$(0.33)	$(0.56)	$(0.26)

	As of September 30,		As of December 31,
	2005	2004	2004	2003	2002	2001	2000
Total assets	$3,985,913	$3,887,022	$4,057,729	$4,090,175	$6,906,856	$3,767,453	$562,844
Long-term payables	560,081	244,048	88,297	1,044,643	997,449	778,087	1,024,141
Total stockholders’ equity (deficit)	$2,133,410	$1,849,195	$2,165,948	$1,071,975	$4,191,097	$1,783,458	$(1,821,255)

MED-DESIGN SELECTED
HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial information of Med-Design with respect to the years ended December 31, 2004, 2003, 2002, 2001 and 2000 and the nine-month periods ended September 30, 2005 and 2004. On April 1, 2004, Med-Design acquired the assets of the safety Huber needle business of Luther Needlesafe Products, Inc. Sales of this product in the first nine months of 2004 were $1,030,585, representing 58% of the revenue for 2004. For the nine months ended September 30, 2005, product sales were $1,588,383, which represents 68% of the total revenue for that nine month period. The information set forth below at December 31, 2004 and for the year then ended is derived from the consolidated financial statements which have been audited by BDO Seidman, LLP, independent registered public accounting firm, as indicated in their report which is included elsewhere herein. Med-Design’s consolidated financial statements as of, and for the years ended, December 31, 2003, 2002, 2001 and 2000 were audited by another auditor. The selected historical consolidated financial information should be read in conjunction with the consolidated financial statements of Med-Design, and the Notes thereto, included elsewhere herein, and “Med-Design Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Historical results are not necessarily indicative of results to be expected for any future period.

	Nine Months Ended September 30,		Year ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Revenue	$2,349,301	$948,315	$1,773,507	$826,725	$474,325	$2,330,000	$4,128,993
Net loss	(3,480,270)	(4,620,434)	(6,161,348)	(6,046,489)	(8,081,061)	(4,026,991)	(2,793,365)
Dividends on Series A preferred stock	—	—	—	—	—	—	150,000
Net loss per common share	$(0.21)	$(0.28)	$(0.37)	$(0.42)	$(0.67)	$(0.38)	$(0.30)

	As of September 30,		As of December 31,
	2005	2004	2004	2003	2002	2001	2000
Total assets	$20,060,019	$25,387,448	$24,176,933	$28,546,429	$16,989,224	$8,259,960	$8,565,573
Long-term payable	226,474	447,832	456,342	1,506	4,080	16,806	20,895
Total stockholders’ equity (deficit)	$19,033,727	$24,052,487	$22,506,815	$27,764,657	$16,037,836	$7,883,559	$7,980,608

UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements give effect to the combination of SHPI and Med-Design in a transaction to be accounted for as a purchase business combination, with the assets acquired and the liabilities assumed being recorded at estimated fair value, and with SHPI treated as the acquiror. The adjustments included in the unaudited pro forma condensed combined financial statements represent SHPI’s preliminary determination of the purchase price allocation based upon available information and there can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of SHPI and Med-Design as of September 30, 2005, giving effect to the combination as if it occurred on September 30, 2005. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004 combines the historical consolidated statements of operations of SHPI and Med-Design giving effect to the combination as if it occurred on January 1, 2004. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2005 combines the historical consolidated statements of operations of SHPI and Med-Design, giving effect to the combination as if it occurred on January 1, 2004.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the combination been completed on the assumed date or for the periods presented, or that may be realized in the future. The companies will be incurring certain transaction costs, and Med-Design will be incurring certain severance and related expenses. The pro forma financial information reflects the estimated effect of these activities. The unaudited pro forma condensed combined financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements, including the related notes, of SHPI and Med-Design covering these periods, included in this proxy statement.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2005
(in thousands)

	Historical	Historical	Pro Forma		Consolidated
	SHPI	Med-Design	Adjustments		Pro Forma
Current assets
SHPI	$2,737		$(800	)(A)
Med-Design		$12,026	(775	)(B)
			(1,100	)(C)	$12,088
Property, plant and equipment, net
SHPI	874
Med-Design		204	(119	)(E)	959
Patents, net
SHPI	246
Med-Design		1,745	(1,745	)(E)	246
License agreements		5,853	(1,094	)(E)	4,759
Goodwill		232	(232	)(F)
Other assets	128				128
Total assets	$3,985	$20,060	$(5,865)		$18,180
Total liabilities	$1,852	$1,026	$670	(D)	$3,548
Common stock:
SHPI	892		424	(G)
Med-Design		168	4	(C)
			(172	)(H)	1,316
Additional paid-in capital:
SHPI	42,154		12,281	(G)
			(220	)(A)
			14	(G)
Med-Design		71,987	193	(C)
			(72,180	)(H)	54,229
Deferred compensation	(2,703)				(2,703)
Accumulated deficit
SHPI	(38,210)
Med-Design		(52,921)	(775	)(B)
			(1,297	)(C)
			54,993	(H)	(38,210)
Accumulated other comprehensive loss		(200)	200	(H)	—
Total stockholders’ equity	2,133	19,034	(6,535)		14,632
Total liabilities and stockholders’ equity	$3,985	$20,060	$(5,865)		$18,180

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands, except for per share information)

	Historical	Historical	Pro Forma		Consolidated
	SHPI	Med-Design	Adjustments		Pro Forma
Revenue	$5,765	$1,774			$7,539
Cost of goods sold	1,082	1,470	$(42	)(I)	2,510
Gross profit	4,683	304	42		5,029
Research and development	2,438	1,188	(17	)(I)	3,609
Sales, general and administrative
SHPI	2,342				7,703
Med-Design		5,441	(80	)(I)
Amortization of deferred compensation	256	—	—		256
Loss from operations	(353)	(6,325)	139		(6,539)
Other income (expense)	9	164	—		173
Net loss	$(344)	$(6,161)	$139		$(6,366)
Basic and diluted net loss per share	$(0.01)	$(0.37)			$(0.11)
Basic and diluted weighted average number of common shares outstanding	36,970,882	16,712,934	21,175,631		58,146,513
			(16,712,934)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005
(in thousands, except for per share information)

	Historical	Historical	Pro Forma		Consolidated
	SHPI	Med-Design	Adjustments		Pro Forma
Revenue	$5,047	$2,349			$7,396
Cost of goods sold	1,252	1,667	$(3	)(I)	2,916
Gross profit	3,795	682	3		4,480
Research and development
SHPI	2,133				2,825
Med-Design		693	(1	)(I)
Sales, general and administrative
SHPI	1,726				4,933
Med-Design		3,213	(6	)(I)
Write-off of fixed assets	—	464	—		464
Amortization of deferred compensation	970	—			970
Loss from operations	(1,034)	(3,688)	10		(4,712)
Other income (expense)	(23)	208	—		185
Net loss	$(1,057)	$(3,480)	$10		$(4,527)
Basic and diluted net loss per share	$(0.02)	$(0.21)			$(0.07)
Basic and diluted weighted average number of common shares outstanding	43,054,780	16,749,486	21,175,631		64,230,411
			(16,749,486)

P

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

(1)   Description of Transaction and Basis of Presentation

On November 21, 2005, SHPI and Med-Design signed an Agreement and Plan of Merger and Reorganization pursuant to which Med-Design will first merge with a wholly-owned subsidiary of SHPI and the outstanding shares of Med-Design stock and warrants to purchase Med-Design stock will be exchanged for shares of SHPI common stock and warrants to purchase SHPI common stock, respectively. Immediately following the merger, Med-Design will merge into a limited liability company that is also a wholly-owned subsidiary of SHPI. This transaction will be accounted for as a purchase business combination with SHPI treated as the acquirer. The assets and liabilities of Med-Design will be recorded as of the acquisition date at their estimated fair values. The transaction is expected to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Under the terms of the merger agreement, each share of Med-Design common stock outstanding at the closing of the merger will be exchanged for approximately 1.24 shares of SHPI common stock as set forth in the merger agreement formula, which would result in the issuance of 21,175,631 shares of SHPI common stock based on 16,749,486 Med-Design shares outstanding at November 21, 2005, and adding the 125,000 shares issued by Med-Design in December and 233,509 shares to be issued in exchange for Med-Design options. This ratio and number of shares are used in the pro forma information in calculating the purchase price.

The exchange ratio and this percentage may be increased if Med-Design eliminates or reduces certain liabilities related to its real property lease and pending litigation prior to the closing of the combination, and decreased if such pending litigation costs exceed $200,000 or if the closing is reasonably likely to occur after February 28, 2006. Under the merger agreement, $470,000 was deducted from net cash for the lease obligation of Med-Design, and $200,000 was deducted for certain pending litigation. If, more than seven days prior to the earlier of Med-Design’s or SHPI’s scheduled stockholder meeting date to approve the combination, Med-Design is able to settle the lease liability for less than $470,000, then Med-Design can earn up to $470,000 as a positive credit to the net cash amount, and if Med-Design is able to settle the pending litigation for less than $200,000, then it can earn a positive credit to the net cash amount reflecting the actual settlement. If it becomes reasonably likely that the closing of the combination will occur after February 28, 2006, then the net cash amount will be decreased by $100,000. After the net cash amount is adjusted for these contingencies, then the exchange ratio will be recalculated to reflect the adjusted net cash amount. Under the exchange ratio formula contained in the merger agreement, Med-Design’s stockholders’ percentage ownership of the combined organization would change 0.25% for each $100,000 of positive or negative adjustment to the net cash amount. If the lease liability is eliminated in full such that Med-Design receives the full $470,000 credit, the litigation is settled without cost to Med-Design such that Med-Design receives a $200,000 credit, and the closing of the combination is reasonably likely to occur on or prior to February 28, 2006, then the exchange ratio will be 1.35, and the stockholders of Med-Design will own 34.1% of the combined organization. The market value of SHPI or Med-Design common stock at the time of closing will not affect the aggregate number of shares of SHPI common stock issued in the combination.

Settlement of both the lease and litigation within the terms referenced above would result in the issuance of an additional 1,922,353 shares of SHPI stock, with a fair value of $865,059 based on the closing price of SHPI's common stock on February 6, 2006, which was $0.45. Any additional shares issued will be recorded based on the closing price of SHPI's common stock on the date the number of shares is fixed. The combined organization would benefit from a resulting cash balance which is $670,000 higher than projected in the pro forma information. Issuance of the additional shares would also result in an increase in property, plant and equipment of $3,429 and license agreements of $191,630, with a corresponding increase in depreciation and amortization of approximately $13,487 per year.

There are currently outstanding 2,309,532 Med-Design warrants at strike prices ranging from $6.03 to $14.1375. These warrants will be exchanged for warrants to purchase SHPI common stock at the same final exchange ratio received by the Med-Design stockholders. The Black-Scholes value of the SHPI warrants will be included as a component of the purchase price.

(2)   Purchase Price

The purchase price of Med-Design is calculated as follows: (in thousands)

Fair value of SHPI shares issued	$12,705
Assumptions of Med-Design liabilities	1,026
Assumption of Med-Design estimated lease settlement obligation	470
Assumption of Med-Design estimated litigation obligation	200
Estimated transaction costs incurred by SHPI	580
Fair value of SHPI warrants issued in exchange for the outstanding Med-Design warrants	14
Estimated purchase price	$14,995

For pro forma purposes, the fair value of the SHPI shares used in determining the purchase price was $.60 per share, which is the average closing price of SHPI’s common stock for the three trading days prior to and through the three trading days after November 21, 2005, as listed on the OTC Bulletin Board.

For pro forma purposes the SHPI warrants were valued using the Black-Scholes model.

The assumed liabilities include $250,000 in current maturities of long-term debt, $147,000 of accounts payable, $403,000 of accrued liabilities, and $226,000 of long-term payables.

For pro forma purposes, the estimated purchase price has been allocated based on a preliminary estimate of Med-Design’s tangible and intangible assets and liabilities as of September 30, 2005 (See Footnote 3(E) for that preliminary allocation). The final determination of the purchase price allocation will be based on the fair values of the assets at the closing date, as determined by an independent appraisal to be completed after the transaction date, and the fair values of liabilities assumed as of the date that the merger is consummated.

(3)   Pro Forma Adjustments:

(A)      Payment of transaction costs incurred by SHPI, includes a $500,000 transaction fee to SHPI’s investment banker and $300,000 in legal and accounting fees, less $220,000 of costs relating to registering the SHPI shares, which is reflected as a reduction of additional paid-in capital.

(B)       Payment of transaction costs incurred by Med-Design, includes a $500,000 transaction fee to Med-Design’s investment banker and $275,000 in legal and accounting fees.

(C)       Payment of $1,100,000 of severance payments to former Med-Design officers and other employees and issuance of 358,509 Med-Design shares, of which 125,000 were issued to a former employee in December 2005 and 233,509 which will be issued in exchange for all outstanding options. For pro forma purposes, the fair value of the Med-Design shares used in determining the compensation charge of $197,179 was the December 27, 2005 closing price as listed on NASDAQ of $0.55 per share for the 125,000 shares issued on that date, and the closing price on February 6, 2006 as listed on NASDAQ of $0.55 per share for the 233,509 shares to be issued in exchange for all outstanding options.  The fair value of the shares to be issued in exchange for all outstanding options will be based on the closing price as listed on NASDAQ on the date of issuance.

(D)      Assumption of Med-Design estimated lease settlement obligation of $470,000 and estimated litigation obligation of $200,000.

(E)       The allocation of the purchase price to the assets acquired is shown as follows: (in thousands)

Current assets	$10,151
Property, plant and equipment	85
Becton Dickinson royalty agreements	2,425
Safe-Step license agreement	2,334
Total	$14,995

*      As stated in Note 2, a formal appraisal to establish the value of the patents and license agreements has not been undertaken. Current assets are reflected at historical net book value, which approximates fair value. The fair values assigned to property, plant and equipment, the Becton Dickinson royalty agreements and the Safe-Step license agreement represent preliminary estimates. No value was assigned to Med-Design’s other patents. The fair values of the royalty and license agreements were derived using estimated discounted cash flows. The value of the underlying patents is considered to be included in the value of the related royalty or license agreement.

(F)        To eliminate Med-Design’s goodwill.

(G)     To reflect the fair market value of the shares to be issued to Med-Design’s stockholders at the consummation of the merger agreement. Assumes the issuance of 21,175,631 shares of SHPI common stock in exchange for the Med-Design common stock based on 16,749,486 Med-Design shares outstanding at November 21, 2005, and adding the 125,000 shares issued by Med-Design in December and 233,509 shares to be issued in exchange for Med-Design options. The number of shares issued is based on an exchange ratio of 1.24 (see Note 1). SHPI common stock has a par value of $.02, with the balance of the value recognized as additional paid-in capital. See Note 2 for SHPI stock valuation basis. Also to reflect the $14,000 fair value of the SHPI warrants to be issued in exchange for the outstanding Med-Design warrants.

(H)     To eliminate Med-Design equity accounts.

(I)           Represents the difference between pro forma depreciation and amortization expense of the acquired equipment, Becton Dickinson royalty agreements, Safe-Step license agreement and patents and the historical amortization and depreciation amounts as reflected in the Med-Design financial statements. (in thousands)

	Year	Nine Months
	Ended	Ended
	12/31/04	09/30/05
New depreciation of equipment(1)	$20	$15
New amortization of royalty agreements(2)	165	124
New amortization of license agreement(3)	114	114
Less: Historical depreciation and amortization	(438)	(263)
Pro forma adjustment	$(139)	$(10)

(1)   Represents depreciation of the estimated fair value of equipment to be retained by SHPI on a straight-line basis over their estimated average useful lives of approximately three to five years.

(2)   Represents amortization of the estimated fair value of the Becton Dickinson royalty agreements on a straight-line basis over their estimated average useful life of approximately 15 years.

(3)   Represents amortization of the estimated fair value of the Safe-Step license agreement on a straight-line basis over the estimated average useful life of 15 years. The Safe-Step license was acquired in April 2004; therefore the new amortization in 2004 represents only 9 months, resulting in amortization equal to that recognized for the nine months ended September 30, 2005.

(4)   In connection with the Med-Design acquisition, SHPI has identified cash cost reductions, not reflected in the pro forma statements of operations, that it expects to realize as a result of its integration plans that will result in a positive annualized effect on pro forma earnings when compared to recent operating history of the separate companies. While SHPI believes the expenses set forth below will not recur in future periods after implementation of such cost reduction measures, SHPI may incur other expenses similar to the expenses described below in future periods. Therefore, the following items should not be viewed as indicative of future results.

	Combined Year Ended December 31, 2004		Combined Nine Months Ended September 30, 2005
	(dollars in thousands)
Permanent headcount reductions	$1,850	(a)	$1,200	(a)
Closing of facility	230	(b)	180	(b)
Professional and consulting fees	430	(c)	200	(c)
Legal fees	450	(d)	150	(d)
Accounting fees	380	(e)	210	(e)
Insurance	290	(f)	218	(f)
Travel	190	(g)	80	(g)
Directors’ expenses	90	(h)	130	(h)
Other corporate expenses	160	(i)	85	(i)
Total	$4,070		$2,453

(a)    SHPI will eliminate approximately 12  remaining full-time positions at Med-Design as part of a permanent headcount reduction. Med-Design began 2004 with 18 full-time and 2 part-time employees. Through attrition that number has been reduced to the current level of 12 employees. SHPI and Med-Design believe that SHPI has adequate personnel in all areas to cover the personnel needs of the combined organization.

(b)   As part of the integration plan, the current Med-Design facility will be closed, resulting in savings in rent, property taxes, utilities and telephone, among other items. The SHPI facility currently has adequate space for the needs of the combined organization.

(c)    All consulting arrangements of Med-Design will be terminated prior to the closing of the transaction.

(d)   Significant savings are projected in the maintenance of patents and intellectual property. Those services will be provided by the patent attorney who is an employee of SHPI. Med-Design utilized an outside legal firm to maintain their patents.  In the future, these patents will be maintained by SHPI's internal legal counsel with the assistance of an outside legal firm.

(e)    Upon closing the transaction, Med-Design will no longer be an SEC registrant.  As a result, its historical accounting fees will be eliminated.

(f)    Upon closing the transaction, Med-Design will no longer require separate insurance coverage.  SHPI has increased its insurance coverage in anticipation of the transaction.  The net reduction in insurance expense is $290,000.

(g)    Travel expenses will be significantly reduced with the reduction in headcount discussed in Note (a) above.

(h)   The board of directors and related expenses of Med-Design will be eliminated upon the combination of the entities.

(i)    The Med-Design corporate office in Philadelphia will also be eliminated in the integration plan. Also eliminated will be Med-Design stockholder meetings and related costs, NASDAQ fees, and other public company expenses, combining for these total projected savings.

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical share, net loss per share and book value per share information of SHPI and Med-Design and unaudited pro forma share, net loss and book value per share information after giving effect to the combination of SHPI and Med-Design, assuming that 1.24 shares of SHPI stock had been issued in exchange for each outstanding share of Med-Design common stock. You should read this information in conjunction with the selected historical financial information included elsewhere in this proxy statement. The unaudited pro forma share, net loss per share and book value per share information is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Statements and related notes included in this proxy statement. The historical share, net loss per share and book value per share information for the nine months ended September 30, 2005 is derived from unaudited consolidated financial statements of SHPI and Med-Design as of and for the nine months ended September 30, 2005. The historical share and net loss per share information for the year ended December 31, 2004 is derived from audited consolidated financial statements of SHPI and Med-Design as of and for the year ended December 31, 2004.

	December 31, 2004
	Historical		Historical	Pro Forma Equivalent of
	SHPI	Pro forma	Med-Design	one SHPI Share
Basic and diluted loss per share attributable to common stockholders	$(.01)	$(.11)	$(.37)	$(0.14)
Shares used in calculating loss per share attributable to common stockholders:
Basic and diluted	36,970,882	58,146,513	16,712,934	46,892,349

	September 30, 2005
	SHPI		Med-Design
	Historical	Pro forma	Historical	Pro Forma Equivalent of one SHPI Share
Basic and diluted loss per share attributable to common stockholders	$(0.02)	$(.07)	$(0.21)	$(0.09)
Book value per share(1)(2)	.05	.23	1.14	0.29
Shares used in calculating loss per share attributable to common stockholders:
Basic and diluted	43,054,780	64,230,411	16,749,486	51,798,718

(1)   Historical book value for SHPI and Med-Design is calculated by dividing their stockholders’ equity at September 30, 2005, by the total number of their outstanding shares of stock at that same date.

(2)   Pro forma book value for SHPI and Med-Design is calculated by dividing pro forma stockholders’ equity at September 30, 2005, by the total pro forma number of outstanding shares of SHPI stock at that same date.

SHPI MARKET PRICE AND DIVIDEND INFORMATION

SHPI’s common stock currently trades on the OTC Bulletin Board under the symbol “SHPI.” The following table shows the high and low sales price for the common stock by quarter, as reported by the OTC Bulletin Board, for the periods indicated:

	Price Range
Period	High	Low
Period Ended February 9, 2006
First Quarter (January 1 to February 9)	0.56	0.43
Year Ended December 31, 2005
First Quarter	$1.12	$0.60
Second Quarter	0.77	0.55
Third Quarter	0.69	0.55
Fourth Quarter	0.65	0.42
Year Ended December 31, 2004
First Quarter	$1.74	$0.97
Second Quarter	1.14	0.83
Third Quarter	0.97	0.76
Fourth Quarter	1.33	0.98
Year Ended December 31, 2003
First Quarter	$0.93	$0.61
Second Quarter	0.85	0.65
Third Quarter	1.14	0.64
Fourth Quarter	1.07	0.83

On [•],the last reported sales price of the Common Stock, as reported by the OTC Bulletin Board, was $[•] per share. As of such date, there were approximately [•] holders of record of SHPI’s Common Stock. SHPI has not paid cash dividends on its common stock and has no intention to do so in the foreseeable future.

MED-DESIGN MARKET PRICE AND DIVIDEND INFORMATION

Med-Design’s common stock currently trades on The NASDAQ Capital Market under the symbol “MEDC” and had traded on The NASDAQ National Market until November 22, 2005. The following table shows the high and low sales price for the common stock by quarter, as reported by The NASDAQ National Market or The NASDAQ Capital Market, as applicable, for the periods indicated:

	Price Range
Period	High	Low
Period Ended February 9, 2006
First Quarter (January 1 to February 9)	0.58	0.48
Year Ended December 31, 2005
First Quarter	$1.39	$0.79
Second Quarter	0.85	0.52
Third Quarter	0.71	0.45
Fourth Quarter	0.69	0.45
Year Ended December 31, 2004
First Quarter	$4.80	$3.50
Second Quarter	3.88	1.66
Third Quarter	2.09	0.86
Fourth Quarter	1.48	0.89
Year Ended December 31, 2003
First Quarter	$10.13	$2.90
Second Quarter	5.29	2.90
Third Quarter	5.62	3.69
Fourth Quarter	4.50	3.25

On [•], the last reported sales price of the common stock, as reported by The NASDAQ Capital Market, was $[•] per share. As of such date, there were approximately [•] holders of record of Med-Design’s common stock. Med-Design has not paid cash dividends on its common stock and has no intention to do so in the foreseeable future.

RISK FACTORS

You should consider the following risk factors in evaluating whether to vote for the approval and adoption of the merger agreement and the combination. These factors should be considered in conjunction with the other information included in this proxy statement/prospectus. References to “we,” “us” and “our” in this “Risk Factors” section refer to the operations of the combined organization following the completion of the combination.

Risks Relating to the Combination

Some directors and executive officers of Med-Design have interests that differ from those of Med-Design stockholders.

Upon completion of the combination, Vincent Papa and Ralph Balzano, each of whom is a director of Med-Design, will become directors of SHPI. Each will be a holder of less than 1% of the outstanding common stock of SHPI following the combination.

Directors and executive officers of Med-Design hold in the aggregate options to purchase 887,121 shares of Med-Design common stock. Under the terms of the merger agreement, Med-Design will offer to exchange these options for approximately 185,977 shares of Med-Design common stock that will then be converted into shares of SHPI common stock in the merger based upon the exchange ratio.

The merger agreement provides that Med-Design will purchase a tail policy of directors’ and officers’ liability insurance in specified amounts and for specified periods following the effective time of the combination, covering the existing Med-Design directors for their acts and omissions occurring prior to the completion of the combination.

David R. Dowsett, Acting Chief Executive Officer, Lawrence D. Ellis, Vice President and Chief Financial Officer, and Joseph N. Bongiovanni, III, Vice President and Secretary, the executive officers of Med-Design, will have their employment terminated in connection with the transaction. Mr. Dowsett will be entitled to severance in the amount of approximately $249,000 under the terms of his employment agreement, and Mr. Bongiovanni and Mr. Ellis will each receive a year’s compensation as severance, which will be approximately $192,860 and $201,509, respectively.

Med-Design stockholders should consider whether these interests may have influenced the directors of Med-Design to vote in favor of the merger agreement and to recommend that Med-Design stockholders vote to adopt the merger agreement.

SHPI and Med-Design will incur substantial expenses related to the combination.

SHPI and Med-Design estimate that they will incur aggregate costs of approximately $1.6 million associated with the combination, of which approximately $617,000 has been paid as of December 31, 2005, as well as severance costs relating to employees of Med-Design of approximately $1.1 million. These transaction costs consist of investment banking fees, estimated legal fees, estimated printing costs, estimated proxy solicitation fees, and an amount necessary to purchase director and officer tail insurance for Med-Design.

In addition, the combined organization expects to incur certain costs in connection with the integration of the two companies. Such costs cannot now be reasonably estimated because they depend on future decisions to be made by management of the combined organization, but they could be material. These costs and expenses will affect results of operations in the quarter in which the combination is completed.

Med-Design stockholders will have a reduced ownership and voting interest after the combination and will exercise less influence over management of the combined organization following the combination.

After the combination, Med-Design stockholders will own a significantly smaller percentage of SHPI than they currently own of Med-Design. Following completion of the combination, Med-Design stockholders will own approximately 32% of the combined organization. Because Med-Design stockholders will own a significantly smaller percentage of SHPI than they currently own of Med-Design, Med-Design stockholders will be able to exercise less influence over the management and policies of SHPI than they currently exercise over the management and policies of Med-Design.

If SHPI does not successfully integrate the operations of Med-Design and realize the expected benefits of the combination, the results of operations of the combined organization could be adversely affected.

Achieving the expected benefits of the combination will depend in part upon the successful integration of the operations, technology, vendors and suppliers of Med-Design into SHPI in a timely and efficient manner. Such integration efforts may be difficult and unpredictable. Neither SHPI nor Med-Design knows whether the combined organization will be successful in these integration efforts and cannot give assurances that the combined organization will realize the expected benefits of the combination. In addition, successful integration of the operations of SHPI and Med-Design may place a significant burden on the combined organization’s management and internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could have an adverse effect on the future business, financial condition and operating results of the combined organization.

Risks Affecting SHPI, Med-Design and the Combined Organization

SHPI and Med-Design each currently face the following risks and, as a result, also expect that the combined organization will face these risks following the completion of the combination.

Risks Relating to the Financial Condition of the Combined Organization

SHPI and Med-Design each have a history of losses, and as a result the combined organization may not be able to generate sufficient net revenue from product sales in the foreseeable future.

As of September 30, 2005, SHPI had accumulated deficits totaling $38,209,901. With the exception of the second quarter of 1999 and the third quarter of 2004, all quarters have had operating losses. Med-Design has also incurred significant losses in all years since inception other than 1998. As of September 30, 2005, its accumulated deficit was $52,921,348.

The ability of the combined organization to achieve sustainable profitability is dependent on:

•       Successful marketing of products by distribution partners and licensees;

•       For products that are not subject to distribution or license arrangements, an ability to enter into OEM manufacturing or license arrangements on commercially advantageous terms; and

•       The ability to develop additional safety medical products.

There can be no assurance that the combined organization will achieve sustainable profitability.

The success of the combined organization will be dependent on sales generated by the combined organization’s distribution and licensing partners.

SHPI has entered into licensing arrangements with The Kendall Company, or Kendall, TAP Pharmaceutical Products Inc., or TAP, Merit Medical Systems, Inc., or Merit, and Becton, Dickinson

and Company, or BD. In addition, SHPI has entered into private label distribution agreements with Bard, Inc., or Bard, and Exelint International Co., or Exel, and distribution agreements for SHPI’s branded products with Cardinal Health, Medline Industries, Inc., or Medline, Physician Sales and Service, Inc., or PSS, and other specialty distributors. Med-Design has licensed to BD several of Med-Design’s product technologies. Four products subject to the license to BD have been launched to date, the latest of which is the 1 milliliter version of the Integra™ syringe in January 2005.

You should consider the following in assessing the value of these agreements and the combined organization’s financial prospects:

•       The combined organization will be reliant on its business partners for substantially all of its product revenues;

•       The combined organization’s product revenues will depend, in part, on the marketing ability, marketing plans and credit-worthiness of its business partners;

•       The ability of the combined organization’s business partners to sell the combined organization’s products will depend on competitive factors and the resources such parties commit to the sale of the combined organization’s products. The extent to which combined organization’s partners commit their resources to the sale of combined organization’s products will be entirely within their control. In addition, the combined organization’s partners will not obligated to pursue the development and commercialization of combined organization’s products;

•       The combined organization will be dependent on its business partners with respect to release dates for the products under contract;

•       The combined organization’s licensed products and products subject to private label distribution agreements will be marketed under the combined organization’s business partners’ labels and goodwill associated with use of the products may inure to the benefit of the combined organization’s business partners rather than to the combined organization;

•       The combined organization will have limited sales and marketing capabilities, and those resources will be deployed in support of its distributors’ efforts. SHPI does not intend to build a direct sales and marketing infrastructure for commercial sales of products;

•       The combined organization’s distribution and licensing arrangements will provide only limited protection from changes in manufacturing costs and raw materials costs;

•       The combined organization may be limited in its ability to negotiate with new business partners upon any renewals of agreements;

•       SHPI’s Development and License Agreement with Kendall, or the Kendall Agreement, can be terminated upon 15 days written notice;

•       Because the combined organization’s licensing arrangements will be generally expected to provide the combined organization’s business partners with exclusivity with respect to the products to be marketed by those partners, the combined organization’s success will be highly dependent on the results obtained by the combined organization’s partners and the diligence with which such partners seek to develop, market and sell the combined organization’s products; and

•       The combined organization’s distribution and licensing arrangements will not provide for substantial minimum product royalties in the event the combined organization’s partners do not seek to develop, market or sell the combined organization’s products. If the combined organization’s distribution and licensing partners are not successful in their efforts to develop, market and sell the combined organization’s products, it may result in the discontinuance of the combined organization’s business due to lack of revenue.

These and other factors create uncertainty concerning the combined organization’s ability to generate future revenues and future profits.

The financial condition of the combined organization may be harmed by existing litigation.

In December 2002, BD filed a lawsuit against Tyco Healthcare in the United States Court of the District of Delaware, asserting that Tyco Healthcare’s Monoject Magellan™ safety products infringe upon BD’s U.S. Patent No. 5,348,544 (“544 Patent,” titled “Single-Handedly Actuable Safety Shield for Needles”). On October 26, 2004, a jury found in favor of BD that Tyco Healthcare’s Monoject Magellan™ safety products willfully infringed the 544 Patent and awarded damages of $4.4 million. On November 1, 2004, the court entered the judgment in favor of BD. Tyco Healthcare is challenging the jury finding in post-trial motions, and, if necessary, in an appeal. Under the Kendall Agreement, Tyco Healthcare has the right to withhold up to fifty percent (50%) of royalties due to SHPI as an offset against litigation expenses related to charges of infringement by a third part for the manufacture, use or sale of licensed product. This right continues during the period in which such litigation is pending. If, as a result of judgment in the litigation or settlement with BD, Tyco Healthcare is required to pay royalty and/or other monies to BD, Tyco Healthcare may thereafter deduct from the amount of royalties due the combined organization on unit sales of products alleged to infringe, an amount which is the lesser of all royalties and/or other monies paid by Tyco Healthcare to BD, or fifty percent (50%) of all royalty payments otherwise payable to the combined organization. Based on information obtained during the fourth quarter of 2003 related to costs incurred by Tyco Healthcare, SHPI recorded a liability of approximately $1,300,000 at December 31, 2003, which amount was SHPI’s estimate of the portion of costs associated with BD’s suit against Tyco Healthcare that Tyco Healthcare will withhold against the royalties due SHPI through 2005. During the twelve month contract period ended September 30, 2004, Tyco Healthcare withheld fifty percent of royalty payments due to SHPI, which amounts totaling $500,000 have been offset against the accrual. In the event litigation continues beyond 2005, additional liabilities may accrue and detrimentally affect the combined organization. If Tyco Healthcare is unsuccessful in post-trial motions and on appeal, Tyco Healthcare may be prohibited from selling the Monoject Magellan™ safety products in their current form.

In November 2005, BD filed a lawsuit against Med-Design and MDC Investment Holdings, Inc. in the United States Court of the District of Delaware asserting that certain BD employees should be added as co-inventors on U.S. Patent No. 6,524,276, U.S. Design Patent No. D445,183, and U.S. Patent Application Serial No. 10/342,534 owned by MDC.

The combined organization will be highly dependent on two business partners for its revenue.

In 2004 and for the nine months ended September 30, 2005, over fifty percent of SHPI’s revenues were generated under agreements with two of SHPI’s corporate partners. The significant amount of revenues SHPI received in 2004 and for the nine months ended September 30, 2005 under these arrangements presents additional risks to the combined organization’s commercial success. If arrangements with either of these partners were terminated or if there is a decline in revenues under either of these arrangements, it could have a material adverse effect on the combined organization and its revenues and could require the combined organization to significantly curtail or even cease operations. In assessing the value of these arrangements, you should consider the fact that one of these arrangements may be terminated on fifteen days notice and the other arrangement is subject to annual renewal. In addition, these arrangements are subject to the marketing ability, marketing plans and credit-worthiness of these business partners. There can be no assurance that one or both of these arrangements will not be terminated or that the combined organization’s business partners will be successful in their marketing and sale of the products that are subject to these arrangements.

Likewise, Med-Design is highly dependent upon its licensing agreement with BD. Royalty payments from BD related to sales of products incorporating Med-Design’s technology represent a substantial portion of Med-Design’s revenues. BD has the right to terminate its license agreement with Med-Design upon 60 days’ notice and would be subject to no further funding obligations with respect to the products incorporating Med-Design’s technology licensed under the agreement. If BD terminates the licensing agreements, is unsuccessful in developing or selling the products subject to the license agreement or otherwise determines not to pursue the development and sale of these licensed products, Med-Design’s business, and therefore the combined organization’s business, will be significantly harmed.

The combined organization will be highly dependent upon its licensing partners or contract manufacturers to manufacture its products.

The combined organization will primarily rely on licensees to arrange for the commercial manufacture of products. LiftLoc® Safety Infusion Set is manufactured at a contract manufacturer under SHPI’s authority and supervision. Med-Design’s SafeStep™ Safety Huber Needles are manufactured at a contract manufacture under Med-Design’s authority and supervision. Contracting with third parties or relying on licensees to manufacture products presents the following risks:

•       Delays in the manufacture of products could have a material adverse effect on the marketing of the products;

•       The manufacturers may not comply with requirements imposed by the Food and Drug Administration, or FDA, or other governmental agencies;

•       The combined organization may have to share intellectual property rights to improvements in the manufacturing processes or new manufacturing processes for products;

•       In those instances where the combined organization may seek third-party manufacturers for new products, the combined organization may not be able to locate acceptable manufacturers or enter into favorable long-term agreements with them; and

•       The combined organization may not be able to find substitute manufacturers, if necessary.

Any of these factors could delay commercialization of products and adversely affect the sale of the products and license or joint venture revenues.

The combined organization may need substantial additional funding and may be unable to raise additional capital when needed, which could delay, reduce or eliminate product development and commercialization activities.

The combined organization’s future funding requirements will depend on many factors, including:

•       revenue generated from product sales and licensing arrangements;

•       the ability to develop and market new products;

•       the ability to reduce operating losses;

•       the progress and cost of development activities;

•       the costs and timing of obtaining regulatory approval;

•       the costs of filing, prosecuting, defending and enforcing any patent applications, claims, patent and other intellectual property rights;

•       the cost and timing of securing manufacturing capabilities; and

•       the terms and timing of any collaborative, licensing and other arrangements that the combined organization may establish.

The combined organization may need to raise additional capital or incur indebtedness to continue to fund the combined organization’s operations in the future. Neither SHPI nor Med-Design can assure you that sufficient funds will be available to the combined organization when required or on satisfactory terms. If necessary funds are not available, the combined organization may have to delay, reduce the scope of or eliminate some of the combined organization’s development programs, which could delay the time to market for any of the combined organization’s product candidates.

The combined organization may raise additional capital through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. The combined organization’s ability to raise additional capital will depend on financial, economic and market conditions and other factors, many of which are beyond the combined organization’s control. Neither SHPI nor Med-Design can be certain that such additional funding will be available upon acceptable terms, or at all. To the extent that the combined organization raises additional capital by issuing equity securities, the combined organization’s then-existing stockholders may experience further dilution. Debt financing, if available, may subject the combined organization to restrictive covenants that could limit the combined organization’s flexibility in conducting future business activities. To the extent that the combined organization raises additional capital through collaboration and licensing arrangements, it may be necessary for the combined organization to relinquish valuable rights that the combined organization might otherwise seek to develop or commercialize independently.

The combined organization’s quarterly financial results are likely to fluctuate significantly, which could have an adverse effect on the combined organization’s stock price.

The combined organization’s quarterly operating results will be difficult to predict and may fluctuate significantly from period to period, particularly because the combined organization will still be a relatively small company. The level of the combined organization’s revenues, if any, and results of operations at any given time could fluctuate as a result of any of the following factors:

•       the combined organization’s ability to obtain regulatory approval for the combined organization’s products;

•       timing of new product offerings, acquisitions, licenses or other significant events of the combined organization or the combined organization’s competitors;

•       regulatory approvals and legislative changes affecting the products the combined organization may offer or those of the combined organization’s competitors;

•       demand and pricing of any products the combined organization may offer;

•       physician acceptance of the combined organization’s products;

•       levels of third-party reimbursement for the combined organization’s products;

•       interruption in the manufacturing or distribution of the combined organization’s products;

•       the effect of competing technological and market developments;

•       litigation involving patents, licenses or other intellectual property rights; and

•       product failures or product liability lawsuits.

Because of these factors, the combined organization’s operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors, which could cause the combined organization’s stock price to decline significantly.

Risks Relating to the Business and Industry of the Combined Organization

The combined organization’s failure to attract and retain skilled personnel could impair the combined organization’s product development and commercialization efforts.

The combined organization’s success is substantially dependent on the combined organization’s continued ability to attract, retain and motivate highly qualified management, scientific and technical personnel and the combined organization’s ability to develop and maintain important relationships with leading institutions, clinicians and scientists. The combined organization will be highly dependent upon key management personnel, particularly Jeffrey Soinski, currently SHPI’s President and Chief Executive Officer, and Donald Solomon, Ph.D., currently SHPI’s Chief Operating Officer and Chief Technology Officer. The combined organization will also be dependent on certain scientific and technical personnel. The loss of the services of any member of senior management, or scientific or technical staff may significantly delay or prevent the achievement of product development, commercialization and other business objectives. Mr. Soinski and Dr. Solomon have entered into employment agreements with SHPI. However, either of them may decide to voluntarily terminate his employment with the combined organization.

SHPI and Med-Design believe that the combined organization will need to recruit additional management and technical personnel. The inability to attract and retain sufficient scientific, technical and managerial personnel could limit or delay the combined organization’s product development efforts, which would reduce the combined organization’s ability to successfully commercialize product candidates and the combined organization’s business.

SHPI and Med-Design expect that the operations of the combined organization may be expanded, and as a result, the combined organization may encounter difficulties in managing growth, which could disrupt operations.

To manage the combined organization’s anticipated future growth, the combined organization must implement and improve the combined organization’s managerial, operational and financial systems, expand facilities and recruit and train additional qualified personnel. Due to the combined organization’s limited resources, the combined organization may not be able to effectively manage the expansion of the combined organization’s operations or recruit and train additional qualified personnel. The physical expansion of the combined organization’s operations may lead to significant costs and may divert management and business development resources. Any inability to manage growth could delay the execution of the combined organization’s business strategy or disrupt the combined organization’s operations.

The combined organization’s competitors may develop and market products that are less expensive, safer, or more effective, which may diminish or eliminate the commercial success of any of the combined organization’s products and product candidates.

The combined organization’s industry is highly competitive and characterized by rapid technological change. Because SHPI and Med-Design anticipate that the combined organization’s research approach will integrate many technologies, it may be difficult for the combined organization to stay abreast of the rapid changes in technology. If the combined organization fails to stay at the forefront of technological change, the combined organization will be unable to compete effectively. The combined organization’s competitors may render the combined organization’s technologies obsolete by advances in existing technological approaches or the development of different approaches by one or more of the combined organization’s current or future competitors.

There are also many companies, both publicly and privately held, engaged in developing products similar to the combined organization’s products. Many of these companies have longer operating histories, more experience, substantially greater financial resources, greater size, more substantial research and development and marketing organizations, established distribution channels and are better situated in the market than the combined organization will be. The combined organization’s competitors and potential competitors include Arrow, Baxter International, Inc., or Baxter, B. Braun Medical, or B. Braun, BD, Boston Scientific, Churchill Medical Ltd., or Churchill, Cook, Inc., or Cook, Rita Medical Systems, or Rita, ICU Medical, Inc., or ICU, Johnson & Johnson Corporation, or Johnson & Johnson, Kendall, Manan Medical Products, Medisys Technologies, Inc., or Medisys, NMT Group PLC, or NMT, Smiths Medical, Retractable Technologies, Inc., or RTI, Terumo, Univec, Inc. and several others. The combined organization’s competitors may use their economic strength to influence the market to continue to buy their existing products.

The combined organization’s competitors may:

•       develop and market product candidates that are less expensive and more effective than the combined organization’s products and product candidates;

•       adapt more quickly to new technologies and scientific advances;

•       commercialize competing product candidates before the combined organization or the combined organization’s partners can launch any product candidates developed from the combined organization’s product candidates;

•       initiate or withstand substantial price competition more successfully than the combined organization can;

•       have greater success in recruiting skilled scientific workers from the limited pool of available talent;

•       more effectively negotiate third party licenses and strategic alliances; and

•       take advantage of acquisition or other opportunities more readily than the combined organization.

These and other competitive factors may negatively impact the combined organization’s financial performance.

The medical devices of the combined organization must be cleared or approved by the FDA before they can be sold in the U.S.

The combined organization’s ability to receive revenue from the combined organization’s products is subject to obtaining proper regulatory approvals. Obtaining FDA approval or clearance to market a product can be a lengthy and costly process, which, in some cases, involves extensive clinical studies. While SHPI, Med-Design or their partners have received FDA clearance for their safety syringe needle, safety Huber needle products, safety angiographic needle, pre-filled syringe safety needle, blood collection devices, and safety introducer needles, the combined organization or the combined organization’s distribution partners or licensees may not be able to obtain the necessary FDA authorizations to allow marketing of the combined organization’s other products in a timely fashion, or at all.

Once the necessary FDA approvals or clearances are obtained, later problems with the product could cause the FDA to suspend or revoke the approvals or clearances. Also, once the FDA provides clearance to market the combined organization’s products, the combined organization’s distribution partners or licensees are subject to continuing requirements governing, among other things, the claims that can be made with respect to the products and manufacturing processes. Failing to comply with the FDA’s requirements can result in issuance of FDA Warning Letters, FDA refusal to approve or clear products, revocation or withdrawal of approvals previously granted, product seizures, injunctions, recalls, operating restrictions, limitations on continued marketing and civil and criminal penalties.

The combined organization’s manufacturing activities will require the combined organization to comply with ongoing FDA requirements for submission of post market information. In addition, the combined organization will be required to adhere to requirements pertaining to the FDA’s current Quality System Regulation, or QSR. The current QSR requirements govern the methods, facilities and controls used for the manufacture, testing, design, packaging, labeling and storage of medical devices.

The combined organization’s failure or the failure of the combined organization’s distribution partners or licensees to comply with the FDA and other applicable regulations could cause the combined organization’s business to be harmed significantly.

There are negative pricing pressures on safety products that may render the combined organization unprofitable.

Prices for the combined organization’s safety products may be higher than for competing conventional products that are not designed to provide the safety protection afforded by the combined organization’s products. The combined organization’s prices, however, are expected to be competitive with those of competing safety products. Continuing pressure from third-party payers to reduce costs in the healthcare industry, as well as increasing competition from safety products made by other companies, could adversely affect the combined organization’s selling prices. Reductions in selling prices could adversely affect the combined organization’s operating margins if the combined organization cannot achieve corresponding reductions in manufacturing costs.

The combined organization’s business could be adversely affected by changes in safety medical product technology.

SHPI’s and Med-Design’s products are in various stages of production, pre-production, development and research. There is no assurance that development of superior products by competitors or changes in technology will not eliminate the need for the combined organization’s products. The introduction of competing products using different technology could adversely affect the combined organization’s attempts to develop and market the combined organization’s products.

The combined organization’s products may not be accepted by the market.

The use of safety medical products, including the products of SHPI and Med-Design, is relatively new. The market may not accept the combined organization’s products. Their acceptance will depend in large part on the combined organization’s ability to demonstrate the operational advantages, safety, efficacy, and cost-effectiveness of the combined organization’s products in comparison with competing products and the combined organization’s ability to distribute the combined organization’s products through major medical products companies or distributors. The combined organization’s products may not achieve market acceptance, and major medical products companies or distributors may not sell the combined organization’s products.

The combined organization’s long-term success is dependent on the success of the combined organization’s research and development efforts.

Many of SHPI’s and Med-Design’s safety medical needle technologies and products are still in various stages of pre-production, development and research. SHPI will explore additional product applications for SHPI’s and Med-Design’s technologies. The continued development of the combined organization’s products and development of additional applications and new products is important to the combined organization’s long-term success. SHPI believes that SHPI’s existing research and development group has sufficient manpower to continue the development of the product portfolio of the combined organization. There can be no assurance that the combined organization’s technologies or products will be developed or, if developed, that they will be successful.

Potential product liability relating to failure of the combined organization’s safety products may harm the combined organization’s financial condition.

The sale of safety medical devices entails an inherent risk of liability in the event of product failure or claim of harm caused by product operation. There can be no assurance that the combined organization will not be subject to such claims, that any claim will be successfully defended or, if the combined organization is found liable, that the claim will not exceed the limits of the combined organization’s insurance. SHPI’s current insurance coverage is in the amount of $1 million per occurrence and $2 million in aggregate. SHPI also has an umbrella policy in the amount of $9 million. In some cases, SHPI has indemnification arrangements in place with strategic partners who are selling the combined organization’s products under their label or distributing SHPI’s branded products. Med-Design’s current insurance coverage is in the amount of $1 million per occurrence and $1 million in aggregate. There is no assurance that the combined organization will be able to maintain product liability insurance in the future, that such insurance will be available, or that the combined organization will not be subject to product liability claims in excess of the combined organization’s insurance coverage.

Uncertainties in the healthcare industry create uncertainties regarding medical safety products and therefore create uncertainties with respect to the combined organization.

The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare facilities. During the past several years, the healthcare industry has been subject to increased government regulation of reimbursement rates and capital expenditures. Among other things, third-party payers are increasingly attempting to contain healthcare costs by limiting both coverage and reimbursement levels for healthcare products and procedures. Because prices of the combined organization’s products may exceed the price of conventional products, the cost control policies of third-party payers, including government agencies, may adversely affect use of the combined organization’s products.

Risks Relating to Intellectual Property

The combined organization’s success is dependent on the combined organization’s patents and proprietary rights.

The combined organization’s future success depends in part on the combined organization’s ability to protect the combined organization’s intellectual property and maintain the proprietary nature of the combined organization’s technologies through a combination of patents and other intellectual property arrangements. The protection provided by the combined organization’s patents and patent applications, if issued, may not be broad enough to prevent competitors from introducing similar products. In addition, the combined organization’s patents, if challenged, may not be upheld by the courts of any jurisdiction. Patent infringement litigation, either to enforce the combined organization’s patents or to defend the combined organization from infringement suits, would be expensive and, if it occurs, could divert the combined organization’s resources from other planned uses. Any adverse outcome in such litigation could have a material adverse effect on the combined organization’s ability to market, sell or license the related products. Patent applications filed in foreign countries and patents in such countries are subject to laws and procedures that differ from those in the U.S. Patent protection in such countries may be different from patent protection under U.S. laws and may not be as favorable to the combined organization. Some of the combined organization’s international patent prosecution efforts will be funded by third parties. The failure of the funding parties to pay for the international patent prosecution costs would materially affect the combined organization’s ability to prosecute these patents. The combined organization will also attempt to protect the combined organization’s proprietary information through the use of confidentiality agreements and by limiting access to the combined organization’s facilities. There can be no assurance that the combined organization’s program of patents, confidentiality agreements and restricted access to the combined organization’s facilities will be sufficient to protect the combined organization’s proprietary technology.

If the combined organization is sued for infringing intellectual property rights of third parties, such litigation will be costly and time consuming, and an unfavorable outcome could increase the combined organization’s costs or have a negative impact on the combined organization’s business.

The combined organization’s ability to commercialize the combined organization’s products depends on the combined organization’s ability to sell the combined organization’s products without infringing the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending applications, which are owned by third parties, exist with respect to safety medical needle products. SHPI and Med-Design have reviewed related patents known to them and, in some instances, licensed related patented technologies. Because patent applications can take several years to issue, there may be currently pending applications, unknown to SHPI or Med-Design, which may later result in issued patents that the combined organization’s products or product candidates may infringe. There could also be existing patents of which SHPI and Med-Design are not aware that the combined organization’s products and product candidates may inadvertently infringe.

Although SHPI and Med-Design are not aware that any of their respective product candidates infringe the intellectual property of others, they cannot assure you that this is the case. There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. If a third party claims that SHPI or Med-Design infringe on their technology, the combined organization could face a number of issues that could increase its costs or have a negative impact on its business, including:

•       infringement and other intellectual property claims which, with or without merit, can be costly and time consuming to litigate and can delay the regulatory approval process and divert management’s attention from the combined organization’s core business strategy;

•       substantial damages for past infringement, which the combined organization may have to pay if a court determines that the combined organization’s product infringes a competitor’s patent;

•       an injunction prohibiting the combined organization from selling or licensing the combined organization’s product unless the patent holder licenses the patent to the combined organization, which the holder is not required to do; and

•       if a license is available from a patent holder, the combined organization may have to pay substantial royalties or grant cross licenses to the combined organization’s patents.

The combined organization may be subject to damages resulting from claims that SHPI’s or Med-Design’s employees or SHPI or Med-Design has wrongfully used or disclosed alleged trade secrets of their former employers.

Many of SHPI’s and Med-Design’s employees were previously employed at other medical device, biotechnology or pharmaceutical companies, including competitors or potential competitors. Although no claims against SHPI or Med-Design are currently pending, the combined organization may be subject to claims that these employees or SHPI or Med-Design has inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If the combined organization fails in defending such claims, in addition to paying monetary claims, the combined organization may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent the combined organization’s ability to commercialize certain products or product candidates, which could severely harm the combined organization’s business. Even if the combined organization is successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Relating to the Common Stock Following the Combination

There is no assurance of a liquid public market for SHPI’s common stock.

Following the combination, the combined organization may endeavor to have the common stock of the combined organization listed on The NASDAQ National Market or The NASDAQ Capital Market. However, there can be no assurance that this effort will be successful, as the combined organization may fail to satisfy any one of a number of listing requirements. SHPI will ask for stockholder approval to effect a reverse stock split. There can be no assurance such action will result in a per share which will enable a NASDAQ listing. As a result, the shares of common stock to be received by the stockholders of Med-Design in the combination may only be tradable on the OTC Bulletin Board, and the trading volumes may be more limited. Investors may not be able to liquidate their investment readily or at all when they need or desire to sell.

SHPI and Med-Design expect that the combined organization’s stock price will fluctuate significantly due to external factors.

Following the combination, the board of directors of the combined organization may elect to effect any one of the reverse stock splits, if any, approved by the stockholders of SHPI in SHPI Proposal 3 in order to increase the market price of the common stock of the combined organization. If a reverse stock split is effected, there is no guaranty that the price per share will not decline below the post-split price. Historically, SHPI’s and Med-Design’s common stock have experienced relatively low daily trading volumes in relation to the aggregate number of shares outstanding. Sales of substantial amounts of the combined organization’s common stock in the public market following the consummation of the combination could adversely affect the prevailing market prices of the common stock and the combined organization’s ability to raise equity capital in the future.

Market prices of securities of medical technology companies are highly volatile. The trading price of the combined organization’s common stock may be significantly affected by factors such as the announcement of new product or technical innovations by the combined organization or its competitors, proposed changes in the regulatory environment, or by other factors that may or may not relate directly to the combined organization. Sales of substantial amounts of common stock, or the perception that such sales may occur, could adversely affect the trading price of the combined organization’s common stock. These and other factors may cause the market price and demand for the combined organization’s common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise reduce the liquidity of the combined organization’s common stock.

SHPI and Med-Design have never paid dividends on their common stock, and the combined organization does not anticipate paying any cash dividends in the foreseeable future.

Neither SHPI nor Med-Design has ever paid cash dividends on their common stock, and the combined organization currently intends to retain its future earnings, if any, to fund the development and growth of its businesses. As a result, capital appreciation, if any, of the combined organization’s common stock will be your sole source of gain for the foreseeable future.

If securities or industry analysts do not publish research or reports about the combined organization’s business, if they change their recommendations regarding the combined organization’s stock adversely or if the combined organization’s operating results do not meet their expectations, the combined organization’s stock price and trading volume could decline.

The trading market for the combined organization’s common stock will be influenced by the research and reports that industry or securities analysts publish about the combined organization or the lack of coverage. There is currently coverage of neither SHPI nor Med-Design. If one or more of these analysts cease coverage of the combined organization or fail to regularly publish reports on the combined organization, the combined organization could lose visibility in the financial markets, which in turn could cause the combined organization’s stock price or trading volume to decline. Moreover, if one or more of the analysts who cover the combined organization downgrade the combined organization’s common stock or if the combined organization’s operating results do not meet their expectations, the stock price of the common stock of the combined organization could decline.

Provisions of the combined organization’s charter documents following the consummation of the combination or Delaware law could delay or prevent an acquisition of the combined organization, even if the acquisition would be beneficial to the combined organization’s stockholders, and could make it more difficult for you to change management.

Provisions of the combined organization’s certificate of incorporation and bylaws following the consummation of the combination may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. This is because these provisions may prevent or frustrate attempts by stockholders to replace or remove our management following the consummation of the combination. These provisions include:

•       a classified board of directors;

•       a prohibition on stockholder action through written consent;

•       a requirement that special meetings of stockholders be called only by the board of directors or the combined organization’s Chief Executive Officer or President;

•       the authority of the board of directors to issue preferred stock with such terms as the board of directors may determine; and

•       advance notice requirements for stockholder proposals and nominations.

In addition, Section 203 of the Delaware General Corporation Law, or DGCL, prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person that together with its affiliates owns or within the last three years has owned 15% of voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 of the DGCL may discourage, delay or prevent a change in control of us.

As a result of these provisions in the combined organization’s charter documents following the consummation of the combination and Delaware law, the price investors may be willing to pay in the future for shares of the combined organization’s common stock may be limited.

The combined organization will have outstanding securities whose holders have been granted registration rights.

In October 2001, SHPI entered into an Investor Rights Agreement with the purchasers of SHPI’s Series A Preferred Stock. These shares were automatically converted into 21,861,369 shares of SHPI common stock in 2004. Holders of these shares have been granted demand and piggyback registration rights with respect to these shares. In addition, on March 22, 2004, SHPI entered into an agreement whereby Galen Partners agreed to make up to $1,000,000 in funding available to SHPI under the terms of a convertible note. As partial consideration for this commitment, SHPI issued to these stockholders warrants to acquire 80,000 shares of SHPI common stock. On March 7, 2005, Galen Partners agreed to a six-month extension of the promissory note agreement in exchange for the issuance of warrants to purchase an additional 40,000 shares of SHPI common stock. At SHPI’s sole option, SHPI may extend the agreement for an additional six-month period for the issuance of a second warrant to purchase an additional 40,000 shares of SHPI common stock. On September 1, 2005, the parties amended the March 7, 2005 purchase agreement to extend the option period from September 30, 2005 to March 31, 2006 without the consideration of additional warrants for shares of common stock and to allow SHPI to exercise the option in principal amounts of less than $1,000,000, provided that the total aggregate principal amount of the outstanding obligations cannot exceed $1,000,000. On September 1, 2005, SHPI also requested that Galen Partners purchase a note in the principal amount of $500,000 on the terms described above. SHPI received the $500,000 in loan proceeds on September 13, 2005. SHPI has also granted demand and piggyback registration rights with respect to the common stock underlying these warrants and the common stock into which the $1,000,000 convertible promissory note, if issued, may be convertible. Sales of this common stock in the public market could materially and adversely affect the market price of the common stock of the combined organization.

Applicability of low priced stock risk disclosure requirements may adversely affect the prices at which the combined organization’s common stock trades.

The combined organization’s common stock may be considered a low priced security under rules promulgated under the Exchange Act. Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties, the customer’s rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent of the customer, and provide monthly account statements to the customer. With these restrictions, the likely effect of designation as a low priced stock will be to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and to increase the transaction cost of sales and purchases of such stock compared to other securities.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This proxy statement/prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this proxy statement/prospectus or made by management of SHPI or Med-Design, other than statements of historical fact regarding SHPI or Med-Design, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.

Forward-looking statements include, among others, statements about:

•       the SHPI board of directors’ reasons for the combination and the Med-Design board of directors’ reasons for the combination and expected benefits of the combination;

•       the opinions of SHPI’s and Med-Design’s financial advisors;

•       the potential consequences of the reverse stock split of SHPI common stock that may occur in connection with the combination;

•       expectations regarding the timing of the transactions;

•       expectations regarding integration;

•       the potential to achieve listing on The NASDAQ National Market or The NASDAQ Capital Market.

•       launch dates for licensed products;

•       dates upon which royalty payments will be received;

•       the generation of royalty revenues from licensees;

•       acceptance of safety products by health care professionals;

•       expectations regarding the ability of products to compete with the products of competitors;

•       sufficiency and timing of available resources to fund operations;

•       plans regarding sales and marketing;

•       strategic business initiatives; and

•       the acquisition of technologies, products and other business opportunities that require financial commitments.

This proxy statement/prospectus contains forward-looking statements based on current projections about operations, industry, financial condition and liquidity. Words such as “will,” “should,” “anticipate,” “predict,” “potential,” “estimate,” “expect,” “continue,” “may,” “project,” “intend,” “plan,” “believe” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, the combination or the business of the combined organization identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements.

All forward-looking statements reflect present expectations of future events by SHPI’s and Med-Design’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of SHPI, Med-Design and the combined organization, the uncertainty concerning the completion of the combination and the matters discussed under “Risk Factors,” among others, could cause actual results to differ materially from those described in the forward-looking statements. These factors include the relative valuations of SHPI and Med-Design, the market’s difficulty in valuing the combined business, the possible failure to realize the anticipated benefits of the combination and the conflicts of interest of directors recommending the combination. Investors are cautioned not to place undue reliance on the forward-looking statements. Neither SHPI nor Med-Design is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

THE SPECIAL MEETING OF SHPI STOCKHOLDERS

Date, Time and Place

The special meeting of SHPI stockholders will be held on [•], 2006, at [•], local time, at 585 West 500 South, Bountiful, Utah 84010.

Matters to be Considered at the Special Meeting of SHPI Stockholders

At the special meeting of SHPI stockholders, and any adjournment or postponement thereof, SHPI stockholders will be asked:

SHPI Proposal 1

To approve the issuance of shares of SHPI’s common stock in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated November 21, 2005, by and among SHPI, Med-Design, Mammoth Acquisition Sub, Inc., and Mammoth Acquisition Sub, LLC.

SHPI Proposal 2	To approve an amendment of SHPI’s restated certificate of incorporation to change the corporate name of SHPI to “Salus Medical, Inc.”
SHPI Proposal 3	To approve a series of amendments of SHPI’s restated certificate of incorporation as provided below, the specific level and timing of reverse stock split to be determined by SHPI’s board of directors:
A. To effect a one-for-two reverse stock split of the outstanding shares of SHPI’s common stock.
B. To effect a one-for-three reverse stock split of the outstanding shares of SHPI’s common stock.
C. To effect a one-for-four reverse stock split of the outstanding shares of SHPI’s common stock.
D. To effect a one-for-five reverse stock split of the outstanding shares of SHPI’s common stock.
E. To effect a one-for-six reverse stock split of the outstanding shares of SHPI’s common stock.
F. To effect a one-for-seven reverse stock split of the outstanding shares of SHPI’s common stock.
G. To effect a one-for-eight reverse stock split of the outstanding shares of SHPI’s common stock.
H. To effect a one-for-nine reverse stock split of the outstanding shares of SHPI’s common stock.
I. To effect a one-for-ten reverse stock split of the outstanding shares of SHPI’s common stock.
SHPI Proposal 4	To transact such other business as may properly come before the special meeting and any adjournments thereof.
SHPI Proposal 5

To approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the combination.

Record Date

The SHPI board of directors has fixed [•] as the record date for determination of SHPI stockholders entitled to notice of, and to vote at, the special meeting of SHPI stockholders and any adjournment or postponement thereof. As of the close of business on the record date for the special meeting of SHPI stockholders, there were [•] shares of SHPI common stock outstanding and entitled to vote, held by approximately [•] holders of record.

Votes Required

Holders of SHPI common stock are entitled to one vote for each share of SHPI common stock held as of the record date. Holders of a majority of those shares present in person or represented by proxy at the special meeting, and entitled to vote on the subject matter, must approve SHPI Proposals 1, 4 and 5 in order for those proposals to become effective. Holders of a majority of the outstanding shares of SHPI common stock must approve SHIP Proposals 2 and 3 in order for those proposals to become effective.

As of the record date for the special meeting of SHPI stockholders, the directors and executive officers of SHPI and their affiliates owned [•]% of the outstanding shares of SHPI common stock entitled to vote at the special meeting of SHPI stockholders. These directors and executive officers of SHPI and their affiliates have each entered into voting agreements with SHPI and Med-Design dated as of November 21, 2005, pursuant to which they have agreed to vote all shares of SHPI capital stock owned by them as of the record date in favor of SHPI Proposal 1 and the transactions related thereto. See “The Voting Agreements.”

Quorum and Abstentions

A majority of the shares of SHPI stock issued and outstanding on the record date, present in person or represented by proxy, constitutes the required quorum for the transaction of business at the special meeting of SHPI stockholders. Abstentions will be included in determining the number of shares present and voting at the special meeting of SHPI stockholders for the purpose of determining the presence of a quorum.

For each of SHPI Proposals 1, 4 and 5, abstentions will count as “no” votes, and broker non-votes will not be counted at all. Abstentions and broker non-votes will count as votes against SHPI Proposals 2 and 3.

Accordingly, SHPI stockholders are encouraged to return the enclosed proxy card marked to indicate their vote as described in the instructions accompanying the proxy card.

Board Recommendation

SHPI cannot complete the combination or issue the shares of SHPI common stock to the stockholders of Med-Design unless SHPI’s stockholders approve SHPI Proposal 1. The board of directors of SHPI has unanimously determined that the transactions contemplated by the merger agreement are advisable and that the issuance of shares of SHPI common stock pursuant to the transactions contemplated by the merger agreement is fair to and in the best interests of SHPI stockholders. The board of directors of SHPI unanimously recommends that SHPI stockholders vote “FOR” SHPI Proposal 1.

SHPI cannot change its corporate name to “Salus Medical, Inc.” unless stockholders approve SHPI Proposal 2. The board of directors of SHPI has unanimously determined that the name change is advisable, fair to and in the best interests of SHPI stockholders. The board of directors of SHPI unanimously recommends that SHPI stockholders vote “FOR” SHPI Proposal 2.

SHPI cannot attain listing of shares of SHPI common stock on The NASDAQ National Market or The NASDAQ Capital Market without increasing the trading price of its shares. The board believes that effecting the reverse split contemplated by SHPI Proposal 3 may be the only way to increase the market price to the level required for listing. The board of directors of SHPI has unanimously determined that the reverse split is advisable, fair to and in the best interests of SHPI stockholders. The board of directors of SHPI unanimously recommends that SHPI stockholders vote “FOR” SHPI Proposal 3.

In considering this recommendation, SHPI stockholders should be aware that some SHPI directors and officers may have interests in the combination that are different from, or in addition to, those of other SHPI stockholders generally. See “The Combination—Interests of SHPI Officers and Directors in the Combination.”

Solicitation of Proxies

SHPI and Med-Design will share equally the expenses incurred in connection with the printing and filing with the SEC of this proxy statement/prospectus, and with the mailing related thereto. Solicitation of proxies by mail may be supplemented by telephone, facsimile and other electronic means, advertisements and personal solicitation by the directors, officers or employees of SHPI and Med-Design. No additional compensation will be paid to directors, officers or employees for those solicitation efforts.

Voting of Proxies

SHPI requests that its stockholders complete, date and sign the enclosed proxy card and promptly return it by mail in the accompanying envelope in accordance with the instructions accompanying the proxy card. All properly signed and dated proxies that SHPI receives prior to the vote at the special meeting of SHPI stockholders, and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. All properly signed and dated proxies received by SHPI prior to the vote at the special meeting that do not contain any direction as to how to vote in regards to any or all of the proposals will be voted for adoption of any proposal in regards to which no directions are provided.

Stockholders may revoke their proxies at any time prior to their use:

•       by delivering to the secretary of SHPI a signed notice of revocation;

•       by delivering to the secretary of SHPI a later-dated, signed proxy; or

•       by attending the special meeting of SHPI stockholders and voting in person.

Attendance at the special meeting of SHPI stockholders does not in itself constitute the revocation of a proxy.

Even if a SHPI stockholder plans to attend the special meeting in person, SHPI requests that the stockholder sign and return the enclosed proxy card as described in the proxy statement/prospectus and in accordance with the instructions accompanying the proxy card, thus ensuring that the shares held by the stockholder will be represented at the special meeting. If a SHPI stockholder does attend the special meeting and wishes to vote in person, he or she may withdraw the proxy and vote in person.

THE SPECIAL MEETING OF MED-DESIGN STOCKHOLDERS

Date, Time and Place

The special meeting of Med-Design stockholders will be held on [•], 2006, at [•], local time, at The Union League, located at Broad and Sansom Streets, Philadelphia, Pennsylvania 19103.

Matters to be Considered at the Special Meeting of Med-Design Stockholders

At the special meeting of Med-Design stockholders, and any adjournment or postponement thereof, Med-Design stockholders will be asked:

Med-Design Proposal 1

To consider and vote on a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of November 21, 2005, by and among Specialized Health Products International, Inc. (“SHPI”), Mammoth Acquisition Sub, Inc., a wholly-owned subsidiary of SHPI, Mammoth Acquisition Sub, LLC, a wholly-owned subsidiary of SHPI, and Med-Design, providing for the merger of Mammoth Acquisition Sub, Inc. with and into Med-Design.

Med-Design Proposal 2

To consider and vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Med-Design Proposal 3	To transact such other business as may properly come before the special meeting and any adjournments thereof.

Record Date

The Med-Design board of directors has fixed [•] as the record date for determination of Med-Design stockholders entitled to notice of, and to vote at, the special meeting of Med-Design stockholders and any adjournment or postponement thereof. As of the close of business on the record date for the special meeting of Med-Design stockholders, there were [•] shares of Med-Design common stock outstanding and entitled to vote, held by approximately [•] holders of record.

Votes Required

Holders of Med-Design common stock are entitled to one vote for each share of Med-Design common stock held as of the record date. Approval and adoption of the merger agreement and approval of the combination will require the affirmative vote of a majority of the outstanding shares of Med-Design common stock. Approval of any necessary adjournment of the special meeting may be obtained by the affirmative vote of the holders of a majority of the shares present in person or by proxy, even if less than a quorum. Because approval of such adjournment is based on the affirmative vote of a majority of shares present in person or by proxy, abstentions will have the same effect as a vote against this proposal.

As of the record date for the special meeting of Med-Design stockholders, the directors and executive officers of Med-Design and their affiliates owned [•]% of the outstanding shares of Med-Design common stock entitled to vote at the special meeting of Med-Design stockholders. These directors and executive officers of Med-Design and their affiliates have each entered into voting agreements with SHPI and Med-Design dated as of November 21, 2005, pursuant to which they have agreed to vote all shares of Med-Design common stock owned by them as of the record date in favor of Med-Design Proposal 1 and the transactions related thereto. See “The Voting Agreements.”

Quorum and Abstentions

A majority of the shares of Med-Design stock issued and outstanding on the record date, present in person or represented by proxy, constitutes the required quorum for the transaction of business at the special meeting of Med-Design stockholders. Abstentions will be included in determining the number of shares present and voting at the special meeting of Med-Design stockholders for the purpose of determining the presence of a quorum.

Shares abstaining from the vote on the proposal to adopt the merger agreement will constitute a vote against this proposal. Shares abstaining from the vote on the proposal to approve the adjournment of the special meeting to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the combination, will constitute a vote against this proposal. The failure of a Med-Design stockholder to return a proxy or to vote in person will have the effect of a vote against this proposal.

Accordingly, Med-Design stockholders are encouraged to return the enclosed proxy card marked to indicate their vote as described in the instructions accompanying the proxy card.

Board Recommendation

After careful consideration, the Med-Design board of directors has unanimously approved the merger agreement and the combination and has determined that the merger agreement and the combination are advisable, fair to, and in the best interests of, the stockholders of Med-Design. Therefore, the Med-Design board of directors recommends Med-Design stockholders vote “FOR” the adoption of the merger agreement.

In considering this recommendation, Med-Design stockholders should be aware that some Med-Design directors and officers may have interests in the combination that are different from, or in addition to, those of other Med-Design stockholders generally. See “The Combination—Interests of Med-Design Officers and Directors in the Combination.”

Solicitation of Proxies

SHPI and Med-Design will share equally the expenses incurred in connection with the printing and filing with the SEC of this proxy statement/prospectus, and with the mailing related thereto. Solicitation of proxies by mail may be supplemented by telephone, facsimile and other electronic means, advertisements and personal solicitation by the directors, officers or employees of SHPI and Med-Design. No additional compensation will be paid to directors, officers or employees for those solicitation efforts. Med-Design has retained a proxy solicitation firm, D.F. King & Co., Inc., to aid in the solicitation of proxies. Med-Design will pay that firm a base fee of $6,500 for consulting and related services in vote solicitation, plus customary additional payments for telephone solicitations and reimbursement of expenses.

Voting of Proxies

Med-Design requests that its stockholders complete, date and sign the enclosed proxy card and promptly return it by mail in the accompanying envelope in accordance with the instructions accompanying the proxy card. All properly signed and dated proxies that Med-Design receives prior to the vote at the special meeting of Med-Design stockholders, and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. All properly signed and dated proxies received by Med-Design prior to the vote at the special meeting that do not contain any direction as to how to vote in regards to any or all of the proposals will be voted for adoption of any proposal in regards to which no directions are provided.

Stockholders may revoke their proxies at any time prior to their use:

•       by delivering to the secretary of Med-Design a signed notice of revocation;

•       by delivering to the secretary of Med-Design a later-dated, signed proxy; or

•       by attending the special meeting of Med-Design stockholders and voting in person.

Attendance at the special meeting of Med-Design stockholders does not in itself constitute the revocation of a proxy.

Even if a Med-Design stockholder plans to attend the special meeting in person, Med-Design requests that the stockholder sign and return the enclosed proxy card as described in the proxy statement/prospectus and in accordance with the instructions accompanying the proxy card, thus ensuring that the shares held by the stockholder will be represented at the special meeting. If a Med-Design stockholder does attend the special meeting and wishes to vote in person, he or she may withdraw the proxy and vote in person.

THE COMBINATION

This section of the proxy statement/prospectus describes material aspects of the combination. While SHPI and Med-Design believe that the description covers the material terms of the combination, this summary may not contain all of the information that is important to you. For a more complete understanding of the combination, you should carefully read this entire proxy statement/prospectus, the attached appendixes and the other documents referred to in this proxy statement/prospectus.

General Description of the Combination

At the effective time of the combination, Mammoth Acquisition Sub, Inc., a wholly-owned subsidiary of SHPI, will merge with and into Med-Design with Med-Design surviving the merger as a wholly-owned subsidiary of SHPI. Immediately thereafter, Mammoth Acquisition Sub, LLC, a wholly-owned subsidiary of SHPI, will merge with and into Med-Design with Mammoth Acquisition Sub, LLC surviving the merger as a wholly-owned subsidiary of SHPI. Med-Design stockholders will receive shares of SHPI common stock for the shares of Med-Design stock they own, and Med-Design warrant holders will receive warrants to purchase shares of SHPI common stock for the warrants to purchase Med-Design stock they hold. It is expected that no options to purchase Med-Design common stock will be outstanding immediately prior to the combination because they will have been exchanged for Med-Design shares or terminated.

The exchange ratio is used to determine how many shares of SHPI common stock Med-Design stockholders will receive for each share of Med-Design common stock they hold. The exchange ratio is established in accordance with the merger agreement, which was signed on November 21, 2005.  Based on the net cash amount of Med-Design established pursuant to the merger agreement of $7.6 million, and assuming the closing of the merger occurs by February 28, 2006, the exchange ratio will be approximately 1.24, and the stockholders of Med-Design will own approximately 32.2% of the combined organization.

The exchange ratio and this percentage may be increased if Med-Design eliminates or reduces certain liabilities related to its real property lease and pending litigation prior to the closing of the combination if the closing is reasonably likely to occur after February 28, 2006. Under the merger agreement, $470,000 was deducted from net cash for lease obligations of Med-Design, and $200,000 was deducted for certain pending litigation. If, more than seven days prior to the earlier of Med-Design’s or SHPI’s scheduled stockholder meeting date to approve the combination, Med-Design is able to settle the lease liability for less than $470,000, then Med-Design can earn up to $470,000 as a positive credit to the net cash amount, and if Med-Design is able to settle the pending litigation for less than $200,000, then it can earn a positive credit to the net cash amount reflecting the actual settlement. If it becomes reasonably likely that the closing of the combination will occur after February 28, 2006, then the net cash amount will be decreased by $100,000. After the net cash amount is adjusted for these contingencies, then the exchange ratio will be recalculated to reflect the adjusted net cash amount. Under the exchange ratio formula contained in the merger agreement, Med-Design’s stockholders’ percentage ownership of the combined organization would change 0.25% for each $100,000 of positive or negative adjustment to the net cash amount. If the lease liability is eliminated in full such that Med-Design receives the full $470,000 credit, the litigation is settled without cost to Med-Design such that Med-Design receives a $200,000 credit, and the closing of the combination is reasonably likely to occur on or prior to February 28, 2006, then the exchange ratio will be approximately 1.35, and the stockholders’ of Med-Design will own approximately 34.1% of the combined organization. The market value of SHPI or Med-Design common stock at the time of closing will not affect the aggregate number of shares of SHPI common stock issued in the combination.

Background of the Combination

SHPI continually evaluates strategic opportunities and business scenarios as a part of its ongoing evaluation of the healthcare market and of opportunities to strengthen its business. In connection with this ongoing evaluation, management of SHPI regularly evaluates other companies across its business units and regularly updates its board of directors on potential acquisitions. As a result of this ongoing evaluation, SHPI has been generally familiar with the profile and activities of Med-Design over the past several years.

For a number of years, Med-Design’s board of directors and senior management have periodically reviewed changes and developments in the healthcare industry and Med-Design’s strategic position. In the course of this review, Med-Design’s board and management explored various potential strategic alternatives to improve Med-Design’s strategic position and increase stockholder value.

In November 2003, representatives of The Spartan Group LLC, or The Spartan Group, financial advisor to Med-Design, contacted Mr. Jeffrey Soinski, Chief Executive Officer and a director of SHPI, regarding the exploration of a possible strategic business combination between SHPI and Med-Design. Preliminary discussions ensued between Mr. Soinski, Mr. James Donegan, who was then a director and the Chief Executive Officer of Med-Design, and representatives of The Spartan Group regarding the SHPI and Med-Design businesses, including prospects for the safety medical needle industry. The parties recognized the potential strategic benefits of a combined company and determined to continue discussions in early 2004. Accordingly, a non-disclosure agreement was entered into by the companies on March 10, 2004 to pursue further confidential discussions.

In March 2004, SHPI engaged Asanté Partners LLC, or Asanté Partners, as financial advisor to perform a strategic evaluation of the SHPI business and its strategic alternatives to build stockholder value. Included in this review was an initial evaluation of the potential benefits of a merger with Med-Design. On May 13, 2004, Asanté Partners presented its report to the SHPI board of directors and was engaged as financial advisor to pursue a number of strategic opportunities, including a potential merger with Med-Design. In addition, in a separate portion of the same SHPI board meeting, Mr. Donegan, Mr. Joseph Bongiovanni, general counsel and then a director of Med-Design, and representatives of The Spartan Group presented an overview of the Med-Design business.

From May through August 2004, the senior management of SHPI and Med-Design, Asanté Partners, and The Spartan Group held general discussions regarding a potential merger transaction and exchanged preliminary financial and business information. During this period, Asanté Partners continued to evaluate and, where appropriate, initiate contact with numerous other potential strategic partners for SHPI. Asanté Partners also communicated to The Spartan Group and Med-Design the critical importance to SHPI of retaining SHPI’s senior management as part of any business combination.

On August 13, 2004, a representative of Asanté Partners attended the annual meeting of Med-Design’s stockholders in Philadelphia, and, in a separate forum, met with a representative of The Spartan Group to discuss possible business relationships between SHPI and Med-Design, with a focus on a possible strategic business combination. It was agreed that it could be beneficial to continue such discussions and exchange additional detailed business information, including current financial projections for each business.

On September 22, 2004, a meeting was held in Salt Lake City, Utah where the management, financial advisors and certain directors of both SHPI and Med-Design discussed their respective business operations and the potential benefits of a strategic transaction. Attendees for SHPI included Mr. Soinski, Dr. Guy Jordan (Chairman, SHPI board), Dr. Donald Solomon (Chief Operating Officer and Director), Mr. Paul Evans (Vice President and General Counsel), Mr. Keith Merrell (Acting Chief Financial Officer), and representatives of Asanté Partners. Attendees for Med-Design included Mr. Ralph Balzano (Vice Chairman, Med-Design board), Mr. David Dowsett (Acting Chief Executive Officer), Mr. Bongiovanni, Mr. Larry Ellis (Chief Financial Officer), Mr. Doug Wilkes (Vice President, Manufacturing) and representatives of The Spartan Group.

On November 17, 2004, SHPI management presented its business and financial plan to a meeting of the Med-Design board of directors in Philadelphia. Attendees from SHPI were Mr. Soinski, Dr. Jordan, Dr. Donald Solomon, Mr. Evans, and Mr. Merrell. Med-Design attendees included its board of directors,

Mr. Dowsett, and Mr. Ellis. Representatives of Asanté Partners, The Spartan Group, and Morgan, Lewis & Bockius LLP, or Morgan Lewis, counsel for Med-Design, also attended the meeting.

At a regularly scheduled board meeting on December 9, 2004, SHPI’s board of directors discussed and evaluated a potential business combination with Med-Design. As part of its discussions, the board heard a presentation from Asanté Partners outlining the strategic and financial benefits of such a transaction and, based upon discussions between Asanté Partners and The Spartan Group, the possible structure and terms of such a transaction. The SHPI board authorized SHPI management and Asanté Partners to continue discussions with Med-Design and its advisors. Based upon input and guidance from the SHPI board, Asanté Partners was instructed to communicate to Med-Design a preliminary structure for a merger transaction that, subject to extensive mutual due diligence by both parties, included a broad range of potential relative valuations for SHPI and Med-Design, the proposed management for the combined company, and other terms customary to merger agreements of this sort.

At a meeting of the Med-Design board of directors held on December 20, 2004 that was attended by representatives of The Spartan Group and Morgan Lewis, the Med-Design board discussed the preliminary structure presented by Asanté Partners and authorized The Spartan Group to communicate some proposed modifications to Asanté Partners.

From December 2004 through April 2005, the senior management of SHPI and Med-Design, together with Asanté Partners and The Spartan Group, held a series of due diligence meetings and discussions surrounding a potential business combination. Such discussions included meetings at the respective offices of each company and telephone conversations covering a variety of operational, financial, management, intellectual property, legal and other issues related to a potential merger. The management of each company, together with their respective advisors, continued to provide their respective boards with updates regarding a potential transaction at their regularly scheduled or special board meetings. After extensive discussions in April 2005, the parties were not able at that time to reach agreement on mutually acceptable terms.

In January 2005, at the request of the Med-Design board, The Spartan Group commenced a market inquiry to determine if other parties might have interest in a business combination with Med-Design. In all, approximately ten potential partners were contacted, but none expressed an interest in pursuing a transaction with Med-Design. In addition, commencing in January 2005 Med-Design asked The Spartan Group to explore potential acquisition targets. A total of four potential targets were approached from January 2005 to August 2005, but mutually acceptable terms were not reached.

From February 2005 through September 2005, the SHPI board of directors was provided with periodic informational updates on the proposed merger.

In July 2005, representatives of Asanté Partners and The Spartan Group resumed communication regarding a potential merger and held a series of telephone conversations with regard to terms under which both parties might be interested in re-engaging in merger discussions. These discussions resulted in a preliminary outline of terms that was presented to the SHPI board at its regularly scheduled meeting on July 29, 2005. After careful consideration and discussion, the SHPI board authorized Asanté Partners to communicate a revised potential transaction structure to Med-Design and The Spartan Group. Through August and early September 2005, a series of discussions occurred among SHPI management, Med-Design management, Asanté Partners and The Spartan Group during which the specifics of the possible merger transaction were discussed. The Med-Design board of directors met on August 25, 2005 and considered a presentation by The Spartan Group concerning a possible SHPI transaction. At the same meeting, the Med-Design board also considered a presentation by management concerning a possible acquisition and a possible turnaround plan should Med-Design remain independent. There was also a separate presentation by another company concerning a possible investment by Med-Design in that company. On September 15, 2005 the Med-Design board held another meeting to consider a possible merger, and at a follow-up meeting on September 16, 2005, the Med-Design board approved a preliminary, non-binding term sheet. On September 23 and 25, the SHPI board met and also approved the preliminary, non-binding term sheet that set forth the exchange ratio and mechanism for adjusting the exchange ratio, termination fees and the circumstances under which termination fees are payable. The approvals of both boards were subject to, among other things, completion of both parties’ respective due diligence reviews and the negotiation of definitive transaction documents. In late September 2005, outside legal counsel for SHPI, Cooley Godward LLP, began preparing and distributing draft documentation regarding a potential transaction.

Until the execution of definitive documentation on November 21, 2005, SHPI and Med-Design and their respective legal advisors had extensive discussions regarding the terms of the draft merger agreement including, among other terms, the determination of net cash used to calculate the exchange ratio, closing conditions, and the treatment of under water options, and both parties also completed their respective operational, financial, legal, intellectual property and other due diligence reviews.

The Med-Design board of directors was provided with periodic informational updates during this period and met to discuss the proposed merger in detail on November 4, 2005 and hear presentations by The Spartan Group and Morgan Lewis. The board was also informed of two informal overtures by third parties that had been received by management. On November 9, 2005, Med-Design received a letter from one of these third parties, a financial entity, concerning a proposed cash offer to buy Med-Design. Subsequently, Med-Design’s chairman and general counsel spoke to a representative of the potential buyer. On November 14, 2005, the board of directors of Med-Design met, via telephone, with representatives of The Spartan Group and Morgan Lewis being present, to consider that proposal as well as the earlier informal proposal by a third party. The Med-Design board of directors considered the proposals in relation to the nature and status of the proposed merger agreement with SHPI and determined not to proceed further with the third parties.

On November 21, 2005, a special meeting of SHPI’s board of directors was held. All of the directors of SHPI attended. Other attendees were Paul Evans, Vice President, Business Development, General Counsel and Secretary of the SHPI, Keith Merrell, Controller and Acting Chief Financial Officer of SHPI, Frank Manzella of Asanté Partners, and Barbara Borden and Thomas Owen of Cooley Godward LLP. Prior to the meeting, the directors were provided with the draft merger agreement and voting agreement, executive summary and other materials relevant to the proposed combination. At the meeting,

•       A representative of Cooley Godward LLP reminded the board of directors of the fiduciary duty standards for approving the proposed combination and other matters under consideration.

•       Mr. Soinski and Mr. Evans updated the board on developments since the last board meeting on November 2, 2005, including the approach being taken with respect to a patent claim asserted against Med-Design.

•       A representative of Asante Partners made a financial presentation and presented orally the fairness opinion of Asante Partners discussed in “Opinion of SHPI Financial Advisor.”

•       A representative of Cooley Godward reviewed legal matters, including terms of the proposed merger agreement and voting agreement, changes negotiated since the term sheet, the proposed name change, proposed reverse stock split proposals and the proposed amended and restated bylaws.

Following a discussion, the SHPI board unanimously approved the merger agreement, the proposal name change, the proposed reverse stock splits and the proposed amended and related bylaws and unanimously resolved to recommend that the SHPI stockholders vote in favor of the approval of the merger agreement, the name change and the reverse stock split proposals.

On November 21, 2005, at a special meeting of Med-Design’s board of directors, senior management reviewed the proposed terms of the transaction and updated the board on the remaining issues. The

Spartan Group consulted with the board with respect to financial aspects of the merger and presented its fairness opinion. Med-Design’s legal advisors summarized the key aspects of the merger agreement. At the conclusion of the meeting, the Med-Design directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

Following the conclusion of both board meetings, executive officers from both companies executed the merger agreement on November 21, 2005. SHPI and Med-Design issued a joint press release announcing the execution of the merger agreement and held a conference call to discuss the transaction.

SHPI’s Reasons for the Combination

In reaching its decision, the board consulted with SHPI’s management with respect to strategic and operational matters and with SHPI’s outside legal counsel with respect to the merger agreement and the transactions contemplated thereby. The board also consulted with Asanté Partners, SHPI’s financial advisor, with respect to the financial aspects of the combination.

The decision of the SHPI board to enter into the merger agreement was the result of careful consideration by the SHPI board of numerous factors, including the following positive factors that it believes will contribute to the success of the combined enterprise:

•       broader base of customers, including technology licensees and partners for whom the combined company will act as an original equipment manufacturer;

•       enhanced and expanded intellectual property portfolio, including three “platform technologies” for safety medical needles: extensible plastic sheath, integrated safety capsule, and retractable needle;

•       enhanced and expanded marketed product portfolio and new product pipeline;

•       the capital resources available to the combined business after closings;

•       additional revenue streams, including royalty revenue from licensed products;

•       SHPI’s commitment to transactions that provide long-term value for stockholders;

•       the consideration to be paid in the combination is consistent with recent comparable transactions in the medical devices industry; and

•       the intended treatment of the combination for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code with the results described in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 73 of this proxy statement/prospectus;

The SHPI board also considered the structure of the transaction and the terms of the merger agreement and related documents, including:

•       the consideration to be paid to Med-Design’s stockholders;

•       the representations and warranties of Med-Design;

•       the covenants of SHPI and Med-Design;

•       the conditions required to be satisfied or waived, if permissible, prior to completion of the combination;

•       the rights of SHPI or Med-Design to terminate the merger agreement in certain circumstances; and

•       the terms relating to third party offers, including the (1) limitations on the ability of Med-Design to solicit offers for competing business combination proposals, (2) requirement that Med-Design’s stockholders vote on the adoption of the merger agreement even if the Med-Design board of directors changes or withdraws its recommendation of the combination; and (3) ability to receive a termination fee if the merger agreement is terminated under certain circumstances.

The SHPI board also identified and considered a number of uncertainties and risks. Those negative factors included:

•       the risk that the potential benefits of the combination might not be realized;

•       the risk that the combination may not be completed;

•       the challenges, costs, resource constraints and risks of integrating the businesses of SHPI and Med-Design and the potential management, customer, supplier, provider, and partner disruption that may be associated with the combination; and

•       various other applicable risks associated with the combined company and the combination, including those described under the section entitled “Risk Factors” beginning on page 26 of this proxy statement/prospectus.

The board weighed the benefits, advantages and opportunities against the negative factors described above, including challenges inherent in the combination of two businesses of the size of SHPI and Med-Design and the possible resulting diversion of management attention for an extended period of time. The board realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the board concluded that the potential benefits significantly outweighed the potential risks of consummating the combination.

After taking into account these and other factors, the board unanimously determined that the merger agreement and the transactions contemplated thereby were fair to, and in the bests interests of, SHPI and its stockholders, and approved, adopted and authorized the merger agreement and the transactions contemplated thereby, including the combination.

Med-Design’s Reasons for the Combination

In the course of reaching its decision to approve the merger agreement, the Med-Design board of directors considered and reviewed with Med-Design’s management and outside advisors a number of factors relevant to the combination, including the respective strategic business plans, financial positions, products, and research and development portfolios and managements of both Med-Design and SHPI.

The Med-Design board of directors also considered the following factors:

•       The combined companies’ greater size and resulting leadership position in the safety needle business with a variety of technologies;

•       the fact that the combination will allow Med-Design stockholders to receive an equity interest in SHPI and thereby participate in the potential success of products of both companies;

•       the Med-Design board of directors’ view that significant cost savings resulting from the combination will enhance the financial results generated by the combined company and accelerate profitability;

•       the Med-Design board of directors’ assessment of the strength of SHPI’s management;

•       the Med-Design board of directors’ assessment of Med-Design’s ability to develop its business internally and its view that the combination presented a more attractive opportunity than remaining as an independent company;

•       the results of the process that had been conducted by Med-Design to evaluate strategic alternatives, and, in particular, the absence of favorable opportunities encountered when exploring potential alternative transactions;

•       the potential uncertainties and cash distribution to stockholders if Med-Design were to liquidate;

•       information regarding historical market prices and other information with respect to Med-Design common stock and SHPI common stock, including the fact that a venture capital group holds in excess of 30% of SHPI;

•       the financial presentation of The Spartan Group, including its opinion dated November 21, 2005, to the Med-Design board of directors as to the fairness, from a financial point of view, of the merger consideration to be received by holders of Med-Design common stock, as described below under the heading “Opinion of Med-Design’s Financial Advisor”;

•       the Med-Design board of directors’ assessment of the potential value of shares of SHPI stock to be received by Med-Design stockholders in the combination and the premium represented thereby over historical prices for Med-Design common stock;

•       the variable nature of the exchange ratio based upon the modified cash position of Med-Design at November 30, 2005 (or thereafter to the extent affected by Med-Design’s lease or possible settlement of litigation filed by BD against Med-Design);

•       the terms and conditions of the merger agreement, including the representations and warranties and covenants contained therein;

•       the expected tax treatment of the combination; and

•       reports from Med-Design’s management and advisors as to the results of their review of SHPI’s business.

The Med-Design board of directors also considered a number of potentially negative factors in its deliberations concerning the combination, including the following material factors:

•       the risk that the benefits sought to be achieved in the combination will not be realized due to SHPI being unable to achieve its business objectives;

•       the fact that the merger agreement provides for all of the employees of Med-Design to be terminated prior to consummation of the combination and that they therefore may not be available to assist in the integration of the two companies;

•       the fact that the verdict in the pending litigation between Tyco/Kendall and BD, unless overturned, could adversely affect SHPI’s receipt of royalties from sales of Tyco’s Monoject Magellan® products;

•       the fact that SHPI may not be listed on NASDAQ immediately following the combination, and may never be listed on NASDAQ;

•       the fact that Med-Design directors would represent a minority of the members of the board of directors of SHPI following the combination and the resulting decrease of control of the business of the combined companies; and

•       the fact that Med-Design would be foregoing other potential opportunities by entering into the merger agreement.

The Med-Design board of directors believes that these potentially negative factors are outweighed by the potential benefits of the combination.

This summary is not meant to be an exhaustive description of the information and factors considered by the Med-Design board of directors but includes all material factors considered. In view of the wide variety of factors considered by the Med-Design board of directors, it was not possible to quantify or to give relative weights to the various factors. After taking into consideration all the factors set forth above, as well as other factors not specifically described above, the Med-Design board of directors approved the combination and the merger agreement because of the Med-Design board of directors’ belief that the combination is advisable for Med-Design and its stockholders.

Opinion of SHPI’s Financial Advisor

SHPI’s board of directors retained Asanté Partners in May 2004 to act as SHPI’s investment banking and strategic financial advisor to assist SHPI in SHPI’s efforts to implement strategic and financial alternatives. In that role, Asanté Partners has acted as SHPI’s financial advisor in connection with the combination. At a meeting of SHPI’s board on November 21, 2005 Asanté Partners rendered its oral opinion, subsequently confirmed in writing on November 21, 2005, that as of that date, and subject to and based on the various assumptions made, procedures followed, matters considered and qualifications and limitations of the review set forth therein, the merger consideration was fair to SHPI from a financial point of view.

The full text of the opinion of Asanté Partners, dated November 21, 2005, which states, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Asanté Partners, is attached as Appendix B to this proxy statement. You should read this opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion. The Asanté Partners opinion was directed to SHPI’s board of directors and addressed only the fairness, as of the date of the opinion, from a financial point of view to SHPI, of the consideration to be paid by SHPI pursuant to the merger agreement.

The opinion of Asanté Partners did not address SHPI’s underlying business decision to proceed with or effect the combination, the merits of the combination as compared to other alternatives potentially available to SHPI or the relative effects of any alternative transaction in which SHPI might engage, nor did it constitute a recommendation to any holder of shares of SHPI’s common stock as to how such holder should vote with respect to the combination or any other matter. Asanté Partners was not asked to, nor did it, offer any opinion as to any term of the merger agreement or the form of the combination, other than as to the fairness, as of the date of the opinion, from a financial point of view to SHPI, of the consideration to be paid by SHPI pursuant to the merger agreement. In rendering its opinion, Asanté Partners assumed, with the consent of SHPI’s board of directors, that each party to the merger agreement would comply with all the material terms of the merger agreement.

In arriving at its opinion, Asanté Partners, among other things:

•       reviewed a draft of the merger agreement dated November 21, 2005 including certain exhibits thereto;

•       reviewed publicly available information relating to SHPI that Asanté Partners believed relevant to its analysis, including: the Annual Reports to Stockholders and Annual Reports on Form 10-K of SHPI for the two fiscal years ended December 31, 2004, and certain interim reports to stockholders, Quarterly Reports on Form 10-Q, and periodic reports on Form 8-K of SHPI;

•       reviewed publicly available information relating to Med-Design that Asanté Partners believed relevant to its analysis, including: the Annual Reports to Stockholders and Annual Reports on Form 10-K of Med-Design for the three fiscal years ended December 31, 2004, and certain interim reports to stockholders, Quarterly Reports on Form 10-Q, and periodic reports on Form 8-K of Med-Design;

•       discussed with senior management of SHPI and Med-Design their respective companies’ historical and current operations, financial condition, strategic objectives and future prospects (including operating synergies and strategic benefits expected by the senior management of SHPI and Med-Design to result from a combination of the businesses of SHPI and Med-Design);

•       reviewed the historical prices and trading volumes of SHPI common stock and the Med-Design common stock;

•       reviewed the pro forma impact of the combination on SHPI;

•       participated in discussions and negotiations among representatives of SHPI and Med-Design and their respective legal and financial advisors;

•       reviewed certain financial data for SHPI and Med-Design provided to Asanté Partners by Med-Design and SHPI, and compared such information with similar information for certain publicly traded companies which Asanté Partners deemed comparable;

•       reviewed certain mergers and acquisitions of businesses which Asanté Partners deemed comparable to the combination; and

•       performed such other analyses and investigations and considered such other factors as Asanté Partners deemed appropriate.

In preparing its opinion, Asanté Partners assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available. Asanté Partners did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of SHPI or Med-Design, nor did Asanté Partners evaluate the solvency or fair value of SHPI or Med-Design under any U.S. state, U.S. federal or any other applicable laws relating to bankruptcy, insolvency or similar matters. In addition, Asanté Partners did not assume any obligation to conduct any physical inspection of the properties or facilities of SHPI or Med-Design. With respect to the financial forecast information furnished to or discussed with Asanté Partners by SHPI or Med-Design, Asanté Partners assumed that all this information had been reasonably prepared and reflected the best currently available estimates and judgments of the management of SHPI or Med-Design, as applicable, as to the expected future financial performance of SHPI or Med-Design, as the case may be. With respect to legal or regulatory matters, Asanté Partners relied on the advice of SHPI’s legal and regulatory advisors. Asanté Partners also assumed that the final form of the merger agreement would be substantially similar to the last draft that it reviewed. SHPI believes that the final form of the merger agreement was not substantially different from the draft reviewed by Asanté Partners.

Asanté Partners’ opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Asanté Partners as of, the date of its opinion. Asanté Partners has no obligation to update, revise or reaffirm its opinion. Asanté Partners assumed that, in the course of obtaining the necessary consents or approvals (contractual or otherwise) for the proposed combination, no restrictions would be imposed that would have a material adverse effect on the contemplated benefits of the proposed combination.

Financial Analyses

At a November 21, 2005 meeting of SHPI’s board of directors, and in connection with preparing its opinion for the board, Asanté Partners made a presentation of certain financial analyses of the proposed combination. The following is a summary of the material analyses contained in the presentation that was delivered to SHPI’s board of directors. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Asanté Partners, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Asanté Partners.

The fact that any specific analysis has been referred to in the summary below and in this proxy statement is not meant to indicate that such analysis was given more weight than any other analysis; in reaching its conclusion, Asanté Partners arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes the totality of the factors considered by Asanté Partners in connection with its opinion operated collectively to support its determinations as to the fairness, as of the date of the opinion, from a financial point of view to SHPI, of the consideration to be paid by SHPI pursuant to the merger agreement. Asanté Partners did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

In arriving at its opinion, Asanté Partners made its determination as to the fairness, as of the date of the opinion, from a financial point of view to SHPI, of the consideration to be paid by SHPI pursuant to the merger agreement on the basis of the multiple financial and comparative analyses described below. The following summary is not a complete description of all of the analyses performed and factors considered by Asanté Partners in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by Asanté Partners. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis. With respect to the analysis of publicly traded companies and the analyses of transactions summarized below, such analyses reflect selected companies and transactions, and not necessarily all companies or transactions, that may be considered relevant in evaluating SHPI, Med-Design or the combination. In addition, no company or transaction used as a comparison is either identical or directly comparable to SHPI, Med-Design or the combination. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The estimates of future performance of SHPI and Med-Design provided by the management of both SHPI and Med-Design in or underlying Asanté Partners’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Asanté Partners considered industry performance, general business and economic conditions and other matters, many of which are beyond SHPI’s or Med-Design’s control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which companies actually may be sold.

The merger consideration was determined through negotiation between SHPI and Med-Design and the decision to enter into the combination was solely that of the respective boards of directors of Med-Design and SHPI. The opinion and financial analyses of Asanté Partners were only one of many factors considered by SHPI’s board of directors in its evaluation of the combination and should not be viewed as determinative of the views of SHPI’s board of directors or management with respect to the combination or the merger consideration.

Asanté Partners assessed the value of the merger consideration by assessing the value of Med-Design and the combined company resulting from the combination using several methodologies, including certain discounted revenue and EBITDA multiple analyses, an analysis at various prices based upon Med-Design’s cash at closing, a comparable company analysis using valuation multiples from selected publicly traded companies, a comparable transactions analysis using valuation multiples from selected transactions and an analysis of the potential accretion to SHPI’s earnings per share, each of which is described in more detail in the summaries set forth below. Each of these methodologies was used to generate imputed valuation ranges that were then compared to the merger consideration.

Because the merger consideration is subject to variation based upon the amount of cash held by Med-Design as of November 30, 2005, and certain contingencies related to a real property lease and pending litigation, Asanté Partners analyzed a range of cash balances under each of three possible scenarios that were based on three sets of financial projections.

Asanté Partners also noted that the unique operational overlap between the Med-Design and SHPI businesses has allowed for a substantial reduction in projected ongoing operating expenses to support the Med-Design product revenues. In addition, the combination affords certain structural assurances regarding the elimination or reduction of Med-Design liabilities and operating expenses prior to closing.

Giving effect to the range of cash balances and assumed reduction in Med-Design operating expenses discussed above, the three scenarios analyzed were:

•       a case, referred to as the “Conservative Case,” that assumed revenues from Med-Design’s royalty products and, in light of potential overlap between the respective Huber needle products of Med-Design and SHPI, no revenues from the Med-Design Huber needle product. Operating costs without giving effect to cost of goods sold (due to the royalty nature of the Med-Design products) supporting the Med-Design revenues were assumed to be reduced to $250,000 annually;

•       a case, referred to as the “Base Case,” that assumed revenues from Med-Design’s royalty products and its Huber needle product. Operating costs after cost of goods sold supporting the Med-Design revenues were assumed to be reduced to $500,000 annually; and

•       a case, referred to as the “Aggressive Case,” that assumed revenues from Med-Design’s royalty products and higher growth, relative to the Base Case, in its Huber needle product. Operating costs after cost of goods sold supporting the Med-Design revenues were assumed to be reduced to $500,000 annually;

All three of these cases were based upon projections and estimates developed by Med-Design’s and SHPI’s management. Future results or values may vary significantly from such projections and estimates. SHPI’s board of directors, in arriving at its decision to approve the combination, did not consider the Aggressive Case.

Analysis at Various Prices.   In order to derive a range of implied enterprise value multiples for Med-Design, Asanté Partners performed certain analyses, based on historical information and projections provided by the management of both SHPI and Med-Design. Using a range for the Actual Company Cash Amount (as such term is defined in the merger agreement) of $6.0 million to $8.5 million, Asanté Partners calculated the ownership of the combined entity to which Med-Design stockholders would be entitled. The table below is excerpted from such analysis for a range of $7.0 million to $8.0 million:

Actual Company Cash Amount	Former Med-Design Stockholders % Ownership of Post-Transaction Entity
$7,000,000	30.7%
$7,500,000	32.0%
$8,000,000	33.2%

Using a range of share prices ranging from $0.55 to $0.80 per share of SHPI common stock, Asanté Partners then calculated the equity value of the consideration paid by SHPI under each of the above scenarios. The table below is excerpted from that analysis and summarizes the equity value of the consideration paid to Med-Design stockholders at a $0.60 to $0.70 range of SHPI share prices and 31% to 33% ownership of the post-transaction entity by the former stockholders of Med-Design. The average closing price of shares of SHPI common stock for the 20 trading days prior to announcement of the combination was $0.62:

Former Med-Design Stockholders % Ownership of	SHPI Share Price
Post-Transaction Entity	$0.60	$0.65	$0.70
31%	$12,095,775	$13,103,757	$14,111,738
32%	$12,669,579	$13,725,377	$14,781,175
33%	$13,260,511	$14,365,553	$15,470,596

To arrive at an enterprise value for Med-Design, Asanté Partners subtracted the Actual Company Cash Amount from the equity value derived in each scenario. Asanté Partners then calculated the multiples of revenue and EBITDA for the last twelve months ending September 30, 2005, estimated 2005 and estimated 2006 that such enterprise value represented in the Conservative, Base and Aggressive Cases. At a price of $0.60 per share for SHPI and the Actual Company Cash Amount varying between $6.0 million and $8.5 million, the table below illustrates the range of such multiples for the Conservative Case and the Base Case:

	Enterprise Value / Revenue	Enterprise Value / EBITDA
Conservative Case
LTM 9/30/2005	1.4x – 1.8x	nm
2005E	4.0x – 4.9x	5.1x – 6.3x
2006E	3.5x – 4.3x	4.3x – 5.3x
Base Case
LTM 9/30/2005	1.4x – 1.8x	nm
2005E	1.3x – 1.6x	2.3x – 2.8x
2006E	1.1x – 1.3x	1.8x – 2.2x

Discounted Multiple Valuation.   Asanté Partners also analyzed the future value of the Med-Design business based upon projections by the management of both SHPI and Med-Design and then-current market conditions. These values were then discounted two years to January 1, 2006 at assumed discount rates of 20%, 30% and 40%. These discount rates were based on Asanté Partners’ judgment of the risks inherent in Med-Design’s business and the industry in general. Estimated future valuations were calculated based on (i) 2007 estimated revenue multiples ranging from 2.0x to 4.0x and (ii) 2007 EBITDA multiples ranging from 12.0x to 16.0x (see “Comparable Company Analysis” below for a detailed discussion of multiple ranges for comparable public companies). Asanté Partners calculated future values for the Med-Design business for each of the Conservative, Base and Aggressive Cases. The table below compares the average results of these analyses with respect to the Conservative and Base Cases with the value of the consideration paid to Med-Design at a $0.60 SHPI share price and ownership of SHPI following the combination by the former stockholders of Med-Design ranging from 31% to 33%.

	Discounted 2007 Med-Design Valuation	Consideration Value Former Med-Design Stockholders % Ownership of Post-Transaction Entity 31% - 33%
Conservative Case	$14,271,961	$12,095,775 - $13,260,511
Base Case	$25,878,078	$12,095,775 - $13,260,511

Comparable Companies Analysis.   In order to derive a range of implied values for Med-Design, Asanté Partners reviewed certain financial information of the publicly traded companies it deemed comparable to Med-Design and sub-divided such companies into three categories: disposable medical products, original equipment manufacturers, or OEM, and large capitalization medical device companies. No company used in the comparable companies analysis was identical to Med-Design. Asanté Partners performed this analysis to understand the range of multiples of revenue, earnings before interest and taxes, or EBIT, earnings and growth of these comparable companies based upon market prices.

Disposable Products	OEM	Large Cap Devices
Arrow Cooper ICU Medical Merit Medical Retractable Technologies Rochester Medical Utah Medical	Atrion Microtek Plexus Synovis Wilson Greatbatch	Abbott Baxter Becton Dickinson Biomet Boston Scientific C.R. Bard Guidant Johnson & Johnson Medtronic St. Jude Stryker Varian Medical Systems Zimmer

Asanté Partners calculated certain financial ratios of these comparable companies based on the most recent publicly available information and consensus estimates of the Institutional Brokers Estimate System, including the multiples of:

•       enterprise value (calculated as equity value, plus debt less cash and investments) to the comparable company’s revenues for the trailing twelve months ended September 30, 2005, estimated revenues for the calendar year 2005 and estimated revenues for the calendar year 2006;

•       enterprise value to EBITDA of the comparable company for the trailing twelve months ended September 30, 2005, estimated EBITDA for the calendar year 2005 and estimated EBITDA for the calendar year 2006;

In evaluating the multiples for the peer group, Asanté Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SHPI and Med-Design. These other matters include the impact of competition on the business of Med-Design and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Med-Design or in the industry or financial markets in general. The table below illustrates the average multiples resulting from this analysis:

	Disposable Products	OEM	Large Cap Devices
Multiple of Revenues
LTM	2.9x	1.5x	4.2x
2005E	2.7x	1.4x	4.1x
2006E	2.3x	1.5x	3.7x
Multiple of EBITDA
LTM	15.6x	14.5x	14.3x
2005E	12.1x	15.2x	12.8x
2006E	10.0x	14.8x	11.5x

Asanté Partners then compared the multiples derived from the selected companies with corresponding multiples for Med-Design based on the analysis at various prices described above. This analysis indicated the following implied average enterprise value and EBITDA multiples for the selected companies, as compared to the multiples implied for Med-Design based on the Analysis at Various Prices:

	Comparable Companies Range	Conservative and Base Case Range
Multiple of Revenues
LTM	1.5x – 4.2x	1.4x – 1.8x
2005E	1.4x – 4.1x	1.3x – 4.9x
2006E	1.5x – 3.7x	1.1x – 4.3x
Multiple of EBITDA
LTM	14.3x – 15.6x	nm
2005E	12.1x – 15.2x	2.3x – 6.3x
2006E	10.0x – 14.8x	1.8x – 5.3x

Comparable Transactions Analysis.   Using publicly available information, Asanté Partners reviewed the multiples exhibited and control premiums paid in certain change of control transactions involving companies deemed comparable to Med-Design by Asanté Partners. The review focused on transactions announced in 2005 involving medical products manufacturers where the transaction value was approximately $150 million or less. Asanté Partners identified 19 transactions worth between $21.8 and $144.7 million involving these comparable companies in which transaction multiples were available. Below is a list of these transactions:

Date Announced	Target	Acquiror
Sep-05	Floreane Medical Implants	Tyco
Sep-05	Radionics (Tyco)	Integra LifeSciences
Aug-05	Orthopedics soft goods (Encore)	DJ Orthopedics
Aug-05	Neodisc (AMI Holdings)	NuVasive
Aug-05	Crosstex International	Cantel Medical
Jul-05	Vivant Medical	Tyco
Jun-05	Mammography IP (Fischer Imaging)	Hologic
Jun-05	Ovion	Americal Medical System
Jun-05	Physiometrix	Hospira
May-05	Pulmonetic Systems	VIASYS
Apr-05	Impella CardioSystems	Abiomed
Apr-05	CP Medical	Theregenics
Apr-05	Rubicon Medical	Boston Scientific
Apr-05	Mini-Mitter	Respironics
Mar-05	FH Surgical	Steris
Mar-05	Micro Medical	VIASYS
Mar-05	Oxford Instruments Medical	VIASYS
Feb-05	Velocimed	St. Jude
Feb-05	Banta Healthcare Group	Fidelity Capital

Asanté Partners performed this analysis to understand the range of multiples of revenue of these comparable transactions and estimate the comparable value of Med-Design. The analysis showed that the average multiple of trailing twelve months revenue for the comparable companies exhibited in the change of control transactions listed above as of date of the announcement of the transactions was 4.3x, the median multiple was 1.6x and the high and low multiples were 23.8 and 0.7x, respectively. Asanté Partners noted that the significant difference between the mean multiple and the median multiple was influenced by a small number of transactions that reflected relatively high multiples. Asanté Partners utilized these selected multiples after comparing the current market conditions to the market conditions in existence at the time of the comparable transactions, the size and diversification of operations of the comparable companies involved in the transactions and current trends in change of control transactions involving comparable companies. Asanté Partners then compared the implied multiples derived from the selected transactions with the multiples for Med-Design implied by the analysis at various prices described above:

	Comparable Transactions				Conservative and Base
	Mean	Median	High	Low	Case Range
Multiple of Revenues
LTM	4.3x	1.6x	23.8x	0.7x	1.4x – 1.8x
2005E					1.3x – 4.9x
2006E					1.1x – 4.3x

Earnings per Share Accretion.   Utilizing financial projections provided by the management of both SHPI and Med-Design, Asanté Partners also calculated the potential accretion in earnings per share for the post-transaction entity relative to SHPI as an independent entity.

As discussed in the “Analysis at Various Prices” section above, it should be noted that the unique operational overlap between the Med-Design and SHPI businesses has allowed for a substantial reduction in projected ongoing operating expenses to support the Med-Design product revenues. In addition, the combination affords certain structural assurances regarding the elimination or significant reduction of Med-Design liabilities and operating expenses prior to Closing.

The table below illustrates the range of potential accretion in earnings per share for 2006 and 2007 based upon an Actual Company Cash Amount between $6.0 million and $8.5 million:

EPS Accretion as %
Conservative Case
2006E	141% – 145%
2007E	167% – 192%
Base Case
2006E	249% – 263%
2007E	400% – 448%

Miscellaneous.   Under the terms of its engagement, SHPI has agreed to pay Asanté Partners for its financial advisory services aggregate fees, including the fee for its fairness opinion, of $500,000, of which $100,000 has already been paid and $400,000 is payable at the closing. SHPI also has agreed to reimburse Asanté Partners for expenses reasonably incurred in performing its services, including fees and expenses of its legal counsel, and to indemnify it and its related persons against liabilities, including liabilities under the federal securities laws, arising out of their engagement.

SHPI selected Asanté Partners as its financial advisor because Asanté Partners is a recognized investment banking firm specializing in the healthcare and medical equipment industry, including the segments in which SHPI and Med-Design operate, with substantial experience in similar transactions. Asanté Partners is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic alliances, competitive bids and private placements. Asanté Partners is currently providing financial advisory services to SHPI and may continue to do so and has received, and may receive, fees for the rendering of such services.

Opinion of Med-Design’s Financial Advisor

Med-Design retained The Spartan Group as its financial advisor in connection with the proposed merger transaction (the “Transaction”) with SHPI. At a meeting of the board of directors of Med-Design held on November 21, 2005, at which the Med-Design board of directors considered the Transaction and approved the merger agreement, The Spartan Group rendered its oral opinion (which was simultaneously delivered in writing, dated as of November 21, 2005) that, as of such date, the merger consideration to be received by Med-Design stockholders was fair to them from a financial point of view.

The description of The Spartan Group opinion set forth herein is qualified in its entirety by reference to the full text of The Spartan Group’s opinion as set forth in Appendix C.

In conducting its review and arriving at its opinion, The Spartan Group assumed and relied upon the accuracy and completeness of all financial and other information discussed with or provided to The Spartan Group by Med-Design and SHPI. The Spartan Group did not undertake any responsibility for the accuracy, completeness or reasonableness of, or to independently verify, such information. The Spartan Group further relied on the assurances of management of Med-Design and SHPI that they were not aware of any facts that would have made any of the information reviewed by The Spartan Group inaccurate, incomplete or misleading in any respect. With respect to the forecasts regarding the future operating results of Med-Design and SHPI provided to The Spartan Group, including assumptions regarding operating synergies to be realized by the operations of the combined companies, The Spartan Group assumed, without independent verification or investigation, that such forecasts were prepared on bases reflecting the best currently available information, estimates and judgments of the management of Med-Design and SHPI and that the assumptions underlying such forecasts were reasonable. The Spartan Group was not engaged to assess the achievability of any projections or the assumptions on which they were based, and does not express a view as to such projections or assumptions. In addition, The Spartan Group did not assume any responsibility for any independent valuation or appraisal of the assets or liabilities of Med-Design or SHPI, nor has The Spartan Group been furnished with any such valuation or appraisal. The Spartan Group assumed that there would be no material adverse change in the operations of Med-Design or SHPI, including any material adverse change resulting from any outstanding litigation.

The Spartan Group further assumed that: (i) the final merger agreement would be in all material respects in the form of the draft agreement dated November 21, 2005 (the “Draft Agreement”), with no changes in the exchange ratio or the economic terms and conditions of the Transaction; (ii) the final versions of other agreements referred to in the Draft Agreement would be in all material respects in the form of the drafts of such other agreements as reviewed by The Spartan Group prior to November 21, 2005; (iii) the representations and warranties of each party to the merger agreement would be true and correct, that each party would perform all covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the proposed transaction would be satisfied without waiver thereof; and (iv) all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

Med-Design has affirmed that the Draft Agreement and other agreements referred to in the Draft Agreement were the same in all material respects to the final agreements entered into by Med-Design and SHPI.

The Spartan Group did not consider, and its opinion does not in any manner address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Med-Design or the effects of any other transaction in which Med-Design might engage. In performing its due diligence and inquiry, The Spartan Group did not independently evaluate the legal issues surrounding the intellectual property of Med-Design or SHPI, including the litigation regarding SHPI’s products distributed by the Kendall operations of Tyco International Ltd. (the “Tyco/Kendall Products”), nor did The Spartan Group hold discussions with vendors, customers or other business partners of Med-Design or SHPI. The Spartan Group’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to The Spartan Group on or before November 21, 2005. It should be understood that although subsequent developments may affect The Spartan Group’s opinion, The Spartan Group does not have any obligation to update, revise or reaffirm its opinion and it expressly disclaims any responsibility to do so.

In the course of performing its review and analyses for rendering its opinion, The Spartan Group conducted such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, The Spartan Group:

•       reviewed the Draft Agreement;

•       reviewed drafts of the other material agreements referred to in the Draft Agreement;

•       reviewed Med-Design’s and SHPI’s annual reports on Form 10-K or Form 10-KSB, as applicable, for the fiscal years ended 2002 through 2004 and quarterly reports on Form 10-Q or 10-QSB, as applicable, for the eight quarters ended September 30, 2005;

•       met with certain members of the senior management of Med-Design and SHPI to discuss the operations, financial condition, future prospects and projected operations and performance of their respective companies, as well as the future prospects and projected operations of the combined organization;

•       met with representatives of Med-Design’s independent accounting firm and counsel to discuss certain matters;

•       visited certain facilities and business offices of Med-Design and SHPI;

•       reviewed forecasts and projections prepared by Med-Design’s management with respect to Med-Design, and prepared by SHPI’s management with respect to SHPI, for the years ended December 2005 through 2009, as well as reviewed with both Med-Design’s and SHPI’s management forecasts and projections regarding the combined organization for the same time period;

•       reviewed the historical market prices and trading volume for Med-Design’s and SHPI’s publicly traded securities;

•       reviewed certain other publicly available financial data for certain companies that The Spartan Group deemed comparable to Med-Design and SHPI, and publicly available financial data with regards to other transactions that The Spartan Group considered similar to the Transaction;

•       reviewed certain internal documents of Med-Design and SHPI, such as inventory reports, licensing/royalty reports, agings and contracts; and

•       conducted such other studies, analyses and inquiries as The Spartan Group deemed appropriate.

The Spartan Group performed a variety of financial and comparative analyses in preparing its opinion, a summary of which is included herein. This summary is not a complete description of the analyses underlying The Spartan Group’s opinion. The preparation of a fairness opinion is a complex analytic process involving many judgments and determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances. It is not readily condensed and summarized. Accordingly, the analysis by The Spartan Group should be considered as an integrated whole and selecting portions of the analysis and factors, without considering all of them, could create misleading or incomplete conclusions regarding the procedures and analyses performed by The Spartan Group.

In performing its analyses, The Spartan Group made many assumptions with respect to Med-Design and SHPI and its industry, including factors beyond the control of either company, such as economic conditions, financial market conditions, and industry performance. The estimates contained in The Spartan

Group’s analyses and the resulting valuation ranges from any particular part of The Spartan Group’s analyses are not necessarily indicative of actual values or predictive of future values, which may be significantly more or less favorable than those suggested by The Spartan Group’s analyses. Accordingly, The Spartan Group does not express any opinion as to the price or range of prices at which Med-Design and SHPI shares may trade, nor as to the price or range of prices at which the combined company’s shares may trade.

The Spartan Group’s opinion and analyses were only one of many factors considered by the Med-Design board of directors in its evaluation of the Transaction with SHPI. The Spartan Group’s opinion should not be considered as determinative of the views of the Med-Design board of directors or management team with regards to the Transaction or merger consideration. The terms of the Transaction were determined on the basis of negotiations by Med-Design and SHPI. The decision to enter into the Transaction by Med-Design was made solely by its board of directors.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by The Spartan Group in connection with rendering its opinion relating to the Transaction to the Med-Design board of directors.

Some of the financial analyses summarized herein include information presented in tabular format. In order to understand The Spartan Group’s financial analyses, the tables must be considered together with the text in the summary. The tables alone are not a complete description of the financial analyses. Considering the tables alone could lead to a misleading or incomplete view of The Spartan Group’s analyses.

Primary Valuation Analyses Utilized and Key Assumptions.   The Spartan Group employed several techniques to value Med-Design as a stand-alone entity, to value SHPI as a stand-alone entity, and to value the two companies as a combined unit pursuant to the Transaction. In each case, The Spartan Group employed similar techniques, but modified the inputs to its technique depending upon the entity being analyzed. Many techniques utilized by The Spartan Group involved the use of financial projections for both Med-Design and SHPI, and for the two companies as a combined enterprise.

In performing its analyses, The Spartan Group relied on projections for Med-Design as provided by its management team and for SHPI as provided by SHPI’s management team. However, The Spartan Group, in consultation with Med-Design’s management, adjusted SHPI’s projections to assume a more conservative view of future outcomes. Specifically, The Spartan Group adjusted all royalties for the entire projection period assumed by SHPI to come from the Tyco/Kendall Products by 50% to represent future litigation risk associated with those products. The Spartan Group shared the adjusted SHPI projections with SHPI’s management and, without agreeing to adopt them as their own projections, SHPI management agreed that the projections used by The Spartan Group in its analyses were reasonable for the purposes of The Spartan Group’s analyses. The Spartan Group used projections for the combined operations of Med-Design and SHPI that were formed by combining the projections for Med-Design and SHPI with an assumed cost savings and certain merger expenses agreed to by the management of both companies.

No assurance can be made that the projections The Spartan Group used in its analyses will be achieved. Further, neither Med-Design or SHPI publicly disclose internal management projections of the type provided to The Spartan Group in connection with The Spartan Group’s analysis of the Transaction and the projections utilized were not prepared with an intent for public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including without limitation, factors related to general economic and industry conditions and competitive activity. Accordingly, actual results could vary significantly from those set forth in the projections used by The Spartan Group.

The valuation techniques The Spartan Group utilized that involved the use of projections, and a brief summary of how The Spartan Group used the valuation methodology for each, are as follows:

•       Discounted Price/Earnings (or “Discounted P/E”) analysis—computes a future value of the company using a multiple of 2009 earnings per share (or “EPS”) and uses a discount rate to compute a present value as of December 31, 2005 for the company’s shares.

•       Discounted Earnings Before Interest, Taxes, Depreciation and Amortization (or “Discounted EBITDA”) analysis—computes a future value of the company using a multiple of 2009 earnings before interest, taxes, depreciation and amortization (“EBITDA”) and uses a discount rate to compute a present value as of December 31, 2005 for the company; cash balances are added and debt balances are subtracted (as of December 31, 2005) from the present value to arrive at net equity value for the company’s shares.

•       Discounted Sales analysis—computes a future value of the company using a multiple of 2009 revenues and uses a discount rate to compute a present value as of December 31, 2005 for the company; cash balances are added and debt balances are subtracted (as of December 31, 2005) from the present value to arrive at net equity value for the company’s shares.

•       Discounted Cash Flow analysis—determines a net cash flow for each year of the projection period (2006 through 2009) as the company’s EBITDA less cash taxes, capital expenditures and changes in working capital. Also determines a “terminal value” in 2009 that is computed as a multiple of 2009 EBITDA. The annual net cash flow and terminal value are converted into a present value as of December 31, 2005 using a discount rate; cash balances are added and debt balances are subtracted (as of December 31, 2005) from the present value to arrive at net equity value for the company’s shares.

The Spartan Group believes these approaches to valuation are particularly useful in this case because neither Med-Design nor SHPI was profitable at the time that the opinion was rendered, and analyses that relied on historical earnings would therefore be problematic. The Spartan Group also considered valuations based on historical revenues, but placed less analytical reliance on such approaches due to the relatively wide range of outcomes such analyses produce.

The Spartan Group also used techniques using observations in the public markets for Med-Design’s and SHPI’s equity securities. These techniques measured the historical relationship between the two companies’ share prices and compared that to the consideration offered in the Transaction.

The Spartan Group did not assign any specific weight to any of the analyses described herein and did not draw any specific conclusions from or with regard to any one method of analysis.

In preparing its analyses, The Spartan Group assumed that the exchange ratio between the companies would be based on the assumption that the Actual Company Cash Amount for Med-Design (as defined in the Draft Agreement) would be set at $8.0 million as of November 30, 2005. No assurance can be made that the Actual Company Cash Amount will be $8.0 million as of November 30, 2005, as the Draft Agreement provided that the relative ownership of the combined company would be adjusted upwards or downwards depending upon the Actual Company Cash Amount as of November 30, 2005. For analytical purposes, The Spartan Group utilized an exchange ratio in its analysis assuming a 33.0% Med-Design and a 67.0% SHPI ownership split, based on 16,874,486 Med-Design shares outstanding and 44,629,445 SHPI shares outstanding, which results in an exchange ratio of 1.3027 SHPI shares for each Med-Design share outstanding.

In performing its analyses for Med-Design, SHPI and the proposed combined company, The Spartan Group used as a basis for parts of its analyses a common set of comparable public companies and comparable historical merger and acquisition transactions. The operations of both Med-Design and SHPI are similar in terms of products that they license, market and manufacture, and therefore The Spartan Group believes a common set of comparable public companies and comparable historical merger and acquisition transactions is appropriate in this case for analytical purposes.

Comparable Public Companies.   The Spartan Group reviewed certain publicly available financial information with regards to selected publicly-traded companies that The Spartan Group deemed relevant to Med-Design, SHPI and the proposed combined company. The Spartan Group did not necessarily include all companies or businesses that could be deemed as comparable to Med-Design, SHPI or the proposed combined company. The companies The Spartan Group selected for its analyses (along with the stock symbol for each) were:

•       Cardima (CRDM)

•       Cardiogenesis (CGCP)

•       ICU Medical (ICUI)

•       Enpath Medical (NPTH)

•       Merit Medical Systems (MMSI)

•       Possis (POSS)

•       Rochester Medical (ROCM)

•       Vision-Sciences (VSCI)

Using publicly available information and stock prices as of November 18, 2005, The Spartan Group analyzed, among other things, the multiples at which the comparable companies traded in terms of stock price as a multiple of latest twelve months (or “LTM”) earnings per share, as well as stock price as a multiple of 2005 and 2006 estimated EPS. In addition, The Spartan Group analyzed enterprise value (or “EV”) as a multiple of LTM and estimated 2005 and 2006 revenue and EBITDA. Enterprise value is computed as market value of equity plus debt less cash. All estimated revenues, EBITDA and EPS were provided from publicly available sources reporting such data.

The table below, excluding cases where observations were not available, summarizes the mean, harmonic mean (a calculation of the mean that excludes the high and low observation in the set), median, high and low of the set of selected comparable companies.

	LTM		2005		2006		LTM		2005		2006		LTM		2005		2006
	P/E		P/E		P/E		Revs.		Revs.		Revs.		EBITDA		EBITDA		EBITDA
High	57.7	x	27.9	x	23.8	x	5.4	x	2.6	x	2.2	x	28.9	x	14.6	x	10.7	x
Mean	37.7		25.9		21.2		2.7		2.2		2.0		18.5		13.1		9.7
Harm. Mean	35.9		27.6		20.9		2.5		2.2		2.1		17.7		—		—
Median	35.9		27.6		20.9		2.6		2.2		2.1		15.2		13.1		9.7
Low	21.2		22.2		18.8		1.3		1.7		1.8		10.8		11.7		8.7

All companies were selected because they were reasonably small in terms of equity market capitalization (all were under $500 million at the time of this analysis) and because they served medical-device related markets. However, none of the companies selected are identical to Med-Design, SHPI or the proposed combined company. As a result, any conclusions from this analysis must involve complex considerations and judgments concerning differences in financial and operating characteristics of the companies selected and other factors that would affect the market values of publicly-traded companies.

The Spartan Group, in performing its analyses, considered the data from this comparable public company analysis in selecting multiples of revenues, EBITDA, and earnings that were applied in its valuation analyses (please see “Primary Valuation Analyses Utilized and Key Assumptions”). In selecting multiples, The Spartan Group applied its professional judgment in comparing the data derived from this analysis (as well as the comparable historical merger and acquisition transaction analysis) to Med-Design, SHPI, and the proposed combined company.

Comparable Historical Merger and Acquisition Transactions.   The Spartan Group reviewed certain publicly available financial information with regards to selected historical merger and acquisition transactions that The Spartan Group deemed relevant to Med-Design, SHPI and the proposed combined company. The Spartan Group did not necessarily include all transactions that could be deemed as comparable to Med-Design, SHPI or the proposed combined company. The transactions The Spartan Group selected for its analyses (along with the effective date for each) were:

Target	Acquiror	Effective Date
Quinton Cardiology Systems	Cardiac Sciences Corp.	9/01/05
Statcorp	CAS Medical Systems	5/15/05
Horizon Medical Products	RITA Medical Systems	7/29/05
i-Stat Corp.	Abbott Laboratories	1/27/04
Comedical	Advanced Neuromodulation Sys.	9/14/03
Centerpulse	Zimmer Holdings	8/28/03
Computer Motion	Intuitive Surgical	6/30/03
Symphonix Devices	MED-EL GMBH	6/25/03
Gish Biomedical	Cardiotech International	4/07/03
Scherer Healthcare	Stericycle	1/10/03
Bio-Plexus	ICU Medical	10/31/02
Catheter Innovations	Boston Scientific	3/05/01

Using publicly available information, The Spartan Group analyzed, among other things, the multiples of the historical merger and acquisition transactions as a multiple of enterprise value to LTM revenue and EBITDA. All data were provided from publicly available sources reporting such data.

The table below, excluding transactions where observations were not available, summarizes the mean, median, high and low of the set of selected comparable merger and acquisition transactions.

	EV/Revenues		EV/EBITDA
High	6.2	x	39.6	x
Mean	3.0		21.6
Median	2.1		13.9
Low	0.5		7.9

All transactions were selected because they were reasonably small in terms of transaction value (all but one were under $500 million) and because they involved health-care related companies. However, none of the transactions selected are identical to that proposed by Med-Design and SHIP. Further, all multiples for the selected transactions were based on public information available at the time of each transaction, and do not take into account differing market and other conditions during which the selected transaction occurred. In addition, each transaction involved companies with differing financial and operating characteristics, potential for merger synergies, and other factors which would necessarily affect the transaction multiples. As a result, any conclusions from this analysis must involve complex considerations and judgments concerning differences in financial and operating characteristics of the companies selected, the timing of the transaction, and other factors that would affect the market values of merger and acquisition transactions.

The Spartan Group, in performing its analyses, considered the data from this comparable historical merger and acquisition transactions analysis in selecting multiples of revenues, EBITDA, and earnings that were applied in its valuation analyses (please see “Primary Valuation Analyses Utilized and Key Assumptions”). In selecting multiples, The Spartan Group applied its professional judgment in comparing the data derived from this analysis (as well as the comparable public company analysis) to Med-Design, SHPI, and the proposed combined company.

Stand-Alone Valuation of Med-Design Shares.   Using data from its analysis of comparable public companies and from its analysis of comparable historical merger and acquisition transactions and using financial projections provided by Med-Design’s management, The Spartan Group performed a valuation of Med-Design as a stand-alone company (without the effects of a merger with SHPI). The Spartan Group primarily relied on the forward looking valuation methodologies described herein: The Discounted P/E analysis, the Discounted EBITDA analysis, the Discounted Sales analysis, and the Discounted Cash Flow analysis. All methodologies computed a valuation range for Med-Design’s shares as of December 31, 2005.

All of these analyses were based on projections provided by Med-Design, and in all cases The Spartan Group applied discount rates to compute present values of between 30% and 40%. In the case of the Discounted P/E analysis, The Spartan Group applied multiples of EPS in 2009 ranging from 20x to 30x. In the case of the Discounted EBITDA analysis and the Discounted Cash Flow analysis, The Spartan Group applied multiples of EBITDA in 2009 ranging from 8x to 10x. In the case of the Discounted Sales analysis, The Spartan Group applied multiples of sales in 2009 ranging from 1x to 2x. The table below summarizes the valuation ranges resulting from various methodologies per each Med-Design share:

	Low	High
Discounted P/E	$0.60	$1.04
Discounted EBITDA	$0.73	$0.82
Discounted Sales	$0.71	$0.92
Discounted Cash Flow	$0.65	$0.75

As of November 18, 2005, Med-Design’s stock closed at $0.57 per share.

Stand-Alone Valuation of SHPI Shares.   Using data from its analysis of comparable public companies and from its analysis of comparable historical merger and acquisition transactions and using financial projections provided by SHPI’s management (modified per discussions with SHPI’s management as described herein), The Spartan Group performed a valuation of SHPI as a stand-alone company (without the effects of a merger with Med-Design). The Spartan Group primarily relied on the forward looking valuation methodologies described herein: The Discounted P/E analysis, the Discounted EBITDA analysis, the Discounted Sales analysis, and the Discounted Cash Flow analysis. All methodologies computed a valuation range for SHPI’s shares as of December 31, 2005.

All of these analyses were based on projections provided by SHPI (as modified), and in all cases The Spartan Group applied discount rates to compute present values of between 20% and 25%. In the case of the Discounted P/E analysis, The Spartan Group applied multiples of EPS in 2009 ranging from 20x to 30x. In the case of the Discounted EBITDA analysis and the Discounted Cash Flow analysis, The Spartan Group applied multiples of EBITDA in 2009 ranging from 10x to 15x. In the case of the Discounted Sales analysis, The Spartan Group applied multiples of sales in 2009 ranging from 3x to 5x. The table below summarizes the valuation ranges resulting from various methodologies per each Med-Design share:

	Low	High
Discounted P/E	$0.49	$0.73
Discounted EBITDA	$0.35	$0.60
Discounted Sales	$0.41	$0.79
Discounted Cash Flow	$0.41	$0.67

As of November 18, 2005, SHPI’s stock closed at $0.60 per share.

Pro-Forma Valuation of Med-Design Shares Post-Merger.   Using data from its analysis of comparable public companies and from its analysis of comparable historical merger and acquisition transactions, using Med-Design and SHPI financial projections as used in the stand-alone valuations, and using estimates of future costs and cost savings (no enhancement of revenues was assumed) resulting from the merger provided by management of both SHPI and Med-Design, The Spartan Group performed a valuation of Med-Design shares assuming a merger as proposed with SHPI (assuming a 33% post-merger ownership of the combined company by Med-Design stockholders). The Spartan Group primarily relied on the forward looking valuation methodologies described herein: The Discounted P/E analysis, the Discounted EBITDA analysis, the Discounted Sales analysis, and the Discounted Cash Flow analysis. All methodologies computed a valuation range for Med-Design’s shares (pro-forma the merger) as of December 31, 2005.

All of these analyses were based on projections provided by Med-Design and SHPI, and in all cases The Spartan Group applied discount rates to compute present values of between 20% and 25%. In the case of the Discounted P/E analysis, The Spartan Group applied multiples of EPS in 2009 ranging from 20x to 30x. In the case of the Discounted EBITDA analysis and the Discounted Cash Flow analysis, The Spartan Group applied multiples of EBITDA in 2009 ranging from 10x to 12x. In the case of the Discounted Sales analysis, The Spartan Group applied multiples of sales in 2009 ranging from 2x to 3x. The table below summarizes the valuation ranges resulting from various methodologies per each Med-Design share:

	Stand Alone		Pro-Forma Merger
	Low	High	Low	High
Discounted P/E	$0.60	$1.04	$0.75	$1.32
Discounted EBITDA	$0.73	$0.82	$0.81	$1.08
Discounted Sales	$0.71	$0.92	$0.51	$0.79
Discounted Cash Flow	$0.65	$0.75	$1.01	$1.30

Public Market Premium.   The Spartan Group analyzed the relative trading ratios between Med-Design and SHPI, to compare the estimated proposed exchange rate of 1.3027 SHPI share for each Med-Design share. The results of the comparison the ratio the market price of one SHPI share to one Med-Design share were as follows:

	High	Low	Average
Last 12 Months	1.413	0.699	1.012
Last 9 Months	1.413	0.778	1.056
Last 6 Months	1.413	0.902	1.133
Last 3 Months	1.413	0.932	1.199

As of November 18, 2005, the ratio of the market price of one SHPI share to one Med-Design share was 1.0526.

In addition, The Spartan Group estimated, using stock prices as of November 18, 2005, the value offered to Med-Design stockholders on a per share basis under two methodologies. First, that the market capitalization of SHPI shares would be equivalent to the market capitalization as of November 18, 2005; and second, that the merged market capitalization of Med-Design shares and SHPI shares as of November 18, 2005 would be split 33% for Med-Design stockholders and 67% for SHPI stockholders. Under the first analysis, an Med-Design share would be worth $0.78, a 37.1% premium to its share price as of November 18, 2005. Under the second analysis, an Med-Design share would be worth $0.71, a 24.9% premium to its share price as of November 18, 2005.

All market prices used in this analysis, since they were obtained prior to announcement of the potential merger, do not reflect any market impact of announcement of the merger or the possible cost savings the merger is expected to produce.

Information Regarding The Spartan Group LLC

In November 2004, Med-Design engaged The Spartan Group as its exclusive financial advisor to provide advice and assistance in connection with possible mergers, acquisitions, asset sales or similar transactions involving the company. For such services, The Spartan Group is entitled to a fee contingent upon the closing of a transaction. Pursuant to The Spartan Group’s engagement letter, Med-Design agreed to pay The Spartan Group a fee of $175,000 for the opinion, which fee is not dependent on the conclusions reached in the opinion. In addition, The Spartan Group is owed a payment of $50,000 that became due under terms of the engagement letter when Med-Design entered into exclusive negotiations with SHPI (the “Retainer”). Furthermore, Med-Design has agreed to reimburse The Spartan Group for reasonable out-of-pocket expenses, and indemnify The Spartan Group against certain liabilities arising out of its engagement. The Spartan Group has agreed that the total of all fees that may become payable to The Spartan Group by Med-Design if the merger is consummated will not exceed $500,000 (including the Retainer and the fee for the opinion).

The Spartan Group has provided investment banking services for Med-Design in the past, and prior to joining The Spartan Group, one of The Spartan Group’s principals provided consulting services to Med-Design.

The Spartan Group LLC is an investment banking firm with offices in the Los Angeles and San Francisco metropolitan areas that is dedicated to providing high quality investment banking advice to clients in the middle-market. The Spartan Group provides advice relative to mergers and acquisitions, financings, and other issues of a strategic and financial nature.

Accounting Treatment

SHPI intends to account for the combination under the purchase method of accounting for business combinations. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets of an acquired entity based on their estimated fair values as of the completion of the transaction. A final determination of these fair values will include management’s consideration of a valuation prepared by an independent valuation specialist. This valuation will be based on the actual net tangible and intangible assets of Med-Design that exist as of the closing date of the combination.

Material United States Federal Income Tax Consequences of the Combination

The following discussion summarizes the material United States federal income tax consequences of the combination that are expected to apply generally to Med-Design stockholders upon an exchange of their Med-Design common stock for SHPI common stock in the combination. This summary is based upon current provisions of the Internal Revenue Code, existing Treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to SHPI, Med-Design or the Med-Design stockholders as described in this summary. No attempt has been made to comment on all federal income tax consequences of the combination that may be relevant to particular holders, including holders:

•       who do not hold their shares as capital assets;

•       who are subject to special tax rules such as financial institutions;

•       who are dealers in securities, foreign persons, mutual funds, insurance companies or tax-exempt entities;

•       who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

•       who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

•       who hold their shares as a hedge or as part of a hedging, straddle or other risk reduction strategy; or

•       whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Med-Design common stock, the tax treatment of a partner in such entity will generally depend on the status of the partner and the activities of the partnership. Any holder that is a partnership holding Med-Design common stock, or any partner in such a partnership should consult its own tax advisors.

In addition, the following discussion does not address the tax consequences of the combination under state, local or foreign tax laws. Furthermore, the following discussion does not address (i) the tax consequences of transactions effectuated before, after or at the same time as the combination, whether or not they are in connection with the combination, including, without limitation, transactions in which shares of Med-Design common stock are acquired or shares of SHPI common stock are disposed of, (ii) the tax consequences to holders of options issued by Med-Design which are exercised or terminated, as the case may be, in connection with an offer by Med-Design to exchange Med-Design shares for outstanding Med-Design options, (iii) the tax consequences to holders of warrants issued by Med-Design which are converted into warrants to purchase shares of SHPI common stock after completion of the combination, or (iv) the tax consequences of the receipt of shares of SHPI common stock other than in exchange for shares of Med-Design common stock.

Accordingly, holders of Med-Design common stock are urged to consult their own tax advisors regarding the United States federal income tax consequences of the combination in light of their personal circumstances and the consequences under state, local and foreign tax laws.

As a condition to the consummation of the combination, Morgan, Lewis & Bockius LLP and Cooley Godward LLP must render tax opinions to their respective clients that the combination will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These tax opinions will be subject to certain assumptions and qualifications and will be based in part on the truth and accuracy of certain representations of SHPI, Mammoth Acquisition Sub, Inc., Mammoth Acquisition Sub, LLC and Med-Design. No ruling from the Internal Revenue Service has been or will be requested in connection with the combination, and Med-Design stockholders should be aware that the tax opinions discussed in this section are not binding on the Internal Revenue Service, the Internal Revenue Service could adopt a contrary position, and a contrary position could be sustained by a court.

Assuming the combination constitutes a reorganization for federal income tax purposes:

•       Med-Design stockholders will not recognize any gain or loss upon the receipt of SHPI common stock for their Med-Design common stock, other than with respect to cash received in lieu of fractional shares of Med-Design common stock;

•       the aggregate basis of the shares of SHPI common stock received by a Med-Design stockholder in the combination will be equal to (1) the aggregate basis of the shares of Med-Design common stock surrendered by such stockholder in exchange therefor, less (2) the aggregate basis of the Med-Design common stock surrendered that is allocable to a fractional share of SHPI common stock for which cash is received;

•       the holding period of the shares of SHPI common stock received by a Med-Design stockholder in the combination will include the holding period of the shares of Med-Design common stock surrendered in exchange therefor;

•       a Med-Design stockholder who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference, if any, between such stockholder’s basis in the fractional share and the amount of cash received. Such gain or loss will be a capital gain or loss; and

•       if a Med-Design stockholder has differing bases or holding periods in respect of his or her shares of Med-Design common stock, such stockholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of SHPI common stock received in the exchange.

Backup Withholding.   With respect to a cash payment received by a Med-Design stockholder in lieu of a fractional share of SHPI common stock, a noncorporate Med-Design stockholder may be subject to backup withholding at a rate of 28%. However, backup withholding will not apply to a stockholder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the letter of transmittal, or (ii) otherwise proves to SHPI and its exchange agent that the stockholder is exempt from backup withholding.

Reporting Requirements.   Each Med-Design stockholder that receives SHPI common stock in the combination will be required to file a statement with his, her or its federal income tax return setting forth his, her or its basis in the Med-Design common stock surrendered and the fair market value of the common stock and cash, in lieu of fractional shares if any, received in the combination, and to retain permanent records of these facts relating to the combination.

Consequences of IRS Challenge.   A successful challenge by the Internal Revenue Service to the reorganization status of the combination would result in the Med-Design stockholders recognizing taxable gain or loss with respect to each share of Med-Design common stock surrendered equal to the difference between each stockholder’s basis in such share and the fair market value, as of the effective time of the combination, of the SHPI common stock received in exchange therefor. In such event, a Med-Design stockholder’s aggregate basis in the SHPI common stock so received would equal its fair market value, and the holding period of such stock would begin the day after the date the combination becomes effective.

Tax matters are very complicated, and the tax consequences of the combination to a Med-Design stockholder will depend on such holder’s particular tax situation. The summary of material United States federal income tax consequences set forth above is intended to provide only a general summary and is not intended to be a complete analysis or description of all potential federal income tax consequences of the combination. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-income tax or any foreign, state or local tax consequences of the combination. The summary does not address the tax consequences of any transaction other than the combination. Accordingly, each Med-Design stockholder is strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the combination to such stockholder.

Appraisal Rights

Holders of Med-Design common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the combination under Section 262 of the DGCL. Under Delaware law, holders of shares of SHPI common stock are not entitled to appraisal rights in connection with the combination.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Appendix E. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of Med-Design common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Med-Design common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, persons who hold shares of Med-Design common stock who do not vote in favor of the adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the combination, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement and approval of the combination by Med-Design’s stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This joint proxy statement/prospectus shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Appendix E. Any holder of Med-Design common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should carefully review the following discussion and Appendix E because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Med-Design believes that if an Med-Design stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Filing Written Demand.   Any Med-Design stockholder wishing to exercise appraisal rights must deliver to Med-Design, before the vote on the adoption of the merger agreement at a meeting of Med-Design’s stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of the adoption of the merger agreement. A holder of shares of Med-Design common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the combination, since appraisal rights will be lost if the shares are transferred prior to the effective time of the combination. The holder must not vote in favor of the adoption of the merger agreement. A proxy which is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the merger agreement.

Neither voting against the adoption of the merger agreement (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at a meeting of Med-Design’s stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Med-Design common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Med-Design common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the combination. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder or record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Med-Design common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to The Med-Design Corporation, 2810 Bunsen Avenue, Ventura, California 93003, Attention: Secretary.

Any holder of Med-Design common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the combination will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the Med-Design stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation.   Within ten days after the effective time of the combination, the surviving corporation must notify each holder of Med-Design common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the combination has become effective.

Filing a Petition for Appraisal.   Within 120 days after the effective time of the combination, but not thereafter, the surviving corporation or any holder of Med-Design common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The surviving corporation is under no obligation to and has no present intention to file a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of Med-Design common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Med-Design common stock within the time prescribed in Section 262.

Within 120 days after the effective time of the combination, any holder of Med-Design common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefore has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of shares of Med-Design common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

Determination of Fair Value.   After determining the holders of Med-Design common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the combination, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Court of Chancery of Delaware will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the combination if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although Med-Design believes that the consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration. Neither Med-Design nor SHPI anticipate offering more than the applicable consideration to any Med-Design stockholder exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Med-Design common stock is less than the applicable consideration, and that the methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Med-Design common stock have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. The Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of Med-Design common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of Med-Design common stock will be deemed to have been converted at the effective time of the combination into the right to receive a number of shares of common stock of SHPI equal to the exchange ratio for each one share of Med-Design common stock owned by such stockholder (and cash in lieu of any fractional shares) that constitutes the consideration under the merger agreement. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the combination or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the combination, in accordance with Section 262.

From and after the effective time, no dissenting stockholder shall have any rights of an Med-Design stockholder with respect to that holder’s shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions on the holder’s shares of Med-Design common stock, if any, payable to Med-Design stockholders of record as of a time prior to the effective time; provided, however, that if a dissenting stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal within 60 days after the completion of the combination or subsequently with the written approval of the surviving company, or, if no petition for appraisal is filed within 120 days after the completion of the combination, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the consideration. Once a petition for appraisal is filed with the Delaware court, the appraisal proceeding may not be dismissed as to any Med-Design stockholder without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

Federal Securities Laws Consequences

This proxy statement/prospectus does not cover any resales of the SHPI common stock received in the combination, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

All shares of SHPI common stock received by Med-Design stockholders in the combination should be freely transferable, except that if a Med-Design stockholder is deemed to be an “affiliate” of Med-Design under the Securities Act at the time of the special meeting, the Med-Design stockholder may resell those shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of Med-Design under the Securities Act generally include individuals or entities that control, are controlled by, or are under common control with, Med-Design, and generally would not include stockholders who are not officers, directors or principal stockholders of Med-Design.

Interests of SHPI’s Directors and Executive Officers

Upon completion of the combination and the issuance of SHPI common stock in the combination, the directors and officers of SHPI, along with those individuals who were directors and officers of SHPI since the beginning of the fiscal year ended December 31, 2004, will collectively beneficially own 28.6% of the outstanding stock of SHPI, calculated on the basis set forth under “SHPI Principal Stockholders”.

Some directors and executive officers of SHPI have interests in the combination that are different from, and in addition to, the interests of Med-Design stockholders generally. David Jahns is a director of SHPI, and certain entities affiliated with Mr. Jahns beneficially own 15,315,236 shares of SHPI common stock, warrants to purchase 120,000 shares of common stock, and convertible promissory notes in the principal amount of $500,000. Jeffrey Soinski is an officer and director of SHPI and beneficially owns 1,489,289 shares of SHPI common stock. Donald Solomon is an officer and director of SHPI and beneficially owns 569,568 shares of SHPI common stock.

SHPI has entered into indemnity agreements (the “Indemnity Agreements”) with each of SHPI’s executive officers and directors pursuant to which SHPI has agreed to indemnify the officers and directors to the fullest extent permitted by law for any event or occurrence related to the service of the indemnitee for SHPI as an officer or director that takes place prior to or after the execution of the Indemnity Agreement. The Indemnity Agreements obligate SHPI to reimburse or advance expenses relating to any proceeding arising out of an indemnifiable event. Under the Indemnity Agreements, SHPI’s officers and directors are presumed to have met the relevant standards of conduct required by Delaware law for indemnification. Should the Indemnity Agreements be held to be unenforceable, indemnification of these officers and directors may be provided by SHPI in certain cases at its discretion.

As a result of the foregoing, the directors and officers of SHPI may be more likely to vote to approve the combination than SHPI stockholders generally.

Interests of Med-Design’s Directors and Executive Officers

Upon completion of the combination, Vincent Papa and Ralph Balzano, each of whom is a director of Med-Design, will become directors of SHPI. Each will be a holder of less than 1% of the outstanding common stock of SHPI following the combination.

Directors and executive officers of Med-Design hold in the aggregate options to purchase 887,121 shares of Med-Design common stock. Under the items of the merger agreement, Med-Design will offer to exchange these options for approximately 185,977 shares of Med-Design common stock that will then be converted into shares of SHPI common stock in the combination based upon the exchange ratio.

The merger agreement provides that Med-Design will purchase a tail policy of directors’ and officers’ liability insurance in specified amounts and for specified periods following the effective time of the combination, covering the existing Med-Design directors for their acts and omissions occurring prior to the completion of the combination.

David R. Dowsett, Acting Chief Executive Officer, Lawrence D. Ellis, Vice President and Chief Financial Officer, and Joseph N. Bongiovanni, III, Vice President and Secretary, the executive officers of Med-Design, will have their employment terminated in connection with the combination. Mr. Dowsett will be entitled to severance in the amount of approximately $249,000 under the terms of his employment agreement, and Mr. Bongiovanni and Mr. Ellis will each receive a year’s compensation as severance, which will be approximately $192,860 and $201,509, respectively.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. The full text of the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. This summary may not contain all of the information that is important to you, and you are encouraged to read carefully the entire merger agreement. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about SHPI or Med-Design. Such information can be found elsewhere in this document and in the other public filings SHPI and Med-Design make with the SEC, which are available without charge at www.sec.gov.

The representations and warranties described below and included in the merger agreement were made by each of SHPI and Med-Design to the other. These representations and warranties were made as of specific dates and may be subject to important qualifications, limitations and supplemental information in disclosure schedules agreed to by SHPI and Med-Design in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between SHPI and Med-Design rather than to establish matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changes since the date of the merger agreement.

Structure of the Combination

At closing, SHPI’s wholly-owned subsidiary, Mammoth Acquisition Sub, Inc., will merge with and into Med-Design. Upon completion of the merger, Med-Design will be the surviving corporation and a wholly-owned subsidiary of SHPI. Immediately thereafter, SHPI’s wholly-owned subsidiary, Mammoth Acquisition Sub, LLC, will merge with and into Med-Design. Upon completion of this second merger, Mammoth Acquisition Sub, LLC will be the surviving corporation and a wholly-owned subsidiary of SHPI.

Effective Time of the Combination

The completion of the combination will occur no later than the fifth business day after the conditions set forth in the merger agreement are satisfied or waived, or at such time, date and location as the parties agree in writing. It is anticipated that the effective time will occur as soon as practicable following the special meetings of SHPI stockholders and Med-Design stockholders. SHPI and Med-Design are working to complete the combination as soon as possible. SHPI and Med-Design hope to complete the combination by March 2006.

Officers and Directors

Upon completion of the combination, the board of directors of SHPI is expected to consist of eight members, of whom two will be designated by Med-Design, five will be designated by SHPI, and one will be the Chief Executive Officer of the combined organization. The executive management team of the combined organization is expected to be composed of members of SHPI’s management prior to the combination. All employees of Med-Design will be terminated in connection with the combination. The individuals currently contemplated to become the directors and officers of SHPI immediately following the completion of the combination are identified under the heading entitled “SHPI Management After the Combination.”

Conversion of Med-Design Common Stock

Each share of Med-Design common stock issued and outstanding immediately prior to the effective time, will be automatically converted into the right to receive a number of shares of common stock of SHPI equal to the exchange ratio and cash in lieu of fractional shares.

The Exchange Ratio

The exchange ratio is used to determine how many shares of SHPI common stock Med-Design stockholders will receive for each share of Med-Design common stock they hold. The exchange ratio is established in accordance with the merger agreement, which was signed on November 21, 2005.  Based on the net cash amount of Med-Design established pursuant to the merger agreement of $7.6 million, and assuming the closing of the merger occurs by February 28, 2006, the exchange ratio will be approximately 1.24, and the stockholders of Med-Design will own approximately 32.2% of the combined organization.

The exchange ratio and this percentage may be increased if Med-Design eliminates or reduces certain liabilities related to its real property lease and pending litigation prior to the closing of the combination if the closing is reasonably likely to occur after February 28, 2006. Under the merger agreement, $470,000 was deducted from net cash for lease obligations of Med-Design, and $200,000 was deducted for certain pending litigation. If, more than seven days prior to the earlier of Med-Design’s or SHPI’s scheduled stockholder meeting date to approve the combination, Med-Design is able to settle the lease liability for less than $470,000, then Med-Design can earn up to $470,000 as a positive credit to the net cash amount, and if Med-Design is able to settle the pending litigation for less than $200,000, then it can earn a positive credit to the net cash amount reflecting the actual settlement. If it becomes reasonably likely that the closing of the combination will occur after February 28, 2006, then the net cash amount will be decreased by $100,000. After the net cash amount is adjusted for these contingencies, then the exchange ratio will be recalculated to reflect the adjusted net cash amount. Under the exchange ratio formula contained in the merger agreement, Med-Design’s stockholders’ percentage ownership of the combined organization would change 0.25% for each $100,000 of positive or negative adjustment to the net cash amount. If the lease liability is eliminated in full such that Med-Design receives the full $470,000 credit, the litigation is settled without cost to Med-Design such that Med-Design receives a $200,000 credit, and the closing of the combination is reasonably likely to occur on or prior to February 28, 2006, then the exchange ratio will be approximately 1.35, and the stockholders’ of Med-Design will own approximately 34.1% of the combined organization. The market value of SHPI or Med-Design common stock at the time of closing will not affect the aggregate number of shares of SHPI common stock issued in the combination.

Stock Options

As provided in the merger agreement, prior to the effective time of the merger, Med-Design will offer to issue shares of Med-Design common stock in exchange for surrender of outstanding options to purchase shares of Med-Design common stock. The number of shares to be offered is based upon the valuation of such options referred to in the merger agreement, which was based upon a Black-Scholes valuation. The aggregate number of shares to be offered to holders of options is 233,509 shares of Med-Design common stock. Outstanding options not so exchanged will be terminated by Med-Design, as permitted under Med-Design’s 2001 Amended and Restated Stock Option Plan. Although options under Med-Design’s Non-Qualified Stock Option Plan may not be terminated unilaterally by Med-Design, Med-Design anticipates that all such options will be exchanged. Accordingly, immediately prior to the combination, it is expected that no options to purchase Med-Design common stock will be outstanding, and the stock option plans of Med-Design will be terminated. Med-Design stock closed at $0.55 per share February 6, 2006. Assuming all of the options are exchanged for stock, the transaction would generate a charge of $128,430 which would be recorded by Med-Design prior to the date of the merger.

Exchange of Warrants

At the completion of the combination, each outstanding Med-Design warrant will be assumed by SHPI. Each Med-Design warrant so assumed by SHPI will continue to have, and be subject to, the same terms and conditions set forth in the applicable Med-Design warrant, except that (i) each Med-Design warrant will be exercisable for that number of whole shares of SHPI common stock equal to the product of the number of shares of Med-Design common stock that were issuable upon exercise of such Med-Design warrant immediately prior to the effective time multiplied by the exchange ratio, rounded down to the nearest whole number of shares of SHPI common stock and (ii) the per share exercise price for the shares of SHPI common stock issuable upon exercise of such assumed Med-Design warrant will be equal to the quotient determined by dividing the exercise price per share of Med-Design common stock at which such Med-Design warrant was exercisable immediately prior to the effective time by the exchange ratio, rounded up to the nearest whole cent. There are currently outstanding 2,309,532 Med-Design warrants at strike prices ranging from $6.03 to $14.1375. These warrants will be exchanged for warrants to purchase SHPI common stock at the same final exchange ratio received by the Med-Design stockholders.

Fractional Shares

No fractional shares of SHPI common stock will be issued in the combination. Instead, each holder of Med-Design common stock otherwise entitled to receive a fraction of a share of SHPI common stock shall receive from SHPI an amount of cash (rounded to the nearest whole cent), without interest, determined by multiplying that fraction by $0.60.

Surrender of Med-Design Certificates

Following the effective time of the combination, the exchange agent, selected by SHPI, will mail to each holder of Med-Design common stock a letter of transmittal and instructions regarding the details of the exchange. The holders will use the letter of transmittal to exchange Med-Design stock certificates for the shares of SHPI common stock and cash in lieu of fractional shares of SHPI common stock to which the holders of Med-Design common stock are entitled to receive in connection with the combination.

After the effective time of the combination and until so surrendered, outstanding Med-Design certificates will be deemed to be evidence of the right to receive SHPI common stock, and the right to receive an amount of cash in lieu of the issuance of any factional shares to which the record holders of Med-Design common stock are entitled to receive in connection with the combination. No interest will be payable on cash distributed to Med-Design stockholders in lieu of any factional shares of SHPI common stock.

Tax Consequences

It is intended by both SHPI and Med-Design that the combination shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code.

Representations and Warranties

The merger agreement contains substantially reciprocal representations and warranties made by each company to the other. The representations and warranties relate to:

•       corporate organization, good standing and qualification to do business;

•       capitalization;

•       authority to enter into the merger agreement;

•       absence of a breach of the certificate of incorporation, bylaws, law or material agreement as a result of the combination;

•       financial statements;

•       the absence of any undisclosed liabilities;

•       the absence of certain changes or events since December 31, 2004;

•       taxes, tax returns and audits;

•       intellectual property matters;

•       compliance with applicable legal requirements;

•       permits required to conduct business and compliance with those permits;

•       litigation;

•       payments required to be made to brokers and agents in connection with the combination;

•       employee benefit plans and other employment matters;

•       labor relations;

•       disclosure of liens and encumbrances;

•       environmental matters;

•       agreements, contracts and commitments;

•       leased real property;

•       the accuracy of information supplied in this proxy statement/prospectus;

•       the approval of the combination and related matters by the board of directors; and

•       required stockholder approval.

Conduct of Business Prior to The Completion of the Combination

Under the terms of the merger agreement, SHPI and Med-Design have agreed that until the earlier of the termination of the merger agreement or the effective time of the combination, subject to certain exceptions, each company will carry on its business in the ordinary course, in substantially the same manner as previously conducted, and in compliance with all applicable legal and contractual requirements. In addition, without the prior written consent of the other party, each of SHPI and Med-Design have agreed not to take any of the following actions:

•       declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

•       sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that (1) Med-Design and SHPI may issue common stock upon the valid exercise of options outstanding as of the date of the merger agreement, (2) SHPI may, in the ordinary course of business and consistent with past practices (x) grant options or make other stock awards under its equity plans to employees hired by SHPI after the date of the merger agreement, and (y) in addition to options granted to employees hired by SHPI after the date of the merger agreement, grant options or make other stock awards under its stock option plans to purchase shares of SHPI common stock to employees, directors or consultants of SHPI, and (3) Med-Design may exchange shares of its common stock for the termination of Med-Design options to purchase common stock;

•       amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction other than, in the case of Med-Design, the previously approved reverse stock split and, in the case of SHPI, the reverse stock split contemplated by this joint proxy statement/prospectus;

•       form any subsidiary or acquire any equity interest or other interest in any other entity;

•       lend money to any person or entity, or incur or guarantee any indebtedness;

•       make any tax election;

•       commence or settle any legal proceeding; or

•       agree or commit to take any of the actions described above.

Finally, without the prior written consent of SHPI, Med-Design has agreed not to take any of the following actions:

•       amend or waive any rights under, or accelerate the vesting under, any provision of any stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract;

•       make or permit any subsidiary to make, any capital expenditure that, when added to all other capital expenditures made by Med-Design and its subsidiaries during the pre-closing period, exceeds $25,000 in the aggregate;

•       commit to or accrue, or permit any subsidiary to commit to or accrue, any single expense that exceeds $25,000;

•       enter into or become bound by, or permit any of the assets owned or used by Med-Design or its subsidiaries to become bound by, any material contract, or amend or terminate, or waive or exercise any material right or remedy under, any material contract;

•       acquire, lease or license any right or other asset from any other person or entity or sell or otherwise dispose of, or lease or license, any right or other asset to any other person or entity (except in each case for immaterial assets acquired, leased, licensed or disposed of by Med-Design and its subsidiaries in the ordinary course of business and consistent with past practices and the disposition of surplus assets not required for the operation of the businesses of Med-Design and its subsidiaries, or waive or relinquish any material right;

•       establish, adopt or amend any employee benefit plan, pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of their directors, officers or employees;

•       hire any new employee, promote any employee, or engage any consultant or independent contractor;

•       pay any severance benefits or other such obligations without first obtaining a general release of claims using a form of release approved by SHPI or pay any severance benefits until Med-Design receives a binding and irrevocable release from the person receiving the severance benefits;

•       change any of their pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of their methods of accounting or accounting practices in any respect;

•       enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices, except that Med-Design, under certain circumstances, may negotiate the surrender or sublease of its leased real estate and the settlement of certain litigation; or

•       agree or commit to take any of the actions described above.

Additional Agreements

Under the terms of the merger agreement, Med-Design has agreed, prior to closing, to liquidate all bonds, notes and other non-equity instruments or investments that have a maturity date after July 1, 2007 held by Med-Design and it subsidiaries in an orderly manner so as to maximize the net cash proceeds from each such sale.

Med-Design has also agreed that its monthly burn rate beginning December 1, 2005 shall not exceed a rolling average of $175,000 per month, and its cumulative burn rate from December 1, 2005 until the closing date shall not exceed $350,000 in the aggregate; provided, however, that if the closing date is after January 31, 2006, but on or prior to February 28, 2006, then such cumulative burn rate shall not exceed $450,000, and if the closing date is after February 28, 2006, then such cumulative burn rate shall not exceed $550,000. As described in greater detail below, if Med-Design violates this covenant, then SHPI need not close the transaction and may terminate the merger agreement.

No Solicitation

SHPI and Med-Design have agreed, subject to limitations described below under the heading “Superior Proposals,” that they will not nor will they permit or authorize any of their subsidiaries or any of their or their subsidiaries’ respective officers, directors or employees or other representatives to:

•       solicit, initiate, knowingly encourage or knowingly induce, or facilitate the making, submission or announcement of any acquisition proposal or take any action that would reasonably be expected to lead to an acquisition proposal;

•       furnish any information to any person or entity in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could lead to an acquisition proposal;

•       engage in discussions or negotiations with any person or entity with respect to any acquisition proposal;

•       approve, endorse or recommend any acquisition proposal; or

•       enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition proposal.

Superior Proposals

Notwithstanding the foregoing, in the case of Med-Design, prior to the adoption of the merger agreement by its stockholders, Med-Design may furnish nonpublic information to, or enter into discussions with, any person or entity in response to a Company Superior Offer (as defined below) that is submitted to Med-Design by such person or entity (and not withdrawn) if (1) neither Med-Design nor any representative shall have breached or taken any action inconsistent with any of the provisions set forth above, (2) the board of directors of Med-Design concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of Med-Design to comply with its fiduciary obligations to Med-Design’s stockholders under applicable law, (3) at least three business days prior to furnishing any such information to, or entering into discussions with, such person or entity, Med-Design gives SHPI written notice of the identity of such person or entity and of Med-Design’s intention to furnish information to, or enter into discussions with, such person or entity, and Med-Design receives from such person or entity an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or entity by or on behalf of Med-Design and containing customary “standstill” provisions, and (4) at least three business days prior to furnishing any such information to such person or entity, Med-Design furnishes such nonpublic information to SHPI (to the extent such nonpublic information has not been previously furnished by Med-Design to SHPI). A “Company Superior Offer” means an unsolicited, bona fide written offer made by a third party to purchase, directly or indirectly, all of the outstanding shares of Med-Design common stock or all or substantially all of the assets of Med-Design and its subsidiaries on terms that the board of directors of Med-Design determines, in its reasonable judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to Med-Design’s stockholders than the terms of the combination; provided, however, that any such offer shall not be deemed to be a “Company Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

In the case of SHPI, prior to the adoption of the issuance of common stock pursuant to the merger agreement by its stockholders, SHPI may furnish nonpublic information to, or enter into discussions with, any person or entity in response to a Parent Superior Offer (as defined below) that is submitted to SHPI by such person or entity (and not withdrawn) if (1) neither SHPI nor any representative shall have breached or taken any action inconsistent with any of the provisions set forth above, (2) the board of directors of SHPI concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of SHPI to comply with its fiduciary obligations to SHPI’s stockholders under applicable law, (3) at least three business days prior to furnishing any such information to, or entering into discussions with, such person or entity, SHPI gives Med-Design written notice of the identity of such person or entity and of SHPI’s intention to furnish information to, or enter into discussions with, such person or entity, and SHPI receives from such person or entity an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or entity by or on behalf of SHPI and containing customary “standstill” provisions, and (4) at least three business days prior to furnishing any such information to such person or entity, SHPI furnishes such nonpublic information to Med-Design (to the extent such nonpublic information has not been previously furnished by SHPI to Med-Design). A “Parent Superior Offer” means an unsolicited, bona fide written offer made by a third party to purchase, directly or indirectly, all of the outstanding shares of SHPI common stock or all or substantially all of the assets of SHPI and its subsidiaries on terms that the board of directors of SHPI determines, in its reasonable judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to SHPI’s stockholders than the terms of the combination; provided, however, that any such offer shall not be deemed to be a “Parent Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

Notification of Unsolicited Acquisition Proposals

Prior to closing, each party shall notify the other party in no event later than 24 hours after receipt of any acquisition proposal, any inquiry or indication of interest that could lead to an acquisition proposal, any inquiry or indication of interest that could lead to an acquisition proposal or any request for nonpublic information. Each party shall keep the other party fully informed with respect to the status of any such acquisition proposal or inquiry.

Confidentiality

SHPI and Med-Design have executed a confidentiality agreement dated March 10, 2004, which will continue in full force in accordance with its terms. Subject to the confidentiality agreement, SHPI and Med-Design will each grant the other’s representatives reasonable access to its records and personnel.

Employees of Med-Design

Pursuant to the terms of the merger agreement, Med-Design shall layoff all of its employees to be effective as of the closing in compliance with applicable California and federal employment laws and shall use reasonable best efforts to obtain a binding release that conditions payment of any severance benefits on the release becoming irrevocable. In addition, Med-Design agrees to take (or cause to be taken) all actions necessary or appropriate to terminate, effective immediately prior to the effective time of the combination, any employee benefit plan sponsored by Med-Design or any of its subsidiaries that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code.

Indemnification

Prior to the effective time, Med-Design shall purchase, so as to remain in effect at least until the fourth anniversary of the combination, a tail policy of directors’ and officers’ liability insurance substantially identical to the policy currently maintained by Med-Design as of the date of the merger agreement.

Conditions to the Completion of the Combination

Conditions to Obligations of Each Party

The obligations of SHPI and Med-Design to effect the transaction are subject to the satisfaction or waiver of various conditions, which include the following, any of which may be waived, in writing, by mutual agreement of SHPI and Med-Design:

•       The stockholders of Med-Design shall have approved of the combination;

•       The stockholders of SHPI shall have approved of the issuance of shares of SHPI common stock in connection with the combination;

•       The Registration Statement on Form S-4 for the shares of SHPI common stock shall be declared effective; and

•       There shall exist no legal restraint to the combination.

Additional Conditions to the Obligations of SHPI

The obligation of SHPI to effect the combination shall be subject to the satisfaction at or prior to the closing date of each of the following conditions, any of which may be waived, in writing, exclusively by SHPI:

•       The accuracy of the representations and warranties of Med-Design at the signing of the merger agreement;

•       Med-Design’s compliance with its covenants contained in the merger agreement;

•       No occurrence of a Material Adverse Effect (as defined below) on Med-Design between the signing of the merger agreement and the closing;

•       Receipt of a tax opinion from counsel; and

•       No more than 10% of the shares of Med-Design common stock are appraisal shares.

Additional Conditions to the Obligations of Med-Design

The obligation of Med-Design to effect the combination shall be subject to the satisfaction at or prior to the closing date of each of the following conditions, any of which may be waived, in writing, exclusively by Med-Design:

•       The accuracy of the representations and warranties of SHPI at the signing of the merger agreement;

•       SHPI’s compliance with its covenants contained in the merger agreement;

•       No occurrence of a Material Adverse Effect (as defined below) on SHPI between the signing of the merger agreement and the closing; and

•       Receipt of a tax opinion from counsel.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time by either party’s board under the following circumstances:

•       By mutual written consent of the parties;

•       By either party if the combination does not occur by (i) February 28, 2006 or (ii) in the event that the Form S-4 Registration Statement has not become effective by January 13, 2006, then March 31, 2006;

•       If a court order prohibiting the combination becomes final and nonappealable;

•       If the stockholders of either party do not approve the combination, or in the case of SHPI, the reverse stock split (which will be necessary, among other requirements, to obtain listing of SHPI common stock on The NASDAQ National Market or The NASDAQ Capital Market);

•       By SHPI if a Company Triggering Event (as defined below) shall have occurred;

•       By Med-Design if a Parent Triggering Event (as defined below) shall have occurred;

•       By SHPI, under certain circumstances, if Med-Design has breached its representations, warranties or covenants; and

•       By Med-Design, under certain circumstances, if SHPI has breached its representations, warranties or covenants.

For the purposes of the merger agreement, a Company Triggering Event, with respect to Med-Design, has occurred if:

•       the board of directors of Med-Design shall have failed to recommend that Med-Design’s stockholders vote to adopt the merger agreement, or shall have withdrawn or modified in a manner adverse to SHPI the board recommendation, or shall have resolved to do so;

•       Med-Design shall have failed to include in the Joint Proxy Statement/Prospectus a statement to the effect that the board of directors of Med-Design has determined and believes that the combination is in the best interests of Med-Design’s stockholders;

•       Med-Design shall have entered into any letter of intent or similar document or any contract relating to any acquisition proposal;

•       a tender or exchange offer for 15% or more of the outstanding capital shares of capital stock of Med-Design shall have been commenced and Med-Design shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Med-Design recommends rejection of such tender or exchange offer;

•       Med-Design’s cash net of liabilities on November 30, 2005, is less than $6,000,000;

•       Med-Design fails to comply certain covenants contained in the merger agreement related to cash conservation; or

•       the time during which a holder of common stock of Med-Design is permitted to demand appraisal rights shall have expired, and more than 10% of the shares outstanding are appraisal shares.

For the purposes of the merger agreement, a Parent Triggering Event, with respect to SHPI, has occurred if:

•       the board of directors of SHPI shall have failed to recommend that SHPI’s stockholders vote to adopt the merger agreement or the parent reverse stock split, or shall have withdrawn or modified in a manner adverse to SHPI the board recommendation, or shall have resolved to do so;

•       SHPI shall have failed to include in the Joint Proxy Statement/Prospectus a statement to the effect that the board of directors of SHPI has determined and believes that the combination is in the best interests of SHPI’s stockholders;

•       SHPI shall have entered into any letter of intent or similar document or any contract relating to any acquisition proposal; or

•       a tender or exchange offer for 15% or more of the outstanding capital shares of capital stock of SHPI shall have been commenced and SHPI shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that SHPI recommends rejection of such tender or exchange offer.

Fees and Expenses

The merger agreement provides that regardless of whether the combination is completed, except as set forth below in the section entitled “Payment of Termination Fees,” SHPI and Med-Design will each pay their own expenses incurred in connection with the combination, except that SHPI and Med-Design will share equally all fees and expenses, other than attorneys’ and accountants’ fees, incurred in relation to the printing and filing with the SEC of the registration statement of which this proxy statement/prospectus is a part, the proxy statement/prospectus and any amendments or supplements to either of them and the filing fees under any applicable antitrust law or regulation.

Payment of Termination Fee

If (A) (1) the merger agreement is terminated by SHPI or Med-Design pursuant to section 9.1(d) of the merger agreement (i.e., failure to obtain stockholder approval by Med-Design), (2) at or prior to the time of such termination an acquisition proposal related to Med-Design shall have been publicly disclosed, announced or commenced, (3) such acquisition proposal shall not have been unconditionally and publicly withdrawn by the person or entity making such acquisition proposal at least five business days prior to the date of Med-Design stockholders’ meeting, and (4) within twelve months after such termination Med-Design consummates an acquisition transaction, or (B) the merger agreement is terminated by SHPI pursuant to section 9.1(f) of the merger agreement (i.e., the occurrence of certain Company Triggering Events), then, in any such case, Med-Design shall pay to SHPI $500,000.

If (A) (1) the merger agreement is terminated by SHPI or Med-Design pursuant to Section 9.1(e) (i.e., failure to obtain stockholder approval of the combination or reverse stock split by SHPI), (2) at or prior to the time of such termination an acquisition proposal related to SHPI shall have been publicly disclosed, announced or commenced, (3) such acquisition proposal shall not have been unconditionally and publicly withdrawn by the person or entity making such acquisition proposal at least five business days prior to the date of the SHPI stockholders’ meeting, and (4) within twelve months after such termination SHPI consummates an acquisition transaction, or (B) the merger agreement is terminated by Med-Design pursuant to section 9.1(g) of the merger agreement (i.e., occurrence of a SHPI Triggering Event), then, in any such case, SHPI shall pay to Med-Design $500,000.

Amendment, Extension and Waiver

The merger agreement may be amended, at any time, by the parties, by action taken or authorized by their respective boards of directors, before or after adoption of the merger agreement by the stockholders of SHPI or Med-Design, provided that after any such adoption, no amendment can be made that requires further stockholder approval without such approval having been obtained. The merger agreement may be not amended except by execution of an instrument in writing signed on behalf of each of Med-Design and SHPI.

At any time prior to the effective time either Med-Design or SHPI, by action taken or authorized by their respective board of directors, may, to the extent legally allowed:

•       extend the time for the performance of any of the obligations or other acts of the other parties hereto;

•       waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant thereto; and

•       waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

Any agreement to any extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under the merger agreement shall not constitute a waiver of such right.

Material Adverse Effect

For purposes of the merger agreement, the term material adverse effect, means an event that would reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations, or financial performance, (ii) the ability to consummate the combination, or (iii) the ability of SHPI to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to Med-Design; provided, however, that a Material Adverse Effect shall not include (i) a decline in stock price, in and of itself; (ii) any change in general business or economic conditions in the US that do not disproportionately impact the companies; (iii) any change or effect resulting from the announcement of the merger agreement or the combination; or (iv) any adverse effect resulting from any change in accounting requirements or principles as is required by law. Notwithstanding the foregoing, if any of the following events or circumstances occurs, they shall automatically constitute a Material Adverse Effect on Med-Design and shall be deemed to have occurred since the date of the merger agreement: the giving of notice of termination of the License Agreement by BD under the License Agreement dated December 11, 1998 between Med-Design and BD or the License Agreement dated March 12, 2000 and/or the assertion of any claims by BD in any legal proceeding against Med-Design, that if decided adversely, could reasonably result in the termination of BD’s obligation to pay royalties on licensed products under the 1998 License Agreement or the 2000 License Agreement with respect to which BD is presently paying royalties or any of the licensed patent rights with respect to which BD is presently paying royalties under either license being declared invalid.

THE VOTING AGREEMENT

In connection with the combination, each of SHPI’s and Med-Design’s directors, executive officers and their affiliates who are stockholders of SHPI or Med-Design entered into a voting agreement with SHPI and Med-Design pursuant to which these individuals or entities agreed to vote their shares of SHPI common stock and Med-Design common stock in favor of the combination, among other things. The following description of the voting agreement describes the material terms of the voting agreements.

As of the record date, the directors of SHPI or their affiliates who have entered into voting agreements collectively owned beneficially and of record shares of SHPI common stock representing [•]% of the total outstanding shares of SHPI common stock entitled to vote at the meeting of SHPI stockholders.

As of the record date, the directors and executive officers of Med-Design or their affiliates who have entered into voting agreements collectively owned beneficially and of record shares of Med-Design common stock representing 2.2% of the total outstanding shares of Med-Design common stock entitled to vote at the meeting of Med-Design stockholders.

Pursuant to the terms of the voting agreements, each person or entity who signed a voting agreement has agreed to vote (i) in favor of the adoption of the merger agreement and the approval of the transactions contemplated thereby, (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of SHPI or Med-Design contained in the merger agreement, (iii) against any acquisition proposal (other than the merger agreement and the combination) and (iv) against any agreement, amendment of charter documents (other than the parent reverse stock split or name change) or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the completion of the combination. The persons or entities signing the voting agreements also agree that until the earlier of the termination of the merger agreement or completion of the combination, they will not enter into any agreement or understanding with another person to vote or give instructions inconsistent with the foregoing obligations. In furtherance of the foregoing obligations, each signatory appointed an executive officer of SHPI or Med-Design, and SHPI or Med-Design, as such person’s or entity’s proxy and attorney-in-fact to vote all shares owned by such person or entity in accordance with the voting agreement. Such proxy shall be valid and irrevocable until termination of the voting agreement.

The stockholders who are signatories to the voting agreements may vote their shares of common stock on all other matters not referred to by the voting agreement, and the designated proxies may not exercise such proxies with respect to such other matters.

The stockholders who are signatories to the voting agreements agreed that none of the securities covered by the voting agreement will be deposited into a voting trust and that no other proxy will be granted and no other voting agreement or similar agreement will be entered into with respect to any of the subject securities. The stockholders who are signatories to the voting agreements shall not (i) other than pursuant to the combination, sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of any shares of Med-Design or SHPI stock owned by such person or entity.

The voting agreement shall terminate upon the earlier to occur of the completion of the combination or the termination of the merger agreement in accordance with its terms.

MANAGEMENT OF THE COMBINED ORGANIZATION AFTER THE COMBINATION

Upon completion of the combination, the board of directions of the combined organization will be comprised of eight members, of whom two will be designated by Med-Design, five will be designated by SHPI, and one will be the Chief Executive Officer of the combined organization. The following table lists the names, ages and positions of individuals designated by SHPI and Med-Design and principal executive officers of the combined organization upon completion of the combination. The ages of the individuals are provided as of December 1, 2005.

Name	Age	Position(s)
Jeffrey M. Soinski	44	President, Chief Executive Officer and Director
Guy J. Jordan, Ph.D.	57	Chairman of the Board
Donald D. Solomon, Ph.D.*	55	Vice President, Chief Operating Officer, Chief Technical Officer and Director
Paul S. Evans	42	Vice President, Business Development, General Counsel and Secretary
Keith L. Merrell	60	Controller, Acting Chief Financial Officer and Treasurer
Ralph Balzano*	68	Director
David W. Jahns	39	Director, Chairman of Compensation Committee
Vincent Papa*	55	Director
Stuart A. Randle	46	Director, Chairman of Nominating Committee
Stephen I. Shapiro	60	Director
Robert R. Walker	76	Director, Chairman of Audit Committee

*                    Upon the closing, Vincent Papa and Ralph Balzano, two current directors of Med-Design, will join the combined organization’s board of directors, and Director Donald Solomon, currently a director of SHPI, intends to resign from the board of directors upon completion of the combination.

Jeffrey M. Soinski.   Mr. Soinski is SHPI’s President, Chief Executive Officer and a director. Mr. Soinski brings 23 years of general management, business development and marketing experience to SHPI, including several years as the President and Chief Executive Officer of ViroTex Corporation (“ViroTex”), a venture-backed pharmaceutical company focused on the development and commercialization of proprietary drug delivery systems. Mr. Soinski was with ViroTex from 1992 through 1999. He merged ViroTex into Atrix Laboratories, Inc. (NASDAQ: ATRX) in 1998, and continued working with Atrix on a transitional basis through 1999. From 2000 through 2001, Mr. Soinski was the Managing Partner and Chief Executive Officer of Mad Dogs & Englishmen, a marketing communications firm with offices in New York and San Francisco. Mr. Soinski has a BA degree from Dartmouth College.

Guy J. Jordan, Ph.D.   Dr. Jordan is Chairman of the board of SHPI. Dr. Jordan brings a wealth of senior management healthcare experience to SHPI, with a strong focus in the areas of vascular disease and oncology. Dr. Jordan recently retired as Group President for C.R. Bard with global operating responsibility for their oncology businesses, geographic responsibility for Canada, Australia, Latin America and Asia Pacific, and functional responsibility for all of Bard’s research and development. Prior to joining C.R. Bard in 1986, Dr. Jordan held senior product development positions at American Cyanamid. Dr. Jordan has a Ph.D. degree from Georgetown University and an MBA from Fairleigh Dickinson University.

Donald D. Solomon, Ph.D.   Dr. Solomon is Chief Operating Officer, Chief Technology Officer, a Vice President and a director. Dr. Solomon intends to resign from his board position in connection with the combination. Dr. Solomon joined SHPI in October 2000 and has served as a director since March 2001. He has over 25 years of medical product experience in research, product development, engineering and manufacturing. Prior to joining SHPI, Dr. Solomon was the Vice President of Research and Development

at Johnson & Johnson Medical—Vascular Access from 1997 to 2000. Prior to that Dr. Solomon spent 14 years at BD, and held positions as Worldwide Director of R&D for BD Pharmaceutical Systems Division based in France, and Director of R&D for Biocompatible Polymer Development at the BD Infusion Therapy Division. Dr. Solomon holds 38 patents and is the author of 52 scientific publications. He received Masters and Ph.D. degrees from Case Institute of Technology at Case Western Reserve University.

Paul S. Evans.   Mr. Evans is SHPI’s Vice President, Business Development, General Counsel and corporate Secretary. He is a registered patent attorney and joined SHPI in June 2000. Mr. Evans manages SHPI’s intellectual property portfolio and corporate legal matters, and is extensively involved in business development efforts. Mr. Evans brings a wide range of intellectual property and corporate legal experience to SHPI, having previously represented SHPI since 1994 as outside patent counsel with the law firm of Snow, Christensen & Martineau. Prior to earning his law degree, Mr. Evans worked as a Project/Design Engineer for Morton International (now Autoliv). He holds JD, MBA and BS degrees from the University of Utah.

Keith L. Merrell.   Mr. Merrell is SHPI’s Controller, Acting Chief Financial Officer and Treasurer. He joined SHPI in July 2000. Mr. Merrell draws on 29 years of accounting experience to manage all of SHPI’s accounting functions and to interface with SHPI’s independent public accountants. He spent two years in the field of public accounting, and served as Chief Financial Officer or Controller of four companies prior to his joining SHPI. His business career also includes extensive experience in management, sales and marketing, and consulting. He served as Vice President—Western Operations for Michelex, an injection molding company with corporate headquarters in New York, from 1998 to 2000. From 1991 to 1998 he served as Director of Finance for The Duplication Group, planning, implementing and bringing online the first CD manufacturing facility in the intermountain area. He graduated from Arizona State University with a BS degree in Accounting.

Ralph Balzano.   Upon completion of the combination, Mr. Balzano will serve as a director of SHPI. Mr. Balzano has served as a director of Med-Design since January 2001. Mr. Balzano has been an independent systems consultant for Balzano LLC since January 2001. He served as Chief Information Officer for the South Manhattan Network of New York Hospital Corporation from 1998 to 2000. Mr. Balzano served as Chief Information Officer and Commissioner of the Department of Information Technology & Telecommunications of the City of New York from 1994 to 2000.

David W. Jahns.   Mr. Jahns serves as a director. Mr. Jahns is a General Partner and principal of Galen Partners. Since joining Galen in 1993, Mr. Jahns has been responsible for making and managing investments in several of the firm’s portfolio companies. He is an experienced board member and currently serves on the boards of several of Galen’s privately held portfolio companies. Prior to joining Galen, Mr. Jahns worked in the Corporate Finance Division at Smith Barney, where he worked on a variety of corporate finance and merger and acquisition related transactions, and assisted in the marketing of public offerings. Mr. Jahns has an MBA degree from the J. L. Kellogg Graduate School of Management at Northwestern University and a BA degree from Colgate University.

Vincent J. Papa.   Upon completion of the combination, Mr. Papa will serve as a director of SHPI. Mr. Papa has served as a director of Med-Design since 1998. Mr. Papa has also served as Senior Vice President and Secretary of Energy Merchants Corporation since 1999. From 1995 to 1999, Mr. Papa was a Managing Director and General Counsel for P.M.G. Capital Corp., a wholly-owned affiliate of the Pennsylvania Merchant Group.

Stuart A. Randle.   Mr. Randle serves as a director. Mr. Randle is a highly experienced healthcare executive with over 20 years of operating experience. He is currently Chief Executive Officer of GI Dynamics, a medical device company focused on the treatment of obesity. From 1998 to 2001, Mr. Randle was the President and chief executive officer of ACT Medical, Inc., a leading company providing outsourcing services to the medical device, biotech and diagnostic industries. He merged ACT Medical, Inc. with MedSource Technologies in 2001. From 1996 through 1998, Mr. Randle was President, Northeast Region, for Allegiance Corporation, a $5 billion medical products distribution and manufacturing company. He is also the past President, New England Region, for Baxter Healthcare Corporation. Mr. Randle has an MBA degree from the J. L. Kellogg Graduate School of Management at Northwestern University and a BS degree from Cornell University.

Stephen I. Shapiro.   Mr. Shapiro serves as a director. Mr. Shapiro has over 30 years of relevant medical device and equipment industry experience, with special expertise in a wide variety of healthcare markets, particularly high-volume sterile disposables, critical care instruments, and cardiovascular devices. Mr. Shapiro began his career at Union Carbide Clinical Diagnostics and BD, where he was Director of Advanced R&D and New Business Development. In 1982, he joined The Wilkerson Group, a leading management consultancy to pharmaceutical, medical device, and diagnostic companies. Mr. Shapiro was Managing Director and a principal of The Wilkerson Group at the time of its acquisition by IBM in 1996. In 1999, Mr. Shapiro left The Wilkerson Group (now IBM Healthcare Consulting) to focus on sourcing and evaluating investments for two premier healthcare venture capital firms, including Galen Partners. He currently serves on the board of Novoste Corporation and Closure Medical Corporation. Mr. Shapiro has a BS degree from the Massachusetts Institute of Technology and an MS degree in biomedical engineering from the University of California, Berkley.

Robert R. Walker.   Mr. Walker serves as a director. Since 1992, Mr. Walker has been principally self-employed as a consultant in the healthcare industry primarily in the area of start-up medical device companies. From 1976 to 1992, Mr. Walker was employed by IHC Affiliated Services Division of Intermountain Healthcare, a regional hospital company. He retired as President of IHC Affiliated Services in 1992. He is also a former Chairman of the board of AmeriNet, Inc., a national group purchasing organization for hospitals, clinics, detox/drug centers, emergency, nursing homes, private laboratories, psychiatric centers, rehabilitation facilities, surgical centers and other institutions. Mr. Walker is a member of the American Hospital Association and the Hospital Financial Management Association. He has a BS degree in Business Administration from the University of Utah.

SHPI’s executive officers are elected by the board on an annual basis and serve at the discretion of the board. SHPI has adopted a Code of Ethics that applies to SHPI’s principal executive officer, principal financial officer, principal accounting officer and other senior financial officers. SHPI’s Code of Ethics is posted on SHPI’s Web site, which is located at www.shpi.com.

Board Composition

Upon the closing, the combined organization’s board of directors will be divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. A majority of the members of the combined organization’s board of directors will be “independent.” Directors David Jahns and Bob Walker will be in the class of directors whose initial term expires at the 2006 annual meeting of stockholders. Directors Stuart Randle and Ralph Balzano will be in the class of directors whose initial term expires at the 2007 annual meeting of the stockholders. Directors Jeffrey Soinski, Guy Jordan and Vince Papa will be in the class of directors whose initial term expires at the 2008 annual meeting of stockholders. This classification of the combined organization’s board of directors will make it more difficult for a third party to acquire control of the combined organization. Director Donald Solomon, currently a director of SHPI, intends to resign upon completion of the combination.

Committees of the Board

SHPI’s board of directors has established three standing committees: the audit committee, the compensation committee and the corporate governance and nominating committee. These committees will also be in place after the combination.

Audit Committee.   SHPI’s audit committee is responsible for preparing such reports, statements or charters as may be required by security exchanges or federal securities laws, as well as, among other things:

•       overseeing and monitoring the integrity of its financial statements, its compliance with legal and regulatory requirements as they relate to financial statements or accounting matters and its internal accounting and financial controls;

•       preparing the report that SEC rules require be included in its annual proxy statement;

•       overseeing and monitoring its independent auditor’s qualifications, independence and performance;

•       providing the board with the results of its monitoring and recommendations; and

•       providing to the board additional information and materials as it deems necessary to make the board aware of significant financial matters that require the attention of the board.

Directors Jordan, Randle and Walker are currently members of the audit committee, each of whom is a non-employee member of the board of directors. Mr. Walker serves as Chairman of the audit committee and also qualifies as an “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act. The board has determined that each member of SHPI’s audit committee meets the current independence and financial literacy requirements under the Sarbanes-Oxley Act, The NASDAQ National Market and SEC rules and regulations. SHPI intends to comply with future requirements to the extent they become applicable to SHPI.

Compensation Committee.   SHPI’s compensation committee is composed of Directors Jahns, Jordan and Shapiro, each of whom is a non-employee member of the board of directors. Mr. Jahns serves as Chairman of SHPI’s compensation committee. Each member of SHPI’s compensation committee is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986 and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934 and the rules of The NASDAQ National Market. The compensation committee is responsible for, among other things:

•       reviewing and approving for SHPI’s chief executive officer and other executive officers (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements and change in control arrangements, and (e) any other benefits, compensations, compensation policies or arrangements;

•       reviewing and making recommendations to SHPI’s board regarding the compensation policy for such other officers as directed by the board;

•       preparing a report to be included in SHPI’s annual proxy statement that describes: (a) the criteria on which compensation paid to SHPI’s chief executive officer for the last completed fiscal year is based; (b) the relationship of such compensation to SHPI’s performance; and (c) the committee’s executive compensation policies applicable to executive officers; and

•       acting as administrator of SHPI’s current benefit plans and making recommendations to the board with respect to amendments to the plans, changes in the number of shares reserved for issuance thereunder and regarding other benefit plans proposed for adoption.

Nominating Committee.   SHPI’s nominating committee is composed of Directors Jordan, Randle and Walker, each of whom is a non-employee member of the board of directors and independent in accordance with the applicable rules of the Sarbanes-Oxley Act and The NASDAQ National Market. Mr. Randle serves as chairman of the nominating committee.

The function of the nominating committee, as detailed in the nominating committee’s charter, is to recommend to the board of directors the slate of director nominees for election to the board of directors and to identify and recommend candidates to fill vacancies occurring between annual stockholder meetings. For candidates to be considered for election at the next annual meeting of stockholders, the recommendation must be received by SHPI no later than 120 calendar days prior to the date that SHPI’s proxy statement is released to security holders in connection with such meeting.

The nominating committee has not established any fixed minimum qualifications in order to consider a proposed candidate for election to the board. The nominating committee will consider such factors as it deems appropriate to assist in developing a board and committees that are diverse in nature and comprised of experienced and seasoned advisors. These factors include judgment, skill, diversity (including factors such as race, gender or experience), integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other board members, and the extent to which the candidate would be a desirable addition to the board and any committees of the board.

The nominating committee will evaluate whether an incumbent director should be nominated for re-election to the board or any committee of the board upon expiration of such director’s term using the same factors as described above for other board candidates and the committee will also take into account the incumbent director’s performance as a board member.

Director Compensation

No cash fees or other consideration were paid to SHPI’s employee directors for service on the board during 2004. During 2004, non-executive board members received $2,500 per in-person board meeting attended, $500 per telephonic board meeting participated in, $500 per committee meeting attended, and $2,500 per additional in-person meeting scheduled by the board and requiring director attendance. In 2004, non-executive board members were given the election to surrender stock options exercisable for 1,044,000 shares of common stock in exchange for 614,118 shares of unvested common stock as approved by the stockholders on October 19, 2004. Cash compensation for non-executive board members in 2005 was made, and in 2006 will be made, on the same basis as in 2004. All directors are entitled to reimbursement for reasonable out-of-pocket travel related expenses incurred in the performance of their duties as board members.

Executive Compensation

The following table provides certain information regarding compensation paid by SHPI to the executive officers listed on the table below, or the Named Executive Officers.

		Annual Compensation				Awards			Payouts
						Restricted		Stock		All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)(1)	Stock Awards ($)		Options/ SAR (#)	LTIP Payouts ($)	Compensation ($)(2)
Jeffrey M. Soinski	2002	240,000	43,200	(3)	11,000	—		—	—	610
President, CEO & Director	2003	246,312	41,873	(4)	12,000	—		—	—	658
	2004	250,992	47,531	(5)	12,550	1,666,691	(7)	—	—	658
Donald D. Solomon, Ph.D.	2002	190,000	34,200	(3)	9,500	—		—	—	1,081
VP, CTO, COO &	2003	195,312	33,203	(4)	9,766	—		—	—	1,754
Director	2004	199,023	37,689	(5)	9,951	466,673	(8)	—	—	1,754
Paul S. Evans,	2002	175,000	31,500	(3)	—	—		—	—	579
VP, General Counsel,	2003	180,312	30,653	(4)	8,550	—		—	—	627
Business Development &	2004	183,738	34,795	(5)	9,187	333,338	(9)	—	—	627
Secretary
Keith L. Merrell	2002	102,000	3,000		5,100	—		—	—	456
Acting CFO, Controller &	2003	105,168	5,000	(4)	5,258	—		75,000	—	504
Treasurer	2004	108,323	10,000	(6)	5,416	120,001	(10)	—	—	1,017

(1)                These amounts represent payments by SHPI into SHPI’s 401(k) retirement plan for the benefit of the Named Executive Officer.

(2)                Represents amounts paid by SHPI for life insurance on the lives of Mr. Soinski, Dr. Solomon, Mr. Evans and Mr. Merrell with insurance proceeds payable to the beneficiary designated by them.

(3)                Bonuses accrued and expensed in 2002; paid in 2003.

(4)                Bonuses accrued and expensed in 2003; paid in 2004.

(5)                Bonuses accrued and expensed in 2004; paid in 2005.

(6)                Bonus of $5,000 paid in 2004; additional $5,000 accrued and expensed in 2004 and paid in 2005.

(7)                Restricted stock award is related to Mr. Soinski’s election to surrender stock options exercisable for 2,500,000 shares of common stock in exchange for 1,470,588 shares of unvested common stock issued under the Stock Plan as approved by the stockholders on October 19, 2004.

(8)                Restricted stock award is related to Dr. Solomon’s election to surrender stock options exercisable for 700,000 shares of common stock in exchange for 411,765 shares of unvested common stock issued under the Stock Plan as approved by the stockholders on October 19, 2004.

(9)                Restricted stock award is related to Mr. Evan’s election to surrender stock options exercisable for 500,000 shares of common stock in exchange for 294,118 shares of unvested common stock issued under the Stock Plan as approved by the stockholders on October 19, 2004

(10)           Restricted stock award is related to Mr. Merrell’s election to surrender stock options exercisable for 180,000 shares of common stock in exchange for 105,882 shares of unvested common stock issued under the Stock Plan as approved by the stockholders on October 19, 2004

Option Grants in 2004

SHPI did not grant any stock options to any of the named executive officers during 2004.

Aggregate Option Exercises in 2004 and Values at December 31, 2004

No named executive officer exercised options in 2004.

Employment Agreements

SHPI has entered into an employment agreement with Mr. Jeffrey Soinski. The employment agreement provides that (i) Mr. Soinski receive a beginning base salary of $240,000 per year subject to certain annual adjustments in addition to performance based bonuses; (ii) Mr. Soinski is eligible to participate in SHPI’s equity incentive plans; (iii) Mr. Soinski is entitled to vacation pay, health insurance and life insurance; (iv) Mr. Soinski’s employment contract may be terminated at any time by us; (v) if the employment of Mr. Soinski is terminated by reason of disability, death or for cause, his salary and benefits (except as otherwise required by law) will terminate as of the date of termination; (vi) if Mr. Soinski is terminated for reasons other than disability, death or for cause, then Mr. Soinski’s salary and medical benefits will continue for a period of 18 months from the date of termination and his other benefits will cease as of the date of termination. On May 13, 2004, the board of directors approved an amendment to Mr. Soinski’s agreement whereby, in the event he voluntarily terminates his employment on or after May 31, 2005, salary and medical benefits will continue for a period of twelve months.

SHPI has entered into an employment agreement with Donald Solomon, Ph.D. The employment agreement provides that (i) Dr. Solomon receive a beginning base salary of $190,000 per year subject to certain annual adjustments in addition to performance based bonuses; (ii) Dr. Solomon is eligible to participate in SHPI’s equity incentive plans; (iii) Dr. Solomon is entitled to vacation pay, health insurance and life insurance; (iv) Dr. Solomon’s employment contract may be terminated at any time by SHPI; (v) if the employment of Dr. Solomon is terminated by reason of disability, death or for cause, his salary and benefits (except as otherwise required by law) will terminate as of the date of termination; (vi) if Dr. Solomon is terminated for reasons other than disability, death or for cause, then Dr. Solomon’s salary and medical benefits will continue for a period of 12 months from the date of termination and his other benefits will cease as of the date of termination.

SHPI has entered into an employment agreement with Mr. Paul Evans. The employment agreement provides that (i) Mr. Evans receive a beginning base salary of $175,000 per year subject to certain annual adjustments in addition to performance based bonuses; (ii) Mr. Evans is eligible to participate in SHPI’s equity incentive plans; (iii) Mr. Evans is entitled to vacation pay, health insurance and life insurance; (iv) Mr. Evans’ employment contract may be terminated at any time by SHPI; (v) if the employment of Mr. Evans is terminated by reason of disability, death or for cause, his salary and benefits (except as otherwise required by law) will terminate as of the date of termination; (vi) if Mr. Evans is terminated for reasons other than disability, death or for cause, then Mr. Evans’ salary and medical benefits will continue for a period of 12 months from the date of termination and his other benefits will cease as of the date of termination.

SHPI has entered into an employment agreement with Mr. Keith Merrell. The employment agreement provides that (i) Mr. Merrell receive a beginning base salary of $102,000 per year subject to certain annual adjustments in addition to performance based bonuses; (ii) Mr. Merrell is eligible to participate in SHPI’s equity incentive plans; (iii) Mr. Merrell is entitled to vacation pay and health insurance; (iv) Mr. Merrell’s employment contract may be terminated at any time by SHPI; (v) if the employment of Mr. Merrell is terminated by reason of disability, death or for cause, his salary and benefits (except as otherwise required by law) will terminate as of the date of termination; (vi) if Mr. Merrell is terminated for reasons other than disability, death or for cause, then Mr. Merrell’s salary and medical benefits will continue for a period of 3 months from the date of termination and his other benefits will cease as of the date of termination.

In January 2003, the board approved a 2003 Executive Officer Bonus Plan. Under the plan executive officers eligible for bonuses during 2003 include the chief executive officer, chief operating officer, vice president of sales and marketing and vice president of business development and general counsel. Plan participants will earn 20% of their annual salary based upon 100% achievement of the overall revenue goal outlined in SHPI’s approved budget plan. Also, plan participants will be eligible to receive incremental bonus payments for performing beyond the budget plan. The amount of incremental payments, if earned, will be based upon the recommendation of the compensation committee and approved by the board. The maximum base bonus that could be paid under this plan is $160,200. In January 2004, the board approved payment of $105,729 under this plan. In connection with this plan, SHPI also adopted an Employee Bonus Plan for employees other than the Named Executive Officers to reward specific individual or team achievements during 2003. Of the $75,000 maximum authorized, $61,000 was approved for payment.

In February 2004, the board approved a 2004 Executive Officer Bonus Plan. Under the plan executive officers eligible for bonuses during 2004 include the chief executive officer, chief operating officer, and vice president of business development and general counsel. Plan participants will earn up to 20% of their annual salary based upon achievement of certain revenue, net income, and cash flow goals. Also, plan participants will be eligible to receive incremental bonus payments for performing beyond the goals. The amount of incremental payments, if earned, will be based upon the recommendation of the compensation committee and approved by the board. The maximum base bonus that could be paid under this plan is $126,750. In February 2005, the board approved payment of $120,015 under this plan. In connection with this plan, SHPI also adopted an Employee Bonus Plan for employees other than the Named Executive Officers to reward specific individual or teach achievements during 2004. The board approved a total of $75,000 to be paid under this plan, the total amount of which was paid to plan participants.

SHPI has entered into indemnity agreements with each of its executive officers and directors pursuant to which SHPI has agreed to indemnify the officers and directors to the fullest extent permitted by law for any event or occurrence related to the service of the indemnitee for SHPI as an officer or director that takes place prior to or after the execution of the Indemnity Agreement. The indemnity agreements obligate SHPI to reimburse or advance expenses relating to any proceeding arising out of an indemnifiable event. Under the indemnity agreements, SHPI officers and directors are presumed to have met the relevant standards of conduct required by Delaware law for indemnification. Should the indemnity agreements be held to be unenforceable, indemnification of these officers and directors may be provided by SHPI in certain cases at SHPI’s discretion.

Stock Plans and Warrants

In November 2001, SHPI’s stockholders approved the adoption of the Specialized Health Products International, Inc. 2001 Stock Option Plan, or the 2001 Option Plan. The 2001 Option Plan permits SHPI to grant “non-qualified stock options” and “incentive stock options” to acquire SHPI’s common stock. The total number of shares authorized for the 2001 Option Plan may be allocated by the board of directors between the non-qualified stock options and the incentive stock options from time to time, subject to certain requirements of the Internal Revenue Code of 1986, as amended. The option exercise price per share under the 2001 Option Plan may not be less than the fair market value of a share of common stock on the date on which the option is granted. A total of 5,000,000 shares are allocated to the 2001 Option Plan. As of December 31, 2004, options to acquire an aggregate of 13,000 shares of common stock at an exercise price of $1.19 were outstanding under the 2001 Option Plan.

On September 15, 2004, The 2004 Stock Incentive Plan (“Stock Plan”) was approved by the Board of Directors and became effective on that date, subject to the Stock Plan being approved by the stockholders within six months after that date. The Stock Plan provides that 6,000,000 shares of SHPI’s authorized but unissued common stock be reserve pursuant to the terms and conditions of the plan. On October 19, 2004, a special meeting of stockholders was held, at which time the stockholders approved the Stock Plan. The Stock Plan will allow SHPI, under the direction of the compensation committee, to make broad-based grants of restricted stock and stock units, any of which may or may not require the satisfaction of performance objectives, to employees and non-employee directors. Under the Stock Plan, current directors and employees holding stock option grants were given the election of retaining those stock option grants or surrendering them for grants of common stock. This resulted in the surrender of 5,738,190 stock options in exchange for the issuance of 3,375,397 shares of common stock. The stock issuance resulted in a non-cash charge of $3,825,521, which will be expensed ratably over the three year vesting period of the stock grants. The charge to expense for the year ended December 31, 2004 relating to this transaction was $247,155, and charges through September 30, 2005 are $969,705.

SHPI has also issued stock options under stock options plans that preceded the 2001 Option Plan, or Prior Plans. As of December 31, 2004, options to acquire an aggregate of 111,250 shares of common stock at exercise prices ranging from $1.00 to $2.00 were outstanding under Prior Plans. At December 31, 2005, options to acquire an aggregate of 61,250 shares of common stock at exercise prices ranging from $1.00 to $1.25 were outstanding under Prior Plans.

In addition to the stock options detailed above, as of December 31, 2005, SHPI had outstanding warrants to purchase 120,000 shares of common stock at an exercise price of $0.02.

401(k) Plan

In 1996, SHPI adopted a 401(k) retirement plan whereby SHPI contributes up to five percent of payroll compensation to the plan, matching employee contributions to the plan on a dollar for dollar basis up to the maximum five percent contribution.

Compensation Committee Interlocks and Insider Participation

None of the members of SHPI’s compensation committee has at any time been one of SHPI’s officers or employees. None of SHPI’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on SHPI’s board of directors or compensation committee.

Certain Transactions With Management and Affiliates

On March 7, 2005, SHPI entered into a purchase agreement with Galen Partners whereby Galen Partners agreed to purchase a convertible promissory note in the aggregate principal amount of $1,000,000 within 20 days of SHPI’s request. The note has a term of three years and bears interest at the rate of 12% per annum, with accrued interest to be paid July 1 and January 1 of each year the note remains outstanding. The entire outstanding principal amount due on the note may, at Galen Partner’s option, be converted into fully paid and nonassessable shares of SHPI’s common stock. The conversion price will be 110% of the average closing share price for SHPI’s common stock as reported on NASDAQ or the OTC Bulletin Board for the twenty (20) consecutive trading days prior to the date of the issuance of the note. This arrangement amended and restated a prior purchase agreement between the parties that was executed in March 2004. On September 1, 2005, the parties amended the March 7, 2005 purchase agreement to extend the option period from September 30, 2005 to March 31, 2006 without the consideration of additional warrants for shares of common stock and to allow SHPI to exercise the option in principal amounts of less than $1,000,000, provided that the total aggregate principal amount of the outstanding obligations cannot exceed $1,000,000. On September 1, 2005, SHPI also requested that Galen Partners purchase a note in the principal amount of $500,000 on the terms described above. SHPI received the $500,000 in loan proceeds on September 13, 2005.

Employment Agreements

As described above under “Executive Compensation—Employment Agreements”, SHPI has employment agreements with Messrs. Soinski, Evans and Merrell, and Dr. Solomon.

SHPI’S BUSINESS

Overview

SHPI designs, develops, manufactures and markets proprietary disposable medical devices for clinician and patient safety. SHPI’s innovative safety devices are designed to maximize the efficiency and quality of healthcare, while minimizing the risk of accidental needlesticks, which are a leading cause of the spread of blood-borne diseases such as human immunodeficiency virus and autoimmunodeficiency syndrome (“HIV/AIDS”), hepatitis B virus (“HBV”) and hepatitis C virus (“HCV”). Through proprietary design and manufacturing processes, SHPI has developed multiple products based upon two patented technology platforms, FlexLoc® and SecureLoc™, which apply to virtually all medical needles used today.

SHPI’s business model is to enter into licensing, OEM supply, or distribution agreements for SHPI’s products, rather than engage in direct sales of products to end-users on SHPI’s own. SHPI has entered into product agreements relating to specific technologies and product lines with Kendall, a division of Tyco Healthcare Group LP, Bard Access Systems, Inc. (“Bard”), BD, TAP, Merit, and Exel. SHPI has distribution agreements in place with Cardinal Health, Medline, PSS, and several other specialty distributors for products marketed under SHPI’s own SHPI label. Additional discussions are ongoing with potential partners for other product applications of SHPI’s proprietary technologies.

SHPI’s primary objective is to be a leading innovator, developer and manufacturer of disposable medical devices for clinician and patient safety. SHPI will seek to commercialize products providing the following features and benefits:

•       Excellent functionality for the intended medical use;

•       Similar or enhanced clinical technique versus conventional product offerings;

•       Comparable, improved or additional ancillary patient benefits (e.g., comfort, convenience, etc.);

•      Efficient/low cost manufacturability to provide attractive margins at a reasonable price; and

•       Superior safety technology to prevent accidental exposure to blood-borne pathogens.

SHPI introduced SHPI’s first safety needle products into the U.S. market in 2002. Six product lines based upon SHPI’s proprietary safety needle technologies are currently marketed in the U.S. These products are discussed in detail in the SHPI’s Products section below and include the following:

•       Monoject Magellan™—safety syringe needle (Kendall);

•       LiftLoc® Safety Infusion Set—safety Huber needle (Bard and Exel private label and SHPI branded);

•       Majestik™ Shielded Needle—safety angiographic introducer needle (Merit);

•       LuproLoc™—pre-filled syringe safety needle (TAP);

•      Monoject Magellan™ Blood Collector—safety blood collection device (Kendall);

•       MiniLoc™ Safety Infusion Set—safety Huber needle (Bard and Exel private label and SHPI branded); and

•  SecureLoc™ Safety Introducer Needle (Merit).

SHPI expects to launch several new products over the next three years based upon SHPI’s SecureLoc™ platform technology. SecureLoc™ comprises an integral safety capsule that automatically senses the end of the needle as it is advanced down the needle shaft, and instantly locks-out to fully encapsulate the needle tip. This innovative technology is ideal for long specialty needles and introducer needle applications. It is designed to work on virtually any gauge or length of needle, and addresses several categories without a currently available safety solution.

SHPI launched SecureLoc™ Safety Introducer Needle, the first commercial product based upon the SecureLoc™ platform technology, into the U.S. market in December 2005. SHPI plans to supply SecureLoc™ Safety Introducer Needle to OEM customers in the fields of cardiology, radiology, and general vascular access. SHPI signed a product supply agreement for SecureLoc™ Safety Introducer Needle with Merit Medical Systems in October 2005.

SHPI has product agreements in place pertaining to two additional product lines based upon SHPI’s SecureLoc™ platform technology. In 2003, SHPI signed a worldwide development and license agreement for safety-engineered spinal and epidural needles with BD, the worldwide leader in spinal needles.

Products subject to this agreement will compete in the estimated $200 million U.S. spinal and epidural needle market. In June 2004, SHPI completed a development and OEM supply agreement for safety and conventional bone marrow biopsy needles with Tyco Healthcare, one of the leading U.S. marketers of bone marrow biopsy needles. SHPI believes that the safety spinal needles SHPI is developing for BD and the safety bone marrow biopsy needles SHPI is developing for Tyco Healthcare have the potential to be the first safety products available in their respective categories.

SHPI sees a significant and growing market opportunity for SHPI’s medical safety needle products. The U.S. market for disposable medical needles is in excess of $1.4 billion. Most of this market is directly impacted by broad reaching state and federal safety legislation, culminating in the U.S. Needlestick Safety and Prevention Act, which was signed into federal law in November 2000, and became effective in April 2001. This law requires healthcare employers to review new safety needle products and mandates their usage by employees. As various government agencies increase their efforts to monitor compliance and better designed safety products become available at reasonable pricing, SHPI anticipates that conversion to safety products will continue to accelerate.

While foreign safety needle legislation lags behind that of the U.S., certain countries, such as Germany, France, Italy, Australia, and Canada are increasing efforts to protect their healthcare workers in a similar manner. As these efforts continue, SHPI expects foreign demand for medical safety needle products to expand.

SHPI’s Products

SHPI has multiple product applications based upon SHPI’s two primary platform safety needle technologies, FlexLoc® and SecureLoc™. These proprietary technologies are protected by issued or pending U.S. patents, with corresponding foreign filings. SHPI’s primary research and development, business development and marketing efforts are focused on the following product lines:

Safety Syringe Needles

There is significant risk of accidental needlesticks during syringe needle use. Generally, the use of a needle for a medical procedure involves removing a needle cap just prior to performing the procedure. In the past, medical personnel attempted to achieve protection from accidental needlesticks by replacing the needle cap after performing a procedure, but a high number of accidental needlesticks related to needle cap replacement resulted in such practices being prohibited by the Centers for Disease Control, or CDC. Some medical personnel began using needles and syringes having sheaths that could be extended over the exposed needle after a procedure.

SHPI’s safety syringe needle eliminates the need to perform dangerous recapping techniques with an integral safety device that covers the needle after use. This innovative product features engineering controls designed to provide a high level of safety while conforming to current user technique. It is low-cost, intuitive, and easy-to-use. The integral safety mechanism is activated by a simple press with the thumb or finger, or by pressing the device against a solid surface such as a counter or tabletop.

A robust product line based upon this proprietary safety syringe needle technology is manufactured and marketed by Kendall, a division of Tyco Healthcare Group LP and the second leading marketer of syringe needles. In November 1999, SHPI entered into Kendall Agreement relating to the production of a line of safety medical needle products, including six syringe products and five other safety needle products. The Kendall Agreement became effective in March 2000. In April 2000, SHPI received $1,464,956 under the Kendall Agreement. SHPI received an additional $1,000,000 in November 2002 in exchange for SHPI’s assigning to Kendall the FlexLoc® and ReLoc™ trademarks and two related U.S. patents and their progeny for a technology. The assignment of the patent rights to Kendall provides for SHPI’s retention of an exclusive, royalty-free worldwide license in a number of strategic product areas. The Kendall Agreement also provides for SHPI to receive development fees and ongoing royalties, including a $500,000 advance royalty payment also received in November 2002.

Kendall initiated its U.S. market launch of a proprietary line of safety syringe needles based upon this technology in the second calendar quarter of 2002, subsequent to receiving 510(k) clearance from the FDA in 2001. Kendall is marketing the product line under the brand name Monoject Magellan™. The Monoject Magellan™ product line includes a wide variety of needle lengths and gauges, and competes in the $260 million U.S. safety needle and syringe market.

Safety Huber Needle Devices

LiftLoc® Safety Infusion is SHPI’s first safety Huber needle product. LiftLoc® incorporates a Huber type needle into an integral safety needle device. This product is designed for use with a vascular access infusion system (used to infuse fluids, drugs, or for blood sampling) and is specifically designed to access surgically implanted, subcutaneous vascular ports on a repeated basis. Patients with implanted ports require access by Huber needles frequently over six months to a year. A major cause of accidental needlestick injuries to healthcare workers from Huber needles is due to the “rebound effect” which occurs during needle withdrawal from the implanted port. This needle presents a high risk for transmission of blood-borne pathogens, since it is hollow-bore and potentially blood-contaminated at the time of removal.

SHPI’s LiftLoc® Safety Infusion Set conforms to current user technique and reduces the risk of accidental needlesticks, including rebound injuries, by locking the needle into a protective sheath as the needle is withdrawn from the port. Each LiftLoc® set is packaged with a unique Patient Comfort Pad™ accessory product. The Patient Comfort Pad™ is made of breathable felted foam that creates a soft uniform barrier between the Huber needle’s wings and the patient’s skin. Its use is optional.

The LiftLoc® Safety Infusion Set product line is distributed in the hospital market by Bard Access Systems, Inc., a division of C.R. Bard, Inc., a leading multinational developer, manufacturer and marketer of healthcare products in the field of implanted ports that are accessed using Huber needles.

In September 2001, SHPI entered into a Distribution Agreement (the “Bard Agreement”) with Bard whereby Bard acquired the non-exclusive right to promote, market, distribute and sell the LiftLoc® Safety Infusion Set, which SHPI manufactures, to hospitals and group purchasing organizations. The Bard Agreement excludes alternate site locations, such as homecare services, nursing homes, oncology centers, infusion centers, same day surgery centers, physician offices and clinics, non-hospital pharmacies and pain clinics. Under the terms of the agreement, SHPI sells finished product to Bard for marketing under Bard’s private label.

In the second calendar quarter of 2003 SHPI entered into a Distribution Agreement (the “Exel Agreement”) with Exel whereby Exel acquired the non-exclusive right to promote, market, distribute and sell LiftLoc® Safety Infusion Set. Under the terms of the agreement, SHPI sells finished product to Exel for marketing under Exel’s SecureTouch® private label. Exel is subject to minimum purchase requirements under the terms of the agreement.

SHPI distributes LiftLoc® Safety Infusion Set under the SHPI label through non-exclusive distribution agreements with Cardinal Health, Medline, PSS, Medical Specialties Distributors, Inc. (“Medical Specialties”), Omni Medical Supply, Inc. (“Omni”), Briggs Corporation (“Briggs”), Wolf Medical Supply, Inc. (“Wolf Medical”), and Henry Schein, Inc. (“Henry Schein”), distributors with a strong presence in the oncology, chronic hematology, and long-term intravenous nutritionals markets. Under the terms of the distribution agreements, LiftLoc® distributors purchase product from SHPI for resale to their end-user customers.

SHPI received 510(k) clearance from the FDA for LiftLoc® Safety infusion Set in 2001, and initiated the U.S. market launch of the product line under SHPI’s SHPI label in September 2002. Bard initiated its U.S market launch of LiftLoc® Safety Infusion Set under the Bard label in December 2002.

MiniLoc™ Safety Infusion Set is SHPI’s next generation safety Huber needle. MiniLoc™ provides the opportunity to build upon SHPI’s success with the LiftLoc® product line. While both product lines incorporate a Huber type needle with an integral safety needle device, MiniLoc™ Safety Infusion Set is based upon a new proprietary technology that enables state-of the-art protection in an ultra-low profile device. MiniLoc™’s ultra-low profile, small footprint, needle forward design and enhanced angled tubing make the product easy to dress, facilitate placement in dual lumen ports, and provide excellent site visibility. The product’s proprietary design enables controlled, easy engagement of the safety mechanism. In addition, MiniLoc™ has a smooth comfortable base that is designed for patient comfort, as well as specially lubricated needles that significantly reduce needle penetration force.

SHPI received FDA 510(k) marketing clearance for MiniLoc™ in May 2005. SHPI launched MiniLoc™ Safety Infusion into the U.S. market in September 2005. MiniLoc™ is supplied on an OEM private label basis to Bard Access Systems and Exel. It is distributed under the SHPI label by PSS, Medline, Henry Schein, Cardinal Health, and Medical Specialties.

In September 2005, SHPI entered into a Development, Distribution and Supply Agreement (the “Second Bard Agreement”) with Bard. The Second Bard Agreement provides for (i) Bard to provide funding for the development of a new safety infusion set that meets Bard’s requirements (the “Bard Product”), (ii) Bard to receive the right to distribute the Bard Product, and (iii) SHPI to manufacture, package and supply Bard with the Bard Product for marketing under Bard’s private label.

SHPI’s safety infusion set product lines compete in the estimated $60 million U.S. Huber needle market.

Pre-filled Syringe Safety Needle Devices

Pre-filled syringes are a significant drug delivery modality, with a strong need for an effective, cost-efficient safety needle solution. A wide range of drugs, from high volume vaccines to many of today’s newer drugs, are delivered via pre-filled syringes. Typically, the pre-filled syringe is made of glass to ensure appropriate shelf life and inertness to the drug. Pre-filled syringes are used to deliver drugs in a variety of forms, including liquids, gels, lyophilized (freeze-dried) drugs, or a combination of liquid and dry in a multiple chamber syringe.

SHPI has developed a proprietary safety needle device that is adaptable to a wide variety of pre-filled syringes. This device provides intuitive, one-handed activation. Additionally, the device is designed for easy integration into pharmaceutical manufacturing. SHPI’s device can be applied to the pre-filled syringe after filling and before final packaging. This minimizes capital investment and speeds integration.

In July 2002, SHPI entered into a Development and License Agreement (the “TAP Agreement”) with TAP Pharmaceutical Products Inc. (a joint venture between Abbott Laboratories and Takeda Chemical Industries, Ltd.), whereby TAP acquired the right to attach SHPI’s proprietary safety needle device to their pre-filled syringes. The TAP Agreement has an effective date of January 1, 2002. Under the TAP Agreement, SHPI has and will receive reimbursement for research and development expenses, payments related to the achievement of certain development and regulatory milestones, and on-going royalty payments based upon the number of pre-filled syringes manufactured with SHPI’s proprietary safety needle device. The TAP Agreement is for a minimum period of three years.

TAP is attaching SHPI’s proprietary safety needle device to pre-filled syringes of Lupron Depot® (leuprolide acetate for depot suspension), the first pharmaceutical product available with SHPI’s pre-filled syringe safety needle device and the first product in its class to offer an integral safety needle device on pre-filled syringes. TAP has branded this integral safety needle device LuproLoc™. TAP initiated the U.S. market launch of Lupron Depot® with LuproLoc™ in January 2003, after receiving FDA approval as the result of filings with both the FDA’s Center for Drug Evaluation and Research, CDER (“CDER”) and its Center for Devices and Radiological Health (“CDRH”). Pharmaceutical products sold in pre-filled syringes represent a multi-billion dollar worldwide market.

The total U.S. market for pre-filled syringes is estimated to be in excess of $100 million annually.

Safety Blood Collection (Phlebotomy) Devices

The present method for drawing large amounts of blood from patients for blood tests involves insertion of a needle, which is attached to a barrel, into a blood vessel. Blood is then obtained by way of vacuum pressure, most often into a small evacuated tube-like container inserted into the barrel. After blood is drawn, the needle is manually removed from the patient. While the healthcare worker continues attending to the patient, the collection tube, barrel and needle are often placed on a tray, table or otherwise set aside. Afterward, the needle is usually unscrewed from the barrel and discarded into a sharps container, while the barrel is often used again with another patient (increasing the risk of cross contamination).

SHPI has developed a family of safety blood collection products that combine a unique, one-piece injection molded barrel with an integral safety needle device. Since the blood collection barrel is integral to the needle assembly, SHPI’s safety phlebotomy device ensures that a new barrel is used for each patient. SHPI’s product offers easy, one-handed activation and has been highly rated in market acceptance studies.

SHPI’s safety blood collection product line is manufactured and marketed by Kendall, a business unit of Tyco Healthcare. In April 2002, SHPI entered into a Second Development and License Agreement with Kendall (the “2nd Kendall Agreement”) relating to blood collection needles and blood collection needle/holder combinations. Under the terms of the agreement, SHPI receives reimbursement for research and development expenses, payments related to the achievement of certain regulatory and sales milestones, and on-going royalty payments on all product sales.

Kendall initiated its U.S. market launch of the Monoject Magellan™ safety blood collection product line in January 2004. This product line competes in the $130 million U.S. blood collection needle market.

Safety Angiographic Needles

Angiographic needles are used to provide vascular access for the introduction of guidewires or other devices during diagnostic or therapeutic procedures, primarily in the fields of cardiology and radiology. Approximately 10 million angiography procedures are performed each year worldwide.

SHPI has entered into a License Agreement (the “Merit Agreement”) with Merit Medical Systems, Inc. relating to the manufacture and marketing of safety needle devices for angiographic guidewire introducers. Merit is a leading manufacturer and marketer of proprietary disposable products used in cardiology and radiology procedures. SHPI received an upfront license fee payment of $100,000 in January 2001, which is being recognized ratably by SHPI over the estimated five-year life of the Merit Agreement. Under the terms of the Merit Agreement,

SHPI will receive ongoing royalties on net product sales and began receiving minimum royalty payments in 2002.

Merit initiated its U.S. market launch of a safety angiographic needle based upon SHPI’s proprietary safety needle technology in November 2002. Merit designed and developed the product, and is marketing it under the Majestik™ Shielded Needle brand name. The Majestik™ Shielded Needle is intuitive and easy-to-use. After using the introducer needle, the clinician simply presses a button to mechanically extend a safety shield over the needle. After the safety device is locked around the needle, the entire unit is then discarded into an approved sharps container. The Majestik™ Shielded Needle competes in the estimated $17 million U.S. angiographic introducer needle market.

Safety Long Specialty Needles

SHPI has a significant program underway for developing safety long specialty needles based upon SHPI’s SecureLoc™ platform technology. These needles are used across a wide range of medical disciplines, including anesthesiology, oncology, radiology, urology, and cardiology. Initial markets of interest include epidural, spinal, introducer needles, soft tissue and bone biopsy, and others.

Due to their length, these specialty needles present unique challenges for developing an effective safety system that does not interfere with clinical technique. SHPI believes that SHPI’s SecureLoc™ technology effectively addresses these challenges. SecureLoc™ is an integral safety needle device that automatically senses the end of the needle as it advances down the needle shaft and instantly locks out to fully encapsulate the needle tip. The SecureLoc™ safety device is unobtrusive and does not interfere with clinical technique.

This innovative technology is designed to work on virtually any gauge or length of needle, and addresses several categories without a currently available safety solution. SHPI has developed an extensive intellectual property portfolio for this technology, with U.S. and foreign patents issued or pending.

SHPI is developing multiple product applications of this technology and launched SHPI’s first commercial product based upon SecureLoc™ into the U.S. market in December 2005. This product line is marketed under the brand name SecureLoc™ Safety Introducer Needle and competes in the estimated $29 million U.S. introducer needle market. SHPI has received 510(k) clearance from the FDA for this product line and is in the process of producing its first manufacturing lots. SHPI plans to supply SecureLoc™ Safety Introducer Needle to OEM customers in the fields of cardiology, radiology, and general vascular access. SHPI signed a product supply agreement for SecureLoc™ Safety Introducer Needle with Merit Medical Systems in October 2005.

SHPI has product agreements in place pertaining to two additional product lines based upon SHPI’s SecureLoc™ platform technology. In August 2003, SHPI entered into a License Agreement (the “BD Agreement”) with BD relating to the manufacture and marketing of safety-engineered spinal and epidural needles and certain other specialty needles sold by BD. Under the terms of the agreement, SHPI will receive reimbursement for certain research and development expenses, payments related to the achievement of certain regulatory and commercialization milestones, and on-going royalty payments on all product sales. Products subject to this agreement will compete in the estimated $200 million U.S. spinal and epidural needle market.

In June 2004, SHPI entered into a worldwide Development and OEM Supply/Distribution agreement with Tyco Healthcare for the marketing and sale of safety bone marrow biopsy needles. Under the terms of the agreement, Tyco Healthcare will purchase safety and conventional bone marrow biopsy needles from SHPI, as well as reimburse SHPI for certain research and development expenses related to product commercialization. Tyco Healthcare is one of the leading U.S. marketers of bone marrow biopsy needles. SHPI believes that the safety bone marrow biopsy needles SHPI is developing for Tyco Healthcare have the potential to be the first safety products available in the field.

Safety Catheter Introducers

Catheter introducers are devices that insert catheters into veins or other areas of the body using a catheter insertion needle to allow blood or other fluids to be removed from or delivered into the patient’s body. Peripheral IV catheter use has problems similar to those faced in drawing blood. Inserting a catheter involves a percutaneous (i.e., through the skin) needlestick followed by threading the catheter over the needle into a patient’s vein or artery. This method can be unsafe in two respects. First, when the needle is pulled out of the catheter, there is often a discharge of blood that could contaminate the healthcare worker. Second, inadvertent needlesticks can occur when the needle is withdrawn from the catheter, because, in some instances, the needle is temporarily left exposed while the healthcare worker tends to the patient.

SHPI has developed proprietary safety needle products for catheter insertion, which provide passive needle protection in an intuitive design that is integral to the catheter introducer. These products are also based upon our SecureLoc™ technology. Clinicians would be able to use our passive safety catheter introducers without modification to their current technique and still have effective protection. The device also minimizes the issue of blood splatter or loss of control, as is the case with some of the existing technologies.

SHPI signed a non-exclusive license agreement with an unnamed third party medical device company for peripheral safety IV catheter applications of the SecureLoc™ technology in December 2005. This device will compete in the estimated $255 million U.S. IV catheter market

Industry

Market

Healthcare is one of the largest industries in the world and grows larger each year. Healthcare worker safety is and will remain a high priority, high profile issue. Healthcare workers in the U.S. use about 6 billion needles and suffer an estimated 800,000 injuries from accidental needlesticks and other sharps annually. Diseases that can be acquired from such accidents include HIV/AIDS, HBV, HCV, diphtheria, gonorrhea, typhus, herpes simplex virus, malaria, syphilis and tuberculosis. Recent federal and state legislation in conjunction with increased awareness of these statistics is projected to spur significant growth in the safety needle and syringe market, as sales are converted from the traditional disposable needle and syringe market. The current U.S. market for disposable medical needles is in excess of $1.4 billion and growing.

User efficiency and cost effective solutions are being sought with increasing demand. SHPI’s products target this market segment. Non-safety products today compete primarily on price. Although SHPI’s strategy includes being priced competitively with other safety devices, SHPI also seeks to compete on the basis of healthcare worker safety, ease of use, reduced cost of disposal, patient comfort, and compliance with Occupational Safety and Health Administration (“OSHA”) regulations. SHPI believes that when all indirect costs (needle disposal, testing, labor savings and costs, treatment and workers compensation expense) are considered, SHPI’s products will compete effectively both with “traditional” products and with the safety products of SHPI’s competitors.

Accidental Needlestick Injuries

Needles for hypodermic syringes, phlebotomy sets, intravenous catheters, safety steel needles and specialty medical needles are necessary to inject drugs and other fluids into the body and for drawing blood and other fluids from the body. Hypodermic needles are used for the injection of drugs.

Phlebotomy sets are used for the drawing of blood. Catheters, butterfly needles and specialty needles are used for access to patient vessels. There is an increasing awareness of the potential danger of infections and illnesses to healthcare workers that result from accidental needlesticks and of the need for safer needle devices to reduce the number of such accidents.

It is estimated that at least 1,000 healthcare workers annually contract serious infections from accidental needlestick and sharps injuries in the U.S. Estimates also suggest that safety needle devices may prevent more than 80% of all needlestick injuries. Testing and treatment of needlestick injuries costs the U.S. healthcare system between $750 million and $1 billion each year.

The average cost of treating a needlestick injury not resulting in the transmission of a disease is between $450 and $800 per incident, which only considers the direct costs associated with HBV, HCV and HIV screens and employee lost time. According to the American Hospital Association, a single case of serious blood-borne pathogen infection can cost more than $1 million in expenses for follow-up testing, lost work time and disability payments. Even if no infection occurs as a result of the injury, the average cost of treating a high-risk exposure is estimated to be about $3,000 per needlestick. According to the CDC, the 1998 infection rate following a single needlestick injury with a contaminated needle or other sharp was between 6% and 30% for HBV, 0.5% and 2% for HCV, and about 0.3% for HIV. 85% of the healthcare workers infected with HCV become chronic carriers of the virus. Treatment of HCV is very expensive, averaging $1,700 per month. Treatment for HIV is also expensive, with costs averaging up to $6,000 per month. Accidental needlesticks are the cause of 86% of all occupationally acquired cases of HIV/AIDS.

While SHPI expects recent government regulations to dramatically increase conversions to safety products in the future, the greatest obstacle to conversion in certain product categories may be availability of well-designed and cost-efficient safety products. SHPI believes that pressure is increasing from the government and private sectors for the healthcare industry to develop medical devices that will provide a safer working environment for healthcare and related workers and patients. SHPI’s products are intended to address the demand for medical devices that reduce the risk of accidental exposure to blood-borne diseases.

Legislative Response

National safety regulations have highlighted the demand for safety medical devices. The Needlestick Safety and Prevention Act was signed into federal law in November 2000, and became effective in April 2001. Twenty-six U.S. states have passed safety legislation requiring the use of safety needle products. OSHA also issued a national directive in November 1999 requiring use of safety medical devices, then revised the order in November of 2000 to comply with the Needlestick Safety and Prevention Act. This order requires healthcare employers to review new safety products and mandates their use by employees. Various government agencies now monitor hospitals and clinics for compliance. SHPI believes these developments will positively affect SHPI’s ability to commercialize SHPI’s products.

SHPI’s Strategy

SHPI’s mission is to be a leading innovator, developer and manufacturer of disposable medical devices for clinician and patient safety. SHPI is seeking to accomplish this objective by capturing significant market share of targeted product segments, broadening existing product lines, developing new products and seeking additional market opportunities.

SHPI’s business model is to enter into licensing, OEM supply, or distribution agreements for SHPI’s products, rather than engage in direct sales of products to end-users on SHPI’s own. OEM supply or distribution arrangements are SHPI’s preferred business relationship for targeted specialty products.

Out-licensing agreements are pursued for high volume product opportunities where efficient and low cost manufacturing is unfeasible at a contract manufacturer, or when a large capital investment is required to scale-up manufacturing.

Marketing and Sales

Because SHPI focuses on the design, development, manufacture, OEM supply and licensing of cost-effective, innovative safety healthcare products, SHPI is not engaged in the sale of SHPI’s products directly to end-users. For SHPI’s licensed products, SHPI’s current marketing efforts primarily focus upon identifying market leaders in the pharmaceutical and medical device industries who are highly qualified to sell and distribute SHPI’s products after manufacture, incorporate SHPI’s safety applications in their existing products, or some combination of the foregoing.

For products that SHPI supplies on an OEM private label basis or market under SHPI’s own SHPI label, such as LiftLoc® and MiniLoc™ Safety Infusion Sets, SHPI has established a small field sales force and customer service operation to provide sales and marketing support to SHPI’s corporate partners and qualified distributors. This support includes development and supply of marketing materials, active lead generation through participation in trade shows, outbound telemarketing and sales presentations, in-service participation and customer service support.

Manufacturing and Facilities

Products being developed under OEM supply or distribution agreements are manufactured under SHPI’s authority and supervision by a qualified contract manufacturer headquartered in Vista, California, with FDA and ISO compliant assembly facilities in Tijuana, Mexico. In 2002, SHPI began producing SHPI’s LiftLoc® Safety Infusion Set and Patient Comfort Pad™ at an ISO 9002 qualified contract manufacturer. Products subject to licensing agreements are manufactured by SHPI’s corporate partners. The materials used to produce SHPI’s products are generally widely available. SHPI does not anticipate difficulty in obtaining such materials.

In 2003, SHPI was certified to ISO 9001:94, ISO 13485:96 and EN 46001:96 international quality systems standards by SHPI’s registrar, Orion Registrar, Inc. Certification to these international quality systems standards allows SHPI to apply for CE Marking required for product distribution in Europe and to seek product registrations for SHPI’s manufactured products in other international markets. SHPI has also been certified to CMDCAS (“Canadian Medical Device Conformity Assessment System”), which allows SHPI to market SHPI’s manufactured products in Canada.

SHPI’s facilities include 15,574 square feet of leased space. SHPI’s primary use of the space is for offices. However, SHPI’s facility also includes designated laboratory space for the development and testing of product prototypes, and a dedicated machine shop to support SHPI’s product development activities. In 2002, SHPI established a controlled warehouse, customer service and pick, pack and ship operation at SHPI’s facility to support sales of LiftLoc® Safety Infusion Set and additional manufactured products.

Patents and Proprietary Rights

SHPI’s policy is to seek patent protection for all developments, inventions and improvements that are patentable and which have potential value to SHPI and to protect as trade secrets other confidential and proprietary information. SHPI intends to vigorously defend SHPI’s intellectual property rights to the extent SHPI’s resources permit.

SHPI has two primary platform safety needle technologies covered by issued or pending U.S. patents, with corresponding foreign filings. The patents referred to above first begin to expire in 2013.

SHPI’s future success may depend upon the strength of SHPI’s intellectual property. SHPI believes that SHPI’s patents and patent applications are or will be valid and enforceable. There is no assurance, however, that if such patents are challenged this belief will prove correct. In addition, patent applications filed in foreign countries and patents granted in such countries are subject to laws, rules and procedures, which differ from those in the U.S. Patent protection in such countries may be different from patent protection provided by U.S. laws and may not be as favorable to us.

SHPI is not aware of any patent infringement claims against us directly. In December 2002, BD filed a lawsuit against Tyco Healthcare Group LP (“Tyco Healthcare”), asserting that the Monoject Magellan™ safety products infringe upon a BD patent. See Item 3. “Legal Proceedings.” On October 26, 2004, a jury found in favor of BD that Tyco Healthcare’s Monoject Magellan™ safety products willfully infringed the `544 Patent and awarded damages of $4.4 million. On November 1, 2004, the court entered the judgment in favor of BD.

Tyco Healthcare is challenging the jury finding in post-trial motions, and, if necessary, in an appeal. Under the Kendall Agreement, Tyco Healthcare has the right to withhold up to fifty percent (50%) of royalties due as an offset against litigation expenses related to charges of infringement by a third part for the manufacture, use or sale of licensed product. This right continues during the period in which such litigation is pending. If, as a result of a judgment in the litigation or settlement with BD, Tyco Healthcare is required to pay royalty and/or other monies to BD, Tyco Healthcare may thereafter deduct from the amount of royalties due us on unit sales of products alleged to infringe, an amount which is the lesser of all royalties and/or other monies paid by Tyco Healthcare to BD, or fifty percent (50%) of all royalty payments otherwise payable to us. Based on information obtained during the fourth quarter of 2003 related to costs incurred by Tyco Healthcare, SHPI recorded a liability of approximately $1,300,000 at December 31, 2003, which amount was SHPI’s estimate of the portion of costs associated with BD’s lawsuit against Tyco Healthcare that Tyco Healthcare will withhold against the royalties due SHPI through 2005.

During the twelve month contract period ended September 30, 2004, Tyco Healthcare withheld fifty percent of royalty payments due us, which amounts totaling $500,000 have been offset against the accrual. In the event litigation continues beyond 2005, additional liabilities may accrue. If Tyco Healthcare is unsuccessful in post-trial motions and on appeal, Tyco Healthcare may be prohibited from selling the Monoject Magellan™ safety products in their current form. Additional litigation to enforce patents, to protect proprietary information, or to defend SHPI against alleged infringement of the rights of others may occur. Such litigation would be costly, could divert SHPI’s resources from other planned activities, and could have a material adverse effect on SHPI’s results of operations and financial condition.

Research and Development

SHPI has devoted a substantial portion of SHPI’s efforts to designing and developing healthcare products. To date, research and development expenditures have resulted in SHPI’s ownership of, or right to, in excess of 120 patents and patent applications worldwide. SHPI spent $2,437,880 in 2004 and $2,595,022 in 2003 on research and development activities. Customer sponsored research activities relating to the development of new products, services or techniques or the improvement of existing products, services or techniques for which SHPI earned revenues were $508,602 in 2004 and $59,880 in 2003. SHPI plans to continue research and development on SHPI’s current products under development and new products. There is no assurance that SHPI’s ongoing research and development activities will prove effective.

Government Regulation

Product Approvals

SHPI is regulated by the FDA, pursuant to various statutes, including the Federal Food, Drug and Cosmetic (“FD&C”) Act, as amended and supplemented by the Medical Device Amendments of 1976 (the “1976 Amendments”) and the Safe Medical Devices Act of 1990. Although SHPI’s focus in the past has been on the design and development of devices, SHPI anticipates that as SHPI engages in more OEM manufacturing, SHPI will become increasingly active in pursuing regulatory approvals. SHPI has submitted and received FDA clearance for SHPI’s LiftLoc® Safety Infusion Set, MiniLoc™ Safety Infusion Set, and SecureLoc™ Safety Introducer Needle. In addition, SHPI’s strategic partners have received FDA clearances for Monoject Magellan™ Safety Syringe Needle, Monoject Magellan™ Safety Blood Collection Device, LuproLoc™ Pre-filled Syringe Safety Needle, and Majestik™ Shielded Angiographic Needle.

Pursuant to the 1976 Amendments, the FDA classifies medical devices intended for use with humans into three classes, Class I, Class II and Class III. The controls applied to the different classifications are those the FDA believes are necessary to provide reasonable assurance that a device is safe and effective. Many Class I devices have been exempted from pre-market notification requirements by the FDA. These products can be adequately regulated by the same types of controls the FDA has used on devices since the passage of the FD&C Act in 1938. These “general controls” include provisions related to labeling, producer registration, defect notification, records and reports and good manufacturing practices (“GMP”). The GMP regulation has been recently replaced by a more comprehensive QSR. QSRs include implementation of quality assurance programs, formalized product development procedures, written manufacturing specifications and processing procedures, written distribution procedures and record keeping requirements. Class II devices are products for which the general controls of Class I devices are deemed not sufficient to assure the safety and effectiveness of the device and thus require special controls. Special controls for Class II devices include performance standards, post-market surveillance, patient registries and the use of FDA guidelines. Standards may include both design and performance requirements. Class III devices have the most restrictive controls and require pre-market approval by the FDA. Generally, Class III devices are limited to life-sustaining, life-supporting or implantable devices. None of SHPI’s currently proposed products are believed to be to be Class III products. The FDA has further established three tiers or levels of scientific review—Tier 1, Tier 2, and Tier 3 within each class. Submissions for Tier 1 devices receive limited review while submissions for Tier 2 and 3 devices receive more comprehensive reviews.

Section 510(k) of the FD&C Act requires individuals or companies manufacturing medical devices intended for use with humans to file a notice with the FDA at least 90 days before introducing a product not exempted from notification requirements into the marketplace. The notice (a “510(k) Notification”) must state the class in which the device is classified and the actions taken to comply with performance standards or pre-market approval which may be needed if the device is a Class II or Class III device, respectively. If a company states the device is unclassified, it must explain the basis for that determination.

In some cases obtaining pre-market approval for Class III devices can take several years. Product clearance pursuant to a 510(k) Notification can be obtained in much less time. The average time for 510(k) clearance for safety devices is currently 90 days. In general, clearance of a 510(k) Notification for a Class II device may be obtained if SHPI can establish that the new device is “substantially equivalent” to another device of that Class already on the market. This requires the new device to have the same intended use as a legally marketed predicate device and have the same technological characteristics as the predicate device. If the technological characteristics are different, the new device can still be found to be “substantially equivalent” if information submitted by the applicant (including clinical data if requested) supports a finding that the new device is as safe and effective and does not raise questions of safety or efficacy that are different from the predicate device.

SHPI expects SHPI’s safety medical needle products to be categorized as Class II devices. SHPI also expect that these products will not require pre-market approval applications, but will be eligible for marketing clearance through the 510(k) Notification procedure based upon their substantial equivalence to previously marketed devices.

Although the 510(k) Notification clearance process is ordinarily simpler and faster than the pre-market approval application process, there can be no assurance that SHPI will obtain 510(k) Notification clearance to market SHPI’s products, that SHPI’s products will be classified as set forth above, or that, in order to obtain 510(k) Notification clearance, SHPI will not be required to submit additional data or meet additional FDA requirements which could substantially delay sales and add to SHPI’s expenses. Moreover, any 510(k) Notification clearance, if obtained, may be subject to conditions on the marketing or manufacturing of the related products, which could impede SHPI’s ability to market or manufacture such products.

In addition to the requirements described above, the FD&C Act requires that all medical device manufacturers and distributors register with the FDA annually and provide the FDA with a list of those medical devices that they distribute commercially. The FD&C Act also requires that all manufacturers of medical devices comply with labeling requirements and manufacture devices in accordance with QSRs. QSRs require that companies manufacture their products and maintain their documents in a prescribed manner with respect to manufacturing, testing, and quality control. The FDA’s Medical Device Reporting regulation requires that companies provide information to the FDA on death or serious injuries alleged to have been associated with the use of their products, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur. The FDA further requires that certain medical devices not cleared with the FDA for marketing in the U.S. meet specific requirements before they are exported. SHPI are registered as a manufacturer with the FDA.

The FDA inspects medical device manufacturers and distributors, and has broad authority to order recalls of medical devices, to seize non-complying medical devices, to enjoin and/or impose civil penalties on manufacturers and distributors marketing non-complying medical devices, and to criminally prosecute violators. Noncompliance with FDA regulations could have a material adverse effect on SHPI’s company.

In addition to the laws and regulations described above, SHPI is subject to government regulations applicable to all businesses, including, among others, regulations related to occupational health and safety, workers’ benefits and environmental protection.

Safety Product Mandates

Safety regulations and legislation have also increased the demand for and exposure of safety medical devices. The Needlestick Safety and Prevention Act became effective in April 2001 and orders specific revisions to OSHA’s blood-borne pathogens standard. This legislation requires healthcare employers to review new safety products and mandates their use by employees. The revised standard directs all healthcare facilities and employers to select safety needle devices as they become available.

Twenty-six U.S. states have passed safety legislation requiring use of safety needle products. OSHA also issued a national directive in November 1999 requiring use of safety medical devices. In November 2000, the CDC and OSHA issued safety alerts urging healthcare workers to use safety devices having engineered controls.

Foreign Regulation

Distribution and sales of SHPI’s products in countries other than the U.S. are subject to regulations in those countries. In December of 2003, SHPI received certification to ISO 9001:94, ISO 13485:96 and EN46001:96 international quality systems standards. Following ISO certification SHPI were granted a CE Mark for SHPI’s LiftLoc® Safety Infusion Set product line. The granting of the CE mark enables

SHPI to distribute products in Europe and to seek product registrations in other international markets. SHPI have also been certified to CMDCAS (“Canadian Medical Device Conformity Assessment System”), which certification allows SHPI to market products in Canada.

Competition

The healthcare products market is highly competitive. Many of SHPI’s competitors have longer operating histories, are substantially larger and are better financed and better situated in the market than SHPI are. SHPI’s major competitors are identified below.

The leading suppliers of syringe needles and syringes with needles are BD and Kendall. Terumo Medical Corporation (“Terumo”) holds a minor U.S. market share. B. Braun is a leader in Europe and Asia, while Terumo is a leader in Japan and the Pacific Rim. In addition to the major companies mentioned above, other developers of safety medical needles include Med-Design Corporation, ICU Medical, Inc., Now Medical Technologies, Retractable Technologies, Inc., Medisys Technologies, Inc., and Smiths Medical.

Competitive suppliers of safety Huber needle products with an integral safety feature or mechanism include Now Medical, Smiths Medical, Rita Medical Systems, Inc., B. Braun, and Churchill. SHPI believe SHPI’s LiftLoc® Safety Infusion Set provides significant advantages versus competitive safety Huber needle products on the market.

Leading suppliers in the blood collection (phlebotomy) needle market are BD, Kendall and Terumo.

The specialty needle market includes a wide variety of needles including Huber, spinal, epidural, biopsy, dental, dialysis, plasma aphaeresis, blood donor collection sets, guidewire introducer, PICC introducer, Veress and ophthalmic needles. Numerous companies compete within the various markets associated with each of these needles. These companies include Cardinal Health, Arrow, Bard, B. Braun, Kendall, Cook, Inc., BD, Rita Medical, Boston Scientific, Guidant, ICU Medical, Inc., Merit, Medtronic, Manan Medical Products, Hart Enterprises, Baxter, Johnson & Johnson, Enpath, Needle Tech, Terumo, Daum, U.S. Biopsy, Kimberly Clark Corporation, and Abbott Laboratories.

Conventional needle products have competed primarily on the basis of price. However, SHPI believe the safety needle market offers substantial opportunities for premium priced products. SHPI expect to compete on the basis of healthcare worker safety, ease of use, patient comfort, added product features and compliance with state, federal and OSHA regulations. SHPI believe SHPI’s products will perform well based on product design features and provide attractive margins for SHPI’s partners and us at a reasonable cost to the end user.

Company Background

Specialized Health Products, Inc., a Utah corporation, was incorporated in November 1993. On July 28, 1995, this company became a wholly-owned subsidiary of SHPI through a merger with a subsidiary of SHPI (the “Acquisition”). On that date the company changed its name to “Specialized Health Products International, Inc.”

SHPI restructured SHPI’s management team and board of directors in November 2001 following a private placement of preferred stock to Galen Partners, and other accredited investors. In conjunction with the investment, SHPI recruited a new president and chief executive officer and appointed five new members to SHPI’s board of directors. SHPI’s leadership team is highly experienced in both the healthcare and medical safety product sectors.

Seasonality of Business

Sales of SHPI’s products are not subject to seasonal variations.

Backlog

There is no backlog of unfilled orders of SHPI’s products.

Employees

As of September 30, 2005, SHPI employed 26 people, 14 of whom are engineers. All but four of SHPI’s employees are actively engaged in SHPI’s research, product development, or sales and marketing efforts. SHPI’s employees are not represented by any labor union, and SHPI believes SHPI’s relations with employees are good.

Properties

SHPI’s principal offices are located at 585 West 500 South, Bountiful, Utah, under the terms of a lease with an unaffiliated lessor, which expires on May 31, 2006, subject to SHPI’s right to extend the lease term for an additional three years. The offices and laboratories comprise 15,574 square feet of space. SHPI believes that SHPI’s current office space will be adequate to meet the needs of current and expected growth for the foreseeable future. SHPI may, however, require additional warehousing or manufacturing facilities in the future depending upon the volume of products sold and the manufacturing arrangements SHPI develops.

Legal Proceedings

In December 2002, BD filed a lawsuit against Tyco Healthcare in the United States Court of the District of Delaware, asserting that Tyco Healthcare’s Monoject Magellan™ safety products infringe upon BD’s U.S. Patent No. 5,348,544 (`544 Patent), titled “Single-Handedly Actuable Safety Shield for Needles.”

On October 26, 2004, a jury found in favor of BD that Tyco Healthcare’s Monoject Magellan™ safety products willfully infringed the `544 Patent and awarded damages of $4.4 million. On November 1, 2004, the court entered the judgment in favor of BD. Tyco Healthcare is challenging the jury finding in post-trial motions, and, if necessary, in an appeal. Tyco Healthcare developed the Monoject Magellan™ safety products in association with us. SHPI are not a party to the patent infringement lawsuit.

Under the Kendall Agreement, Tyco Healthcare has the right to withhold up to fifty percent (50%) of royalties due as an offset against litigation expenses related to charges of infringement by a third party for the manufacture, use or sale of licensed product. This right continues during the period in which such litigation is pending. If, as a result of judgment in the litigation or settlement with BD, Tyco Healthcare is required to pay royalty and/or other monies to BD, Tyco Healthcare may thereafter deduct from the amount of royalties due us on unit sales of products alleged to infringe, an amount which is the lesser of all royalties and/or other monies paid by Tyco Healthcare to BD, or fifty percent (50%) of all royalty payments otherwise payable to SHPI.

Based on information obtained during the fourth quarter of 2003 related to costs incurred by Tyco Healthcare, SHPI recorded a liability of approximately $1,300,000 at December 31, 2003, which amount was SHPI’s estimate of the portion of costs associated with BD’s suit against Tyco Healthcare that Tyco Healthcare will withhold against the royalties due SHPI through 2005. During the twelve month contract period ended September 30, 2004, Tyco Healthcare withheld fifty percent of royalty payments due SHPI, which amounts totaling $500,000 have been offset against the accrual. In the event litigation continues beyond 2005, additional liabilities may accrue. If Tyco Healthcare is unsuccessful in post-trial motions and on appeal, Tyco Healthcare may be prohibited from selling the Monoject Magellan™ safety products in their current form.

SHPI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion of SHPI’s financial condition and results of operations should be read together with the “Selected Historical Consolidated Financial Information,” “Unaudited Pro Forma Condensed Combined Financial Information,” and the consolidated financial information and the related notes included elsewhere in this proxy statement/prospectus. Future results could differ materially from the discussion below for many reasons, including the factors described in “Risk Factors” and elsewhere in this proxy statement/prospectus. Tables and other data in this section may not total due to rounding.

General

   Overview.   SHPI designs, develops, manufactures and markets proprietary disposable medical devices for clinician and patient safety. SHPI’s innovative safety devices are designed to maximize the efficiency and quality of healthcare, while minimizing the risk of accidental needlesticks, which are a leading cause of the spread of blood-borne diseases such as HIV/AIDS and the hepatitis B and C viruses. Through proprietary design and manufacturing processes, SHPI has developed multiple products based upon two patented technology platforms, FlexLoc® and SecureLoc™, which apply to virtually all medical needles used today. SHPI manufacture and market certain products, including LiftLoc® Safety Infusion Set, under SHPI’s own label. SHPI licenses or supplies other products on an OEM basis to leading manufacturers and marketers in the disposable medical products industry.

   Acquisition-Related Synergies.   SHPI intends to implement a number of transaction-related cost reductions that may result in a positive annualized effect on SHPI’s operating results when compared to recent operating history of SHPI and Med-Design as separate companies. SHPI believes these expenses will not recur in future periods after implementation of such cost reduction measures. These cost savings include those items set forth in the table below. The cost savings shown in note (4) referenced above are given effect as if they had occurred on January 1, 2004 and have not been adjusted to reflect additional expenses that SHPI expects also to incur in future periods, including interest expense, depreciation and amortization and other expenses. In addition, while SHPI believes the following estimated expenses will not recur in future periods after implementation of these cost saving measures, SHPI may incur other expenses similar to the expenses set forth below in future periods. Therefore, the following items should not be viewed as indicative of future results.

	Combined Year Ended December 31, 2004		Combined Nine Months Ended September 30, 2005
	(dollars in thousands)
Permanent headcount reductions	$1,850	(a)	$1,200	(a)
Closing of facility	230	(b)	180	(b)
Professional and consulting fees	430	(c)	200	(c)
Legal fees	450	(d)	150	(d)
Accounting fees	380	(e)	210	(e)
Insurance	290	(f)	218	(f)
Travel	190	(g)	80	(g)
Directors’ expenses	90	(h)	130	(h)
Other corporate expenses	160	(i)	85	(i)
Total	$4,070		$2,453

(a)    SHPI will eliminate approximately 12  remaining full-time positions at Med-Design as part of a permanent headcount reduction. Med-Design began 2004 with 18 full-time and 2 part-time employees. Through attrition that number has been reduced to the current level of 12 employees. SHPI and Med-Design believe that SHPI has adequate personnel in all areas to cover the personnel needs of the combined organization.

(b)   As part of the integration plan, the current Med-Design facility will be closed, resulting in savings in rent, property taxes, utilities, telephone, among other items. The SHPI facility currently has adequate space for the needs of the combined organization.

(c)    All consulting arrangements of Med-Design will be terminated prior to the closing of the transaction.

(d)   Significant savings are projected in the maintenance of patents and intellectual property. Those services will be provided by the patent attorney who is an employee of SHPI. Med-Design utilized an outside legal firm to maintain their patents.  In the future, these patents will be maintained by SHPI's internal legal counsel with the assistance of an outside legal firm.

(e)    Upon closing the transaction, Med-Design will no longer be an SEC registrant.  As a result, its historical accounting fees will be eliminated.

(f)    Upon closing the transaction, Med-Design will no longer require separate insurance coverage.  SHPI has increased its insurance coverage in anticipation of the transaction.  The net reduction in insurance expense is $290,000.

(g)    Travel expenses will be significantly reduced with the reduction in headcount discussed in Note (a) above.

(h)   The board of directors and related expenses of Med-Design will be eliminated upon the combination of the entities.

(i)    The Med-Design corporate office in Philadelphia will also be eliminated in the integration plan. Also eliminated will be Med-Design shareholder meetings and related costs, NASDAQ fees, and other public company expenses.

Product Agreements

License Agreements

Kendall

In November 1999, SHPI entered into a Development and License Agreement with The Kendall Company, a division of Tyco Healthcare Group LP, relating to the production of a line of safety medical needle products, including six syringe products and five other safety needle products. The Kendall Agreement became effective in March 2000. In April 2000, SHPI received $1,464,956 under the Kendall Agreement. SHPI received an additional $1,000,000 in November 2002 in exchange for assigning to Kendall the FlexLoc® and ReLoc™ trademarks and two related U.S. patents and their progeny for a technology. Both of these payments are being recognized ratably over the estimated five-year life of the Kendall Agreement. The assignment of the patent rights to Kendall provides for SHPI’s retention of an exclusive, royalty-free license in a number of strategic product areas. The Kendall Agreement also provides for SHPI to receive development fees and ongoing royalties, including a $500,000 advance royalty payment that was also received in November 2002.

In April 2002, SHPI entered into a Second Development and License Agreement with Kendall relating to blood collection needles and blood collection needle/holder combinations. Under the terms of the agreement, SHPI receives reimbursement for research and development expenses, payments related to the achievement of certain regulatory and sales milestones, and on-going royalty payments on all product sales.

Merit Medical

In January 2001, SHPI entered into a License Agreement with Merit Medical Systems, Inc. relating to the manufacture and marketing of safety needle devices for angiographic guidewire introducers. SHPI received an upfront license fee payment of $100,000 in January 2001, which is being recognized ratably over the estimated five-year life of the Merit Agreement. Under the terms of the Merit Agreement, SHPI receives ongoing royalties on net product sales, and began receiving minimum royalty payments in 2002.

TAP Pharmaceutical Products

In July 2002, SHPI entered into a Development and License Agreement with TAP Pharmaceutical Products Inc. whereby TAP acquired the right to attach SHPI’s proprietary safety needle device to TAP’s pre-filled syringes. The TAP Agreement has an effective date of January 1, 2002. Under the TAP Agreement, SHPI receives reimbursement for research and development expenses, payments related to the achievement of certain development and regulatory milestones, and on-going royalty payments based upon the number of pre-filled syringes manufactured with SHPI’s proprietary safety needle device. The TAP Agreement is for a minimum period of three years.

Becton, Dickinson and Company

In August 2003, SHPI entered into a License Agreement with BD relating to the manufacture and marketing of safety needle devices for spinal and epidural needles and certain other specialty needles sold by BD. Under the terms of the agreement, SHPI receives reimbursement for certain research and development expenses, payments related to the achievement of certain regulatory and commercialization milestones, and on-going royalty payments on all product sales. The BD agreement is for the life of the patent.

Third Party Medical Device Company

In December 2005, SHPI entered into a License Agreement with a third party medical device company relating to the manufacture and marketing of safety peripheral IV catheter devices. Under the terms of the agreement, SHPI receives payments related to the achievement of certain patent and commercialization milestones, and on-going royalty payments on all product sales. The agreement is for the life of the patents.

Distribution Agreements

Bard Access Systems

In September 2001, SHPI entered into a Distribution Agreement with Bard Access Systems, Inc. whereby Bard acquired the non-exclusive right to promote, market, distribute and sell LiftLoc® Safety Infusion Set, which SHPI manufactures, to hospitals and group purchasing organizations. The Bard Agreement excludes alternate site locations. Under the terms of the agreement, SHPI sells finished product to Bard for marketing under Bard’s private label. The Bard Agreement is for a two-year period from the initial date of product launch, and automatically renews for successive one-year terms unless terminated by either party in writing not less than 180 days prior to the expiration of the initial term or any renewal term. In September 2005, the Bard Agreement was amended to include the MiniLoc™ Safety Winged Infusion Set to the products supplied to Bard.

In September 2005, SHPI entered into a Development, Distribution and Supply Agreement (the “Second Bard Agreement”) with Bard. The Second Bard Agreement provides for (i) Bard to provide funding for the development of a new safety infusion set that meets Bard’s requirements (the “Bard Product”), (ii) Bard to receive the right to distribute the Bard Product, (iii) SHPI to manufacture, package and supply Bard with the Bard Product for marketing under Bard’s private label, and (iv) a term of five years, subject to automatic renewal for successive one-year terms unless terminated by either party on 90 days notice prior to the expiration of the then effective term.

Physician Sales & Service

In July 2002, SHPI entered into a Distribution Agreement with Physician Sales and Service, Inc. whereby PSS acquired the non-exclusive right to distribute and sell LiftLoc® Safety Infusion Set. Under the terms of the agreement, PSS purchases SHPI branded product from SHPI for resale to PSS’s end-user customers. The PSS Agreement is for a one-year period, which automatically renews for successive one-year terms unless terminated by either party in writing not less than 45 days prior to the expiration of the initial term or any renewal term. In September 2005, the PSS Agreement was amended to include the MiniLoc™ Safety Winged Infusion Set to the products supplied to PSS.

Medline Industries

In August 2002, SHPI entered into a Distribution Agreement with Medline Industries, Inc. whereby Medline acquired the non-exclusive right to distribute and sell LiftLoc® Safety Infusion Set. Under the terms of the agreement, Medline purchases SHPI branded product from us for resale to Medline’s end-user customers. The Medline Agreement is for a one-year period, which automatically renews for successive one-year terms unless terminated by either party in writing not less than 45 days prior to the expiration of the initial term or any renewal term. In September 2005, the Medline Agreement was amended to include the MiniLoc™ Safety Winged Infusion Set to the products supplied to Medline.

Cardinal Health

In August 2002, SHPI entered into a Distribution Agreement with Cardinal Health, formerly named Allegiance Healthcare Corporation, whereby Cardinal Health acquired the non-exclusive right to distribute and sell LiftLoc® Safety Infusion Set. Under the terms of the agreement, Cardinal Health purchases SHPI branded product from us for resale to Cardinal Health’s end-user customers. The Cardinal Agreement shall continue until 90 days after written notice of termination is received by either party. In September 2005, the Cardinal Agreement was amended to include the MiniLoc™ Safety Winged Infusion Set to the products supplied to Cardinal.

ExelInt International

In May 2003, SHPI entered into a Distribution Agreement with ExelInt International whereby Exel acquired the non-exclusive right to promote, market, distribute and sell LiftLoc® Safety Infusion Set. Under the terms of the agreement, SHPI sells finished product to Exel for marketing under Exel’s SecureTouch® private label. Exel is subject to minimum purchase requirements.

In October 2005, the Exel Agreement was amended to include the MiniLoc™ Safety Winged Infusion Set to the products supplied to Exel.

The Exel Agreement is for a six-year period and automatically renews for successive five-year terms unless terminated by either party in writing not less than 180 days prior to the expiration of the initial term or any renewal term.

Henry Schein

In September 2003, SHPI entered into a Distribution Agreement with Henry Schein Inc., whereby Henry Schein acquired the non-exclusive right to distribute and sell LiftLoc® Safety Infusion Set. Under the terms of the agreement, Henry Schein purchases SHPI branded product from us for resale to Henry Schein’s end-user customers. The Henry Schein Agreement continues until 45 days after written notice of termination is received by either party. In September 2005, the Henry Schein Agreement was amended to include the MiniLoc™ Safety Winged Infusion Set to the products supplied to Henry Schein.

Other LiftLoc® Distribution Agreements

During 2003, SHPI entered into Distribution Agreements with Medical Specialties Distributors, Inc., Briggs Corporation, Omni Medical Supply, Inc., and Wolf Medical Supply, Inc., whereby each company acquired the non-exclusive right to distribute and sell LiftLoc® Safety Infusion Set.

Under the terms of these agreements, each company purchases SHPI branded product from us for resale to their end-user customers. Each of the agreements is for a one-year term and shall be renewed automatically for additional, consecutive one-year terms unless terminated by either party in writing not less than 45 days prior to the expiration of the initial term or any renewal term.

In December 2003, SHPI entered into a Distribution Agreement with Biometrix Ltd. whereby Biometrix acquired the non-exclusive right to distribute and sell LiftLoc® Safety Infusion Set in Israel. Under the terms of the agreement, Biometrix purchases SHPI branded product from us for resale to their end-user customers. The agreement is for a three-year term and shall be renewed automatically for additional, consecutive one-year terms unless terminated by either party in writing not less than 45 days prior to the expiration of the initial term or any renewal term.

Tyco Healthcare

In June 2004, SHPI entered into a worldwide Development and OEM Supply/Distribution agreement with Tyco Healthcare for the marketing and sale of safety bone marrow biopsy needles. Under the terms of the agreement, Tyco Healthcare will purchase safety and conventional bone marrow biopsy needles from SHPI, as well as reimburse SHPI for certain research and development expenses related to product commercialization. The Tyco Healthcare agreement is for an initial term of three years during which it is noncancellable. After the initial three-year term it automatically renews for additional one-year terms unless terminated in writing by Tyco Healthcare upon 180 days notice.

In connection with these product agreements, all product introductions are scheduled and controlled by SHPI’s distribution and license partners. There is no assurance that products will be launched as anticipated, that effective sales and marketing efforts will be maintained, or that SHPI will realize future revenues in excess of any minimum purchase/royalty commitment from these agreements.

SHPI plans to focus SHPI’s research and development activities on the further development of additional products based upon SHPI’s intellectual property portfolio and unique safety needle technologies. SHPI plans to focus SHPI’s business development efforts on continuing discussions and negotiations with third parties to generate revenues through additional OEM manufacturing, distribution and product licensing relationships.

Merit Medical

In October 2005, SHPI entered into a Purchase Agreement with Merit Medical for the marketing and sale of its SecureLoc™ Safety Introducer Needle. Under the terms of the agreement, Merit Medical will purchase safety introducer needles from SHPI. The agreement is for an initial term of five years. After the initial five-year term it automatically renews for additional five-year terms unless terminated in writing by either party upon 90 days notice.

Critical Accounting Policies

Revenue Recognition

Pursuant to Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition,” SHPI recognizes license revenue when the following criteria have been met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the price is fixed or determinable and (4) collectibility is reasonably assured.

SHPI received no upfront fees in 2005 or 2004, but received $1,080,000 in payments related to the Tyco Healthcare agreements in 2003. These upfront payments are being recognized ratably over the life of the respective agreements.

Product revenues are recognized when persuasive evidence of an arrangement exists, risk of loss and title has transferred to SHPI’s customers, the fee is fixed or determinable and collection is probable. Rights of return for manufactured product are dependent upon the agreement. No right of return is provided for product manufactured under private label, as such product is custom manufactured to order for those distributors. Product manufactured and distributed under SHPI’s own label does provide rights of return in the case of shipping errors or product received in damaged condition. In addition, distributors have the right, on a quarterly basis, to request the return of excess or slow moving inventory. An accrual for product returns, calculated using historical data, is made at the end of each quarter.

Royalty revenue is recognized when the related products are sold or upon SHPI’s fulfillment of any future obligation under the related agreements. SHPI receives royalty reports quarterly on product sales falling under the respective royalty agreements.

Revenue from development agreements is recognized as the services are performed in accordance with the stated terms of the agreements.

Long-Lived Assets

SHPI regularly evaluates whether events or circumstances have occurred that indicate the carrying value of SHPI’s long-lived assets may not be recoverable. When factors indicate the asset may not be recoverable, SHPI compares the related undiscounted future net cash flows to the carrying value of the asset to determine if impairment exists. If the expected future net cash flows are less than the carrying value, an impairment charge is recognized based on the fair value of the asset. No such impairments were recorded during the years ended December 31, 2004 and 2003.

Stock Based Compensation

SHPI has chosen to account for stock options granted to employees and directors under the recognition and measurement principles of APB Opinion 25 instead of the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock Based Compensation”, as amended by SFAS No. 148.

SFAS 123R, which becomes effective as of the beginning of the first fiscal year that begins after December 15, 2005, will be adopted by SHPI at the effective date. SFAS 123R establishes that employee service received in exchange for share-based payments result in a cost that should be recognized in the income statement as an expense. It further establishes that these expenses be measured at fair market value determined as of the grant date.

Years Ended December 31, 2004 and 2003

During the year ended December 31, 2004, SHPI had total revenues of $5,765,278, compared with total revenues of $3,606,574 for the year ended December 31, 2003, an increase of $2,158,704 or 60%. During 2004, SHPI recognized $4,361,052 in product sales and royalties, $895,624 in technology fees and licensing revenues, and $508,602 in development fees and related services revenue. Cost of revenues in 2004 was $1,082,131. SHPI’s gross profit in 2004 was $4,683,147, representing an 81% gross profit margin. During 2003, SHPI recognized $2,768,570 in product sales and royalties, $778,124 in technology fees and licensing revenues and $59,880 in development fees and related services revenue.

Cost of revenues in 2003 was $582,575. SHPI’s gross profit in 2003 was $3,023,999, representing an 84% gross profit margin. The substantial growth in product sales and royalties in 2004 reflects increased marketplace acceptance of SHPI’s safety products. The increase in development fees and related services in 2004 as compared to 2003 reflects additional work performed under existing development agreements and the securing of additional work under new agreements in 2004. SHPI will look to SHPI’s existing product agreements, sales of SHPI’s own branded products through distributors, introduction of new products, and additional development and strategic arrangements for future revenue growth.

Research and development (“R&D”) expenses in 2004 were $2,437,880 (excluding $82,772 of amortization of deferred compensation) compared to $2,595,022 in 2003, a decrease of $157,142 or 6%. This decrease was primarily due to a portion of SHPI’s R&D effort being funded by third parties in 2004.

Sales and marketing (“S&M”) expenses in 2004 were $1,007,338 (excluding $11,895 of amortization of deferred compensation), compared to $1,203,310 in 2003, a decrease of $195,972 or 16%. This decrease was primarily due to the reorganization and streamlining of SHPI’s sales and marketing department to achieve greater efficiencies and decreased travel expenses required for SHPI’s in-market support of LiftLoc® Safety Infusion Set in 2004.

General and administrative (“G&A”) expenses in 2004 were $1,334,639 (excluding $161,788 of amortization of deferred compensation) compared to $1,139,699 in 2003, an increase of $194,940 or 17%.

Increases of $156,330 in fees paid to consultants and $96,400 in board of directors related expenses account for the total increase in G&A expenses.

On September 15, 2004, the 2004 Stock Incentive Plan (“Stock Plan”) was approved by the board of directors and became effective on that date, subject to the Stock Plan being approved by the stockholders within six months after that date. The Stock Plan provides that 6,000,000 shares of SHPI’s authorized but unissued common stock be reserved pursuant to the terms and conditions of the plan. On October 19, 2004, a special meeting of stockholders was held, at which time the stockholders approved the 2004 Stock Incentive Plan. The Stock Plan will allow SHPI, under the direction of the Compensation Committee, to make broad-based grants of restricted stock and stock units, any of which may or may not require the satisfaction of performance objectives, to employees and non-employee directors. The purpose of these stock awards is to attract and retain talented employees and further align employee and stockholder interests.

The board of directors approved and recommended the Stock Plan after consultation with a compensation consulting firm that was retained by SHPI. The Stock Plan provides an essential component of the total compensation package offered to employees, reflecting the importance that SHPI place on motivating and rewarding superior results with long-term, performance-based incentives. Under the Stock Plan, current directors and employees holding stock option grants were given the election of retaining those stock option grants or surrendering them for grants of common stock. This resulted in the surrender of 5,738,190 stock options in exchange for the issuance of 3,375,397 shares of common stock. The stock issuance resulted in a non-cash charge of $3,825,521, which will be expensed ratably over the three-year vesting period of the stock grants. The charge to expense for the year ended December 31, 2004 relating to this transaction was $247,155.

During the fourth quarter of 2003, SHPI recorded a liability of $1,300,000, which amount is SHPI’s estimate of the portion of costs associated with BD’s suit against Tyco Healthcare that Tyco Healthcare will withhold against the royalties due SHPI through 2005. The balance of this liability remaining at December 31, 2004, was $791,365.

Operating expenses in 2004, including amortization of deferred compensation, were $5,036,312 compared to $6,238,031 in 2003, a decrease of $1,201,719 or 19%. Excluding the amortization of deferred compensation in 2004 and the non-cash patent litigation expense in 2003, operating expenses were $4,779,857 and $4,938,031, respectively, a decrease of $158,174 or 3%. Reduced expense levels in research and development and sales and marketing were partially offset by an increase in general and administrative expenses.

Other income was $9,526 in 2004 compared to $94,910 in 2003. This decrease was due to $20,919 in amortization of deferred finance costs coupled with lower interest earned on lower cash balances during 2004.

SHPI did not recognize any income tax benefit in SHPI’s consolidated statement of operations for the years ended December 31, 2004 and 2003. At December 31, 2004, SHPI had total tax net operating losses (“NOLs”) of $25,546,244 and research and experimentation tax credits of $608,207 that can be carried forward to future years. SHPI’s ability to realize the benefit of these NOL’s and tax credits will depend on the generation of future taxable income through profitable operations.

SHPI’s net loss in 2004 was $343,639 compared to $3,119,122 in 2003, an improvement of $2,775,483 or 89%. SHPI achieved this significant reduction in net operating loss by delivering substantial revenue growth in combination with reduced operating expenses.

SHPI’s basic and diluted net loss per share for the year ended December 31, 2004 was ($0.01) per share. This compares to a net loss per share of ($0.17) for the year ended December 31, 2003, an improvement of $0.16 per share.

Nine Months Ended September 30, 2005 and 2004

During the nine months ended September 30, 2005, SHPI had total revenues of $5,047,169, compared with total revenues of $4,062,708 for the comparable period ended September 30, 2004. During the nine months ended September 30, 2005, SHPI recognized $4,021,898 in revenue from product sales and royalties, $281,360 in technology and license fees, and $743,911 in development fees and related services. Costs incurred to generate revenues during the 2005 period were $1,251,886. During the nine months ended September 30, 2004, SHPI recognized product sales and royalties of $3,074,351, technology and license fees of $596,718, and development fees and related services of $391,639. Costs incurred to generate revenues during the 2004 period were $817,683. The significant increase in product sales and royalties during 2005 is the result of increased market penetration of LiftLoc(R) Safety Infusion Set and the first shipments of SHPI’s new MiniLoc(TM) Safety Infusion Set in September. The decrease in license fee revenue is related to the completion in April 2005 of the amortization of upfront license fees received from Tyco. Increased development revenue in 2005 resulted primarily from funding related to the Tyco bone biopsy and Bard Huber needle projects. The decrease in gross profit margin in 2005 is attributable to the full amortization of the license fees, to which no related expenses are attached, and the increase in development fee revenue, which carries much lower margins than SHPI’s other revenue sources.

R&D expenses were $2,458,590 for the nine months ended September 30, 2005, which includes $325,474 in amortization of deferred compensation arising from the October 2004 exchange of stock options for restricted stock, compared with $1,786,503 for the comparable period of 2004. R&D efforts during the nine-months ended September 30, 2005, focused on development work related to commercialization of SHPI’s SecureLoc(TM) technology, the development and commercialization of MiniLoc(TM) Safety Infusion Set, SHPI’s next generation safety Huber needle, and continued market support of SHPI’s LiftLoc(R) Safety Infusion Set product line. The majority of the increase is related to the amortization of deferred compensation, as discussed above, with the remainder related to additional temporary employees retained to accelerate the commercialization of the products under development.

Sales and marketing expenses were $746,547 for the nine months ended September 30, 2005, which includes $13,600 in amortization of deferred compensation arising from the October 2004 exchange of stock options for restricted stock. This compares with $788,324 for the comparable period of 2004. Sales and marketing expenses will continue at higher levels through the remainder of 2005 as this product introduction continues.

General and administrative expenses were $1,624,443 for the nine months ended September 30, 2005, which includes $630,631 in amortization of deferred compensation arising from the October 2004 exchange of stock options for restricted stock. This compares with $984,829 for the comparable period of 2004. Amortization of deferred compensation accounts for the majority of the year-to-year increase. The balance of the 2005 expenses have been maintained at levels comparable to those in 2004.

Total other expense was ($22,892) for the nine months ended September 30, 2005, compared with other income of $28,522 for the comparable period of the prior year. These changes result from a decrease in interest earned on deposited funds in 2005, coupled with the amortization of deferred finance costs related to the issuance of warrants to Galen Partners in March 2005 in consideration for the promissory note agreement.

SHPI recognized no tax benefit from its year-to-date pre-tax losses in 2005 and 2004.

The net loss for the nine months ended September 30, 2005 was ($1,057,189) resulting in net loss per common share of ($0.02) for the period. The comparable 2004 period had a net loss of ($286,109), or ($0.01) per common share for the nine months. The increased net loss per share in 2005 is primarily attributable to the non-cash compensation charges discussed above.

Liquidity and Capital Resources

To date, SHPI has financed SHPI’s operations principally through private placements of equity securities, the sale of technology and patents, product sales and royalties, development fees, technology and license fees, proceeds from a convertible note and proceeds from the exercise of common stock options. SHPI used net cash in operating activities of $965,297 during the nine months ended September 30, 2005, a reduction of $312,330 compared to the $1,277,627 used during the same period in 2004. The reduction results from SHPI’s significantly increasing revenue in 2005, while maintaining operating expenses at a level similar to 2004. Also, during the nine months ended September 30, 2005, net cash of $477,007 was used in investing activities, compared with $141,676 for the same period in 2004. This investment activity was primarily related to capital equipment purchases related to the development of MiniLoc(TM) and SecureLoc(R) manufacturing lines. Cash proceeds of $500,000 were received from the convertible note with Galen Partners and $19,594 was realized from the issuance of common stock during the nine months ended September 30, 2005. Cash proceeds of $1,054,030 were received from the issuance of common stock during the same period in 2004.

SHPI used net cash for operating activities of $1,683,723 during 2004, compared to net cash used of $2,845,885 during 2003, representing a decrease of $1,162,162, or 41%. This improvement in operating cash flow was directly related to SHPI’s ability to generate significantly higher sales volumes while maintaining operating expense levels. In addition, during 2004, $232,572 was used for the purchases of intangible assets and property and equipment, compared to $256,069 during 2003. During 2004, net cash of $1,082,595 was provided from a private placement of 1,250,000 shares of restricted common stock to certain accredited and sophisticated investors and the purchase of 139,720 shares of common stock by The SHP 401(k) plan. No financing activities were entered into during 2003. As of December 31, 2004, SHPI’s working capital was $1,430,590 and SHPI’s current liabilities were $1,803,484.

SHPI’s working capital requirements for the foreseeable future will vary based upon a number of factors, including the costs to complete product development work, the cost of bringing safety medical needle technologies and other products to commercial viability, the timing of market launches of new safety needle products and the level of sales of SHPI’s current products. As of September 30, 2005, SHPI had accounts payable and accrued liabilities totaling $966,079. SHPI also had an accrued patent litigation liability of $291,363 and current deferred revenue of $34,981, neither of which will require the use of cash. The accrued patent litigation expense, however, will be reduced or paid through royalties received from The Kendall Company under the Kendall Agreement (described below). At September 30, 2005, SHPI had cash and cash equivalents of $778,968. This cash, along with cash generated from the sale of products, development fees and royalties and $500,000 of committed funding from Galen Partners, a significant shareholder, is expected to provide sufficient cash for SHPI to execute its business plan for the next twelve months.

SHPI had $1,571,926 in cash and cash equivalents as of December 31, 2004, a decrease of $833,700 from December 31, 2003. Working capital as of December 31, 2004 was $1,430,590 as compared to $1,506,455 at December 31, 2003. These decreases were primarily due to the net cash used to fund operations during 2004.

Off-Balance Sheet Arrangements

SHPI does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on SHPI’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 151, “Inventory Costs - An Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and waster material (spoilage). The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 is not expected to have a material effect on SHPI’s financial condition or results of operations.

In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29”. SFAS 153 amends APB Opinion 29 to eliminate the similar productive asset exception and establishes that exchanges of productive assets should be accounted for at fair value, rather than at carryover basis unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits, (2) the transaction is an exchange transaction to facilitate sales to customers, or (3) the transaction lacks commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS 153 are effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material effect on SHPI’s financial condition or results of operations.

In December 2004, the FASB issued SFAS 123R, “Share-Based Payment”. SFAS 123R establishes that employee services received in exchange for share-based payment result in a cost that should be recognized in the income statement as an expense when the services are consumed by the enterprise. It further establishes that those expenses be measured at fair value determined as of the grant date. As SHPI qualifies as a small business issuer, the provisions of SFAS 123R become effective as of the beginning of the first interim reporting period that begins after December 15, 2005. SHPI is currently evaluating the effect the adoption of SFAS 123R will have on SHPI’s financial condition and results of operations.

Contractual Obligations

SHPI’s significant non-cancelable operating lease obligations as of September 30, 2005 are as follows:

Year Ending December 31,(1)	Operating Leases
2005	$65,099
2006	130,199
$195,298

(1)   The amounts for the year ending December 31, 2005 include only payments to be made after September 30, 2005.

Due to the long lead-time of critical components for SHPI’s LiftLoc(R) and MiniLoc(TM) Safety Infusion Set product lines and SHPI’s SecureLoc(R) Safety Introducer Needle, as of September 30, 2005 SHPI had issued $510,319 in long-term purchase orders relating to these products.

SHPI leases office space under a non-cancellable operating lease

Inflation

SHPI does not expect the impact of inflation on SHPI’s operations to be significant.

SHPI PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of SHPI common stock as of November 30, 2005 as adjusted to reflect the consummation of the combination:

•       each stockholder known by SHPI to own beneficially more than five percent of SHPI common stock;

•       each of the named executive officers;

•       each of SHPI’s directors; and

•       all of SHPI’s directors and the named executive officers as a group.

Upon the closing of the combination, Vincent Papa and Ralph Balzano, two current directors of Med-Design, will join the combined organization’s board of directors. It is expected that Messrs. Vincent Papa and Ralph Balzano will each own less than one percent (1%) of the outstanding shares of the combined organization. Director Donald Solomon, currently a director of SHPI, intends to resign upon completion of the combination.

Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the principal address of each of the stockholders below is in care of Specialized Health Products International, Inc., 585 West 500 South, Bountiful, Utah 84010.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned Prior to the Combination(2)	Percentage of Shares Beneficially Owned Before the Combination(2)	Percentage of Shares Beneficially Owned After the Combination(2)
Jeffrey M. Soinski, President, CEO and Director(3)	1,489,289	3.3	2.3
Guy J. Jordan, Ph.D., Chairman of the Board(4)	235,294	*	*
Donald D. Solomon, Ph.D., Vice President, COO, CTO and Director(5)	569,568	1.3	*
Paul S. Evans, Vice President, General Counsel, Business Development, and Secretary(6)	405,116	*	*
Keith L. Merrell, Controller, Acting CFO and Treasurer(7)	184,268	*	*
David W. Jahns, Director(8)	15,435,236	34.7	23.5
Stuart A. Randle, Director(9)	117,647	*	*
Stephen I. Shapiro, Director(10)	124,326	*	*
Robert R. Walker, Director(11)	206,529	*	*
Executive Officers and Directors as a Group(9 persons)	18,767,273	42.2	28.6

*                    Less than 1%.

(1)          Except where otherwise indicated, the address of the beneficial owner is deemed to be the same address as the company.

(2)          Beneficial ownership is determined in accordance with SEC rules and generally includes holding voting and investment power with respect to the securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the total number of shares beneficially owned by the designated person, but are not deemed outstanding for computing the percentage for any other person. The share numbers and percentages reflect 44,629,445 shares of SHPI common stock outstanding prior to the combination, and 65,728,196 shares of SHPI common stock outstanding after the combination.

(3)          Includes 18,701 shares of common stock purchased through our 401(k) plan and 1,470,588 shares of common stock issued under the Stock Plan (defined below) that are currently unvested and non-transferable.

(4)          Includes 235,294 shares of common stock issued under the Stock Plan that are currently unvested and non-transferable.

(5)          Includes 75,666 shares of common stock, 82,118 shares of common stock purchased through our 401(k) plan and 411,764 shares of common stock issued under the Stock Plan that are currently unvested and non-transferable.

(6)          Includes 61,000 shares of common stock, 49,999 shares of common stock purchased through our 401(k) plan and 294,117 shares of common stock issued under our Stock Plan that are currently unvested and non-transferable.

(7)          Includes 36,000 shares of common stock, 42,386 shares of common stock purchased through our 401(k) plan and 105,882 shares of common stock issued under our Stock Plan that are currently unvested and non-transferable.

(8)          Includes 58,823 shares of common stock issued under our Stock Plan that are currently unvested and non-transferable. Also includes 13,937,735 shares of common stock held of record by Galen Partners III, L.P., 1,261,605 shares of common stock held of record by Galen Partners International III, L.P., and 57,073 shares of common stock held of record by Galen Employee Fund III, L.P. Information regarding Galen Partners III, L.P. and its affiliates is derived from the Form 4 filed by Galen Partners III, L.P. with the Securities and Exchange Commission Also includes warrants to purchase 120,000 shares of common stock. William R. Grant, Bruce F. Wesson, L. John Wilkerson, David W. Jahns, Srini Conjeevaram, and Zubeen Shroff are all natural persons and are the members of Claudius, L.L.C., a Delaware limited liability company, the general partner of Galen Partners III, L.P. and Galen Partners International III, L.P. Bruce F. Wesson is the President of Wesson Enterprises, Inc., a Delaware corporation, which is the general partner of Galen Employee Fund III, L.P. David Jahns is a member of Claudius, L.L.C., a Delaware limited liability company, and a general partner of Galen Partners III, L.P. and Galen Partners International III, L.P.

(9)          Includes 117,647 shares of common stock issued under our Stock Plan that are currently unvested and non-transferable.

(10)   Includes 65,503 shares of common stock and 58,823 shares of common stock issued under our Stock Plan that are currently unvested and non-transferable.

(11)   Includes 143,529 shares of common stock issued under our Stock Plan that are currently unvested and non-transferable and 63,000 shares of common stock that Mr. Walker is deemed to beneficially own through a trust.

MED-DESIGN BUSINESS

Overview

Med-Design is principally engaged in the design, development, licensing and subcontract manufacturing of safety medical devices intended to reduce the incidence of accidental needle sticks. The majority of the safety medical devices Med-Design designs and develops incorporate its proprietary needle retraction technology. Its technology enables health care professionals to retract a needle into the body of the medical device for safe disposal without any substantial change in operating technique. Its product technology generally can be categorized into the following five groups:

•       hypodermic syringes used to inject drugs and other fluids into the body;

•       injectors used to inject drugs and other fluids into the body from a pre-filled cartridge, vial or carpule;

•       fluid collection devices used to draw blood or other fluids from the body;

•       venous and arterial access devices used to provide access to patients’ veins and arteries; and

•       specialty safety devices for needle-based and other applications.

Med-Design designs its product technology to be similar to standard non-safety medical devices in appearance, size, performance and operation. Med-Design believes that this similarity is important, because health care professionals are more likely to accept safety products that do not require a change in operating technique from products they have traditionally used.

Med-Design has licensed a number of applications of its product technology to medical device manufacturers, principally BD. In certain instances, products incorporating its product technology are subject to collaborative arrangements between Med-Design and device manufacturers. On of these products is the Safety Huber Needle acquired in April 2004. Med-Design will continue to explore additional opportunities to have selected products manufactured in this manner.

Med-Design’s Products

Med-Design has designed and developed a number of products incorporating its needle retraction technology. Its products are similar in appearance, size and performance to standard non-safety products and are operated in essentially the same manner. A brief description of each of its products follows:

Licensed Products

Products Licensed to BD

BD, a major medical technology company, is the principal licensee of Med-Design’s patented product technology. Pursuant to two licensing agreements, Med-Design has granted BD the exclusive worldwide rights to manufacture and market its patented product technology in three fields of use, injection syringe, IV catheters and blood collection. The agreements with BD provide for continuing royalty payments based upon BD’s net sales of the licensed product technology, subject to annual minimums.

The following product technologies are currently under license to BD:

•       Safety Syringe (fixed needle).   After the medication in the syringe has been delivered, the user applies a light amount of additional pressure in order to move the plunger slightly beyond the normal stop point, which causes the needle to automatically and fully retract into the body of the syringe. The fixed needle Safety Syringe can be manufactured with needles of various gauges and sizes, and barrels with various sizes. BD currently markets the BD Integra™ 3ml Syringe, which incorporates its Safety Syringe technology and was introduced in 2002.

•       Safety Syringe (luer needle).   The luer needle Safety Syringe is a hypodermic needle with a mating needle/hub assembly.

•       Safety Tuberculin/Insulin Syringe.   The Safety Tuberculin/Insulin Syringe is a smaller version (1 ml) of the fixed needle Safety Syringe. BD launched the BD Integra™ 1ml Syringe, which incorporates its Safety Tuberculin/Insulin Syringe technology on a limited scope in the United States in February 2004 with full launch in January 2005.

•       Safety Blood Collection Needle.   The Safety Blood Collection Needle is compatible with substantially all standard blood collection needle accessories. After sufficient fluids have been extracted from the body, by depressing a conveniently located button on the barrel of the device, the needle automatically and fully retracts into the body of the device. The needle seals in place rendering it harmless and inoperable. BD currently markets the BD Vacutainer™ Push Button Collection Set, which incorporates its Safety Blood Collection Needle technology and was introduced in December 2003.

•       Safety Winged Blood Collection Set.   The Safety Winged Blood Collection Set uses a smaller diameter needle than the Safety Blood Collection Needle and is an alternative to that device. It is compatible with substantially all standard blood collection needle accessories.

•       Safety IV Catheter.   Catheters are inserted into veins or other areas of the body using a catheter insertion needle located within the flexible catheter tube. After the insertion needle is partially removed from the Safety IV Catheter, the needle automatically and fully retracts into the body of the catheter insertion device. The needle seals in place rendering it harmless and inoperable. BD currently markets the Autoguard Pro™ Shielded IV Catheter, which incorporates its Safety IV Catheter technology and was introduced in 2002.

•       Safety PICC Introducer.   The Safety PICC Introducer is a catheter insertion device used to insert a peripherally inserted control catheter (PICC) for long term venous access to deliver fluids into a patient.

•       Safety Wing Needle Set/Catheter.   The Safety Wing Needle Set/Catheter is used to continuously deliver fluids into a patient’s vein. The sharp end of the needle is completely shielded within the device, allowing intravenous fluid from a gravity bag or infusion pump to flow through the retracted steel needle. Upon completion of the infusion therapy, the Safety Wing Needle Set/Catheter may be removed from the patient with no possibility of an accidental needle stick.

The licensing agreement with BD for the Integra™ Syringe initially provided for a two-tier royalty payment. A dispute arose in July 2002 between Med-Design and BD as to the appropriate amount of royalty payment for the BD Integra Syringe. Med-Design submitted the dispute to mediation and reached an agreement in January 2003 that resolved the dispute and provided that BD will pay Med-Design a royalty rate of 2.5% on all sales of the product in the U.S. and in all international markets where its retracting needle syringe patents are in force. The royalty rate is retroactive to the initial introduction date of May 2002 for the BD Integra™ 3ml Syringe and is also applicable to the BD Integra™ 1ml Syringe.

Enpath Medical Inc. (formerly Medamicus, Inc.)

Med-Design licensed to Enpath the Safety Seldinger Device initially for venous access and subsequently for arterial access. Med-Design receives royalties from the sale of the device by Enpath. The Safety Seldinger Device agreement involves a lower volume, higher margin product directed to a specialized niche market segment. On December 29, 2004, Med-Design entered into Addendum Number Two to the Development and Licensing Agreement with Enpath for the Safety Seldinger Device to eliminate the minimum purchase amount required in 2004 for Enpath to maintain exclusivity under the Development and Licensing Agreement. Revenue for this product was $78,581 for the year ended

December 31, 2004 and $120,308 for the year ended December 31, 2003. Revenue for the Safety Seldinger Device for the nine months ended September 30, 2005 was nominal and is not expected to increase.

Manufactured Products Under Agreement

In connection with its efforts to enter into collaborative arrangements for the marketing and distribution of certain of its product technologies, Med-Design determined that it could enhance its efforts with potential strategic collaborators that do not possess manufacturing capabilities if Med-Design could arrange to have the products manufactured. Med-Design entered into two OEM Manufacturing Agreements with Owens-Illinois Closure, Inc. (“Owens-Illinois”) for the manufacture of its Safety Pre-filled Cartridge Injector and Safety Dental Cartridge Injector. Pursuant to the terms of the agreements, Med-Design had purchased the automated equipment and molds necessary for Owens-Illinois to manufacture the products. Until the first quarter of 2005, Owens-Illinois was manufacturing the Safety Dental Cartridge Injector and Sultan Chemists was marketing the product under the name 1Shot™ Safety Dental Syringe. In the first quarter of 2005, Med-Design assessed the position of the 1Shot™ Safety Dental Syringe in the marketplace and Med-Design’s relationship with Sultan Chemists. As a result of Med-Design’s assessment, Sultan Chemists determined to discontinue production of the product and exit the business. In addition, PEDI currently manufactures its Safety Huber Needles and New Alliance of Independent Medical Distributors, Inc. (Alliance Medical) is marketing the product. Med-Design assumed ongoing agreements with PEDI and Alliance Medical when it acquired the Safety Huber Needle business of Luther Needlesafe Products, Inc. in 2004.

In April 2004, Med-Design acquired the assets of the Safety Huber Needle business of Luther Needlesafe, Inc. The Safety Huber Needle is contract manufactured by Plastics Engineering and Development Incorporated. Med-Design acquired the production molds and necessary assembly equipment in the purchase price of the assets.

Safety Dental Cartridge Injector

The Safety Dental Cartridge Injector is used to administer anesthetics in dental procedures and uses standard dental needles and anesthetic cartridges capable of fluid removal. The Safety Dental Cartridge Injector allows for multiple anesthetic injections, while rendering the needle safe between injections.

Med-Design received FDA clearance for this device in February 2003 and launched the 1Shot™ Safety Dental Syringe, a one-handed, single use, disposable safety syringe, for sale in June 2003. This product was manufactured by Owens-Illinois. in accordance with an OEM Agreement and was exclusively distributed worldwide by Sultan Chemists. This product was discontinued in the first quarter of 2005 and related agreements have been terminated.

Dual Chamber Pharmaceutical Mixing Device

The Dual Chamber Pharmaceutical Mixing Device is used to package, store and mix pre-filled pharmaceutical compounds.

In February 2004, Med-Design entered into a development agreement with Atrix Laboratories to develop a dual chamber pharmaceutical mixing device for the packaging of certain pre-filled liquid pharmaceutical products. Atrix agreed to reimburse Med-Design for specific costs associated with the development efforts. Atrix has completed its evaluation for certain drug applications and has found that the device is not suitable for those drugs; however, QLT, Inc., which acquired Atrix after Med-Design entered into the development agreement, is evaluating the product for other applications. In accordance with the agreement, Atrix reimbursed Med-Design $50,000 during the second quarter of 2005 for the specific costs related to the development. QLT, Inc. continues to evaluate the product.

Safety Huber Needle

The Safety Huber Needle is used for percutaneous connection to implanted vascular access ports for the infusion of chemotherapeutic agents.

Med-Design acquired this product as part of its acquisition of the Safety Huber Needle business of Luther Needlesafe Products, Inc. (Luther) in April 2004. The Safety Huber Needle was launched in the U.S. in October 2003.

Portfolio Products

Med-Design is seeking to license technology or enter into collaborative arrangements for a number of additional applications of its technologies described below. All of the products derived from these applications would incorporate its needle retraction technology.

Safety Pre-filled Dual Chamber Injector.   The Safety Pre-filled Dual Chamber Injector allows medication to be injected directly into a patient from freeze-dried powders produced by many pharmaceutical manufacturers. In the first step, sterile water, in one chamber, is introduced into the freeze-dried powder chamber. This introduction quickly mixes the water and powder, allowing for the injection. The Safety Pre-filled Dual Chamber Injector can be manufactured with needles of various gauges and sizes.

Safety Pre-filled Vial Injector.   The Safety Pre-filled Vial Injector allows medication to be injected directly into a patient from pre-filled vials produced by many pharmaceutical manufacturers. The pre-filled vial is threaded onto the rear end of the stationary plunger and becomes integrated as a functional part of the plunger. The Safety Pre-filled Vial Injector can be manufactured with needles of various gauges and sizes.

Safety Arterial Blood Gas Needle.   Arterial blood gas needles are used to collect small samples of arterial blood and deliver the blood to a blood gas analyzer, after which the filled needle barrel is ready for delivery to a laboratory for analysis. The Safety Arterial Blood Gas Needle is designed for conventional laboratory processing and attaches to any standard blood gas needle with a luer fitting, as would a non-safety needle.

Safety Blood Donor Needle Set.   The Safety Blood Donor Needle Set is used to collect large volumes of blood for blood bank storage. The Safety Blood Donor Needle Set is compatible with all standard blood bag tubing sets and can be manufactured to include a safety blood sampling adapter.

Safety Winged A-V Fistula Needle.   Safety Winged A-V Fistula Needles are used to access veins and arteries to perform a hemodialysis procedure. Hemodialysis removes toxic wastes from the blood of patients in renal failure.

Sales and Marketing

Med-Design’s marketing efforts, with respect to its portfolio products, focus upon identifying, principally through the use of publicly available information, market leaders in the pharmaceutical and medical device industries who Med-Design believes have either a desire to incorporate safety applications in their existing products or who have the ability to distribute its products. Med-Design seeks collaborative arrangements with these companies under which Med-Design would manufacture or arrange to have manufactured its products or through which its needle retraction technology is applied to their existing products.

Med-Design’s marketing efforts, with respect to its contract manufactured products, focus on identifying buying groups and distributors through trade shows and business contacts and working with sales representatives to improve name recognition and knowledge of its products.

In addition to direct marketing efforts, safety needle legislation and Med-Design’s relationship with BD have increased industry awareness of its products.

Research and Development

Med-Design’s research and development efforts in the past have focused primarily upon the design and development of its needle retraction technology and the design and development of specific applications of its technology for incorporation into the products described above as well as, in certain instances, the equipment necessary to assemble the products. Research and development expenses were $1,187,835, $1,484,891 and $1,969,709 in 2004, 2003 and 2002, respectively. As of September 30, 2005, research and development expenses for 2005 are $692,631. Med-Design’s research and development efforts going forward will focus primarily upon:

•       the modification and improvement of its current product technology in response to market research and input from health care professionals; and

•       the development of new safety medical devices in response to the specific requests and needs of its licensees and potential strategic collaborators.

Med-Design’s research and development staff consisted of seven employees as of December 31, 2004, and two employees as of September 30, 2005.

Facilities and Manufacturing

Med-Design’s primary focus has been on the design, development and licensing of safety medical devices. To date, in most cases, its licensees have arranged for manufacturing of products incorporating the technology licensed from us. In 2001, to enhance its efforts with potential partners that do not possess manufacturing capabilities, Med-Design entered into two OEM Manufacturing Agreements with Owens-Illinois for the manufacture of its Safety Pre-filled Cartridge Injector and Safety Dental Cartridge Injector. Under the terms of the agreements, Med-Design purchased the equipment and molds necessary for Owens-Illinois to manufacture the Safety Dental Cartridge Injector. This product was discontinued in the first quarter of 2005 and related agreements have been terminated. In addition, PEDI currently manufactures its Safety Huber Needles.

Med-Design will continue to explore additional opportunities to manufacture selected products pursuant to collaborative arrangements in which its strategic collaborators will be responsible for marketing and distribution. Med-Design expects that these products would involve production levels that are substantially lower than the products of the type licensed to BD.

In July 2003, Med-Design was recommended for certification to ISO 13485:1996 by KEMA Registered Quality, Inc., its notified body. This is a recognized quality standard for medical device manufacturers that will enable Med-Design to apply for international registrations for products Med-Design intends to sell internationally.

Med-Design leases an approximately 26,000 square foot facility in Ventura, California. Med-Design is currently seeking to sublease the facility for the duration of the lease or terminate the lease in anticipation of the combination with SHPI.

Government Regulation

Med-Design’s products are subject to regulation by the United States Food and Drug Administration (FDA) under a number of statutes, including the Federal Food, Drug and Cosmetic Act (FDCA). The FDA regulates, among other things, the research, development, testing, manufacture, packaging, labeling, storage, handling, distribution, advertising and promotion of medical devices in the United States.

Med-Design’s medical devices must be cleared or approved by the FDA before they can be sold in the United States.

Historically, Med-Design’s focus has been on the development, design and licensing of medical safety devices rather than marketing and manufacturing of the devices. Therefore, Med-Design had not typically made the regulatory filings necessary to sell its products. Rather, it has relied on its licensees and other strategic collaborators to pursue regulatory approvals. Med-Design anticipates that it will continue to rely on its strategic collaborators to seek regulatory compliance if it licenses its products to them.

Med-Design has decided to commercially market, through its strategic collaborators, and has manufactured, through contract manufacturers, some of the products Med-Design develops separate from its current or any future license agreements. Med-Design will be required to file for marketing authorization for these products. The FDCA provides two basic review procedures by which medical devices can receive FDA marketing authorization. Certain products qualify for a submission authorized by Section 510(k) of the FDCA. To receive Section 510(k) clearance, a pre-market notification must be filed with the FDA that a company plans to begin marketing a medical device. The filing must establish that the medical device is substantially equivalent to another medical device that has been granted prior FDA pre-market notification clearance or was marketed prior to May 28, 1976, the date of enactment of the Medical Device Amendments. Marketing may commence when the FDA issues a letter finding substantial equivalence. If a product does not qualify for Section 510(k) clearance, a pre-market approval application must be filed. Pre-market approval applications (PMAs) must demonstrate that the medical device is safe and effective. The pre-market approval process is typically more complex and time consuming than the Section 510(k) clearance process, and generally requires the submission of laboratory, pre-clinical and clinical data. Before initiating clinical trials, companies sponsoring such trials often must seek and obtain an Investigational Device Exemption.

Since Med-Design will commercially market and have manufactured some of the products Med-Design develops, separate from its current or any future license agreements, Med-Design may be required to file for Section 510(k) clearance, or possibly pre-market approval, for such products. In that case, Med-Design would be subject to device user fees. The Medical Device User Fee and Modernization Act, enacted in 2002, authorizes the FDA to assess and collect user fees for Section 510(k) premarket notifications and premarket approval applications filed on or after October 1, 2002. Fees for fiscal year 2005 range from $3,502 for Section 510(k) premarket notifications to $239,237 for PMAs, although fee reductions are available for companies qualifying as small businesses. If Med-Design commercially manufactures and markets devices, Med-Design also would be required to comply with FDA post-market reporting requirements, including the submission of reports on certain adverse events and malfunctions, and requirements governing the promotion of medical devices. In addition, modifications to its devices may require the filing of new 510(k) submissions or pre-market approval supplements, and Med-Design will need to comply with FDA regulations governing medical device manufacturing practices. The FDA and the California Department of Health Services (DHS) require medical device manufacturers to register as such and subject them to periodic FDA and DHS inspections of their manufacturing facilities. The FDA requires that medical device manufacturers produce devices in accordance with the FDA’s current Quality System Regulation (QSR), which governs the methods, facilities and controls used for the design, manufacture, testing, packaging, labeling and storage of medical devices. Med-Design is not currently required to register its pilot manufacturing facility or comply with QSR requirements because Med-Design does not commercially manufacture and distribute the devices it produces in its facility, but Med-Design will be required to register and comply if it commences commercial manufacturing. To ensure compliance with QSR requirements, Med-Design would need to expend time, money and effort in the area of production and quality control.

There is a different set of regulatory requirements in place for the European Union (EU). In the EU the company putting a medical device onto the market must comply with the requirements of the Medical

Devices Directive (MDD) and affix the CE mark to the product to attest to such compliance. To achieve this, the medical devices in question must meet the “essential requirements” defined under the MDD relating to safety and performance, and the relevant company must successfully undergo a verification of its regulatory compliance by a third party standards certification provider, referred to in the legislation as a “Notified Body.” The nature of the assessment will depend on the regulatory class of products concerned, which in turn determines the precise form of testing to be undertaken by the Notified Body.

The requirements of the MDD must be complied with by the “manufacturer of the device,” which is defined as the party responsible for the design, manufacture, packaging and labeling of the device before it is placed on the EU market, regardless of whether these operations are carried out by this party or on its behalf.

Accordingly, where medical devices are marketed by Med-Design’s licensees or strategic collaborators under their names, compliance with the MDD will be their responsibility. In the event that Med-Design decides to manufacture devices to be distributed in the EU market under its name, all compliance responsibilities will be borne by it.

In the case of devices such as certain versions of the safety pre-filled vial injector, which incorporates a medicinal product as one integrated product, the regulatory requirements are those relating to medicines as opposed to devices and an application for a marketing authorization must be made under Directive 65/65 EEC. However, the safety and performance of the device features of the integral product are assessed in accordance with the essential requirements of Annex I of the MDD. Again, if the device is marketed by Med-Design’s licensees or strategic collaborators under their names, all regulatory compliance obligations will be borne by such licensees or strategic collaborators. The party responsible for regulatory compliance will be subject to continued surveillance by the Notified Body and will be required to comply with additional national requirements that are beyond the scope of the MDD. Med-Design currently has no foreign sales.

Competition

The safety medical device market is highly competitive. Licensees of Med-Design’s products and its other strategic collaborators compete in the United States and abroad with the safety products and standard products manufactured and distributed by companies such as:

•       Tyco International, Inc. (Kendall Healthcare Products Company),

•       B. Braun,

•       Terumo Medical Corporation of Japan, and

•       Johnson & Johnson.

Developers of safety medical devices which Med-Design competes against for license and collaborative arrangements with medical device and pharmaceutical companies include:

•       New Medical Technologies,

•       Retractable Technologies, Inc.,

•       Univec, Inc.,

•       Specialized Health Products International, and

•       Safety Syringes, Inc.

Traditionally, competition regarding non-safety medical devices was primarily based upon price with little differentiation between products. Med-Design expects that products incorporating its technology will compete against both safety products and non-safety products based upon safety and ease of use and disposal. While safety medical devices are priced somewhat higher than equivalent standard medical devices, Med-Design believes that based upon estimated costs associated with accidental needlesticks, products incorporating its technology should be considered cost effective by the marketplace. There can be no assurance, however, that purchasers will be willing to pay the increased price for safety medical devices unless they are mandated to use such devices by laws such as those passed by the federal government and those passed at the state level in California, Tennessee, Texas, New Jersey and Maryland.

Legislation

Regulatory actions at the federal and state level promote the use of safety needles to reduce the risk of accidental needlesticks. On July 1, 1999, California, through its state Occupational Safety and Health Administration (OSHA) program, began requiring the use of safety needles. Other states including Texas, Tennessee, Maryland and New Jersey have passed similar legislation.

On November 6, 2000, President Clinton signed the Needlestick Safety and Prevention Act amending OSHA’s Bloodborne Pathogens Standard to require that employers implement the use of safer medical devices in their facilities. To implement the statutory mandates in the Needlestick Safety and Prevention Act, OSHA issued a number of further revisions to its Bloodborne Pathogens Standard. The revised standard became effective on April 18, 2001, and imposes several needle device safety requirements on employers, including:

•       evaluation and implementation of safer needle devices as part of the re-evaluation of appropriate engineering controls during an employer’s annual review of its exposure control plan;

•       documentation of the involvement of non-managerial, frontline employees in choosing safer needle devices; and

•       establishment and maintenance of a sharps injury log for recording injuries from contaminated sharps.

On November 27, 2001, OSHA issued a compliance directive (CPL 2-2.69) that advises OSHA’s regional offices on the proper interpretation and enforcement of the revised Bloodborne Pathogens Standard provisions. The compliance directive confirms that the consideration of safer needle devices in annually reviewing and updating the exposure control plan is a critical element of the Bloodborne Pathogens Standard. The compliance directive also stresses that the standard requires employers to use engineering controls (e.g., safer needle devices) if such controls will remove or eliminate the hazards to employees. As a result of these regulatory actions, the demand for safety medical devices has increased, and Med-Design believes that this demand will continue to increase.

Patents and Proprietary Rights

Med-Design’s success will depend in part on its ability to obtain and maintain patent protection for its products, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. It is Med-Design’s policy to protect its intellectual property and maintain the proprietary nature of its technology by filing patent applications for technology it considers important to the development of its business and by requiring employees and key consultants to execute non-disclosure and non-compete agreements.

Med-Design has 26 United States patents with expiration dates ranging from April 29, 2007 to July 26, 2021 covering its retractable needle technology and specific product applications based upon its technology. In addition, Med-Design has 27 foreign national patents and 11 European patents covering at least 10 countries, with expiration dates ranging from November 7, 2010 to August 28, 2019. Med-Design also has 23 United States, 89 foreign national, 15 European and 2 international patent applications pending. Med-Design also has a United States design patent based on one of its products, in addition to 6 foreign national design registrations.

Employees

As of September 30, 2005, Med-Design had 12 full-time employees and one part-time employee, most of whom were located at its corporate offices.

Legal Proceedings

In November 2005, BD filed a lawsuit against Med-Design and MDC Investment Holdings, Inc. in the United States Court of the District of Delaware asserting that certain BD employees should be added as co-inventors on U.S. Patent No. 6,524,276, U.S. Design Patent No. D445,183, and U.S. Patent Application Serial No. 10/342,534 owned by MDC. It is anticipated that this lawsuit will be fully resolved and a release provided prior to the closing date of the transaction.

Available Information

Med-Design maintains a website at www.med-design.com and makes available free of charge through this website its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after Med-Design electronically files such material with, or furnishes it to, the SEC. The material on Med-Design’s website is not part of this proxy statement/prospectus, and the reference to its website address is intended to be an inactive textual reference only.

MED-DESIGN MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Med-Design considers the following to be the most important matters on which management focuses in evaluating its operating performance and financial condition.

Revenue Growth.   Med-Design believes that revenue growth is the key factor affecting its results of operations. Its revenues have historically consisted of royalties and up-front licensing fees. In 2004, Med-Design recognized a majority of its revenues from sales of its Safety Huber Needle. Its arrangement regarding the sale of the Safety Huber Needle, under which Med-Design has contracted for manufacture and distribution of the product and purchased the sublicense rights to the intellectual property, provides Med-Design with an expanded safety product line and provides greater potential for per unit revenues than would be the case with a licensed product. Med-Design believes its short term revenue growth will largely be dependent on its ability to gain market share in the expanding Safety Huber Needle market and the efforts of Becton Dickinson and Company (“BD”) in selling products incorporating technology licensed from Med-Design. Sales of the Safety Huber Needle in 2004 were below management’s expectations. Med-Design evaluated the realization of the acquired license rights under SFAS 144 and concluded that there was sufficient undiscounted cash flows to support the carrying value amount. Med-Design will continue to evaluate the realization of the assets and record an impairment charge if necessary. Management continues to provide the distributor of the Safety Huber Needle with sales assistance and other support in an effort to increase sales of the Safety Huber Needle. Med-Design cannot assure that this effort will achieve meaningful success.

The extent to which BD commits its resources to the sale of its licensed technology products is entirely within BD’s control. Management has been disappointed with the pace of commercialization of these products in the past and has encouraged BD to accelerate its efforts. In this regard, although license revenues from BD have increased, all of such revenues constitute minimum royalties. Although management is encouraged by the growth in sales of the BD Vacutainer™ Push Button Blood Collection Set and the limited launch of the 1ml version of the Integra™ Syringe in February 2004, management expected greater revenues to be generated in 2004, and the fact that Med-Design is paid only minimum royalties underscores the limited market penetration of these new products. Revenue for the nine months ended September 30, 2005 from the licensing of our product technologies to BD was $654,786. While this revenue was below Med-Design’s expectations, management is hopeful that recent quarterly increases will continue.

Med-Design receives royalties from the sale of the Safety Seldinger Device from Enpath (formerly Medamicus). Royalties from this product were approximately $120,000 in 2003 and declined to approximately $78,000 in 2004. Enpath’s major customer decided to use a non-safety version of Seldinger, and sales declined significantly. On December 29, 2004, Med-Design entered into Addendum Number Two to the Development and Licensing Agreement with Enpath for the Safety Seldinger Device to eliminate the minimum purchase requirement to maintain exclusivity. Revenue for the Safety Seldinger Device for the nine months ended September 30, 2005 were nominal and are not expected to increase.

Management was also disappointed with the sales of the 1Shot Safety Dental Syringe. This product, which Med-Design has contract manufactured, was launched in June 2003. Revenue was approximately $168,000 in 2003, and declined to approximately $19,000 in 2004. In the first quarter of 2005, Med-Design assessed the position of the 1Shot Safety Dental Syringe in the marketplace and its relationship with the exclusive distributor of the product, Sultan Chemists. As a result of the assessment, Sultan Chemists determined to discontinue production of the product and exit the business. This decision resulted in the write-off of equipment of approximately $464,000 and of inventory of approximately $194,000, which Med-Design recorded during the three-month period ended March 31, 2005.

Med-Design relies on its licensees to provide it with sales information in order to calculate the royalties due to Med-Design as a result of sales. While Med-Design has to date relied on this sales information without independent verification, it is currently developing appropriate procedures to verify this information in the future and will have such information audited when it deems it appropriate.

Liquidity.   Med-Design has historically generated cash principally from issuances of equity and up-front licensing fees. In 2004 and 2005 to date, revenue from sales of the Safety Huber Needle and the royalty payments from BD also contributed cash but considerably less than necessary to support operations. Although Med-Design believes that its cash on hand is sufficient to support ongoing operations for at least the next twelve months, should the combination not occur Med-Design’s ultimate success depends on its ability to generate sufficient revenues to support operations. If Med-Design could not generate sufficient revenues to support operations, it would likely have to rely upon debt or equity financing. There is no assurance Med-Design would be able to obtain such financing.

Results of Operations

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Total revenue was $1,773,507 in 2004, as compared to revenue of $826,725 in 2003. Revenue in 2004 reflects $1,011,641 in sales of the Safety Huber Needle, all of which occurred after the acquisition of the Safety Huber Needle business in April 2004, royalties of $664,341 from BD and $78,581 from Enpath and $18,944 from sales of the 1Shot Safety Dental Syringe. Revenue in 2003 reflected sales of the 1Shot Safety Dental Syringe of $168,471 and royalty payments from the sale of its licensed products of $658,254.

Product costs, which consist of $942,535 direct and indirect costs related to Med-Design’s contract manufactured products, the amortization of the investment in acquired licensed products of $297,622, consulting expense of $75,000 and a write-off of inventory obsoleted due to design change of $154,000, were $1,469,581 for the period ended December 31, 2004. Product costs for the period ended December 31, 2003 consisted of direct and indirect costs related to the Safety Dental Syringe sales of $153,953.

General and administrative expenses were $5,441,572 in 2004, a decrease of $486,141 as compared to general and administrative expenses of $5,927,713 in 2003. The decrease was primarily due to a reduction of charges for stock based compensation of $1,011,389 offset by increases in professional and technical fees and audit fees of approximately $480,000 related to implementing internal controls principally to effect compliance with the applicable provisions of the Sarbanes-Oxley Act.

Research and development expenses were $1,187,835 in 2004, a decrease of $297,056, as compared to research and development expenses of $1,484,891 in 2003. The decrease was due primarily to a reduction in expenditures for employee compensation resulting from a reduction in work force. Med-Design has focused its R&D activities on design changes to its current portfolio driven by the preferences expressed by potential customers, and therefore is comfortable reducing employee-related expenditures.

Investment income was $591,588 in 2004, a decrease of $64,653 as compared to $526,935 in 2003. The decrease was due to a decrease in invested cash resulting from the purchase of the assets of the Safety Huber Needle business.

Realized loss on investments were $401,319 for the year ended December 31, 2004. Med-Design sold fixed income securities which yielded lower rates of interest to avoid further deterioration of its portfolio in a rising interest market. The securities were sold in September 2004 at a loss of $340,000.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Total revenue was $826,725 in 2003, as compared to revenue of $474,325 in 2002. Revenue in 2003 reflected the sales of the 1Shot Safety Dental Syringe as well as royalty payments under Med-Design’s licensing agreements, including $445,701 in minimum royalty payments from BD and Enpath. Revenue in 2002 also reflected royalty payments from the sale of its licensed products.

General and administrative expenses were $5,927,713 in 2003, a decrease of $674,707 as compared to general and administrative expenses of $6,602,420 in 2002. The decrease was primarily due to a reduction of expenditures for employee compensation of approximately $227,000 resulting from a reduction in staff, legal expense reductions of approximately $266,000, professional cost decreases of approximately $125,000 and stock based compensation decreases of approximately $309,000 offset by an increase in bad debt expense of $250,000.

Research and development expenses were $1,484,891 in 2003, a decrease of $484,818 as compared to research and development expenses of $1,969,709 for the corresponding period in 2002. The decrease is partially attributable to a $350,000 charge recorded in December 2002 resulting from the settlement of a claim by its former Director of Research and Development and consulting costs of approximately $96,000 in 2002 related to the implementation of a quality program required for companies engaged in the manufacture of medical devices.

Investment income was $526,935 in 2003, an increase of $224,106 as compared to $302,829 in 2002. The increase was due primarily to an increase of approximately $11,000,000 in invested cash in 2003.

In 2002, Med-Design recorded an impairment charge on its investment in Enpath of $331,419.

Results of Operations for the Nine Months Ended September 30, 2005 compared to Nine Months Ended September 30, 2004

Revenue for the nine months ended September 30, 2005 was $2,349,301, an increase of $1,400,986 as compared to revenue of $948,315 for the corresponding period in 2004. The increase in revenue resulted primarily from increased sales volume for both licensed and contract manufactured products. Revenue for the nine months ended September 30, 2005 included $1,598,663 of sales of the Safe-Step Safety Huber Needle, royalties of $699,918 under Med-Design’s license agreements, and a $50,000 payment received for efforts relating to development of the pre-filled dual chamber mixing device. Revenue for the nine months ended September 30, 2004 reflected sales of $598,151 of the Safe-Step Safety Huber Needle, which we began selling in April 2004, royalties of $331,219 under Med-Design’s license agreements and $18,945 of sales of the 1Shot Safety Dental Syringe, a now discontinued product.

Product costs for the nine months ended September 30, 2005, which consisted of direct and indirect costs related to Med-Design’s contract manufactured products, primarily the Safe-Step® Safety Huber Needle, were $1,667,182 and included the amortization of the investment in acquired license products of $297,624, consulting expenses of $75,000 and $42,126 reflecting the establishment and subsequent increase in the excess inventory reserve related to the Safe-Step® Safety Huber Needle. Product costs increased by $851,972 compared to the corresponding period in 2004 primarily due to increased sales volume of the Safe-Step® Safety Huber Needle.

General and administrative expenses for the nine months ended September 30, 2005 were $3,213,458, a decrease of $684,049 as compared to general and administrative expenses of $3,897,507 for the corresponding period in 2004. The decrease in general and administrative expenses was primarily due to a decrease in stock based compensation of $335,861, a decrease in patent related legal fees of $228,193 and a decrease in expenditures for employee compensation of $113,285.

Research and development expenses for the nine months ended September 30, 2005 were $692,631, a decrease of $241,533 as compared to research and development expenses of $934,164 for the corresponding period in 2004. The decrease in research and development expenses was due primarily to a $118,255 decrease in product development related expenses and a $124,996 reduction in expenditures for employee compensation.

In the first quarter of 2005, we discontinued production of the 1Shot™ Safety Dental Syringe, which resulted in the write off of equipment during the first quarter of 2005 of $464,397. Due to immateriality, the Company has not reflected the operations of the 1Shot™ Safety Dental Syringe separately as a discontinued operation for any period.

Liquidity and Capital Resources

At September 30, 2005, Med-Design’s cash, cash equivalents and available-for-sale securities totaled $10,953,793 as compared to $14,600,270 at December 31, 2004, a decrease of $3,646,477 or approximately 25%. The decrease reflects Med-Design’s net decreases in operating assets, increases in operating liabilities and its $250,000 debt payment related to the purchase of the Safety Huber Needle business.

For the nine months ended September 30, 2005, Med-Design’s net cash used in operating activities was $3,076,124, principally reflecting its net loss of $3,480,270.

In 2004, Med-Design’s principal sources of cash were $1,116,614 of royalties from the sale of its licensed products, $928,173 from the sale of its contract manufactured products and the net sale of investment securities of $8,811,613, however available for sale securities decreased by $9,195,030 from 2003 to 2004. In 2003, Med-Design’s principal sources of cash were the net proceeds of approximately $16,000,000 from its August 2003 private placement of common stock, the $2,241,329 of cash generated from its sale of Enpath common stock, and royalties of $329,398 from the sale of its licensed products. Additionally, in 2002, Med-Design’s principal source of cash was the net proceeds of approximately $14,200,000 from its March 2002 private placement of common stock.

Med-Design’s primary uses of cash in 2004 consisted of general and administrative costs, including cash payments of $2,036,799 for salaries and research and development costs and the purchase of the Safety Huber Needle business of $5,901,240. General and administrative costs in 2003 included cash payments of $2,115,645 for salaries and research and development costs. General and administrative costs in 2002 included cash payments of $2,687,661 for salaries and research and development costs.

On March 29, 2005, Med-Design established a revolving line of credit under which Med-Design may borrow up to $3,000,000 with U.S. Bank. The facility is collateralized by its investments in U.S. Bank. Any borrowing would bear interest at LIBOR plus 1.75%. There are no financial covenants. The facility expires on March 29, 2006 and there is no assurance that Med-Design will be successful in negotiating a continuation of the availability of the line of credit or any of the terms of the agreement with U.S. Bank. There are no borrowings outstanding under this facility.

Med-Design believes that it has sufficient funds to support its planned operations for at least the next twelve months should the combination with SHPI not occur for any reason. The availability of resources over a longer term will be dependent on its ability to increase sales of its manufactured products and royalty payments it receives from its licensees, enter into new licensing agreements, enter into and profitably operate under collaborative arrangements, and raise additional equity or debt financing. Med-Design has not generated sufficient cash flows from operations to support its operations on an on-going basis and anticipates that it may need to seek additional sources of funding in the future. If Med-Design is unsuccessful in negotiating additional agreements, or if licensing revenues and revenues from sales of its manufactured products are insufficient to support its operations, Med-Design may be required to reduce the scope of, or cease, its operations.

Contractual Obligations

Med-Design’s contractual obligations as of December 31, 2004 consist of the following:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years
Operating lease obligations	$751,464	$196,874	$399,501	$155,089
Employment agreement obligations	570,151	489,013	81,138	—
Purchase obligations	586,000	586,000	—	—
Obligations under Luther agreement	750,000	250,000	500,000	—
Consulting agreement—Luther	325,000	100,000	225,000	—
Consulting agreement—Donegan	474,869	343,060	131,809	—
Total	$3,457,484	$1,964,947	$1,337,448	$155,089

During 2003, Med-Design renewed its lease for office space in Ventura, California. The renewal is for five years beginning November 1, 2003 and terminating October 31, 2008. The current base rent of $16,243 per month can be increased annually by 3%.

On October 14, 2004, James M. Donegan resigned as President and Chief Executive Officer of Med-Design. Mr. Donegan and Med-Design executed a Separation Agreement and Release on October 14, 2004. Pursuant to the agreement, Mr. Donegan has, and will continue, to make himself available on a part-time basis for consultation with Med-Design. Med-Design began to pay Mr. Donegan an aggregate of $497,275 of which $321,512 remains to be paid in bi-weekly installments through November 15, 2005 with the remaining balance of $150,971 to be paid in bi-weekly installments from November 15, 2005 to November 14, 2006. In addition, Med-Design continued to provide medical and life coverage for Mr. Donegan, and has agreed to continue such coverage through November 15, 2005. Med-Design also accelerated vesting of options to purchase 120,000 shares of Med-Design common stock at an exercise price of $3.25 per share, and granted options to purchase 30,000 shares of common stock at an exercise price of $0.92 per share. Med-Design also paid, through April 30, 2005, $2,500 per month to cover Mr. Donegan’s rent and utilities, and agreed to provide all benefits accrued or earned as of the date of the agreement.

In November 2005, Med-Design agreed to prepay in full, in January 2006, its obligations set forth in the table above under the Luther agreement and the Luther consulting agreement. This agreement will result in a payment in January 2006 of $641,667, which is a reduction of approximately $83,000 over the sum of the future obligations that were due in January 2006 and thereafter.

Critical Accounting Policies and Estimates

In preparing its financial statements, Med-Design is required to make estimates and assumptions that, among other things, affect the reported amounts of assets and liabilities and reported amounts of revenues and expenses. These estimates and assumptions are most significant where they involve levels of subjectivity and judgment necessary to account for highly uncertain matters or matters susceptible to change, and where they can have a material impact on Med-Design’s financial condition and operating performance. Med-Design discusses below the more significant estimates and related assumptions used in the preparation of its consolidated financial statements. If actual results were to differ materially from the estimates made, the reported results could be materially affected.

Patents.   Med-Design capitalizes costs incurred in connection with patent acquisitions and patent applications. These costs are amortized using the straight line method over the estimated useful life of the patents, not to exceed the legal life. The statutory legal life of a patent is 20 years from the date of application. The carrying value of the patents are regularly reviewed by management for impairments whenever events or changes and circumstances indicate that the carrying amount may not be recoverable. Impairments, if any, are recognized when the expected future cash flows derived from the patent is less than the carrying value. The estimates of useful lives of the patents and expected future cash flows are based on a number of factors including product demand, market conditions, technology developments and the activities of Med-Design’s competitors. Med-Design does not believe that the value of any of its patents is impaired and does not believe that it is likely that there will be a change in the future. Historically, Med-Design has never recorded an impairment to the value of its patent portfolio. If future events or evaluations cause Med-Design’s management to conclude that the value of one or more patents is impaired, Med-Design may recognize significant losses, and its financial condition may be negatively affected, in the future.

Investment in Acquired License Rights.   Med-Design acquired the Safety Huber Needle business of Luther Needlesafe Products, Inc. Med-Design amortized the acquired license rights over 16 years, which represents both the term of the sublicense agreement and the expiration date related to the patent. The carrying value of the investment and the related estimated remaining lives are evaluated at each balance sheet date. An impairment or charge in useful life would be recorded whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed in accordance with SFAS No. 144, “Accounting for the Impairment of Disposal of Long-Lived Assets.”

Recoverability of Long-Lived Assets and Goodwill.   Med-Design tests long-lived assets, including property and equipment and amortizable intangible assets, for recoverability whenever events or change in circumstances indicate that Med-Design may not be able to recover the asset’s carrying amount. When events or changes in circumstances indicate an impairment may exist, Med-Design evaluates the recoverability by determining whether the undiscounted cash flows expected to result from the use and eventual disposition of that asset cover the carrying value at the evaluation date. If the undiscounted cash flows are not sufficient to recover the carrying value, Med-Design measures any impairment loss as the excess of the carrying amount of the asset over its fair value.

Med-Design conducts a review for impairment of goodwill at least annually. Additionally, on an interim basis, Med-Design assesses the impairment of goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors that Med-Design considers important which could trigger an impairment review include significant underperformance relative to historical or expected future operating results, significant changes in the manner or use of the acquired assets or the strategy for the overall business, significant negative industry or economic trends or a decline in a company’s stock price for a sustained period.

Estimates of recovery of carrying values of long-lived assets and goodwill are based on a number of assumptions which may not prove to be correct. In addition, it is reasonably possible that Med-Design’s accounting estimates with respect to the ultimate recoverability of the carrying value of long-lived assets and goodwill could change in the near term and that the effect of such changes on Med-Design’s Consolidated Financial Statements could be material. While Med-Design believes that the current recorded carrying values of its long-lived assets and goodwill are not impaired, there can be no assurance that a significant write-down or write-off will not be required in the future.

Available for Sale Securities.   Available-for-sale securities are reported at a fair value, based on quoted market prices, with the net unrealized gain or loss reported as a component of “Accumulated other comprehensive income (loss)” in stockholders’ equity.

Med-Design records an impairment charge when it believes an investment has experienced a decline in value that is other-than-temporary. In determining if a decline in market value below cost for a publicly traded security is other-than-temporary, Med-Design evaluates the relevant market conditions, offering prices, trends of earnings, price multiples and other key measures. When a decline in value is deemed to be other-than-temporary, Med-Design recognizes an impairment loss in the current period to the extent of the decline below the carrying value of the investment. Factors involved in the determination of potential impairment include fair value as compared to amortized cost, length of time the value has been below amortized cost, credit worthiness of the issuer, forecasted financial performance of the issuer, position of the security in the issuer’s capital structure, the presence and estimated value of collateral or other credit enhancement, length of time to maturity, interest rates and Med-Design’s intent and ability to hold the security until the market value recovers. Adverse changes in market conditions or poor operating results of underlying investments could result in additional other-than-temporary losses in future periods. Moreover, if management’s evaluation is not correct, Med-Design may recognize significant impairment losses in later periods.

Revenue Recognition.   Med-Design recognizes revenue in accordance with SEC Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition.” SAB No. 104 requires that its basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) require Med-Design’s management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. To satisfy the criteria, Med-Design: (1) inputs orders based upon receipt of a customer purchase order; (2) records revenue upon shipment of goods when risk of loss and title transfer under its arrangements with customers or otherwise complying with the terms of the purchase order; (3) confirms pricing through the customer purchase order and; (4) validates creditworthiness through past payment history, credit agency reports and other financial data. Other than through warranty rights, Med-Design’s customers do not have explicit or implicit rights of return. Should changes in conditions cause management to determine the revenue recognition criteria are not met for certain future transactions, such as a determination that an outstanding account receivable has become uncollectible, revenue recognized for any reporting period could be adversely affected.

Income Taxes.   Med-Design accounts for income taxes under the asset and liability method in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded for deferred tax assets where it appears more likely than not that Med-Design will not recover the deferred tax asset.

Med-Design experienced an ownership change as defined by Internal Revenue Code Section 382 in 1997. Losses incurred through January 23, 1997 amounting to $4.9 million are generally limited in their utilization to $1.7 million per year. It is possible that recent ownership changes may result in further limitations under Section 382.

New Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 151, “Inventory Costs,” (“SFAS 151”). SFAS 151 amends Accounting Research Bulletin No. 43 (“ARB 43”), Chapter 4 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “… under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges ….” SFAS 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” It also makes clear that fixed overhead should be allocated based on “normal capacity” of production facilities. SFAS 151 is effective for inventory costs incurred during fiscal periods beginning after June 15, 2005. Med-Design adopted SFAS 151, and the adoption did not have a material effect on Med-Design’s results of operations or consolidated financial position.

In December 2004, the FASB issued SFAS 123R, “Share-Based Payment” (“SFAS 123R”). SFAS 123R establishes that employee services received in exchange for share-based payment result in a cost that should be recognized in the income statement as an expense when the services are consumed by the enterprise. It further establishes that those expenses be measured at fair value determined as of the grant date. Med-Design previously applied Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation” in accounting for its stock plans. Med-Design previously adopted the disclosure only provisions of SFAS No. 123, “Accounting for Stock Based Compensation.” SFAS 123R is effective for fiscal years beginning after June 15, 2005. The adoption of SFAS 123R is expected to increase stock-based compensation expense. Med-Design is currently assessing the impact of the accounting standard on Med-Design’s results of operations and financial position.

In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 (“SAB 107”), which provides guidance regarding the application of SFAS 123R. SAB 107 expresses views of the Staff regarding the interaction between SFAS 123R and certain SEC rules and regulations, and provides the Staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123R in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123R, the modification of employee share options prior to adoption of SFAS 123R, and disclosures in Management’s Discussion and Analysis subsequent to adoption of SFAS 123R.

On August 31, 2005, the FASB issued FSP FAS 123(R)-1, Classification and Measurement of Freestanding Financial Instruments Originally Issued in Exchange for Employee Services under FASB Statement No. 123(R). This FSP defers the requirement that that a freestanding financial instrument originally subject to SFAS No. 123(R) becomes subject to the recognition and measurement requirements of other applicable generally accepted accounting principles (GAAP) when the rights conveyed by the instrument to the holder are no longer dependent on the holder being an employee of the entity. Such instruments shall continue to be accounted for under the provisions of SFAS No. 123(R) unless its terms are modified when the holder is no longer an employee. Med-Design will consider the provisions of this FSP and its impact on modified awards upon adoption of SFAS No. 123(R) on January 1, 2006.

In November 2005, the FASB issued final FASB Staff Position FAS No. 123R-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” The FSP provides an alternative method of calculating excess tax benefits (the APIC pool) from the method defined in FAS 123R for share-based payments. A one-time election to adopt the transition method in this FSP is available to those entities adopting FAS 123R using either the modified retrospective or modified prospective method. Up to one year from the initial adoption of FAS 123R or effective date of the FSP is provided to make this one-time election. However, until an entity makes its election, it must follow the guidance in FAS 123R. FSP 123R-3 is effective upon initial adoption of FAS 123R and will become effective for ADIC the first quarter of fiscal 2006. Med-Design is currently evaluating the potential impact of calculating the APIC pool with this alternative method and has not determined which method it will adopt, nor the expected impact on its financial position or results of operations.

On October 18, 2005, the FASB issued FSP FAS 123(R)-2, Practical Accommodation to the Application of Grant Date as Defined in FASB Statement No. 123(R). This FSP permits the presumption that an understanding of the key terms and conditions of an individual employee’s award are known at the date the board of directors, or other corporate governing body, approves the award, as long as the award is a unilateral grant and the key terms and conditions are expected to be communicated to the recipient within a relatively short period of time. Med-Design will consider the provisions of this FSP and its impact on awards granted upon adoption of SFAS No. 123(R) on January 1, 2006.

In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Correction”
(“SFAS 154”). SFAS 154 establishes new standards on accounting for changes in accounting principles. Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statement of prior periods unless it is impractical to do so. SFAS 154 replaces APB Opinion No. 20 and SFAS 3, though it carries forward the guidance in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity, and the correction of errors. SFAS 154 is effective for the accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted after May 2005. The adoption of SFAS 154 is not expected to have a material effect on Med-Design’s financial condition or results of operation.

At the June 29, 2005 FASB board meeting, the board agreed to issue FSP FAS 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments which will replace the guidance previously set forth in EITF 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. This FSP effectively eliminates the accounting guidance provided in EITF 03-1 in favor of existing impairment recognition guidance under SFAS No. 115, SAB No. 59, APB No. 18, and EITF Topic D-44. The FSP is for periods beginning after September 15, 2005, but its adoption is not expected to have a material impact on Med-Design’s consolidated financial statements.

On October 6, 2005, the FASB issued FSP FAS 13-1, Accounting for Rental Costs Incurred during a Construction Period. This FSP establishes that rental costs associated with ground or building operating leases that are incurred during a construction period shall be recognized as rental expense and included in earnings from continuing operations. The effective date of the FSP is for reporting periods beginning after December 15, 2005, but its adoption is not expected to have a material impact on Med-Design’s consolidated financial statements.

MED-DESIGN PRINCIPAL STOCKHOLDERS

The following table sets forth as of November 30, 2005 (unless otherwise indicated) information with respect to the beneficial ownership of Med-Design common stock by (i) each person known to Med-Design to own beneficially five percent or more of outstanding common stock (the only class outstanding), (ii) each director, (iii) each of the executive officers of Med-Design and (iv) all directors and executive officers as a group.

Name	Number of Shares Beneficially Owned(1)		Percent of Class Beneficially Owned
Vincent J. Papa, Chairman of the Board	136,000	(2)	*
Ralph Balzano, Director	109,333	(3)	*
Paul D. Castignani, Director	90,624	(4)	*
D. Walter Cohen, Director	55,544	(5)	*
Jack Olshansky, Director	9,000	(6)	*
Ralph S. Sando, M.D., Director	10,500	(7)	*
Pasquale L. Vallone, Director	203,026	(8)	1.2%
Gilbert M. White, Director	219,634	(9)	1.3%
David R. Dowsett, Acting Chief Executive Officer	202,600	(10)	1.2%
Joseph N. Bongiovanni, III, Vice President and Secretary	128,000	(11)	*
Lawrence D. Ellis, Vice President and Chief Financial Officer	132,200	(12)	*
State of Wisconsin Investment Board	2,347,500	(13)	14.0%
Evan Sturza	1,002,500	(14)	6.0%
Lloyd I. Miller, III	895,331	(15)	5.3%
Adage Capital Partners LP	1,726,893	(16)	10.1%
James M. Donegan	964,371	(17)	5.6%
All Directors and Officers as a group (11 persons)	1,296,461	(18)	7.8%

*       Less than one percent (1%)

(1)          Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and currently exercisable, or exercisable within 60 days of November 30, 2005, are deemed outstanding for computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the person named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such person.

(2)          Includes options to purchase 104,000 shares of common stock.

(3)          Includes options to purchase 109,333 shares of common stock.

(4)          Includes options to purchase 86,544 shares of common stock.

(5)          Includes options to purchase 36,544 shares of common stock and warrants to purchase 18,000 shares of common stock.

(6)          Includes options to purchase 9,000 shares of common stock.

(7)          Includes options to purchase 9,000 shares of common stock.

(8)          Includes options to purchase 54,000 shares of common stock.

(9)          Includes 1,400 shares of common stock held by Mr. White’s spouse and options to purchase 64,000 shares of common stock.

(10)   Includes options to purchase 187,500 shares of common stock.

(11)   Includes options to purchase 115,000 shares of common stock.

(12)   Includes options to purchase 112,200 shares of common stock.

(13)   The information in this table is as of December 31, 2004. The principal business address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin, 53707. The information in the table and this note is based on Amendment No. 3 to Schedule 13G filed with Securities and Exchange Commission on February 8, 2005 by the State of Wisconsin Investment Board.

(14)   The principal business address of Mr. Sturza is 1370 Avenue of the Americas, 27th Floor, New York, New York, 10019. The information in the table and this note is based on the Schedule 13G filed with the Securities and Exchange Commission on October 1, 2004 by Mr. Sturza.

(15) The address of Mr. Miller is 4550 Gorden Drive, Naples, Florida 34102. The information in the table and this note is based on Schedule 13D filed with the Securities and Exchange Commission on January 9, 2006.

(16)   The shares listed include shares underlying warrants to purchase 335,998 shares of common stock. Adage Capital Partners, L.P., a Delaware limited partnership (“Adage”), shares voting and investment power as to the shares listed with Adage Capital Partners GP, L.L.C., a Delaware limited liability company (“Adage GP”), Adage Capital Advisors, L.L.C., a Delaware limited liability company (“Adage Advisors”), Robert Atchinson and Phillip Gross. Adage GP is the general partner of Adage, Adage Advisors is the managing member of Adage GP and Messrs. Atchinson and Gross are the managing members of Adage Advisors. The principal business address of Adage, Adage GP, Adage Advisors, Mr. Atchinson and Mr. Gross is 200 Clarendon Street, Boston, Massachusetts, 02116. The information in the table and this note is based on Amendment No. 3 to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by Adage GP and Messrs. Atchinson and Gross.

(17)   Includes 1,600 shares of common stock held by Mr. Donegan as custodian for his son and 425,800 shares underlying options. The address of Mr. Donegan is 840 King of Prussia Road, Radnor, Pennsylvania, 19087.

(18)   Includes options and warrants to purchase 887,121 shares of common stock.

DESCRIPTION OF SHPI CAPITAL STOCK

General

After the closing of the combination, the restated certificate of incorporation will authorize 70,000,000 shares of common stock, $0.02 par value, and 30,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of capital stock is subject to and qualified by the restated certificate of incorporation and bylaws of SHPI.

Common Stock

As of [•], SHPI had [•] shares of common stock outstanding that were held of record by approximately [•] stockholders.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of SHPI’s liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Preferred Stock

Upon the closing of the combination, SHPI’s board of directors will have the authority, without action by its stockholders, to designate and issue up to 30,000,000 shares of preferred stock in one or more series. The board of directors may also designate the rights, preferences and privileges of each series of preferred stock; any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•       restricting dividends on the common stock;

•       diluting the voting power of the common stock;

•       impairing the liquidation rights of the common stock; and

•       delaying or preventing a change in control of SHPI without further action by the stockholders.

SHPI has no present plans to issue any shares of preferred stock.

Warrants

As of November 30, 2005, the following warrants were outstanding:

On March 22, 2004, SHPI entered into an agreement with Galen Partners whereby Galen Partners agreed to purchase a convertible promissory note in the aggregate principal amount of $1,000,000 upon SHPI’s request made at any time between March 31, 2004 and March 31, 2005. As consideration for entering into this purchase agreement, Galen Partners received a warrant that provides them the right, but not the obligation, to purchase 80,000 shares of SHPI’s common stock at an exercise price of $0.02 per share. The warrant shall expire and be no longer exercisable after 5:00 p.m., Eastern Time, on March 22, 2007. On March 7, 2005, Galen Partners agreed to a six-month extension of the promissory note agreement through September 30, 2005 in exchange for the issuance of warrants to purchase 40,000 shares of the SHPI’s common stock at an exercise price of $.02 per share. At SHPI’s sole option, SHPI may extend the agreement for an additional six-month period through March 31, 2006 for the issuance of warrants to purchase an additional 40,000 shares of SHPI’s common stock at an exercise price of $.02 per share. On September 1, 2005, the parties amended the March 7, 2005 purchase agreement to extend the option period from September 30, 2005 to March 31, 2006 without the consideration of additional warrants for shares of common stock and to allow SHPI to exercise the option in principal amounts of less than $1,000,000, provided that the total aggregate principal amount of the outstanding obligations cannot exceed $1,000,000. On September 1, 2005, SHPI also requested that Galen Partners purchase a note in the principal amount of $500,000 on the terms described above. SHPI received the $500,000 in loan proceeds on September 13, 2005.

Registration Rights

In October 2001, SHPI entered into an Investor Rights Agreement with the purchasers of SHPI’s Series A Preferred Stock. These shares were automatically converted into 21,861,369 shares of SHPI common stock in 2004. Holders of these shares have been granted demand and piggyback registration rights with respect to these shares.

Anti-Takeover Provisions

Provisions of Delaware law and the restated certificate of incorporation and amended and restated bylaws of SHPI could make the acquisition of SHPI through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. SHPI expects these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of SHPI to first negotiate with SHPI’s board of directors. SHPI believes that the benefits provided by affording SHPI the ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. SHPI believes the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Effects of Some Provisions of Delaware Law.   Upon the closing of the combination, SHPI will be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•       prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•       the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•       on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” for these purposes includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” for these purposes is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. SHPI expects the existence of this provision to have an anti-takeover effect with respect to transactions its board of directors does not approve in advance. SHPI also anticipates that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Anti-Takeover Effects of Provisions of the Charter Documents.   The restated certificate of incorporation provides for SHPI’s board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquiring party obtains the controlling stock interest. The classified board provision could discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of SHPI and could increase the likelihood that incumbent directors will retain their positions. The restated certificate of incorporation and bylaws also provide that directors may only be removed with cause.

The amended and restated bylaws to be in effect upon the closing of the combination establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of SHPI stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. The amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, the amended and restated bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company.

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the amended and restated certificate of incorporation or the amended and restated bylaws. The amended and restated bylaws authorize a majority of SHPI’s board of directors, the chairman of the board or the chief executive officer to call a special meeting of stockholders. Because SHPI’s stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to such time as a majority of the board of directors believed or the chairman of the board or the chief executive officer believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the board also could be delayed until the next annual meeting.

Delaware law provides that stockholders may execute an action by written consent in lieu of a stockholder meeting. However, Delaware law also allows SHPI to eliminate stockholder actions by written consent. Elimination of written consents of stockholders may lengthen the amount of time required to take stockholder actions since actions by written consent are not subject to the minimum notice requirement of a stockholder’s meeting. However, SHPI believes that the elimination of stockholders’ written consents may deter hostile takeover attempts. Without the availability of stockholders’ actions by written consent, a holder controlling a majority of SHPI’s capital stock would not be able to amend SHPI’s bylaws or remove directors without holding a stockholders meeting. The holder would have to obtain the consent of a majority of the board of directors, the chairman of the board, the chief executive officer or the president to call a stockholders meeting and satisfy the notice periods determined by the amended and restated bylaws. The bylaws of SHPI prohibit actions by written consent of stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for SHPI’s common stock is Colonial Stock Transfer Co., Inc., 455 East 400 South, #100, Salt Lake City, Utah 84111.

Stock Market Listings

SHPI and Med-Design anticipate that concurrent with the closing of the combination, SHPI’s shares will be listed for trading on the OTC Bulletin Board under the symbol “SHPI.” SHPI intends to apply for listing on The NASDAQ National Market or The NASDAQ Capital Market and, in order to be listed, will be required to meet the initial listing requirements established by The NASDAQ National Market or The NASDAQ Capital Market, as applicable. As described in greater detail on page [•] of this proxy statement/prospectus, SHPI may need to implement a reverse stock split in order to meet one of these listing requirements, which is a minimum trading price of $5 per share in the case of The NASDAQ National Market and $4 per share in the case of The NASDAQ Capital Market. There is no guarantee that a reverse split will enable SHPI to meet this requirement or other listing requirements. Listing on NASDAQ is not a condition to closing, and there is no certainty as to whether or when SHPI common stock will be listed on NASDAQ. Upon receiving stockholder approval, the board of directors of SHPI will have the sole discretion to elect, as it determines to be in the best interests of SHPI and its stockholders, whether or not to effect a reverse stock split following the combination.

COMPARISON OF RIGHTS OF HOLDERS OF SHPI
COMMON STOCK AND MED-DESIGN COMMON STOCK

This section of the proxy statement/prospectus describes certain differences between the rights of holders of Med-Design common stock and the rights of holders of SHPI common stock. While SHPI and Med-Design believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between being a stockholder of Med-Design and being a stockholder of SHPI.

As a stockholder of Med-Design, your rights are governed by Delaware law, Med-Design’s amended and restated certificate of incorporation and Med-Design’s bylaws, each as currently in effect. After completion of the combination, you will become a stockholder of SHPI and your rights will be governed by Delaware law, SHPI’s restated certificate of incorporation, and SHPI’s amended and restated bylaws.

	SHPI Stockholder Rights	Med-Design Stockholder Rights
Corporate Governance:

The rights of SHPI’s stockholders are currently governed by Delaware law, SHPI’s restated certificate of incorporation and SHPI’s amended and restated by-laws. Upon completion of the combination, the rights of SHPI stockholders will continue to be governed by Delaware law, SHPI’s restated certificate of incorporation and SHPI’s amended and restated bylaws.

The rights of Med-Design’s stockholders are currently governed by Delaware law, Med-Design’s restated certificate of incorporation and Med-Design’s by-laws. Upon completion of the combination, Med-Design’s stockholders will become stockholders of SHPI, and their rights will be governed by Delaware law, SHPI’s certificate of incorporation and SHPI’s bylaws.

Authorized Capital Stock:

The authorized capital stock of SHPI consists of 70,000,000 shares of common stock, par value $0.02 per share, and 30,000,000 shares of preferred stock, par value $0.001 per share. The SHPI restated certificate provides that SHPI’s board of directors is authorized to cause preferred stock to be issued from time to time in one or more series, and by filing a certificate pursuant to Delaware law, to establish the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series, and the qualifications, limitations or restrictions thereof. As of December 31, 2005, none of the currently authorized preferred stock had been designated to a series.

The authorized capital stock of Med-Design consists of 30,000,000 shares of common stock, par value $0.01 per share, and 4,700,000 shares of preferred stock, par value $0.01 per share. The Med-Design restated certificate provides that Med-Design’s board of directors is empowered to cause preferred stock to be issued from time to time in one or more series or classes, to fix the number of shares of any class or series and the stated value thereof if different from the par value, and to fix the terms of any such class or series, including dividend rights, conversion/exchange rights, voting rights, redemption rights, liquidation preference and other special rights. As of December 31, 2005, none of the currently authorized preferred stock has been designated to a series or class.

Number of Directors:

The SHPI amended and restated bylaws provide that the number of directors constituting the entire board of directors shall be not less than one (1) nor more than eight (8), which number shall be fixed by resolution of the board of directors.

The Med-Design bylaws provide that the number of directors constituting the board of directors shall be not less than one (1) nor more than eleven (11), with the exact number to be fixed by resolution of the board of directors.

Classification of Board of Directors:

The SHPI restated certificate of incorporation provides that the board of directors shall be divided into three classes, with each class serving for a three-year period. Directors shall be elected at each annual meeting of stockholders. If the number of directors is changed, each director then serving shall continue as a director of the class of which he or she is a member and any increase or decrease shall be apportioned among the classes so as to maintain, as closely as possible, an equal number of directors in each class.

The Med-Design restated certificate of incorporation provides that directors shall be elected at each annual meeting of stockholders. The term of each director shall expire at the next annual meeting of stockholders, upon the election and qualification of such director’s successor, subject to such director’s earlier death, resignation or removal.

Removal of Directors:	The SHPI restated certificate of incorporation provides that a director may only be removed from office with cause.

The Med-Design bylaws provide that the entire board of directors or any individual director may be removed from office without cause by the affirmative vote of the holders entitled to cast at least a majority of the votes which all stockholders would be entitled to vote at any annual election of directors.

Amendments of Certificate of Incorporation:

Delaware law requires a vote of the corporation’s board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation, unless otherwise provided by the certificate of incorporation. SHPI’s restated certificate of incorporation requires the affirmative vote of a majority of the shares entitled to vote on each such amendment. Any amendment of the restated certificate to provide for the removal of a director without cause requires the affirmative vote of two-thirds of the shares of stock outstanding and entitled to vote thereon.

Delaware law requires a vote of the corporation’s board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation, unless otherwise provided by the certificate of incorporation. Med-Design’s restated certificate of incorporation provides that any amendments shall be made in accordance with Delaware law.

Amendments of Bylaws:

The SHPI restated certificate of incorporation and bylaws provide that the bylaws may be altered or amended or repealed or new bylaws adopted by the affirmative vote of the board of directors, subject to the power of stockholders to alter or repeal any bylaw. Any amendment of the bylaws to provide for the removal of a director without cause requires either the affirmative vote of two-thirds of the holders of all shares of stock outstanding and entitled to vote thereon, or a vote of the majority of the entire board of directors.

The Med-Design restated certificate of incorporation and bylaws provide that the bylaws may be altered or amended or repealed by the affirmative vote of at least a majority of the board of directors. The Med-Design bylaws and restated certificate of incorporation also provide that the board of directors shall have the power to adopt, alter or repeal the bylaws.

Stockholder Action by Written Consent:

The SHPI restated certificate provides that stockholders may take action only at annual or special meetings of stockholders, and may not act by written consent. The amended and restated bylaws similarly provide that no action shall be taken by the stockholders by written consent or by electronic transmission.

The bylaws provide that stockholders may take action by written consent in lieu of a meeting provided that the written consent is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted .

Stockholder Proposals and Nomination of Candidates for Election to the Board of Directors:	The board of directors, the chairman of the board, or the chief executive officer may call a special meeting of the stockholders for any purpose. No other persons may call such special meetings.

Holders of not less than one-fifth of all the shares issued and outstanding and entitled to vote at a particular meeting may call a special meeting of stockholders for any purpose upon written request to the secretary of Med-Design.

CHAPTER TWO—OTHER SHPI PROPOSALS

SHPI PROPOSAL 2—APPROVAL OF AMENDMENT OF SHPI’S
RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A NAME CHANGE

The board of directors of SHPI is requesting stockholder approval for the amendment of SHPI’s Restated Certificate of Incorporation to change SHPI’s corporate name to “Salus Medical, Inc.” The board of directors of SHPI believes that the name “Salus Medical, Inc.” will provide the combined organization with an ability to rebrand itself and its products. The amendment under this proposal would amend Article First of SHPI’s Restated Certificate of Incorporation as follows:

“The name of this corporation is “Salus Medical, Inc.”

The full text of the proposed amendment of SHPI’s Restated Certificate of Incorporation is attached to this proxy statement as Appendix F.

The affirmative vote of the holders of a majority of SHPI’s outstanding common stock is required to approve this proposal. As a result, abstentions and broker non-votes will have the same effect as negative votes. If approved by the stockholders, the proposed amendment of SHPI’s Restated Certificate of Incorporation described in this proposal will become effective upon the filing of the amendment with the Secretary of State of the State of Delaware, which will occur as soon as reasonably practicable.

MANAGEMENT AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE IN FAVOR OF PROPOSAL 2.

SHPI PROPOSAL 3—APPROVAL OF AMENDMENT OF SHPI’S
RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Background

SHPI’s common stock has been quoted on the OTC Bulletin Board under the symbol “SHPI” since 1995. If SHPI common stock is to be listed on The NASDAQ National Market or The NASDAQ Capital Market, SHPI must apply for initial inclusion of its common stock for listing on The NASDAQ National Market or The NASDAQ Capital Market following the combination. The NASDAQ National Market initial listing requirements include, among other things, a $5.00 per share price minimum bid price. The NASDAQ Capital Market initial listing requirements include, among other things, a $4.00 per share price minimum bid price.

Accordingly, SHPI’s board of directors considered and has authorized a series of proposed amendments to the Restated Certificate of Incorporation to effect a reverse stock split, at the discretion of the board pursuant to Section 242(c) of the DGCL, to be implemented for the purpose of increasing the market price of SHPI’s common stock above the minimum bid requirement for initial listing on The NASDAQ National Market and The NASDAQ Capital Market.

SHPI’s stockholders are now being asked to vote upon the proposed amendments of SHPI’s Restated Certificate of Incorporation to effect a reverse stock split in which each two, three, four, five, six, seven, eight, nine or ten outstanding shares of SHPI’s common stock will be combined into one share of SHPI’s common stock. Upon receiving stockholder approval, the board of directors will have the sole discretion pursuant to Section 242(c) of the DGCL, to elect, as it determines to be in the best interests of SHPI and its stockholders, whether or not to effect a reverse stock split, and if so, whether to effect a one-for-two, one-for-three, one-for-four, one-for-five, one-for-six, one-for-seven, one-for-eight, one-for-nine, or one-for-ten reverse stock split. SHPI’s board of directors believes that stockholder approval of the proposed amendments granting the board this discretion, rather than approval of only one specified reverse stock split ratio, provides the board with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of SHPI and its stockholders.

By approving the proposed amendments detailed in proposal 3-A through 3-I below, the stockholders will approve the proposed amendments to SHPI’s restated certificate of incorporation to effect a reverse stock split, and authorize SHPI’s board of directors to file only one such amendment (assuming such amendment was approved by the stockholders), as determined by the board. If the board determines to effect one of the reverse stock splits by filing one of these amendments with the Secretary of State of the State of Delaware, all other proposed amendments will be abandoned. The board may also elect not to effect any reverse stock split.

If the board elects to effect a reverse stock split following stockholder approval, the number of issued and outstanding shares of common stock would be reduced in accordance with the applicable reverse stock split ratio determined by the board in the manner described above. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of outstanding common stock of SHPI immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split. The reverse stock split would not change the number of authorized shares of SHPI common stock. The board does not have any definite plans with regard to the authorized but unissued shares of common stock of SHPI following the reverse stock split other than as detailed in other proposals in this proxy statement. The authorized but unissued shares of SHPI common stock following the reverse stock split may also be used for fundraising purposes through the sale and issuance of SHPI’s common stock.

Certain Risks Associated with the Reverse Stock Split

Stockholders should note that the effect of the reverse stock split upon the market prices for SHPI common stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of SHPI common stock after the reverse stock split is implemented will be two, three, four, five, six, seven, eight, nine, or ten times, as applicable, the prices for shares of the common stock immediately prior to the reverse stock split. In some cases, the total market capitalization of a company following a reverse stock split is lower, and may be substantially lower, than the total market capitalization before such a reverse stock split. Furthermore, the proposed reverse stock splits may not achieve the desired results which have been outlined above, and SHPI cannot offer any assurance that its common stock will meet The NASDAQ National Market or The NASDAQ Capital Market initial listing requirements following the reverse stock split. In addition, the fewer number of shares that will be available to trade will possibly cause the trading market of the common stock to become less liquid, which could have an adverse effect on the price of SHPI common stock and any increased price per share of SHPI common stock immediately after the reverse stock split may not be sustained for any prolonged period of time. The market price of SHPI common stock is based on SHPI’s performance and other factors, some of which may be unrelated to the number of SHPI shares of common stock outstanding.

Reasons for the Reverse Stock Split

The board of SHPI believes that a reverse stock split may be desirable for a number of reasons. First, the board believes that a reverse stock split will enable SHPI to list its common stock on The NASDAQ National Market or The NASDAQ Capital Market following the combination. SHPI common stock is not currently listed on The NASDAQ National Market or The NASDAQ Capital Market. As a result, SHPI must apply for initial inclusion of its common stock for listing on The NASDAQ National Market or The NASDAQ Capital Market following the combination. In order to satisfy the initial listing requirements for The NASDAQ National Market, SHPI must have among other things, a $5.00 per share price minimum bid price. In order to satisfy the initial listing requirements for The NASDAQ Capital Market, SHPI must have among other things, a $4.00 per share price minimum bid price.

SHPI’s board expects that a reverse stock split of SHPI common stock will increase the market price of the common stock so that SHPI can comply with the minimum bid price listing standards of The NASDAQ National Market and The NASDAQ Capital Market. However, the effect of a reverse stock split upon the market price of SHPI common stock cannot be predicted with any certainty, and the history of the effect of a similar reverse stock split for companies in like circumstances is varied. Taking into the expected advantages of the reverse stock split together with the risks associated with the reverse stock split, SHPI’s board believes that the proposed reverse stock split, when one of the proposed ratios is implemented, will result in the market price of SHPI’s common stock rising to the level necessary to satisfy the $5.00 minimum bid price requirement.

The board also believes that the increased market price of SHPI’s common stock expected as a result of implementing a reverse stock split will improve the marketability of SHPI’s common stock and will encourage interest and trading in SHPI’s common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that prohibit them from investing in low-priced stocks or discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make trading in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of SHPI’s common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. The proposed reverse stock split may adversely affect the liquidity of SHPI’s common stock by reducing the number of shares that would be outstanding after the reverse stock split. SHPI’s board is hopeful, however, that the anticipated higher market price will, to some extent, reduce the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

Board Discretion to Implement the Reverse Stock Split

If the reverse stock split is approved by SHPI’s stockholders, it will be effected, if at all, only upon a determination by the board that a reverse stock split (at a ratio determined by the board as described above) is in the best interests of SHPI and its stockholders. The board’s determination as to whether the reverse stock split will be effected and, if so, at what ratio, will be based upon certain factors, including meeting the initial listing requirements for The NASDAQ National Market or The NASDAQ Capital Market, existing and expected marketability and liquidity of SHPI’s common stock, prevailing market conditions and the likely effect on the market price of SHPI’s common stock. If the board determines to effect the reverse stock split, the board will consider various factors in selecting one of the proposed ratios (assuming such proposed ratio was approved by the stockholders), including the overall market conditions at the time and the recent trading history of SHPI’s common stock.

Even if the stockholders approve the reverse stock split, the board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split as permitted under Section 242(c) of the DGCL.

Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split, each holder of SHPI’s common stock will own a reduced number of shares of common stock. However, the proposed reverse stock split will affect all of SHPI’s holders of common stock uniformly and will not affect any stockholder’s percentage ownership interest in SHPI, except to the extent that the reverse stock split results in any stockholder owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of SHPI’s common stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 3% of the voting power of the outstanding shares of common stock immediately prior to the reverse stock split would continue to hold 3% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split).

Although the proposed reverse stock split will not affect the rights of holders of SHPI’s common stock or any stockholder’s proportionate equity interest in SHPI, subject to the treatment of fractional shares, the number of authorized shares of common stock will not be reduced by virtue of the proposed reverse stock split.

The following tables contains approximate information relating to SHPI’s common stock under each of the proposed amendments described in subproposals 3-A through 3-I based on information as of September 30, 2005 (in thousands) after giving effect to the combination and the related transactions described in proposal 1:

	Pre-Reverse
	Stock Split	[1-for-2]	[1-for-3]	[1-for-4]
Authorized	70,000,000	70,000,000	70,000,000	70,000,000
Issued and Outstanding	44,629,445	22,314,722	14,876,481	11,157,361
Reserved for future issuance pursuant to SHPI’s equity plans	9,860,353	4,930,177	3,286,785	2,465,089
Reserved for future issuance upon exercise of outstanding warrants and conversion of notes	891,069	445,535	297,023	222,768
Proposed for issuance pursuant to proposal 1	21,175,631	10,587,815	7,058,543	5,293,907

	Pre-Reverse
	Stock Split	[1-for-5]	[1-for-6]	[1-for-7]
Authorized	70,000,000	70,000,000	70,000,000	70,000,000
Issued and Outstanding	44,629,445	8,925,889	7,438,241	6,375,635
Reserved for future issuance pursuant to SHPI’s equity plans	9,860,353	1,972,071	1,643,393	1,408,622
Reserved for future issuance upon exercise of outstanding warrants and conversion of notes	891,069	178,214	148,512	127,296
Proposed for issuance pursuant to proposal 1	21,175,631	4,235,126	3,529,271	3,025,090

	Pre-Reverse
	Stock Split	[1-for-8]	[1-for-9]	[1-for-10]
Authorized	70,000,000	70,000,000	70,000,000	70,000,000
Issued and Outstanding	44,629,445	5,578,681	4,958,828	4,462,945
Reserved for future issuance pursuant to SHPI’s equity plans	9,860,353	1,232,545	1,095,595	986,036
Reserved for future issuance upon exercise of outstanding warrants and conversion of notes	891,069	111,384	99,008	89,107
Proposed for issuance pursuant to proposal 1	21,175,631	2,646,953	2,352,847	2,117,563

The proposed reverse stock split will reduce the number of shares of common stock available for issuance under SHPI’s stock option plans in proportion to the reverse stock split ratio selected by the board in the manner described herein. SHPI also has outstanding stock options and warrants to purchase shares of SHPI’s common stock. Under the terms of the outstanding stock options and warrants, the proposed reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of those stock options and warrants in proportion to the ratio of the reverse stock split and will effect a proportionate increase in the exercise price of those outstanding stock options and warrants. In connection with the proposed reverse stock split, the number of shares of common stock issuable upon exercise of outstanding warrants will be rounded down to the nearest whole share and a cash payment will be made in an amount reflecting the value of the fractional share. In connection with the proposed reverse stock split, the number of shares of common stock issuable upon exercise of outstanding stock options will be rounded down to the nearest whole share and the exercise price will be rounded up to the nearest whole cent. Prior to the combination, SHPI intends to reduce the number of its shares of common stock reserved for future issuance pursuant to SHPI’s equity plans so that enough unreserved shares are available for issuance pursuant to SHPI Proposal 1.

If the proposed reverse stock split is implemented, it will increase the number of SHPI’s stockholders who own “odd lots” of fewer than 100 shares of SHPI’s common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions for more than 100 shares of common stock.

SHPI’s common stock is currently registered under the Exchange Act, and SHPI is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act.

Accounting Consequences

The par value per share of SHPI’s common stock will remain unchanged at $0.02 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on SHPI’s balance sheet attributable to the common stock will be reduced proportionally, based on the ratio of the reverse stock split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of SHPI’s common stock outstanding. SHPI does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Effective Date

The proposed reverse stock split would become effective as of 5:00 p.m. Eastern Time on the date of filing of the Certificate of Amendment of SHPI’s restated certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, each two, three, four, five, six, seven, eight, nine or ten shares of common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of the stockholders, into one share of common stock in accordance with the reverse stock split ratio determined by SHPI’s board of directors in the manner described above.

Cash Payment in Lieu of Fractional Shares

No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, holders of common stock who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash, without interest, in an amount equal to the product obtained by multiplying (i) the closing sales price on the OTC Bulletin Board of shares of SHPI’s common stock on the trading day of the reverse stock split (prior to giving effect to such reverse stock split) by (ii) the number of shares of SHPI’s common stock held by such stockholder that would otherwise have been exchanged for such fractional share interest.

Exchange of Stock Certificates

As soon as practicable after the effective date, stockholders will be notified that the reverse stock split has been effected. SHPI’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

No Appraisal Rights

Under the DGCL, SHPI’s stockholders are not entitled to appraisal rights with respect to the proposed amendments to SHPI’s Restated Certificate of Incorporation to effect the reverse stock split.

Material United States Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the proposed reverse stock split. This summary is based upon current provisions of the Internal Revenue Code, existing Treasury regulations and current administrative rulings and court decisions, all of which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. Furthermore, SHPI has not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. No attempt has been made to comment on all federal income tax consequences of the proposed reverse stock split that may be relevant to particular holders, including holders:

•       who do not hold their shares as capital assets;

•       who are subject to special tax rules such as financial institutions;

•       who are dealers in securities, foreign persons, mutual funds, insurance companies or tax-exempt entities;

•       who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

•       who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

•       who hold their shares as a hedge or as part of a hedging, straddle or other risk reduction strategy; or

•       whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code.

Accordingly, each stockholder is urged to consult such stockholder’s own tax advisor regarding the United States federal income tax consequences of the reverse stock split in light of such stockholder’s personal circumstances and the consequences under state, local and foreign tax laws.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse stock split qualifies as a reorganization for federal income tax purposes:

•       A stockholder generally will not recognize gain or loss on the reverse stock split, except (as discussed below) to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse stock split shares;

•       The aggregate tax basis of the post-reverse stock split shares received will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged;

•       SHPI will not recognize any gain or loss as a result of the reverse stock split; and

•       A holder of the pre-reverse stock split shares who receives cash in lieu of a fractional share interest in the post-reverse stock split shares will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse stock split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse stock split shares were held for one year or less and long term if held more than one year.

It is assumed for this purpose that cash will be paid in lieu of fractional shares only as a mechanical rounding off of fractions resulting from the reverse stock split rather than separately bargained-for consideration. It is also assumed that the reverse stock split is not being undertaken to increase any stockholder’s proportionate ownership of SHPI.

Other Consideration.   Even if the reverse stock split qualifies as a reorganization, a recipient of post-reverse stock split shares would recognize income to the extent that, for example, any such shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the pre-reverse stock split shares surrendered. Generally, such income is taxable as ordinary income upon receipt. In addition, to the extent that a stockholder was treated as receiving, directly or indirectly, consideration other than post-reverse stock split shares in exchange for such stockholder’s pre-reverse stock split shares, gain or loss would have to be recognized.

Backup Withholding.   With respect to a cash payment received by a stockholder in lieu of a fractional share of post-reverse stock split shares, a noncorporate stockholder may be subject to backup withholding at a rate of 28%. However, backup withholding will not apply to a stockholder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the letter of transmittal, or (ii) otherwise proves to SHPI and its exchange agent that the stockholder is exempt from backup withholding.

Reporting Requirements.   Each stockholder that receives post-reverse stock split shares in the reverse stock split will be required to file a statement with his, her or its federal income tax return setting forth his, her or its basis in the pre-reverse stock split shares surrendered and the fair market value of the post-reverse stock split shares and cash, if any, received in the reverse stock split, and to retain permanent records of these facts relating to the reverse stock split.

Consequences of IRS Challenge.   A successful challenge by the Internal Revenue Service to the reorganization status of the reverse stock split would result in the stockholders recognizing taxable gain or loss with respect to each share of pre-reverse stock split shares surrendered equal to the difference between each stockholder’s basis in such share and the fair market value, as of the effective time of the reverse stock split, of the post-reverse stock split shares received in exchange therefor. In such event, a stockholder’s aggregate basis in the post-reverse stock split shares so received would equal its fair market value, and the holding period of such stock would begin the day after the date the reverse stock split becomes effective.

Tax matters are very complicated, and the tax consequences of the reverse stock split to a stockholder will depend on such holder’s particular tax situation. The summary of material United States federal income tax consequences set forth above is intended to provide only a general summary and is not intended to be a complete analysis or description of all potential federal income tax consequences of the reverse stock split. In addition, the summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, the summary does not address any non-income tax or any foreign, state or local tax consequences of the reverse stock split. The summary does not address the tax consequences of any transaction other than the reverse stock split. Accordingly, each stockholder is strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the reverse stock split to such stockholder.

PROPOSAL 3-A—APPROVAL OF AMENDMENT OF SHPI’S RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-TWO REVERSE STOCK SPLIT

The board is requesting stockholder approval for the amendment of SHPI’s Restated Certificate of Incorporation to effect a one-for-two reverse stock split of all outstanding shares of SHPI’s common stock. The amendment under this proposal would add the following as the first paragraph in Article Fourth of the Restated Certificate of Incorporation:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every two Common shares issued and outstanding shall, automatically and without any action on the part of the holders thereof, be combined and converted into one Common share (the “Reverse Split”); provided, however, that this corporation shall issue no fractional shares of as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the corporation.”

The full text of the proposed amendment of SHPI’s Restated Certificate of Incorporation is attached to this proxy statement as Appendix G-1.

The affirmative vote of the holders of a majority of SHPI’s outstanding common stock is required to approve this proposal. As a result, abstentions and broker non-votes will have the same effect as negative votes.

MANAGEMENT AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE IN FAVOR OF PROPOSAL 3-A.

PROPOSAL 3-B—APPROVAL OF AMENDMENT OF SHPI’S RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-THREE REVERSE STOCK SPLIT

The board is requesting stockholder approval for the amendment of SHPI’s Restated Certificate of Incorporation to effect a one-for-three reverse stock split of all outstanding shares of SHPI’s common stock. The amendment under this proposal would add the following as the first paragraph in Article Fourth of the Restated Certificate of Incorporation:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every three Common shares issued and outstanding shall, automatically and without any action on the part of the holders thereof, be combined and converted into one Common share (the “Reverse Split”); provided, however, that this corporation shall issue no fractional shares of as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the corporation.”

The full text of the proposed amendment of SHPI’s Restated Certificate of Incorporation is attached to this proxy statement as Appendix G-2.

The affirmative vote of the holders of a majority of SHPI’s outstanding common stock is required to approve this proposal. As a result, abstentions and broker non-votes will have the same effect as negative votes.

MANAGEMENT AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE IN FAVOR OF PROPOSAL 3-B.

PROPOSAL 3-C—APPROVAL OF AMENDMENT OF SHPI’S RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-FOUR REVERSE STOCK SPLIT

The board is requesting stockholder approval for the amendment of SHPI’s Restated Certificate of Incorporation to effect a one-for-four reverse stock split of all outstanding shares of SHPI’s common stock. The amendment under this proposal would add the following as the first paragraph in Article Fourth of the Restated Certificate of Incorporation:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every four Common shares issued and outstanding shall, automatically and without any action on the part of the holders thereof, be combined and converted into one Common share (the “Reverse Split”); provided, however, that this corporation shall issue no fractional shares of as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the corporation.”

The full text of the proposed amendment of SHPI’s Restated Certificate of Incorporation is attached to this proxy statement as Appendix G-3.

The affirmative vote of the holders of a majority of SHPI’s outstanding common stock is required to approve this proposal. As a result, abstentions and broker non-votes will have the same effect as negative votes.

MANAGEMENT AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE IN FAVOR OF PROPOSAL 3-C.

PROPOSAL 3-D—APPROVAL OF AMENDMENT OF SHPI’S RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-FIVE REVERSE STOCK SPLIT

The board is requesting stockholder approval for the amendment of SHPI’s Restated Certificate of Incorporation to effect a one-for-five reverse stock split of all outstanding shares of SHPI’s common stock. The amendment under this proposal would add the following as the first paragraph in Article Fourth of the Restated Certificate of Incorporation:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every five Common shares issued and outstanding shall, automatically and without any action on the part of the holders thereof, be combined and converted into one Common share (the “Reverse Split”); provided, however, that this corporation shall issue no fractional shares of as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the corporation.”

The full text of the proposed amendment of SHPI’s Restated Certificate of Incorporation is attached to this proxy statement as Appendix G-4.

The affirmative vote of the holders of a majority of SHPI’s outstanding common stock is required to approve this proposal. As a result, abstentions and broker non-votes will have the same effect as negative votes.

MANAGEMENT AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE IN FAVOR OF PROPOSAL 3-D.

PROPOSAL 3-E—APPROVAL OF AMENDMENT OF SHPI’S RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-SIX REVERSE STOCK SPLIT

The board is requesting stockholder approval for the amendment of SHPI’s Restated Certificate of Incorporation to effect a one-for-six reverse stock split of all outstanding shares of SHPI’s common stock. The amendment under this proposal would add the following as the first paragraph in Article Fourth of the Restated Certificate of Incorporation:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every six Common shares issued and outstanding shall, automatically and without any action on the part of the holders thereof, be combined and converted into one Common share (the “Reverse Split”); provided, however, that this corporation shall issue no fractional shares of as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the corporation.”

The full text of the proposed amendment of SHPI’s Restated Certificate of Incorporation is attached to this proxy statement as Appendix G-5.

The affirmative vote of the holders of a majority of SHPI’s outstanding common stock is required to approve this proposal. As a result, abstentions and broker non-votes will have the same effect as negative votes.

MANAGEMENT AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE IN FAVOR OF PROPOSAL 3-E.

PROPOSAL 3-F—APPROVAL OF AMENDMENT OF SHPI’S RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-SEVEN REVERSE STOCK SPLIT

The board is requesting stockholder approval for the amendment of SHPI’s Restated Certificate of Incorporation to effect a one-for-seven reverse stock split of all outstanding shares of SHPI’s common stock. The amendment under this proposal would add the following as the first paragraph in Article Fourth of the Restated Certificate of Incorporation:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every seven Common shares issued and outstanding shall, automatically and without any action on the part of the holders thereof, be combined and converted into one Common share (the “Reverse Split”); provided, however, that this corporation shall issue no fractional shares of as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the corporation.”

The full text of the proposed amendment of SHPI’s Restated Certificate of Incorporation is attached to this proxy statement as Appendix G-6.

The affirmative vote of the holders of a majority of SHPI’s outstanding common stock is required to approve this proposal. As a result, abstentions and broker non-votes will have the same effect as negative votes.

MANAGEMENT AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE IN FAVOR OF PROPOSAL 3-F.

PROPOSAL 3-G—APPROVAL OF AMENDMENT OF SHPI’S RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-EIGHT REVERSE STOCK SPLIT

The board is requesting stockholder approval for the amendment of SHPI’s Restated Certificate of Incorporation to effect a one-for-eight reverse stock split of all outstanding shares of SHPI’s common stock. The amendment under this proposal would add the following as the first paragraph in Article Fourth of the Restated Certificate of Incorporation:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every eight Common shares issued and outstanding shall, automatically and without any action on the part of the holders thereof, be combined and converted into one Common share (the “Reverse Split”); provided, however, that this corporation shall issue no fractional shares of as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the corporation.”

The full text of the proposed amendment of SHPI’s Restated Certificate of Incorporation is attached to this proxy statement as Appendix G-7.

The affirmative vote of the holders of a majority of SHPI’s outstanding common stock is required to approve this proposal. As a result, abstentions and broker non-votes will have the same effect as negative votes.

MANAGEMENT AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE IN FAVOR OF PROPOSAL 3-G.

PROPOSAL 3-H—APPROVAL OF AMENDMENT OF SHPI’S RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-NINE REVERSE STOCK SPLIT

The board is requesting stockholder approval for the amendment of SHPI’s Restated Certificate of Incorporation to effect a one-for-nine reverse stock split of all outstanding shares of SHPI’s common stock. The amendment under this proposal would add the following as the first paragraph in Article Fourth of the Restated Certificate of Incorporation:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every nine Common shares issued and outstanding shall, automatically and without any action on the part of the holders thereof, be combined and converted into one Common share (the “Reverse Split”); provided, however, that this corporation shall issue no fractional shares of as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the corporation.”

The full text of the proposed amendment of SHPI’s Restated Certificate of Incorporation is attached to this proxy statement as Appendix G-8.

The affirmative vote of the holders of a majority of SHPI’s outstanding common stock is required to approve this proposal. As a result, abstentions and broker non-votes will have the same effect as negative votes.

MANAGEMENT AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE IN FAVOR OF PROPOSAL 3-H.

PROPOSAL 3-I—APPROVAL OF AMENDMENT OF SHPI’S RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-TEN REVERSE STOCK SPLIT

The board is requesting stockholder approval for the amendment of SHPI’s Restated Certificate of Incorporation to effect a one-for-ten reverse stock split of all outstanding shares of SHPI’s common stock. The amendment under this proposal would add the following as the first paragraph in Article Fourth of the Restated Certificate of Incorporation:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every ten Common shares issued and outstanding shall, automatically and without any action on the part of the holders thereof, be combined and converted into one Common share (the “Reverse Split”); provided, however, that this corporation shall issue no fractional shares of as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the corporation.”

The full text of the proposed amendment of SHPI’s Restated Certificate of Incorporation is attached to this proxy statement as Appendix G-9.

The affirmative vote of the holders of a majority of SHPI’s outstanding common stock is required to approve this proposal. As a result, abstentions and broker non-votes will have the same effect as negative votes.

MANAGEMENT AND THE BOARD OF DIRECTORS
RECOMMEND A VOTE IN FAVOR OF PROPOSAL 3-I.

CHAPTER THREE—OTHER INFORMATION

EXPERTS

The consolidated financial statements of Specialized Health Products International, Inc. as of December 31, 2004 and for each of the two years in the period ended December 31, 2004 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of The Med-Design Corporation as of December 31, 2004 and for the year then ended and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 (which is included in Management’s Report on Internal Control over Financial Reporting), appearing in this proxy statement/prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, as set forth in its reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm an expert in auditing and accounting.

The consolidated financial statements of The Med-Design Corporation as of December 31, 2003 and for each of the years in the two-year period then ended included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of SHPI common stock offered hereby will be passed upon for SHPI by Paul Evans, General Counsel, Vice President of Business Development and Corporate Secretary of SHPI. Certain tax matters will be passed upon for SHPI by Cooley Godward LLP, Broomfield, Colorado. Certain tax matters will be passed upon for Med-Design by Morgan, Lewis and Bockius LLP, Philadelphia, Pennsylvania.

STOCKHOLDER PROPOSALS

The proxy rules of the SEC permit stockholders, after timely notice to issuers, to present proposals for stockholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by issuer action in accordance with the proxy rules.

SHPI has not yet determined the date upon which it will hold its annual meeting of stockholders for 2006. When the 2006 annual meeting is held, stockholder proposals must be received by SHPI no later than 120 days prior to the annual meeting and must otherwise comply with the requirements of Rule 14a-8, to be included in SHPI’s proxy statement for the 2006 annual meeting. All stockholder proposals should be marked for the attention of the Secretary, 585 West 500 South, Bountiful, Utah 84010.

WHERE YOU CAN FIND MORE INFORMATION

SHPI and Med-Design have filed reports, proxy statements and other information with the SEC. Copies of SHPI’s and Med-Design’s reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at SEC Headquarters, Public Reference Section, 450 Fifth Street, N.W., Washington D.C. 20549. The public may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330.

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC at SEC Headquarters or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding SHPI and Med-Design. The address of the SEC website is http://www.sec.gov.

You should rely only on the information contained in this proxy statement/prospectus or on information to which SHPI and Med-Design has referred you. SHPI and Med-Design have not authorized anyone else to provide you with any information. SHPI provided the information concerning SHPI. Med-Design provided the information concerning Med-Design.

SHPI has filed a registration statement under the Securities Act with the SEC with respect to SHPI common stock to be issued to Med-Design stockholders in the combination. This proxy statement/prospectus constitutes the prospectus of SHPI filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

To the Board of Directors and Stockholders of
Specialized Health Products International, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Specialized Health Products International, Inc. and its subsidiaries at December 31, 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP
Salt Lake City, Utah
March 8, 2005

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$1,571,926
Accounts receivable	1,228,647
Inventory	286,577
Prepaid expenses and other	146,924
Total current assets	3,234,074
Property and equipment, net:
Research and development machinery and equipment	363,464
Office furniture and fixtures	158,085
Computer equipment and software	204,075
Leasehold improvements	139,350
Molds	201,090
Manufacturing equipment	75,440
Construction in process	207,795
1,349,299
Less accumulated depreciation and amortization	(901,392)
Total property and equipment, net	447,907
Intangible assets, net	261,115
Other assets	114,633
$4,057,729
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$295,598
Accrued liabilities	422,680
Accrual for patent litigation expenses	791,365
Deferred revenue	293,841
Total current liabilities	1,803,484
Deferred revenue, net of current portion	77,500
Deferred rent	10,797
Total liabilities	1,891,781
Commitments and contingencies (Note 4)
Stockholders’ equity:
Series A preferred stock, $.001 par value; 30,000,000 shares authorized, no shares issued and outstanding at December 31, 2004	—
Common stock, $.02 par value; 70,000,000 shares authorized, 44,457,995 shares issued and outstanding at December 31, 2004	889,160
Additional paid-in capital	42,007,866
Deferred compensation	(3,578,366)
Accumulated deficit	(37,152,712)
Total stockholders’ equity	2,165,948
Total liabilities and stockholders’ equity	$4,057,729

See accompanying notes to consolidated financial statements.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31
	2004	2003
Revenues:
Product sales and royalties	$4,361,052	$2,768,570
Technology fees and licensing revenues	895,624	778,124
Development fees and related services	508,602	59,880
	5,765,278	3,606,574
Cost of revenues	1,082,131	582,575
Gross profit	4,683,147	3,023,999
Operating expenses:
Research and development (2004 total excludes amortization of deferred compensation of $82,772)	2,437,880	2,595,022
Sales and marketing (2004 total excludes amortization of deferred compensation of $11,895)	1,007,338	1,203,310
General and administrative (2004 total excludes amortization of deferred compensation of $161,788)	1,334,639	1,139,699
Amortization of deferred compensation	256,455	—
Patent litigation expense	—	1,300,000
Total operating expenses	5,036,312	6,238,031
Loss from operations	(353,165)	(3,214,032)
Other income (expense):
Interest income	30,040	93,158
Other income (expense)	(20,514)	1,752
Other income (expense)	9,526	94,910
Net loss	$(343,639)	$(3,119,122)
Basic and diluted net loss per common share	$(.01)	$(.17)
Basic and diluted weighted average number of common shares outstanding	36,970,882	17,831,479

See accompanying notes to consolidated financial statements.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Series A Preferred Stock		Common Stock		Additional Paid-in	Deferred	Accumulated
	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit
BALANCE as of December 31, 2002	21,861,369	$21,861	17,921,479	$358,430	$37,500,757	$—	$(33,689,951)
Cancellation of shares	—	—	(90,000)	(1,800)	1,800	—	—
Net loss	—	—	—	—	—	—	(3,119,122)
BALANCE as of December 31, 2003	21,861,369	21,861	17,831,479	356,630	37,502,557	—	(36,809,073)
Conversion of Series A Preferred stock to common stock	(21,861,369)	(21,861)	21,861,369	437,227	(415,366)	—	—
Compensation expense for extension of 46,250 stock options	—	—	—	—	9,300	(9,300)	—
Deferred finance cost for issuance of 80,000 warrants	—	—	—	—	98,561	—	—
Common stock issued through private placement, net of offering costs	—	—	1,250,000	25,000	918,090	—	—
Common stock issued in exchange for stock options	—	—	3,375,397	67,508	3,758,014	(3,825,521)	—
Common stock purchased by SHPI 401(k) Plan	—	—	139,750	2,795	136,710	—	—
Amortization of deferred compensation expense	—	—	—	—	—	256,455	—
Net loss	—	—	—	—	—	—	(343,639)
BALANCE as of December 31, 2004	—	$—	44,457,995	$889,160	$42,007,866	$(3,578,366)	$(37,152,712)

See accompanying notes to consolidated financial statements.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2004	2003
Cash flows from operating activities:
Net loss	$(343,639)	$(3,119,122)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	86,714	135,342
Amortization of deferred compensation	256,455	—
Amortization of deferred finance cost	10,928	—
Changes in operating assets and liabilities:
Accounts receivable	(501,032)	(484,680)
Inventory	(87,533)	194,844
Prepaid expenses and other	20,803	125,289
Accounts payable	66,476	28,448
Accrued liabilities	103,861	3,522
Accrual for patent litigation expenses	(500,000)	1,291,365
Deferred revenue	(795,624)	(1,019,026)
Deferred rent	(1,132)	(1,867)
Net cash used in operating activities	(1,683,723)	(2,845,885)
Cash flows from investing activities:
Purchase of intangible assets	(44,819)	(95,865)
Purchase of property and equipment	(187,753)	(160,204)
Net cash used in investing activities	(232,572)	(256,069)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	1,082,595	—
Net cash provided by financing activities	1,082,595	—
Net decrease in cash and cash equivalents	(833,700)	(3,101,954)
Cash and cash equivalents at beginning of year	2,405,626	5,507,580
Cash and cash equivalents at end of year	$1,571,926	$2,405,626

See accompanying notes to consolidated financial statements.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)   HISTORY AND NATURE OF OPERATIONS

Specialized Health Products, Inc. (“SHP”), a Utah corporation, was incorporated in November 1993. On July 28, 1995, SHP became a wholly owned subsidiary of SHPI, a Delaware corporation, through a merger with a subsidiary of SHPI (the “Acquisition”). On that date SHP changed its name to “Specialized Health Products International, Inc.” (“SHPI” or the “Company”). The persons serving as officers and directors of SHP immediately prior to the consummation of the Acquisition were elected to the same offices with SHPI and retained their positions as directors and officers of SHP. In addition, the outstanding securities of SHP became outstanding securities of SHPI.

SHPI designs, develops, manufactures, and licenses safety healthcare products that minimize the risk of accidental needle sticks. The Company has developed multiple products based upon two patented technology platforms, FlexLoc® and SecureLoc™. These technologies apply to the following: syringe, pre-filled syringe, IV catheter, guidewire introducer, PICC introducer, blood collection, epidural, spinal, Huber, biopsy, and other specialty needles. The Company operates in one business segment.

The Company’s business model is to enter into licensing, original equipment manufacturing (“OEM”) supply, or distribution agreements for its products, rather than engage in direct sales of products to end-users on its own. SHPI has entered into product agreements relating to specific technologies and product lines with The Kendall Company (“Kendall”), a division of Tyco Healthcare Group LP, Bard Access Systems, Inc. (“Bard”), TAP Pharmaceutical Products Inc. (“TAP”), Merit Medical Systems, Inc. (“Merit”) and Exelint International Co. (“Exel”). SHPI has distribution agreements in place with Cardinal Health, Medline Industries, Inc. (“Medline”), Physician Sales and Service, Inc. (“PSS”), Medical Specialties Distributors, Inc., Omni Medical Supply, Inc., Briggs Corporation, Henry Schein, Inc., Wolf Medical Supply, Inc., Biometrix Ltd. and Medical Mart Supplies Ltd. for products marketed under the SHPI label.

The Company’s working capital requirements for the foreseeable future will vary based upon a number of factors, including the costs to complete development work, the cost of bringing safety medical needle technologies and other products to commercial viability, the timing of the market launches of new safety needle products and the level of sales of current products. As of December 31, 2004, the Company had accounts payable and accrued liabilities totaling $718,278. The Company also had the current portion of accrued litigation expenses of $791,365 and deferred revenue of $293,841, neither of which will require the use of cash. At December 31, 2004, the Company had cash and cash equivalents of $1,571,926.

The Company believes existing cash, along with cash generated from the sale of products, development fees and royalties and $1,000,000 of committed funding from Galen Partners (Note 6) will provide sufficient cash for the Company to execute its business plan in 2005.

(2)   SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of SHPI and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Concentrations of Risk

The Company’s distribution and license agreements are primarily with partners operating in the United States. At December 31, 2004, one partner accounted for approximately 46% of the accounts receivable balance. For the years ended December 31, 2004 and 2003, two partners accounted for approximately 55% of total revenues each year.

The Company is currently utilizing a single contract manufacturer headquartered in Vista, California, with FDA and ISO compliant assembly facilities in Tijuana, Mexico to produce its LiftLoc® Safety Infusion Set. The Company believes that other contract manufacturers could provide similar services on comparable terms. A change in contract manufacturers, however, could cause a delay in manufacturing and a possible loss of sales, which would affect operating results adversely.

Cash and Cash Equivalents

The Company considers all certificates of deposit with an original maturity date of three months or less to be cash equivalents. Cash and cash equivalents are deposited with financial institutions located in Salt Lake City, UT and at times may exceed insured depository limits.

Inventory

Inventory is valued at the lower of cost or market. Cost is determined using the first-in first-out (“FIFO”) basis. At December 31, 2004, inventory is comprised of the following:

December 31, 2004
Raw materials	$182,202
Work in process	4,045
Finished goods	112,330
Less: Allowance for obsolescence and shrinkage	(12,000)
Total	$286,577

Property and Equipment

Property and equipment are stated at cost. Manufacturing equipment is depreciated using the straight-line method over seven years or the units-of-production method, whichever is greater. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. All other property and equipment are depreciated using the straight-line method based on the estimated five-year useful life of the related assets, except for computer equipment and software, which have a useful life of three years.

Maintenance and repairs are charged to expense as incurred and costs of improvements and betterments are capitalized. Upon disposal or sale, the related asset costs and accumulated depreciation or amortization are removed from the accounts and resulting gains or losses are reflected in current operations.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Long-Lived Assets

The Company regularly evaluates whether events or circumstances have occurred that indicate the carrying value of its long-lived assets may not be recoverable. When factors indicate the asset may not be recoverable, the Company compares the related undiscounted future net cash flows to the carrying value of the asset to determine if impairment exists. If the expected future net cash flows are less than the carrying value, an impairment charge is recognized based on the fair value of the asset. No such impairments were recorded during the years ended December 31, 2004 and 2003.

Other Assets

Other assets consist of a building security lease deposit for the Company’s headquarters building.

Intangible Assets

Intangible assets consist of outside legal patent costs that have been capitalized and are being amortized using the straight-line method over 17 years. Accumulated amortization at December 31, 2004 was $19,289. The following summarizes estimated amortization expense that will be recorded over the next five years:

Year Ending December 31	Amortization Expense
2005	$20,000
2006	20,000
2007	20,000
2008	20,000
2009	20,000
$100,000

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Stock Options

The Company recorded compensation expense of $256,455 during 2004. Of this amount $247,155 relates to charges for restricted stock and $9,300 is the charge resulting from the extension of certain option agreements. As of December 31, 2004, approximately $3,578,000 remains to be amortized over the remaining vesting periods of the restricted stock. The Company accounts for stock options granted using Accounting Principles Board APB Opinion No. 25. Accordingly, no compensation cost has been recognized for its fixed stock option plans, with the exception noted above. Had compensation cost for the Company’s stock-based compensation plans (See Note 5) been determined based on the fair value at the grant dates for awards under those plans consistent with Statement of Financial Accounting Standards (“SFAS”) No. 123, as amended by SFAS No. 148, the Company’s net loss and net loss per common share would have changed to the pro forma amounts indicated below:

	Years Ended December 31,
	2004	2003
Net loss, as reported	$(332,711)	$(3,119,122)
Add: Stock compensation expense included in reported net income	256,455	—
Less: Stock compensation cost determined under fair value based method for all awards	(1,034,259)	(1,199,150)
Pro forma net loss	$(1,110,515)	$(4,318,272)
Basic and diluted net loss per common share:
As reported	$(.01)	$(.17)
Pro forma	(.03)	(.24)

Revenue Recognition

Pursuant to Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition”, the Company recognizes license revenue when the following criteria has been met: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred or services have been rendered, (c) the price is fixed or determinable, and (d) collectibility is reasonably assured.

The Company received no upfront fees in 2004 and received upfront fees totaling $1,080,000 in payments related to the Tyco Healthcare agreements in 2003. These upfront payments are being recognized ratably over the life of the respective agreements.

Product revenues are recognized upon transfer of both title and risk of loss to the customer.

Royalty revenue is recognized when the related products are sold or upon the Company’s fulfillment of any future obligation under the related agreements. Revenue from development agreements is recognized as the services are performed, in accordance with the terms of the agreements.

Research and Development Costs

Research and development costs are expensed as incurred.

Income Taxes

The Company recognizes a liability or asset for net operating loss carry forwards and the deferred tax consequences of temporary differences between the tax bases of assets and liabilities and their reported

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets and liabilities are recovered or settled. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Fair Value of Financial Instruments

The book values of the Company’s financial instruments approximate their fair values. The estimated fair values have been determined using appropriate market information and valuation methodologies.

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 151, “Inventory Costs—An Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 is not expected to have a material effect on the Company’s financial condition or results of operations.

In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 amends APB Opinion 29 to eliminate the similar productive asset exception and establishes that exchanges of productive assets should be accounted for at fair value, rather than at carryover basis unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits, (2) the transaction is an exchange transaction to facilitate sales to customers, or (3) the transaction lacks commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS 153 are effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material effect on the Company’s financial condition or results of operations.

In December 2004, the FASB issued SFAS 123R, “Share-Based Payment”. SFAS 123R establishes that employee services received in exchange for share-based payment result in a cost that should be recognized in the income statement as an expense when the services are consumed by the enterprise. It further establishes that those expenses be measured at fair value determined as of the grant date. As the Company qualifies as a small business issuer, the provisions of SFAS 123R become effective as of the beginning of the first interim reporting period that begins after December 15, 2005. We are currently evaluating the effect the adoption of SFAS 123R will have on the Company’s financial condition and results of operations.

Basic and Diluted Net Loss Per Common Share

As a result of the Company incurring net losses for the years ended December 31, 2004 and 2003, the basic and diluted net loss per common share for these years are based on the weighted average number of common shares outstanding. Outstanding stock options and warrants prior to conversion are not included in the calculation of diluted earnings per share for 2004 and 2003 because their inclusion would be antidilutive, thereby reducing the net loss per common share. Options and warrants to purchase 204,250 and 7,185,690 shares of common stock at exercise prices ranging from $0.02 to $2.00 per share were outstanding at December 31, 2004 and 2003, respectively.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

At December 31, 2004 there were no shares of Series A Preferred Stock outstanding. At December 31, 2003, there were 21,861,369 shares of Series A Preferred Stock outstanding, which were converted into common stock on a one-for-one basis during 2004. Such shares were not included in the computation of diluted earnings per share for 2003 because their inclusion would be antidilutive.

(3)   DISTRIBUTION AND LICENSE AGREEMENTS

License Agreements

Kendall

In November 1999, the Company entered into a Development and License Agreement with The Kendall Company, a division of Tyco Healthcare Group LP, relating to the production of a line of safety medical needle products, including six syringe products and five other safety needle products. The Kendall Agreement became effective in March 2000. In April 2000, the Company received $1,464,956 under the Kendall Agreement. The Company received an additional $1,000,000 in November 2002 in exchange for assigning to Kendall the FlexLoc® and ReLoc™ trademarks and two related U.S. patents and their progeny for a technology. Both of these payments are being recognized ratably over the estimated five year life of the Kendall Agreement. The assignment of the patent rights to Kendall provides for the Company’s retention of an exclusive, royalty-free license in a number of strategic product areas. The Kendall Agreement also provides for the Company to receive development fees and ongoing royalties, including a $500,000 advance royalty payment that was also received in November 2002. This $500,000 payment is being recognized ratably over the same five-year period as the initial upfront payment.

In April 2002, the Company entered into a Second Development and License Agreement with Kendall relating to blood collection needles and blood collection needle/holder combinations. Under the terms of the agreement, the Company receives reimbursement for research and development expenses, payments related to the achievement of certain regulatory and sales milestones, and on-going royalty payments on all product sales.

Merit Medical

In January 2001, the Company entered into a License Agreement with Merit Medical Systems, Inc. relating to the manufacture and marketing of safety needle devices for angiographic guidewire introducers. An upfront license fee payment of $100,000 was received in January 2001, which is being recognized ratably over the estimated five-year life of the Merit Agreement. Under the terms of the Merit Agreement, the Company receives ongoing royalties on net product sales, and began receiving minimum royalty payments in 2002.

TAP Pharmaceutical Products

In July 2002, the Company entered into a Development and License Agreement with TAP Pharmaceutical Products Inc. whereby TAP acquired the right to attach the Company’s proprietary safety needle device to TAP’s pre-filled syringes. The TAP Agreement has an effective date of January 1, 2002. Under the TAP Agreement, the Company receives reimbursement for research and development expenses, payments related to the achievement of certain development and regulatory milestones, and on-going royalty payments based upon the number of pre-filled syringes manufactured with the Company’s proprietary safety needle device. The TAP Agreement is for a minimum period of three years.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Becton, Dickinson and Company

In August 2003, the Company entered into a License Agreement with Becton, Dickinson and Company relating to the manufacture and marketing of safety needle devices for spinal and epidural needles and certain other specialty needles sold by BD. Under the terms of the agreement, the Company receives reimbursement for certain research and development expenses, payments related to the achievement of certain regulatory and commercialization milestones, and on-going royalty payments on all product sales.

Distribution Agreements

Bard Access Systems

In September 2001, the Company entered into a Distribution Agreement with Bard Access Systems, Inc. whereby Bard acquired the non-exclusive right to promote, market, distribute and sell LiftLoc® Safety Infusion Set, which the Company manufactures, to hospitals and group purchasing organizations. The Bard Agreement excludes alternate site locations. Under the terms of the agreement, the Company sells finished product to Bard for marketing under Bard’s private label. The Bard Agreement is for a two-year period from the initial date of product launch, and automatically renews for successive one-year terms unless terminated by either party in writing not less than 180 days prior to the expiration of the initial term or any renewal term.

Physician Sales & Service

In July 2002, the Company entered into a Distribution Agreement with Physician Sales and Service, Inc. whereby PSS acquired the non-exclusive right to distribute and sell LiftLoc® Safety Infusion Set. Under the terms of the agreement, PSS purchases SHPI branded product for resale to PSS’s end-user customers. The PSS Agreement is for a one-year period, which automatically renews for successive one-year terms unless terminated by either party in writing not less than 45 days prior to the expiration of the initial term or any renewal term.

Medline Industries

In August 2002, the Company entered into a Distribution Agreement with Medline Industries, Inc. whereby Medline acquired the non-exclusive right to distribute and sell LiftLoc® Safety Infusion Set. Under the terms of the agreement, Medline purchases SHPI branded product for resale to Medline’s end-user customers. The Medline Agreement is for a one-year period, which automatically renews for successive one-year terms unless terminated by either party in writing not less than 45 days prior to the expiration of the initial term or any renewal term.

Cardinal Health

In August 2002, the Company entered into a Distribution Agreement with Cardinal Health, formerly named Allegiance Healthcare Corporation, whereby Cardinal acquired the non-exclusive right to distribute and sell LiftLoc® Safety Infusion Set. Under the terms of the agreement, Cardinal purchases SHPI branded product for resale to Cardinal’s end-user customers. The Cardinal Agreement shall continue until 90 days after written notice of termination is received by either party.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

ExelInt International

In May 2003, the Company entered into a Distribution Agreement with ExelInt International, Company whereby Exel acquired the non-exclusive right to promote, market, distribute and sell LiftLoc® Safety Infusion Set. Under the terms of the agreement, the Company sells finished product to Exel for marketing under Exel’s SecureTouch® private label. Exel is subject to minimum purchase requirements. The Exel Agreement is for a five-year period and automatically renews for successive five-year terms unless terminated by either party in writing not less than 180 days prior to the expiration of the initial term or any renewal term.

Other LiftLoc® Distribution Agreements

During 2003, the Company entered into Distribution Agreements with Medical Specialties Distributors, Inc., Briggs Corporation, Omni Medical Supply, Inc., Wolf Medical Supply, Inc. and Henry Schein, Inc., whereby each company acquired the non-exclusive right to distribute and sell LiftLoc® Safety Infusion Set. Under the terms of these agreements, each company purchases SHPI branded product for resale to their end-user customers. Each of the agreements is for a one-year term and shall be renewed automatically for additional, consecutive one-year terms unless terminated by either party in writing not less than 45 days prior to the expiration of the initial term or any renewal term.

In December 2003, the Company entered into a Distribution Agreement with Biometrix Ltd. whereby Biometrix acquired the non-exclusive right to distribute and sell LiftLoc® Safety Infusion Set in Israel. Under the terms of the agreement, Biometrix purchases SHPI branded product for resale to their end-user customers. The agreement is for a three-year term and shall be renewed automatically for additional, consecutive one-year terms unless terminated by either party in writing not less than 45 days prior to the expiration of the initial term or any renewal term.

In February 2004, the Company entered into a Distribution Agreement with Medical Mart Supplies Ltd. whereby Medical Mart acquired the right to distribute and sell SHPI branded LiftLoc® Safety Infusion Set in Canada. Under the terms of the agreement, Medical Mart purchases SHPI branded product for resale to their end-user customers. The agreement runs through December 2005 and shall be renewed automatically for additional, consecutive one-year terms unless terminated by either party in writing not less than 90 days prior to the expiration of the initial term or any renewal term.

Tyco Healthcare

In June 2004, the Company entered into a worldwide Development and OEM Supply/Distribution agreement with Tyco Healthcare for the marketing and sale of safety bone marrow biopsy needles. Under the terms of the agreement, Tyco Healthcare will purchase safety and conventional bone marrow biopsy needles from the Company, as well as make reimbursement for certain research and development expenses related to product commercialization.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4)   COMMITMENTS AND CONTINGENCIES

Lease Obligations

The Company leases office space under a non-cancelable operating lease, which is effective through May 31, 2006. The following summarizes future minimum lease payments under the operating lease at December 31, 2004:

Year Ending December 31	Minimum Lease Payments
2005	$260,397
2006	107,499
$367,896

Rental expense for the years ended December 31, 2004, and 2003 totaled approximately $253,908 and $244,800, respectively.

Employment and Indemnity Agreements

The Company has entered into employment agreements with four members of senior management. While each differs as to salary, bonus and stock options, each of the agreements provides for health and life insurance coverage, vacation, and severance benefits if the officers are terminated for reasons other than disability, death, or for cause.

In January 2003, the Compensation Committee approved a 2003 Executive Officer Bonus Plan. In February 2004, the Compensation Committee approved a 2004 Executive Officer Bonus Plan. Under both plans, executive officers eligible for bonuses included the Company’s President and CEO, Chief Operating Officer, and Vice President, General Counsel and Business Development. Plan participants were eligible to earn 20% of their annual salary based upon 100% achievement of certain financial goals outlined in the approved budget plan. The maximum base bonus that could be paid under each plan was $124,200 in 2003 and $126,750 in 2004. In January 2004, the board of directors approved total payments of $105,729 under the 2003 Plan. In February 2005, the board of directors approved total payments of $120,015 under the 2004 Plan. In connection with these plans, the Company also adopted an Employee Bonus Plan for employees other than the Named Executive Officers to reward specific individual or team achievements. The total approved for this plan was $75,000 in both 2003 and 2004. During 2003 and in February 2004, payments of $61,000 were made against the 2003 Plan. During 2004 and in February 2005, payments of $75,000 were made against the 2004 Plan.

SHPI has entered into indemnity agreements (the “Indemnity Agreements”) with each of its executive officers and directors pursuant to which the Company has agreed to indemnify the officers and directors to the fullest extent permitted by law for any event or occurrence related to the service of the indemnitee for SHPI as an officer or director that takes place prior to or after the execution of the Indemnity Agreement. The Indemnity Agreements obligate the Company to reimburse or advance expenses relating to any proceeding arising out of an indemnifiable event. Under the Indemnity Agreements, SHPI’s officers and directors are presumed to have met the relevant standards of conduct required by Delaware law for indemnification. Should the Indemnity Agreements be held to be unenforceable, indemnification of these officers and directors may be provided by SHPI in certain cases at the Company’s discretion.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Litigation

In December 2002, Becton Dickinson (“BD”) filed a lawsuit against Tyco Healthcare in the United States Court of the District of Delaware, asserting that Tyco Healthcare’s Monoject Magellan™ safety products infringe upon BD’s U.S. Patent No. 5,348,544 (‘544 Patent), titled “Single-Handedly Actuable Safety Shield for Needles.”

On October 26, 2004, a jury found in favor of BD that Tyco Healthcare’s Monoject Magellan™ safety products willfully infringed the ‘544 Patent and awarded damages of $4.4 million. On November 1, 2004, the court entered the judgment in favor of BD. Tyco Healthcare is challenging the jury finding in post-trial motions, and, if necessary, in an appeal. Tyco Healthcare developed the Monoject Magellan™ safety products in association with the Company. The Company is not a party to the patent infringement lawsuit.

Under the Kendall Agreement, Tyco Healthcare has the right to withhold up to fifty percent (50%) of royalties due as an offset against litigation expenses related to charges of infringement by a third party for the manufacture, use or sale of licensed product. This right continues during the period in which such litigation is pending. If, as a result of judgment in the litigation or settlement with BD, Tyco Healthcare is required to pay royalty and/or other monies to BD, Tyco Healthcare may thereafter deduct from the amount of royalties due the Company on unit sales of products alleged to infringe, an amount which is the lesser of all royalties and/or other monies paid by Tyco Healthcare to BD, or fifty percent (50%) of all royalty payments otherwise payable to the Company.

Based on information obtained during the fourth quarter of 2003 related to costs incurred by Tyco Healthcare, the Company recorded a liability of approximately $1,300,000 at December 31, 2003, which amount was the Company’s estimate of the portion of costs associated with BD’s suit against Tyco Healthcare that Tyco Healthcare will withhold against the royalties due SHPI through 2005. During the twelve months ended September 30, 2004, Tyco Healthcare withheld fifty percent of royalty payments due, which amounts totaling $500,000 have been offset against the accrual. In the event litigation continues beyond 2005, additional liabilities may accrue. If Tyco Healthcare is unsuccessful in post-trial motions and on appeal, Tyco Healthcare may be prohibited from selling the Monoject Magellan™ safety products in their current form.

(5)   STOCK OPTIONS

Effective November 2001, the Company’s Board of Directors and stockholders approved the adoption of the Specialized Health Products International, Inc. 2001 Stock Option plan. The plan permits the Company to grant non-qualified stock options and incentive stock options to acquire common stock. The total number of shares authorized for the plan may be allocated by the board between non-qualified stock options and incentive stock options from time to time, subject to certain requirements of the Internal Revenue Code of 1986, as amended. The option exercise price per share under the plan may not be less than the fair market value (or 110% of such fair market value when the optionee is a 10 percent stockholder) on the date on which the option is granted. A total of 5,000,000 shares are available for issuance under the plan. The options are exercisable for a period not to exceed 10 years (or five years when the optionee is a 10 percent stockholder) from the date of grant. At December 31, 2004, options to acquire an aggregate of 13,000 shares of common stock at exercise prices of $1.19 were outstanding under the 2001 Stock Option plan.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Effective June 2000, adoption of the Specialized Health Products International, Inc. 2000 Stock Option plan was approved by the Company’s Board of Directors. The plan is administered by the Board of Directors. The plan provides for the issuance of up to 2,500,000 shares of common stock to directors, officers, employees and consultants. The exercise price of the options granted will be the greater of $1.00 per share or the fair market value (or 110 percent of such fair market value when the optionee is a 10 percent stockholder) of the underlying common stock on the date of grant. The options are exercisable for a period not to exceed 10 years (or five years when the optionee is a 10 percent stockholder) from the date of grant.

Effective August 1998, adoption of the Specialized Health Products International, Inc. 1998 Stock Option Plan was approved by the Company’s Board of Directors. The plan is administered by the Board of Directors. The plan provides for the issuance of up to 2,000,000 shares of common stock to directors, officers, employees and consultants. The exercise prices of the options granted may not be less than the greater of $2.00 per share or the fair market value (or 110 percent of such fair market value when the optionee is a 10 percent stockholder) of the underlying common stock on the date of grant. The options are exercisable for a period not to exceed 10 years (or five years when the optionee is a 10 percent stockholder) from the date of grant.

As of December 31, 2004, options to acquire an aggregate of 111,250 shares of common stock at exercise prices ranging from $1.00 to $2.00 were outstanding under the 2000 and 1998 stock option plans.

A summary of the status of the Company’s option plans as of December 31, 2004 and 2003, and changes during the years then ended is presented below:

	2004		2003
	Shares	Wtd. Avg. Exercise Prices	Shares	Wtd. Avg. Exercise Prices
Outstanding at beginning of year	6,685,690	$1.24	6,547,500	$1.26
Granted	100,000	1.35	473,000	1.00
Surrendered	(5,738,190)	1.21	—
Forfeited	(923,250)	1.38	(334,810)	1.41
Outstanding at end of year	124,250	1.52	6,685,690	1.24
Exercisable at end of year	121,644	1.53	3,749,822	1.31
Weighted average fair value of options granted	$1.07		$0.69

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding as of December 31, 2004	Wtd. Avg. Remaining Contractual Life		Wtd. Avg. Exercise Price	Number Exercisable as of December 31, 2004	Wtd. Avg. Exercise Price
$1.00	5,000	8.08	years	$1.00	2,394	$1.00
1.12	10,000	5.47		1.12	10,000	1.12
1.19	29,250	3.66		1.19	29,250	1.19
1.25	30,000	1.08		1.25	30,000	1.25
2.00	50,000	0.87		2.00	50,000	2.00
$1.00 to 2.00	124,250				121,644

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2004 and 2003: average risk-free interest rate ranging from 3.25% to 3.75% were used for 2004, with a rate range of 4.23% to 4.71% being used for 2003; expected lives of 10 years; expected dividend yields of zero percent in each year; expected volatility of 73 and 81 percent, respectively.

The following summarizes all warrant activity for the Company for the years ended December 31, 2004, and 2003.

	2004		2003
	Shares	Wtd. Avg. Exercise Prices	Shares	Wtd. Avg. Exercise Prices
Outstanding at beginning of the year	500,000	$2.00	800,000	$1.72
Granted	80,000.02		—	—
Forfeited	(500,000)	2.00	(300,000)	1.25
Outstanding at end of the year	80,000	$.02	500,000	$2.00
Exercisable at end of the year	80,000		500,000

On September 15, 2004, The 2004 Stock Incentive Plan (“Stock Plan”) was approved by the Board of Directors and became effective on that date, subject to the Stock Plan being approved by the stockholders within six months after that date. The Stock Plan provides that 6,000,000 shares of the Company’s authorized but unissued common stock be reserve pursuant to the terms and conditions of the plan. On October 19, 2004, a special meeting of stockholders was held, at which time the stockholders approved the Stock Plan. The Stock Plan will allow the Company, under the direction of the Compensation Committee, to make broad-based grants of restricted stock and stock units, any of which may or may not require the satisfaction of performance objectives, to employees and non-employee directors. Under the Stock Plan, current directors and employees holding stock option grants were given the election of retaining those stock option grants or surrendering them for grants of common stock. This resulted in the surrender of 5,738,190 stock options in exchange for the issuance of 3,375,397 shares of common stock. The stock issuance resulted in a non-cash charge of $3,825,521, which will be expensed ratably over the three year vesting period of the stock grants. The total charge relating to the exchange is $3,825,521, which will be recognized ratably over the three-year vesting period of the grants. The charge to expense for the year ended December 31, 2004 relating to this transaction was $247,155.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(6)   CAPITAL TRANSACTIONS

At December 31, 2004, no shares of Series A Preferred Stock were outstanding, a reduction of 21,861,369 shares as compared to the number of shares of Series A Preferred Stock outstanding at December 31, 2003. The Series A Preferred Stock Purchase Agreement contained an automatic conversion feature whereby the Series A Preferred Stock automatically converted into common stock when the average closing shares price of the Company’s common stock, as reported on the OTC Bulletin Board, exceeded $1.374 for at least twenty consecutive trading days. Between January 26 and February 23, 2004, the common stock closed each trading day at $1.39 per share or more. On February 23, 2004, the closing price was $1.48 per share. As a result, all of the Series A Preferred Stock was automatically converted into common stock on a one-for-one basis.

On March 22, 2004, we entered into an agreement with Galen Partners III, L.P., Galen Partners International III, L.P., and Galen Employee Fund III, L.P. (collectively, “Galen Partners”) whereby Galen Partners agreed to purchase a convertible promissory note (“Note”) in the aggregate principal amount of $1,000,000 upon our request made at any time between March 31, 2004 and March 31, 2005. As of December 31, 2004 Galen Partners owned approximately 34.3% of the Company’s common stock. As consideration for entering into this purchase agreement, Galen Partners received a warrant that provides them the right, but not the obligation, to purchase 80,000 shares of our common stock at an exercise price of $0.02 per share. The warrant shall expire and be no longer exercisable after 5:00 p.m., Eastern Time, on March 22, 2007. Further, we paid $9,991 in legal fees related to this transaction. The Note has a term of three years and bears interest at the rate of 12% per annum, with accrued interest to be paid July 1 and January 1 of each year the Note remains outstanding. The entire outstanding principal amount due on the Note may, at Galen Partner’s option, be converted into fully paid and nonassessable shares of the Company’s common stock. The conversion price will be 110% of the average closing share price for the Company’s common stock as reported on NASDAQ or the OTC Bulletin Board for the twenty (20) consecutive trading days prior to the date of the issuance of the Note.

On March 7, 2005, Galen Partners agreed to a six-month extension of the promissory note agreement through September 30, 2005 in exchange for the issuance of warrants to purchase 40,000 shares of the Company’s common stock at an exercise price of $.02 per share. At the sole option of the Company, the agreement may be extended for an additional six-month period through March 31, 2006 for the issuance of warrants to purchase an additional 40,000 shares of the Company’s common stock at an exercise price of $.02 per share. All other terms and conditions of the original agreement remain unchanged in the subsequent agreement.

On August 30, 2004, the Company completed a private placement of 1,250,000 shares of restricted common stock to certain accredited and sophisticated investors. Net proceeds of $943,090, after accounting for transaction expenses, were realized from this transaction.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(7)   INCOME TAXES

The Company recognized no income tax benefit for the years ended December 31, 2004 and 2003 from its net operating losses. Significant components of the Company’s net deferred income tax assets as of December 31, 2004 are as follows:

2004
Deferred income tax assets:
Net operating loss carryforwards	$9,528,749
Non cash compensation expense	95,658
Accrued liabilities	338,141
Intangible assets	89,392
Research and experimentation taxcredits/carryforwards	608,207
Deferred revenue	138,510
Depreciation	8,277
Total gross deferred income tax asset	10,806,934
Less valuation allowance	(10,806,934)
Net deferred income taxes	$—

The net change in the valuation allowance for the years ended December 31, 2004 and 2003 was an increase of $2,733 and $1,343,824, respectively.

SFAS 109 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. Because the Company has a history of operating losses, the Company’s ability to realize the benefit of its deferred tax asset will depend on the generation of future taxable income. The Company has recorded a full valuation allowance as of December 31, 2004.

At December 31, 2004, the Company had total tax net operating losses (“NOLs”) of $25,546,244 and Research and Experimentation tax credits of $608,207 that can be carried forward to reduce federal income taxes, if any. Approximately $30,000 of NOLs expired in 2004. As defined in Section 382 of the Internal Revenue Code, the Company has undergone a greater than 50 percent ownership change as a result of the financing initiatives taken in 2001 and 2002. Consequently, there are limitations on the amount of the Company’s tax net operating loss carryforwards available to offset future taxable income in any one year. The maximum amount of carryforwards available in a given year is limited to the product of the Company’s value on the date of ownership change and the federal long-term tax-exempt rate, plus any limited carryforwards not utilized in prior years.

(8)   EMPLOYEE BENEFIT PLAN

Employees who are 21 years of age are eligible for participation in the Specialized Health Products International, Inc. 401(k) Plan and may elect to make contributions to the plan. The Company matches 100 percent of such contributions up to five percent of the individual participant’s compensation. The Company’s contributions to the plan were approximately $104,400 and $106,300 for the years ended December 31, 2004 and 2003, respectively.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$778,968	$1,571,926
Accounts receivable	1,305,119	1,228,647
Inventory, net	589,754	286,577
Prepaid expenses and other	63,428	146,924
Total current assets	2,737,269	3,234,074
Property and equipment:
Research and development machinery and equipment	372,480	363,464
Office furniture and fixtures	158,085	158,085
Computer equipment and software	216,592	204,075
Leasehold improvements	139,350	139,350
Molds	201,090	201,090
Manufacturing equipment	94,116	75,440
Construction-in-progress	644,593	207,795
	1,826,306	1,349,299
Less accumulated depreciation and amortization	(952,215)	(901,392)
Net property and equipment	874,091	447,907
Intangible assets, net	246,115	261,115
Other assets	128,438	114,633
	$3,985,913	$4,057,729
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$468,257	$295,598
Accrued liabilities	497,821	422,680
Accrual for patent litigation expenses	291,363	791,365
Deferred revenue	34,981	293,841
Total current liabilities	1,292,422	1,803,484
Deferred revenue, net of current portion	55,000	77,500
Deferred rent	5,081	10,797
Note payable—long term	500,000	—
Total liabilities	1,852,503	1,891,781
Stockholders’ equity:
Preferred stock, $.001 par value; 30,000,000 shares authorized, no shares outstanding	—	—
Common stock, $.02 par value; 70,000,000 shares authorized, 44,629,445 and 44,457,995 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	892,589	889,160
Additional paid-in capital	42,153,783	42,007,866
Deferred compensation	(2,703,061)	(3,578,366)
Accumulated deficit	(38,209,901)	(37,152,712)
Total stockholders’ equity	2,133,410	2,165,948
	$3,985,913	$4,057,729

See accompanying notes to condensed consolidated financial statements.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Nine Months Ended
	September 30, 2005	September 30, 2004
Revenues:
Product sales and royalties	$4,021,898	$3,074,351
Technology and license fees	281,360	596,718
Development fees and related services	743,911	391,639
Total revenues	5,047,169	4,062,708
Cost of revenues	1,251,886	817,683
Gross profit	3,795,283	3,245,025
Operating expenses:
Research and development (2005 total excludes amortization of deferred compensation of $325,474)	2,133,116	1,786,503
Sales and marketing (2005 total excludes amortization of deferred compensation of $13,600; 2004 excludes $9,300)	732,947	779,024
General and administrative (2005 total excludes amortization of deferred compensation of $630,631)	993,812	984,829
Amortization of deferred compensation	969,705	9,300
Total operating expenses	4,829,580	3,559,656
Loss from operations	(1,034,297)	(314,631)
Other income (expense):
Interest income	6,838	28,229
Other income (expense)	(29,730)	293
Total other income (expense), net	(22,892)	28,522
Net loss	$(1,057,189)	$(286,109)
Basic and diluted net loss per common share	$(.02)	$(.01)
Basic and diluted weighted average number of common shares outstanding	43,054,780	35,562,400

See accompanying notes to condensed consolidated financial statements.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30, 2005	September 30, 2004
Cash flows from operating activities:
Net loss	$(1,057,189)	$(286,109)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	65,822	61,518
Amortization of deferred compensation	964,557	9,300
Amortization of deferred financing costs	26,693	—
Changes in operating assets and liabilities:
Accounts receivable	(76,472)	(87,998)
Inventory	(303,176)	(120,127)
Prepaid expenses and other	83,495	126,184
Accounts payable	172,659	(17,701)
Accrued liabilities	(424,860)	(485,499)
Deferred revenue	(281,360)	(477,968)
Deferred rent	(5,716)	773
Net cash used in operating activities	(835,547)	(1,277,627)
Cash flows from investing activities:
Purchase of property and equipment	(477,007)	(96,857)
Purchase of intangible assets	—	(44,819)
Net cash used in investing activities	(477,007)	(141,676)
Cash flows from financing activities:
Proceeds from issuance of common stock	19,596	1,054,030
Proceeds from draw against note payable	500,000	—
Net cash provided by financing activities	519,596	1,054,030
NET DECREASE IN CASH	(792,958)	(365,273)
CASH AT BEGINNING OF PERIOD	1,571,926	2,405,626
CASH AT END OF PERIOD	$778,968	$2,040,353

See accompanying notes to condensed consolidated financial statements.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1)   Interim Condensed Consolidated Financial Statements

The accompanying condensed consolidated financial statements have been prepared without an audit. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company’s consolidated financial position, results of operations and cash flows as of the dates and for the periods presented herein have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the Securities and Exchange Commission’s rules and regulations. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s December 31, 2004 Annual Report on Form 10-KSB. The results of operations for the three and nine months ended September 30, 2005, are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2005. The Company’s significant accounting policies are set forth in Note 2 to the consolidated financial statements in the December 31, 2004 Annual Report on Form 10-KSB.

The Company designs, develops, manufactures and markets proprietary disposable medical devices for clinician and patient safety. Their innovative safety devices are designed to maximize the efficiency and quality of healthcare, while minimizing the risk of accidental needlesticks, which are a leading cause of the spread of blood-borne diseases such as human immunodeficiency virus and autoimmunodeficiency syndrome, hepatitis B virus, and hepatitis C virus. Through proprietary design and manufacturing processes, the Company has developed multiple products based upon two patented technology platforms, FlexLoc® and SecureLoc™, which apply to virtually all medical needles used today.

The Company’s working capital requirements for the foreseeable future will vary based upon a number of factors, including the costs to complete product development work, the cost of bringing safety medical needle technologies and other products to commercial viability, the timing of market launches of new safety needle products and the level of sales of the Company’s current products. As of September 30, 2005, the Company had accounts payable and accrued liabilities totaling $966,079. The Company also had an accrued patent litigation liability of $291,363 and current deferred revenue of $34,981, neither of which will require the use of cash. The accrued patent litigation liability, however, will be reduced or paid through royalties received from The Kendall Company under the Kendall Agreement (See Note 5 below). At September 30, 2005, the Company had cash and cash equivalents of $778,968. This cash, along with cash generated from the sale of products, development fees and royalties and $500,000 of committed funding from Galen Partners, a significant shareholder, is expected to provide sufficient cash for the Company to execute its business plan for the next twelve months.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The Company accounts for stock-based compensation using Accounting Principles Board APB Opinion 25, “Accounting for Stock Issued to Employees.” Accordingly, no compensation cost has been recognized for the Company’s fixed stock option plans. Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair value at the grant date for awards under those plans consistent with SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company’s net loss and net loss per common share would have changed to the pro forma amounts indicated below:

	Nine months ended:
	September 30, 2005	September 30, 2004
Net income (loss) as reported	$(1,057,189)	$(286,109)
Add: Stock-based employee compensation expense included in reported net income (loss)	969,705	9,300
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards	(473,841)	(911,586)
Pro forma net loss	$(561,325)	$(1,118,395)
Basic and diluted net income (loss) per common share
As reported	$(.02)	$(.01)
Pro forma	$(.01)	$(.03)

(2)   Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Financial Accounting Standard No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4.” Paragraph 5 of ARB 43, Chapter 4, previously stated that “…under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges…” This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The adoption of this Statement is not expected to have a material effect on the Company’s financial condition and results of operations.

In December 2004, the FASB issued SFAS 123R, “Share-Based Payment.” SFAS 123R establishes that employee services received in exchange for share-based payments result in a cost that should be recognized in the income statement as an expense when the services are consumed by the enterprise. It further establishes that those expenses be measured at fair value determined as of the grant date. As the Company qualifies as a small business issuer, the provisions of SFAS 123R become effective as of the beginning of the first fiscal year that begins after December 15, 2005. The Company is currently evaluating the effect the adoption of SFAS 123R will have on the Company’s financial condition and results of operations.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

(3)   Inventory

At September 30, 2005 and December 31, 2004, inventory was comprised of the following:

	September 30, 2005	December 31, 2004
Raw materials	$444,065	$182,202
Work-in-process	34,810	4,045
Finished goods	136,680	112,330
Reserve for obsolete inventory	(25,801)	(12,000)
Total	$589,754	$286,577

(4)   Basic and Diluted Net Loss Per Common Share

As a result of incurring net losses for the three and nine months ended September 30, 2005 and nine months ended September 30, 2004, both basic and diluted net loss per share for the periods are based on the weighted average number of common shares outstanding and the Galen Partners convertible promissory note. Unvested restricted stock, stock options and warrants are not included in the calculation of diluted net loss per common share for the periods because their inclusion would be antidilutive, thereby reducing the net loss per common share. At September 30, 2005, there were 1,502,562 unvested restricted shares and 244,250 common stock options and warrants outstanding with exercise prices ranging from $0.02 to $2.00 per share. For the nine months ended September 30, 2004, 6,242,440 options and warrants with exercise prices ranging from $0.02 to $2.00 per share were excluded from the calculation because they were antidilutive.

	For the three and nine months ended
	September 30, 2005	September 30, 2004
Options and warrants outstanding	244,250	6,242,440
Unvested restricted stock outstanding	1,502,562	—
Total securities excluded from net loss per share calculation	1,746,812	6,242,440

(5)   Commitments and Contingencies

Purchase Order Commitments

Due to the long lead-time of specialty needles and proprietary molded parts, which are critical components for the LiftLoc® and MiniLoc™ Safety Infusion Set product lines and the SecureLoc® Safety Introducer Needle, as of September 30, 2005 the Company had issued $510,319 in long-term purchase orders relating to these products. At December 31, 2004, the Company had $162,981 in long-term purchase order commitments.

Legal Proceedings

In December 2002, Becton Dickinson (“BD”) filed a lawsuit against Tyco Healthcare in the United States Court of the District of Delaware, asserting that Tyco Healthcare’s Monoject Magellan™ safety products infringe upon BD’s U.S. Patent No. 5,348,544 (‘544 Patent), titled “Single-Handedly Actuable Safety Shield for Needles.”

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

On October 26, 2004, a jury found in favor of BD that Tyco Healthcare’s Monoject Magellan™ safety products willfully infringed the ‘544 Patent and awarded damages of $4.4 million. On November 1, 2004, the court entered the judgment in favor of BD. Tyco Healthcare is challenging the jury finding in post-trial motions, and, if necessary, in an appeal. Tyco Healthcare developed the Monoject Magellan™ in conjunction with the Company. The Company is not a party to the patent infringement lawsuit.

Under the Kendall Agreement, Tyco Healthcare has the right to withhold from the Company up to fifty percent (50%) of royalties due as an offset against litigation expenses related to charges of infringement by a third party for the manufacture, use or sale of licensed product. This right continues during the period in which such litigation is pending. If, as a result of a judgment in the litigation or settlement with BD, Tyco Healthcare is required to pay a royalty and/or other monies to BD, Tyco Healthcare may thereafter deduct from the amount of royalties due the Company on unit sales of products alleged to infringe, an amount which is the lesser of all royalties and/or other monies paid by Tyco Healthcare to BD, or fifty percent (50%) of all royalty payments otherwise payable to the Company.

Based on information obtained during the fourth quarter of 2003 related to costs incurred by Tyco Healthcare, the Company recorded a liability of $1,300,000 at December 31, 2003, which amount was the Company’s estimate of the portion of costs associated with BD’s suit against Tyco Healthcare that Tyco Healthcare will withhold against the royalties due the Company through 2005. During the nine months ended September 30, 2005, Tyco withheld fifty percent of royalty payments due the Company, which amounts totaling $358,637 have been offset against the accrual. In the event litigation continues beyond 2005, the Company will incur additional costs related to this litigation. At September 30, 2005, the Company was not able to determine what additional amounts should be accrued. If Tyco Healthcare is unsuccessful in post-trial motions and on appeal, Tyco Healthcare may be prohibited from selling the Monoject Magellan™ safety products in their current form.

(6)   Income Taxes

When the Company has a year-to-date period with a pre-tax loss, no federal or state tax benefit is recognized since it is unlikely the Company will be able to realize the related tax benefit in the future.

(7)   Galen Partners Promissory Note

On March 7, 2005, Galen Partners agreed to a six-month extension of its $1,000,000 promissory note agreement through September 30, 2005 in exchange for the issuance of warrants to purchase 40,000 shares of the Company’s common stock at an exercise price of $0.02 per share. The Company had the right, at its sole option, to extend the agreement for an additional six-month period through March 31, 2006 for the issuance of warrants to purchase an additional 40,000 shares of the Company’s common stock at an exercise price of $0.02 per share. All other terms and conditions of the original agreement remain unchanged in the subsequent agreement. Valuing the warrants utilizing the Black-Scholes valuation model, the issuance of the 40,000 warrants resulted in deferred financing costs of $35,351 that will be amortized ratably over the three and one-half year term of the agreement.

On September 17, 2005, the Company elected to draw $500,000 against the promissory note, with the option to draw down the remaining $500,000 prior to March 31, 2006. Galen Partners agreed to extend the promissory note agreement for an additional six-month period without further consideration. The terms of the note provide that interest be paid at a rate of twelve percent (12%) per annum, with the interest being

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

paid semiannually on each July 1 and January 1 for so long as the note remains outstanding. The note has a maturity date of September 13, 2008, at which time any outstanding principal and accrued interest must be paid in full. The note also provides that the Company may prepay all or any portion of the outstanding principal amount at any time without penalty upon not less than five business days’ notice to Galen Partners. Galen Partners has the option to convert the entire outstanding principal amount due on the note into fully paid and nonassessable shares of common stock of the Company. The conversion price shall be 110% of the Company’s average closing share price as reported on NASDAQ or the OTC Bulletin Board for the twenty consecutive trading days prior to the date of issuance of the note.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of The Med-Design Corporation is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated the Company’s internal control over financial reporting as of December 31, 2004. In making this assessment, management used the framework established in Internal control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management has concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2004 because of the material weakness outlined below.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the financial statements would not be prevented or detected. Management has identified the following material weakness in connection with its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004:

The Company lacked effective controls over the processes and procedures involved in the application of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Long-Lived Assets” (“FAS 144”) in connection with the Company’s evaluation of the recoverability of acquired license rights. Specifically, in applying the impairment test for a long lived asset to be held and used, namely the acquired license rights, the Company analyzed future cash flows over a period that was less than the estimated useful life of the asset. Paragraph 18 of FAS 144 requires that the impairment test be based on all cashflows expected to result from the use and eventual disposition of the asset. The misapplication was identified by the Company’s independent registered public accountants as part of the year-end audit. As a result, the Company recorded adjustments in the consolidated financial statements for the year ended December 31, 2004 to reverse a previously recorded impairment charge. The adjustment related to the fourth quarter of 2004 and did not affect prior periods.

The Company’s independent auditors, BDO Seidman, LLP, have audited management’s assessment of the Company’s internal control over financial reporting. Their opinions on management’s assessment and the effectiveness of the Company’s internal control over financial reporting appear on the following page of this report.

/s/ DAVID R. DOWSETT	/s/ LAWRENCE D. ELLIS
Acting Chief Executive Officer	Chief Financial Officer
May 2, 2005

Report of Independent Registered Public Accounting Firm

Board of Directors
The Med-Design Corporation
Ventura, California

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that The Med-Design Corporation did not maintain effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Med-Design Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements of the Company will not be prevented or detected. The following material weakness was identified and included in management’s assessment:

The Company’s controls over the review of financial reporting did not operate effectively. This material weakness could have affected the Company’s ability to prepare annual or interim financial statements in accordance with GAAP and resulted in the misapplication of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Long-Lived Assets” (“SFAS 144”), in connection with the Company’s evaluation of the recoverability of acquired license rights in the fourth quarter of 2004. In applying the impairment test for this asset, the Company analyzed future cash flows over a period that was less than the estimated useful life of the asset. SFAS 144 requires that the impairment test be based on all cash flows expected to result from the use and eventual disposition of the asset. Undiscounted cash flows for the estimated useful life of the asset were greater than its carrying amount. Thus no impairment had occurred. This caused the Company to reverse a previously recorded impairment charge. This adjustment related to the fourth quarter of 2004 and did not affect prior periods.

This material weakness was considered in determining the nature, timing and extent of audit tests applied in our audit of the 2004 consolidated financial statements, and this report does not affect our report dated March 29, 2005 on those consolidated financial statements.

In our opinion, management’s assessment that The Med-Design Corporation did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, The Med-Design Corporation has not maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of The Med-Design Corporation as of December 31, 2004 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive loss, and cash flows for the year then ended, and our report dated March 29, 2005, except for the final paragraph of that report which is as of May 2, 2005, expressed an unqualified opinion.

/s/ BDO Seidman, LLP

Los Angeles, California
May 2, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of The Med-Design Corporation:

We have audited the accompanying consolidated balance sheet of The Med-Design Corporation (the “Company”) as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of The Med-Design Corporation’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated May 2, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ BDO SEIDMAN LLP
Los Angeles, California
March 29, 2005, except for the final paragraph, which is as of May 2, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of The Med-Design Corporation:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows present fairly, in all material respects, the financial position of The Med-Design Corporation and its subsidiaries (the “Company”) at December 31, 2003, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 5, 2004

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,964,388	$5,198,837
Available-for-sale securities	10,635,882	19,830,912
Trade receivables	386,979	655,056
Inventory	39,250	39,243
Prepaid expenses and other current assets	236,265	265,761
Total current assets	15,262,764	25,989,809
Property, plant, and equipment, net	714,477	782,872
Patents, net of accumulated amortization of $1,046,700 and $843,133 at December 31, 2004 and December 31, 2003, respectively	1,816,760	1,773,748
Acquired license rights, net of accumulated amortization of $297,622 at December 31, 2004	6,150,879	—
Goodwill	232,053	—
Total Assets	$24,176,933	$28,546,429
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term payable	$250,000	$—
Capital lease obligations	—	1,506
Accounts payable	458,122	451,110
Accrued compensation and benefits	111,912	162,740
Accrued professional fees	325,000	138,950
Other accrued expenses	68,742	27,466
Total current liabilities	1,213,776	781,772
Long-term payable, less current maturities	456,342	—
Total liabilities	1,670,118	781,772
Commitments and contingencies (Note 8)
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares outstanding	—	—
Common stock, $.01 par value, 30,000,000 shares authorized; 16,749,486 shares and 16,572,390 shares issued and outstanding as of December 31, 2004 and December 31, 2003, respectively	167,495	165,724
Additional paid-in capital	71,917,610	71,033,777
Accumulated deficit	(49,441,079)	(43,279,731)
Accumulated other comprehensive (loss) income	(137,211)	(155,113)
Total stockholders’ equity	22,506,815	27,764,657
Total Liabilities and Stockholders’ Equity	$24,176,933	$28,546,429

The accompanying notes are an integral part of these financial statements.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	YEAR ENDED DECEMBER 31,
	2004	2003	2002
Revenue
Product sales	$1,030,585	$168,471	—
Licensing royalties	742,922	658,254	474,325
Total revenue	1,773,507	826,725	474,325
Operating expense:
Product costs	1,469,581	153,953	—
General and administrative	5,441,572	5,927,713	6,602,420
Research and development	1,187,835	1,484,891	1,969,709
Total operating expenses	8,098,988	7,566,557	8,572,129
Loss from operations	(6,325,481)	(6,739,832)	(8,097,804)
Interest expense	(26,136)	(422)	(1,042)
Investment income	591,588	526,935	302,829
Realized gain (loss) on investments	(401,319)	166,830	(285,044)
Net loss	$(6,161,348)	$(6,046,489)	$(8,081,061)
Basic and diluted loss per common share	$(0.37)	$(0.42)	$(0.67)
Weighted average common shares outstanding	16,712,934	14,282,613	12,116,143

The accompanying notes are an integral part of these financial statements.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE LOSS

	Common Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Unrealized Gains & Loss on Available- For-Sale Securities	Stockholders’ Equity	Comprehensive Income (Loss)
Balance December 31, 2001	10,963,386	$109,634	$36,869,326	$(29,152,181)	$56,780	$7,883,559	$(3,996,130)
Issuance of common stock in connection with exercise of stock options and warrants	103,784	1,038	252,046			253,084
Issuance of common stock in connection with private placement, net	1,326,260	13,262	14,179,178			14,192,440
Issuance of stock in connection with employment agreements	126,368	1,264	(1,264)
Stock based compensation			1,783,863			1,783,863
Change in unrealized gains (loss) on Available-for-sale- securities					5,951	5,951	5,951
Net loss				(8,081,061)		(8,081,061)	(8,081,061)
Balance December 31, 2002	12,519,798	$125,198	$53,083,149	$(37,233,242)	$62,731	$16,037,836	$(8,075,110)
Issuance of common stock in connection with exercise of stock options and warrants	320,900	3,209	594,590			597,799
Issuance of common stock in connection with private placement, net	3,598,844	35,989	15,874,080			15,910,069
Issuance of stock in connection with employment agreements	126,368	1,263	(1,263)
Issuance of stock in connection with private investor loan	6,480	65	(65)
Stock based compensation			1,483,286			1,483,286
Change in unrealized gains (loss) on Available-for-sale- securities					(217,844)	(217,844)	(217,844)
Net loss				(6,046,489)		(6,046,489)	(6,046,489)
Balance December 31, 2003	16,572,390	$165,724	$71,033,777	$(43,279,731)	$(155,113)	$27,764,657	$(6,264,333)
Issuance of common stock in connection with exercise of stock options and warrants	50,300	503	163,203			163,706
Issuance of stock in connection with employment agreements	59,702	597	(597)			—
Stock based compensation			471,898			471,898
Issuance of stock in connection with Huber purchase	67,094	671	249,329			250,000
Change in unrealized gains (loss) on Available-for-sale-securities					17,902	17,902	17,902
Net loss				(6,161,348)		(6,161,348)	(6,161,348)
Balance December 31, 2004	16,749,486	$167,495	$71,917,610	$(49,441,079)	$(137,211)	$22,506,815	$(6,143,446)

The accompanying notes are an integral part of these financial statements.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEAR ENDED DECEMBER 31,
	2004	2003	2002
Cash flows from operating activities:
Net loss	$(6,161,348)	$(6,046,489)	$(8,081,061)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	735,776	420,333	511,307
Amortization of discount on long-term payable	25,530	—	—
Loss (gain) from sale of available-for-sale securities	401,319	(166,830)	285,044
Loss on disposal of fixed assets	5,382	—	—
Default of related party note	—	250,000	—
Stock-based compensation	471,898	1,483,286	1,783,863
Changes in operating assets and liabilities:
Trade receivable	268,077	(511,468)	—
Prepaid expenses and other current assets	7,496	(119,059)	(274,376)
Inventory	89,993	—	—
Accounts payable	7,012	160,335	92,634
Accrued expenses	176,498	(327,377)	495,079
Net cash used in operating activities	(3,972,367)	(4,857,269)	(5,187,510)
Cash flows from investing activities:
Purchase of property and equipment	(88,077)	(439,371)	(292,084)
Additions to patents	(246,578)	(293,191)	(148,577)
Notes receivable—related party	—	—	(525,000)
Repayment of note receivable—related party	—	—	275,000
Investments in available-for-sale securities	(8,735,936)	(16,579,932)	(12,125,034)
Sale of available-for-sale securities	17,547,549	8,946,176	5,089,772
Acquisition of business	(5,901,240)	—	—
Net cash provided by (used in) investing activities	2,575,718	(8,366,318)	(7,725,923)
Cash flows from financing activities:
Capital lease payments	(1,506)	(2,574)	(12,726)
Warrants and stock options exercised	163,706	597,799	253,084
Proceeds from private placement, net	—	15,910,069	14,192,440
Net cash provided by financing activities	162,200	16,505,294	14,432,798
Increase (decrease) in cash and cash equivalents	(1,234,449)	3,281,707	1,519,365
Cash and cash equivalents, beginning of period	5,198,837	1,917,130	397,765
Cash and cash equivalents, end of period	$3,964,388	$5,198,837	$1,917,130
Cash paid during the period:
Interest paid	$26,135	$422	$1,042
Taxes paid	46,681	59,099	9,435
Non-cash investing and financing activities:
Change in unrealized (loss) gain on available-for-sale securities	17,902	(217,844)	5,951
Advances for purchase of fixed assets transferred from Prepaid Assets to Property and Equipment	22,000	234,645	—
Acquired business (note 5):
Non-cash consideration:
Fair value of common stock issued	250,000	—	—
Liability—additional purchase consideration	680,812	—	—

The accompanying notes are an integral part of these financial statements.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   NATURE OF BUSINESS

The Med-Design Corporation and its subsidiaries (“Med-Design” or the “Company”) are principally engaged in the design, development and licensing and contract manufacture of safety medical devices intended to reduce the incidence of accidental needlesticks. Each safety medical device the Company designs and develops incorporates the Company’s proprietary needle retraction technology. The Company’s technology enables health care professionals to retract a needle into the body of the medical device for safe disposal without any substantial change in operating technique. Med-Design’s product technology generally can be categorized into the following five groups: hypodermic syringes used to inject drugs and other fluids into the body; fluid collection devices used to draw blood or other fluids from the body; injectors used to inject drugs and other fluids into the body from a pre-filled cartridge, vial or capsule; infusion therapy devices used to provide access to patients’ vessels; and specialty safety devices for needle based and other applications.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION:

The accompanying consolidated financial statements include the accounts of The Med-Design Corporation and its wholly-owned subsidiaries, MDC Investment Holdings, Inc. and MDC Research Ltd. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS:

Med-Design considers all bank depository cash accounts with initial maturities of three months or less to be cash equivalents.

CONCENTRATIONS OF CREDIT RISK:

Financial instruments which potentially subject Med-Design to concentration of credit risk, consist principally of cash and available-for-sale-securities. At times, Med-Design’s cash balances exceed FDIC insurance limits. The Company invests cash balances in financial institutions with high credit ratings.

Med-Design invests in high credit quality financial instruments and, through diversification, attempts to limit the extent of credit exposure on available-for-sale-securities.

The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary, but generally does not require collateral. Revenue and accounts receivable from significant customers representing 10% of total revenues were as follows:

	As of and for the year ended December 31,
	2004		2003		2002
	% of Revenue	% of A/R, Net	% of Revenue	% of A/R, Net	% of Revenue	% of A/R, Net
Company A	45.1	37.4	—	—	—	—
Company B	37.4	48.7	66.3	—	66.3	9.0
Company C	4.4	1.1	33.7	100	33.7	91.0

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

AVAILABLE-FOR-SALE-SECURITIES:

Med-Design’s investments are classified as available-for-sale securities and accordingly, any unrealized holding gains or losses, net of taxes, are excluded from income and recognized as a separate component of stockholders’ equity until realized. Investments in marketable securities are made consistent with Med-Design’s investment guidelines as developed by management and approved by the board of directors. Available-for-sale securities are reported at fair value, based on quoted market prices, with the net unrealized gain or loss reported as a component of “Accumulated other comprehensive income (loss)” in stockholders’ equity.

The Company records an impairment charge when it believes an investment has experienced a decline in value that is other-than-temporary. In determining if a decline in market value below cost for a publicly traded security is other-than-temporary, the Company evaluates the relevant market conditions, offering prices, trends of earnings, price multiples and other key measures. When a decline in value is deemed to be other-than-temporary, the Company recognizes an impairment loss in the current period to the extent of the decline below the carrying value of the investment. Factors involved in the determination of potential impairment include for value as compared to amortized cost, length of time the value has been below amortized cost, credit worthiness of the issuer, forecasted financial performance of the issuer, position of the security in the issuer’s capital structure, the presence and estimated value of collateral or other credit enhancement, length of time to maturity, interest rates and our intent and ability to hold the security until the market value recovers.

Adverse changes in market conditions or poor operating results of underlying investments could result in additional other-than-temporary losses in future periods.

PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment are carried at cost. Significant additions or improvements extending the assets’ useful lives are capitalized. When property, plant and equipment are sold, retired or otherwise disposed of, the applicable costs and accumulated depreciation are removed from the accounts and the resulting gain or loss recognized.

Depreciation is computed by the straight-line method, utilizing rates based upon the estimated service life of the various classes of assets. Leasehold improvements are depreciated over the remaining lease term or asset life if shorter.

SEGMENT REPORTING

Segment Reporting: SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information” requires a business enterprise, based upon a management approach, to disclose financial and descriptive information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. The Company has one business segment, which consists of the design, development and licensing and contract manufacture of safety medical devices.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

IMPAIRMENT OF LONG-LIVED ASSETS:

The Company evaluates the recoverability of long-lived assets except for goodwill and the related estimated remaining lives at each balance sheet date. An impairment or change in useful life would be recorded whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed in accordance with SFAS No. 144, “Accounting for the Impairment of Disposal of Long-Lived Assets.”

During the years ended December 31, 2004, 2003 and 2002 there were no impairments of long-lived assets.

PATENTS:

Patents, patent applications, and patent rights are stated at acquisition costs. The weighted-average amortization period for patents acquired was 16 years, 17 years and 18 years for the years ended December 31, 2004, 2003 and 2002, respectively. Amortization of patents is recorded by the straight-line method over the estimated useful lives of the patents, not to exceed the legal life. Patent amortization expense for the years ended December 31, 2004, 2003 and 2002 was $203,567, $184,058, and $172,536, respectively. The estimated aggregate amortization expense for 2005 through 2010 is $209,809 per year.

INVESTMENT IN ACQUIRED LICENSE RIGHTS:

On April 1, 2004, Med-Design acquired the assets of the Safety Huber Needle business of Luther Needlesafe Products, Inc., which has been accounted for as an acquisition of a business in accordance with Statement of Financial Accounting Standards No. 141 with the guidance in “EITF 98-3”, Determining Whether a Non-monetary Transaction Involves Receipt of Production Assets or of a Business. The Company amortizes acquired license rights over 16 years, which represents both the term of the underlying sublicense agreement and expiration date of the related patent. Amortization expense for the acquired license rights was $297,623 for the year ended December 31, 2004. The estimated aggregate amortization expense for 2005 through 2010 is $396,828 per year.

GOODWILL RESULTING FROM BUSINESS ACQUISITION:

The Company accounts for goodwill in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142. SFAS No. 142 addresses the accounting and reporting of goodwill subsequent to its acquisition. SFAS No. 142 provides that goodwill will no longer be amortized. Goodwill of a reporting unit is tested for impairment on an annual basis or between annual tests if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying amount.

REVENUE RECOGNITION:

Fees received in connection with the entry into licensing contracts for the Company’s patented, proprietary products are recorded as revenue following the execution of a binding agreement, and when the Company has fulfilled its obligations under the arrangement or when Med-Design’s only remaining obligation is to maintain and defend the licensed patent rights.

Royalties received on licensed products which are based on the licensee’s product volume are recorded as revenue in the period when the royalty payments are earned. Minimum contractual royalty

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

payments related to licensed products are recorded as revenue during the period to which the minimum payments relate.

Revenues from the sale of the Safety Dental Needle are recorded upon acknowledgement of receipt of the product by our distributor, Sultan Chemists. Title and risk of loss are the Company’s obligation until acknowledgement by the customer per the contract.

Revenues from the sale of the Safety Huber Needle are recorded upon shipment of the product to the Company’s distributor. Title and risk of loss are the buyer’s obligation upon shipment per contract.

Sales returns and allowances are recorded as an adjustment of revenue when they occur. Med-Design historically has experienced an immaterial number of returns and does not believe that experience affects its revenue recognition at this time.

ACCOUNTS RECEIVABLE:

Med-Design does not believe an allowance for doubtful accounts is necessary. Historically, the Company has collected 100% of its outstanding receivables. The majority of Med-Design’s receivables have historically been related to royalty revenue with manufacturing companies and large distributors that have substantial financial means and a history of timely payment to the Company.

PRODUCT COST:

Product cost includes direct expenditures for material, packaging, sterilization, freight, amortization of investment in acquired license rights and consulting expense related to the acquisition of the Safety Huber Needle business. The Company also allocates some of its overhead (labor, use of facilities and depreciation) to product cost.

INCOME TAXES:

Med-Design accounts for income taxes under the asset and liability method in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded for deferred tax assets where it appears more likely than not that the Company will not be able to recover the deferred tax asset.

RESEARCH AND DEVELOPMENT:

Expenditures relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred.

STOCK BASED COMPENSATION:

The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and the Financial Accounting Standards Board Interpretation No. 44,

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

“Accounting for Certain Transactions Involving Stock Compensation,” in accounting for its stock plans. The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Had compensation expense for Med-Design’s Stock Option Plan been recorded based on the fair value of the options and warrants at the grant dates in 2004, 2003 and 2002, consistent with the provisions of SFAS 123, Med-Design’s net loss and net loss per share would have reflected the pro forma amounts indicated below.

	FOR THE YEARS ENDED DECEMBER 31,
	2004	2003	2002
Net loss—as reported	$(6,161,348)	$(6,046,489)	$(8,081,061)
Total stock-based employee compensation expense included in reported net loss	471,898	1,483,286	1,783,863
Total stock-based employee compensation expense determined under fair-value based method for all awards	(1,715,048)	(4,317,862)	(6,794,591)
Pro forma net loss	$(7,404,498)	$(8,881,065)	$(13,091,789)
Net loss per share:
Basic and diluted loss per share—as reported	$(0.37)	$(0.42)	$(0.67)
Basic and diluted loss per share—pro forma	$(0.44)	$(0.62)	$(1.08)

The fair value of each option or warrant grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during the years ended December 31, 2004, 2003 and 2002: dividend yield of 0.00%; expected volatility of 98.15% to 101.00%, expected live of 5 years and range of risk free interest rate from 3.376% to 4.00% in 2004; dividend yield of 0.00%; expected volatility of 97.76% to 100.97%, expected live of 9 years and range of risk free interest rate of 1.00% to 2.00% in 2003: dividend yield of 0.00%; expected volatility of 98.15% to 109.22%, expected lives of 8 years and range of risk free interest rate of 2.00% to 3.00% in 2002

ESTIMATES UTILIZED IN THE PREPARATION OF FINANCIAL STATEMENTS:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

COMPREHENSIVE INCOME (LOSS):

Comprehensive income (loss) consists of net income and other gains and losses affecting shareholders’ equity that, under accounting principles generally accepted in the United States of America, are excluded from net income (loss). Such items consist of unrealized gains and losses on marketable equity investments.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

NEW ACCOUNTING PRONOUNCEMENTS:

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 151 “Inventory Costs—An Amendment of ARB No. 43, Chapter 4.” SFAS 151 amends the guidance in ARB No. 43, Chapter 4 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 is not expected to have a material effect on the Company’s financial condition or results of operations.

In December 2004, the FASB issued SFAS 153. “Exchanges of Non-monetary Assets—an amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 amends APB Opinion 29 to eliminate the similar productive asset exception and establishes that exchanges of productive assets should be accounted for at fair value, rather than at carryover basis unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits, (2) the transaction is an exchange transaction to facilitate sales to customers, or (3) the transaction lacks commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS 153 are effective for non-monetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material effect on the Company’s financial condition or results of operations.

In December 2004, the FASB issued SFAS 123R, “Share-Based Payment”. SFAS 123R establishes that employee services received in exchange for share-based payment result in a cost that should be recognized in the income statement as an expense when the services are consumed by the enterprise. It further establishes that those expenses be measured at fair value determined as of the grant date. The provisions of SFAS 123R will become effective in the first quarter of 2006. The Company previously applied Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and the Financial Accounting Standards Board Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation” in accounting for its stock plans. The Company had adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation.” The adoption of SFAS 123R is expected to increase stock-based compensation. The Company is currently assessing the impact of the accounting standard on the Company’s results of operations and financial position.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.   AVAILABLE-FOR-SALE SECURITIES

Gross unrealized gains and losses on available-for-sale securities as of December 31, 2004 and 2003 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
2004
US government and agency securities	$8,384,342	$—	$(66,297)	$8,318,045
Corporate debt securities	2,388,751	—	(70,914)	2,317,837
Total	$10,773,093	$—	(137,211)	$10,635,882
2003
US government and agency securities	$17,455,913	$—	$(107,308)	$17,348,605
Corporate debt securities	2,528,993	—	(48,422)	2,480,571
Publicly-traded corporate equity securities	1,119	617	—	1,736
Total	$19,986,025	$617	$(155,730)	$19,830,912

Gross unrealized losses on U.S. government and agency securities had been in a continuous loss position for less than 12 months as of December 31, 2004 and 2003.

Net unrealized gains and losses on available-for-sale securities consists of the following:

	FOR THE YEARS ENDED DECEMBER 31,
	2004	2003	2002
Unrealized holding gains (losses) during the period	$419,221	$(384,674)	$290,995
Less: reclassification adjustment for gains (losses) included in net loss	(401,319)	166,830	(285,044)
Net gains (losses) on available-for-sale securities	$17,902	$(217,844)	$5,951

Investment income for the years ended December 31, 2004, 2003 and 2002 was $591,886, $526,935 and $349,204 respectively.

At December 31, 2002, Med-Design held 235,442 shares of Enpath Medical Inc. common stock valued at $1,989,502 and included in available-for-sale securities at December 31, 2002.

In accordance with FSAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and consistent with the Company’s accounting policy for marketable equity securities, in the fourth quarter of fiscal 2002, the Company determined that the decline in the fair value of its investment in Enpath Medical Inc. stock (which was received as part of a development and licensing agreement in 2001) was other than temporary. Accordingly, the Company established a new basis of $448,078 for the portion of the investment that was purchased for more than $8.45 per share, equivalent to its fair market value at December 31, 2002. As a result, the Company realized a loss of $331,419. During 2003, Med-Design liquidated all but 132 shares of its remaining holdings in Enpath Medical Inc. common stock at a gain of $108,821.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.   AVAILABLE-FOR-SALE SECURITIES (Continued)

During 2004, Med-Design liquidated its remaining holdings in Enpath Medical Inc. common stock at a gain of $631. The Company realized losses totaling $423,313 from sales of fixed income securities throughout 2004. The Company sold these fixed income securities, which yielded lower rates of interest, to avoid further deterioration of its portfolio in a rising interest market.

4.   PROPERTY, PLANT AND EQUIPMENT

Balances of major classes of assets and accumulated depreciation and amortization at December 31, 2004 and 2003 are as follows:

	ESTIMATED USEFUL LIVES IN YEARS	2004	2005
Leasehold improvements	Life of lease	$199,921	$199,921
Machinery and equipment	5-7	1,601,308	1,496,940
Office furniture & fixtures	7	312,201	312,201
Computer equipment & software	2-5	174,922	140,115
		2,288,352	2,149,177
Less: Accumulated depreciation and amortization		(1,573,875)	(1,366,305)
		$714,477	$782,872

Depreciation and amortization expense was $234,585, $236,274, and $338,771 for the years ended December 31, 2004, 2003 and 2002, respectively.

5.   INVESTMENT IN ACQUIRED LICENSE RIGHTS

ACQUISITION OF A BUSINESS

On April 1, 2004, the Company acquired the assets of the Safety Huber Needle business of Luther Needlesafe Products, Inc. The Company paid $5.6 million in cash, $250,000 in the Company’s common stock (67,094 shares valued at $3.73 per share, which was the average of the reported closing prices of the Company’s common stock on the Nasdaq National Market for the 10 trading days preceding the date of the acquisition) and $750,000 to be paid in cash or, at the Company’s option, in the Company’s common stock at $250,000 each April 1 over the next three years. The three-year payment arrangement was valued at its discounted present value of $680,812. The purchase price of the acquired business was thus $6,832,052, inclusive of costs related to the acquisition of $301,240. Results of operations for the Safety Huber Needle business are included in the Company’s income statement effective April 1, 2004. The Low Profile Safety Huber, the version of the Safety Huber Needle product, marketed by the Company and used for the delivery of chemotherapeutic agents, was launched in the U.S. in October 2003. This acquisition expands the Company’s safety product line, provides an additional contract manufacturing capability and an established distribution channel for the Company’s portfolio products. Based on research conducted on the Company’s behalf, the market for this product is expanding and the Company believes that through its internal sales efforts, it could secure a reasonable percentage of the market. See also Note 8.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.   INVESTMENT IN ACQUIRED LICENSE RIGHTS (Continued)

SAFETY HUBER NEEDLE BUSINESS TRANSACTION SUMMARY

Purchase price:
Cash	$5,901,240
Stock	250,000
Liability—additional purchase consideration	680,812
$6,832,052
Allocated as follows:
Inventory	$90,000
Property and Equipment	61,498
Acquired license rights	6,448,501
Goodwill	232,053
$6,832,052

The acquired license rights are being amortized over the remaining patent life of approximately 16 years. The life of the patent is also the life of the sublicense agreement. Goodwill is expected to be a non-taxable deduction.

The following unaudited pro forma information presents the combined results of operations of the Company and the Safety Huber Needle business for the years ended December 31, 2004 and 2003 as if the acquisition had occurred on January 1, of each year and January 1, 2004.

PRO FORMA STATEMENT OF OPERATIONS DATA
FOR THE YEAR ENDED DECEMBER 31, 2004

	Historical
	The Med-Design Corporation	Safety Huber Needle Business	Pro Forma Adjustments		Pro Forma
Revenue	$1,773,507	$257,404	$—		$2,030,911
Net loss	$(6,161,348)	$(2,432,461)	$1,890,668	(a)	$(6,703,141)
Basic and diluted loss per common share	$(0.37)				$(0.40)
Basic and diluted weighted average common shares outstanding	16,712,934		16,865		16,729,799

(a)    Net loss was adjusted for pro forma purposes to recognize the effect of the difference between historical costs of the business and the costs attributable to the recorded values of assets and liabilities following the acquisition and bonuses, interest and shares issued to effect the acquisition. Those net loss decreases (increases) were:

Executive Bonuses	$1,992,000	(1)
Depreciation/Amortization	(93,156)
Interest Expense	334	(2)
Amortization of discount on long-term payable	(8,510)
	$1,890,668

(1)   Represents bonuses to Luther executives resulting from the disposition of the assets related to the Low Profile Huber Needle business.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.   INVESTMENT IN ACQUIRED LICENSE RIGHTS (Continued)

(2)   Represents interest paid by Luther related to the Huber Needle.

PRO FORMA STATEMENT OF OPERATIONS DATA
FOR THE YEAR ENDED DECEMBER 31, 2003

	Historical
	The Med-Design Corporation	Safety Huber Needle Business	Pro Forma Adjustments		Pro Forma
Revenue	$826,725	$718,909	$—		$1,545,634
Net loss	$(6,046,489)	$(254,790)	$(537,587	)(a)	$(6,838,866)
Basic and diluted loss per common share	$(0.42)				$(0.48)
Basic and diluted weighted average common shares outstanding	14,282,613		67,094		14,349,707

(a)           Net loss was adjusted for pro forma purposes to recognize the effect of the difference between historical costs of the business and the costs attributable to the recorded values of assets and liabilities following the acquisition and interest and shares issued to effect the acquisition. Those net loss (increases) decreases were:

Depreciation/Amortization	$(551,025)
Interest Expense	47,478 (1)
Amortization of discount on long-term payable	(34,040)
$(537,587)

(1)          Represents interest paid by Luther related to the Huber Needle.

6.   SHORT-TERM BORROWINGS

At December 31, 2004, Med-Design had a $3,000,000 revolving line of credit at Wachovia Bank under which borrowings would be collateralized by substantially all the assets of the Company. This facility can be used to fund working capital needs and finance capital equipment purchases; however, advances for the capital equipment financing may not exceed $600,000. Any borrowing to meet working capital needs will bear interest at LIBOR plus 2.25%, while borrowings to finance capital equipment purchases will bear interest at the prime rate plus 2.5%. There were no borrowings under this facility during 2004 and 2003. The Wachovia facility expires on May 31, 2005.

On March 29, 2005, the Company established an additional revolving line of credit under which the Company may borrow up to $3,000,000 with U.S. Bank. The facility is collateralized by the Company’s investments in U.S. Bank. Any borrowing would bear interest at LIBOR plus 1.75%. There are no financial covenants. The facility expires on March 29, 2006 and there is no assurance that the Company will be successful in negotiating a continuation of the availability of the line of credit or terms that will be available to the Company. There are no amounts outstanding under the agreement.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.   CAPITAL LEASE OBLIGATIONS

The Company entered into certain capital lease obligations with interest at 12.66% per annum and monthly payments of $243. The capital lease obligations were satisfied in 2004.

8.   COMMITMENTS AND CONTINGENCIES

Med-Design leases a building, office space, and office equipment under non-cancelable operating leases that expire at various times through 2008.

Total rent expense under all operating leases for years ended December 31, 2004, 2003 and 2002 was $197,260, $182,131 and $164,422, respectively.

The aggregate amount of minimum future lease payments at December 31, 2004, which have remaining non-cancelable lease terms in excess of one year is as follows:

2005	$196,874
2006	197,233
2007	202,268
2008	155,089
$751,464

In August 2000, Med-Design’s stockholders approved the issuance of a warrant to purchase 50,000 shares of common stock at an exercise price of $6.26 per share and the issuance of 125,000 shares of common stock to John F. Kelley, at the time a director of the Company, in connection with the performance of consulting services. The compensation arrangement was approved, subject to the conclusion of negotiations of Mr. Kelley’s contract. The Company is unable to predict whether it will be able to negotiate a compensation arrangement with Mr. Kelley or the ultimate impact on its financial condition or results of operations.

The Company maintains employment agreements with its officers. The agreements range from a period of three to four years. Although there are conditions under which these agreements can be terminated before expiration, the Company, at December 31, 2004, has a future compensation commitment of $570,152 with respect to employment agreements.

The Company agreed to purchase inventory related to its dental injector syringes from Owens-Illinois, Inc. The inventory will be purchased in 2005 at a cost of approximately $194,000.

The Company, in an effort to reduce costs related to Safety Huber Needle production costs, agreed to purchase raw materials from PEDI, the Company’s contract manufacturer, that it had already purchased on the Company’s behalf. The raw materials will be purchased in 2005 at a cost of approximately $392,000. The Company had previously purchased inventory from PEDI at a 15% mark up.

In conjunction with the acquisition of the Safety Huber Needle business (Note 5), the Company entered into a four year consulting agreement with the seller that provides for quarterly payments of $25,000. Related costs are charged to product costs and expenses.

On October 14, 2004, James M. Donegan resigned as President and Chief Executive Officer of Med-Design. Mr. Donegan and the Company executed a Separation Agreement and Release on October 14, 2004. Pursuant to the agreement, Mr. Donegan will make himself available on a part-time

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.   COMMITMENTS AND CONTINGENCIES (Continued)

basis for consultation with the Company. In connection with the consulting agreement, the Company will pay Mr. Donegan an aggregate of $497,275, of which $321,512 will be paid in bi-weekly installments from October 14, 2004 through November 15, 2005 and the remaining balance of $150,971 will be paid in bi-weekly installments from November 15, 2005 to November 14, 2006. In addition, until November 15, 2005, the Company will provide medical and life coverage for Mr. Donegan or, if such coverage is not permitted or would affect the tax status of the plans, the Company will pay any required premiums under the Consolidated Omnibus Budget Reconciliation Act (COBRA). The Company will accrue these amounts as the consulting services are provided by Mr. Donegan. The Company also accelerated vesting of options to purchase 120,000 shares of Company common stock at an exercise price of $3.25 per share, and granted options to purchase 30,000 shares of common stock at an exercise price of $0.92 per share. The Company also agreed to continue to pay, through April 30, 2005, $2,500 per month to cover Mr. Donegan’s rent and utilities, and agreed to provide all benefits accrued or earned as of the date of the agreement.

9.   LICENSING REVENUES

Becton Dickinson is the principal licensee of Med-Design’s patented product technology. Under the December 11, 1998 license agreement, Becton Dickinson licensed certain of Med-Design’s product technology in the fields of blood collection and infusion therapy and obtained an option to license additional product technology. The Company granted BD the exclusive worldwide rights to manufacture and market our patented product technology.

On March 12, 2000, Med-Design signed a binding term letter with Becton Dickinson for the syringe outlining the terms for a definitive agreement pursuant to which Becton Dickinson would license the products subject to the option to license. Med-Design recorded as revenue $1.5 million in the form of an up-front licensing fee upon the signing of the binding term letter. On May 11, 2000, Med-Design entered into a definitive license agreement with Becton

Dickinson based upon the terms of the March 12, 2000 binding term letter pursuant to which Med-Design received, and recorded as revenue, an additional $2.5 million in up-front licensing fees and the right to receive royalty payments based on Becton Dickinson’s net sales of the products licensed under such agreement for the remaining life of the underlying patents.

Enpath Medical Inc., formerly Medamicus, Inc., is also a licensee of Med-Design’s patented products. On September 25, 2000, Med-Design entered into a development and licensing agreement granting Enpath a license to market and manufacture the Company’s Safety Seldinger Introducer Needle for certain venous applications. Under the terms of the agreement, Med-Design receives royalty payments based on the net sales of the Safety Seldinger Introducer Needle by Enpath. Royalties from this product were approximately $120,000 in 2003 and declined to approximately $78,000 in 2004. Enpath’s major customer decided to use a non-safety version of Seldinger and sales declined significantly.

On September 7, 2001, Med-Design entered into an Addendum (“the Addendum”) to the development and licensing agreement with Enpath Medical Inc. The Addendum grants Enpath Medical Inc. an exclusive license to manufacture and market the Company’s Safety Seldinger Introducer Needle in the arterial access market. Under the terms of the Addendum, Med-Design received an initial payment of $2,000,000, $1,000,000 of which was paid in 68,027 shares of Enpath Medical Inc. common stock valued at the closing price on the date the Company entered into the Addendum and $1,000,000 of which was paid in cash on October 15, 2001. The Company recorded this amount as an up-front payment of licensing fees. In

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.   LICENSING REVENUES (Continued)

addition, Med-Design is entitled to receive royalties of 20% of net sales of the product, which royalty rate may be reduced to 17% if certain sales volumes are met. The agreement is in effect for the remaining life of the underlying patents.

On December 29, 2004, Med-Design entered into Addendum Number Two, dated as of December 27, 2004, to the development and licensing agreement with Enpath to eliminate the minimum purchase amount required in 2004 for Enpath to maintain exclusivity under the development and licensing agreement. In consideration for the Company executing Addendum Number Two, Enpath agreed to negotiate exclusively with the Company until April 30, 2005 for the potential sale of Enpath’s safety needle business.

10.   BASIC AND DILUTED EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted loss per share (EPS):

	LOSS	WEIGHTED AVERAGE SHARES OUTSTANDING	EPS
2004
Basic and diluted EPS
Net loss applicable to common stockholders	$(6,161,348)	16,712,934	$(0.37)
2003
Basic and diluted EPS
Net loss applicable to common stockholders	$(6,046,489)	14,282,613	$(0.42)
2002
Basic and diluted EPS
Net loss applicable to common stockholders	$(8,081,061)	12,116,143	$(0.67)

Options, warrants and unvested stock grants to purchase 3,670,076, 3,745,827, and 2,611,619 shares of Med-Design’s common stock as of December 31, 2004, 2003 and 2002, respectively were not included in computing diluted earnings per share as the effect of these instruments is anti-dilutive.

11.   STOCKHOLDERS’ EQUITY

COMMON STOCK

On March 25, 2002, Med-Design completed a private equity placement of the Company’s common stock. Med-Design sold 1,326,260 shares of its common stock at a price per share of $11.31, or an aggregate of $15,000,000. The net proceeds to the Company after the issuance costs were approximately $14,200,000.

On August 1, 2003, the Company completed a private equity placement of its common stock in which the Company sold an aggregate of 3,598,844 shares of its common stock at a price per share of $4.64, or an aggregate of $16,698,636. In addition, the Company sold to each purchaser in the private equity placement warrants to purchase an aggregate of 1,199,607 shares of its common stock. The exercise price of the warrant is $6.03 per share. The net proceeds to the Company after giving effect to issuance costs were approximately $16,000,000.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.   STOCKHOLDERS’ EQUITY (Continued)

In connection with the private equity placement, Med-Design granted the placement agent a five-year warrant to purchase 233,925 shares of Med-Design common stock at an exercise price of $6.03 per share. The fair value of this warrant was calculated as $1,055,844 using the Black-Scholes valuation model in accordance with SFAS 123 and was recorded as issuance costs.

12.   STOCK OPTION PLANS

In 1995, Med-Design adopted a Non-Qualified Stock Option Plan (“Stock Option Plan”), which provides for the grant of 1,000,000 (as adjusted to reflect a 2 for 1 stock split effective February 12, 1996) options to directors, officers and employees of the Company. Under the Stock Option Plan, the exercise price of each option may not be less than the fair market value (as of the date of grant) of the Company’s common stock and the term of each option may be no more than 10 years from the date of grant. Additionally, the Stock Option Plan provides for the annual issuance of options for the purchase of 10,000 shares of common stock to each non-employee director.

Options granted to employees under the Stock Option Plan vest at a rate of 20% or 33 1/3% per year and expire either, in five, seven or ten years from the date of grant. Certain option grants include accelerated vesting provisions based upon achieving stock trading values or earnings per share. Options granted to Directors expire at the end of five years and vest one year from the date of grant.

On June 11, 2001, the board of directors adopted the 2001 Equity Compensation Plan, the “2001 Plan”. The 2001 Plan provides for the grant of 1,690,000 shares to directors, officers and employees of the Company and is administered by the Company’s Compensation Committee. The Compensation Committee has the authority to (i) determine the individuals to whom grants will be made under the 2001 Plan; (ii) determine the type, size and terms of each grant; (iii) determine the time when grants will be made and the duration of any applicable exercise or restriction period; (iv) amend the terms of any previously issued grant; and (v) deal with any other matters arising under the Plan.

As of December 31, 2004 there were 24,822 shares available for future grants which may be applied to either plan.

On October 10, 2002, Med-Design issued a stock option to purchase 29,297 shares of common stock to a consultant at an exercise price of $3.25 per share. The stock option vests as to 14,648 shares per year on each of the first two anniversaries of the date of the grant, and expires on October 10, 2007 and 2009. The stock option remained unexercised at December 31, 2004.

On September 22, 2003, Med-Design issued a stock option to purchase 25,000 shares of common stock to a consultant at an exercise price of $4.52 per share. The option vests as to one half of the underlying shares per year on each of the first two anniversary dates and expire on September 22, 2013. The stock option remained unexercised at December 31, 2004.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12.   STOCK OPTION PLANS (Continued)

On September 22, 2003, Med-Design issued a stock option to purchase 25,000 shares of common stock to a director of the Company at an exercise price of $4.52 per share for consulting services. The stock option vests on September 22, 2009 and expires on September 22, 2013. Vesting is accelerated upon the completion of certain specific events related to the financial performance of the Company. The accelerated vesting provisions of this option have not been met. The stock based compensation expense associated with these options is amortized over the vesting period. If the provisions of the accelerated vesting are met, the option will fully vest, and Med-Design will recognize the remaining unamortized stock based compensation expense in the period in which full vesting occurs. The stock option remained unexercised at  December 31, 2004.

Activity under the employee stock option plans during the years ended December 31, 2004, 2003 and 2002 is as follows:

	2004		2003		2002
Options	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Granted	190,000	$1.08	327,794	$4.69	817,296	$6.68
Exercised	(300)	3.25	(20,900)	1.53	(37,400)	2.19
Forfeited	—	—	(146,850)	13.64	(54,320)	16.71
Expired	(70,749)	9.93	—	—	—	—
Outstanding at end of year	2,104,544	$8.24	1,985,593	$8.99	1,825,549	$9.97
Options exercisable at year-end	1,716,146	$8.62	1,219,114	$10.00	912,088	$9.56
Option price range at end of year	$0.92 to $17.97		$1.56 to $17.97		$0.81 to $17.97
Weighted-average fair value of options granted during year	$0.53		$4.12		$5.66

The following table summarizes information regarding employee stock options outstanding at December 31, 2004:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
Range of Exercise Prices	Number Outstanding at December 31, 2004	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Outstanding at December 31, 2004	Weighted- Average Exercise Price
$0.92 to $3.90	693,500	7.0	$2.59	573,500	$2.44
$4.14 to $8.48	515,672	6.6	$6.29	331,341	$6.28
$11.01 to $17.97	895,372	2.7	$13.74	811,305	$13.95
	2,104,544	5.1	$8.24	1,716,146	$8.62

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.   STOCK BASED COMPENSATION

The Company entered into arrangements, subject to stockholder approval, which was obtained on August 7, 2000, for the issuance of shares of common stock, stock options and warrants to purchase shares of common stock to officers of the Company during 2000. Compensation expense in the amount of $471,898, $1,483,286, and $1,783,863 was recorded during the years ended December 31, 2004, 2003 and 2002 based on the difference between the exercise price of the options and warrants and the fair value of Med-Design’s common stock on August 7, 2000 of $12.63 and calculated in accordance with the individual vesting schedules of these grants.

In August, 2000, the Company’s stockholders approved an employment contract for the Company’s then Chairman and CEO, which provided for the issuance of 59,702 shares of common stock per year for the next four years totaling 238,806 shares beginning April 1, 2000 provided he remained an officer, director or consultant of the Company. The fair value of Med-Design common stock at the date of stockholder approval of this grant was $12.63 per share. Compensation expense of $274,076, $822,228 and $822,228 was recorded in 2004, 2003, and 2002, respectively, with respect to these grants.

In November 1999, the Company approved the issuance, subject to stockholder approval, which was received in August 2000, of 200,000 shares of common stock to the then Chief Operating Officer. The stock vested at the earlier of the date when the Company’s common stock traded at $22.00 or higher for 30 days or November 11, 2004 provided he had not resigned or been discharged for cause. On July 2, 2001, Med-Design stock maintained a market price of $22.00 or higher for 30 days, and this agreement was revised to provide that a third of the stock vested on August 6, 2001, and the remaining shares vested in two equal tranches on August 6, 2002 and August 6, 2003. Compensation expense of $490,974 and $841,688 was recorded in 2003 and 2002, respectively, with respect to these grants.

On March 15, 2002, the Company issued warrants to purchase 18,000 shares of common stock at an exercise price of $12.50 per share to each of two consultants for consulting services rendered through March 15, 2005 and recorded compensation expense of $100,483, $100,483, and $79,549 during the years ended December 31, 2004, 2003, and 2002, respectively, based on the fair value of the warrants, calculated using the Black-Scholes valuation model.

On October 10, 2002, the company issued a stock option to purchase 29,297 shares at an exercise price of $3.25 per share for consulting services to be rendered through October 10, 2004 and recorded compensation expense of $8,175, $33,084, and $17,151 during the years ended December 31, 2004, 2003 and 2002, respectively, based on the fair value of the stock option, calculated using the Black-Scholes valuation model.

On September 22, 2003, the Company issued a stock option to purchase 25,000 shares of common stock at an exercise price of $4.52 per share to a consultant for consulting services to be rendered through September 22, 2005 and recorded compensation expense of $50,618 and $12,654 during the years ended December 31, 2004 and 2003, respectively, based on the fair value of the stock options, calculated using the Black-Scholes valuation model.

On September 22, 2003, the Company issued a stock option to purchase 25,000 shares of common stock at an exercise price of $4.52 per share to a consultant for consulting services and recorded compensation expense of $14,462 and $3,656 during the years ended December 31, 2004 and 2003, respectively, based on the fair value of the stock options, calculated using the Black-Scholes valuation model.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.   STOCK BASED COMPENSATION (Continued)

On September 22, 2003, the Company issued a stock option to purchase 5,000 shares of common stock at an exercise price of $4.52 per share to a consultant for consulting services and recorded compensation expense during the year ended December 31, 2003 in the amount of $20,247 based on the fair value of the stock options, calculated using the Black-Scholes valuation model.

On October 14, 2004, the Company issued a stock option to purchase 30,000 shares of common stock at an exercise price of $0.92 per share to the Company’s former Chairman and CEO and recorded compensation expense during the year ended December 31, 2004 in the amount of $24,084 based on the fair value of the stock options, calculated using the Black-Scholes valuation model.

On October 14, 2004, the Company accelerated vesting of options to the Company’s former Chairman and CEO to purchase 120,000 shares of common stock at an exercise price of $3.25 per share. The exercise price of the stock options exceeded the fair market value of the Company’s stock at the date of acceleration.

14.   WARRANTS OUTSTANDING

As of December 31, 2004 and 2003, warrants to purchase a total of 1,565,532 and 1,700,532 shares of Med-Design’s common stock were outstanding with various vesting periods and expiration dates as outlined below.

On January 21, 1999, Med-Design issued a warrant to purchase 50,000 shares of common stock at an exercise price of $3.25 to a director of the Company who was engaged to perform consulting services. The warrant was exercisable upon issuance and was exercised on January 21, 2004.

On March 5, 1999 Med-Design issued a warrant to purchase 100,000 shares of common stock at $3.94 per share to an officer of the Company. The warrant vested on March 5, 2000 and expired on March 5, 2004. The warrant was exercised as to 25,000 shares on November 2, 2000. The remaining 75,000 unexercised warrants were cancelled upon their expiration date in 2004.

On November 5, 1999, in connection with the acquisition of a patent, Med-Design issued a warrant to purchase 25,000 shares of common stock at an exercise price of $8.00 per share. The warrant was exercisable on or before November 5, 2004. The warrant was exercised as to 15,000 shares on July 27, 2001. The remaining 10,000 unexercised warrants were cancelled upon their expiration date in 2004.

On February 18, 2000, the Company issued a warrant to purchase 40,000 shares of common stock to a director of Med-Design in connection with his separation from the Company. The warrant vested upon issuance, expired on February 18, 2005 and had an exercise price of $16.375. The warrant remained unexercised at December 31, 2004 and was cancelled on February 18, 2005.

On April 25, 2000, Med-Design issued a warrant to purchase 66,000 shares of common stock at $11.875 per share to its then Chief Operating Officer. The warrant vested as to 33,000 shares in November 2000 and 33,000 shares in November 2001 and was scheduled to expire on April 25, 2005. The warrant was cancelled in March 2004 due to the resignation of the officer.

On April 25, 2000, Med-Design issued a warrant to purchase 66,000 shares of common stock at $11.875 per share to its Chief Financial Officer. The warrant vested as to 33,000 shares on November 2000 and 33,000 shares in November 2001 and expires on April 25, 2005. The warrant was exercised as to 50,000 shares on July 10, 2001. The warrant remained unexercised as to 16,000 shares at December 31, 2004.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.   WARRANTS OUTSTANDING (Continued)

On March 15, 2002, Med-Design issued two warrants to purchase 18,000 shares of common stock at $12.50 per share to each of two consultants. The warrants vest one-third a year on each anniversary date for the next three years and expire on December 27, 2007. The warrants remained unexercised at December 31, 2004. The consulting service is being performed and the fair value of the warrants is being amortized over the next three years 2003, 2004 and 2005.

On March 22, 2002, in connection with a private equity placement, Med-Design issued a warrant to purchase 40,000 shares of common stock at $14.1375 per share to the placement agent. The warrant vested immediately and expires on March 22, 2007. The warrant had a fair value of $319,604, calculated using the Black Scholes model, which was recorded as issuance costs. The warrant remained unexercised at December 31, 2004.

On August 1, 2003, in connection with a private equity placement, Med-Design issued warrants to purchase 1,199,607 shares of common stock to investors in the private placement. The warrants vested upon issuance and expire on August 1, 2008. The exercise price of the warrants is $6.03. The warrants remain unexercised at December 31, 2004.

On August 1, 2003, in connection with the private equity placement, Med-Design issued warrants to purchase 233,925 shares of common stock to the placement agent. The warrants have an exercise price of $6.03 and vested upon issuance. The warrants expire on August 1, 2008. The warrants had a fair value of $1,055,821, calculated using the Black Scholes model, which was recorded as issuance costs. The warrants remained unexercised at December 31, 2004.

15.   DEFINED CONTRIBUTION BENEFIT PLAN

Med-Design sponsors a 401(k) defined contribution benefit plan. Participation in the plan is available to substantially all employees. The Company makes an annual contribution of 3% of gross salaries for all eligible employees. The Company contributed $43,625 and $52,410 to the plan in 2004 and 2003, respectively. No amount was contributed in 2002.

16.   INCOME TAXES

The following is a summary of the components of income taxes from operations:

	2004	2003	2002
CURRENT PROVISION
Federal	$—	$—	$—
State	—	—	—
	—	—	—
DEFERRED TAX PROVISION (BENEFIT)
Federal	(2,122,625)	(2,501,691)	(3,448,520)
State	(708,818)	(277,372)	(1,329,290)
Total benefit for income taxes	(2,831,444)	(2,779,063)	(4,777,810)
Less: Valuation allowance	2,831,444	2,779,063	4,777,810
	$—	$—	$—

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16.   INCOME TAXES (Continued)

The deferred income tax assets and liabilities recorded in the consolidated balance sheets at December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002
ASSETS
Operating loss carryforwards	$18,496,195	$15,778,858	$12,411,976
Research and development tax credits	544,658	492,317	474,049
Amortization	1,423,305	1,119,965	641,813
Deferred compensation expense	873,215	667,939	1,276,106
Other	(878,792)	(431,941)	94,131
Total deferred tax assets	20,458,581	17,627,138	14,898,075
Valuation allowance	(20,458,581)	(17,627,138)	(14,898,075)
Net deferred tax assets (liabilities)	$—	$—	$—

At December 31, 2004, the Company had a federal net operating loss carry forward of approximately $57 million which will expire in the years 2011 through 2023. At December 31, 2004, the Company had a net operating loss for state purposes of approximately $54 million, which began expiring in 2004 and will continue to expire through 2012.

Included in the net operating loss carryforward is certain option and warrant exercises that total approximately $14.0 million gross at December 31, 2004. However, these benefits were deferred because the Company is in a net operating loss position. Such benefits will be credited to additional paid-in capital in the year in which the benefits are realized.

In addition, the Company experienced an ownership change in accordance with Internal Revenue Code Section 382 in 1997. Losses incurred through January 23, 1997 amounting to $4.9 million are generally limited in their utilization to $1.7 million per year. It is possible that recent ownership changes may result in further limitations under Section 382.

The Company has unused research and development tax credits in the amount of $0.53 million which will expire in the years 2011 through 2023.

A reconciliation of the Federal statutory rate (34%) to the effective tax rate is as follows:

	2004	2003	2002
Tax at U.S. statutory income tax rate	(2,082,328)	(2,046,884)	(2,705,872)
True-up of net operating losses—relating to stock based compensation	—	—	(742,648)
Other	(40,297)	(454,808)	—
Increase in Valuation Allowance	2,122,625	2,501,692	3,448,520
	$—	$—	$—

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.   RELATED PARTY TRANSACTIONS

During 2004, 2003, and 2002, the Company paid $18,335, $22,717, and $26,610, respectively, for legal services to a firm, of which a partner is a director, officer, and stockholder of Med-Design.

On April 15, 2002, pursuant to a Note and Pledge Agreement, the Company loaned $250,000 to Michael W. Simpson, the Company’s former Chief Operating Officer, which was collateralized by 66,666 shares of Med-Design’s common stock issued to Mr. Simpson on August 6, 2003. The Note was repayable on the earlier of (i) April 15, 2004, (ii) the date on which Mr. Simpson ceased to be an employee, consultant or director of Med-Design, (iii) the date on which Med-Design provided notice to Mr. Simpson that the closing price of the common stock had been $30.00 or higher for 20 consecutive days as reported on the Nasdaq National Market, or (iv) the date on which Mr. Simpson sold or transferred the pledged securities. The Note accrued interest at 16% per year until the issuance of the pledged securities to Mr. Simpson on August 6, 2003, as of which time the Note accrued interest at the prime lending rate plus 1%.

On April 25, 2003, the Company entered into a new employment agreement with Mr. Simpson following his resignation as director and officer of the Company as of March 13, 2003. The initial term of the agreement was from March 20, 2003 through July 15, 2003. Under the agreement, Mr. Simpson was to receive total compensation of $45,538 for the initial period of the agreement. Total compensation for the initial period was increased on June 10, 2003 by $14,230 for a total of $60,480. In addition, the new employment agreement provided for the deferral, until termination of the agreement, of the $46,250 in severance that Mr. Simpson was entitled to under his previous employment agreement. On July 14, 2003, the Company extended the agreement with Mr. Simpson to August 15, 2003. Following termination of the agreement on August 15, 2003, the Company began making payments to Mr. Simpson of the severance amounts (which payments were required to be made in equal monthly installments through December 15, 2003).

On October 23, 2003, the Company entered into an agreement with Mr. Simpson regarding the repayment of the $250,000 Note issued on April 15, 2002 and all accrued interest thereunder. Under the terms of this agreement, the Company cancelled the Note issued on April 15, 2002 (the “Old Note”) and issued a new note (the “New Note”) to Mr. Simpson evidencing the $250,000 outstanding principal amount. The New Note was effective as of November 15, 2003, matures on November 15, 2006 and accrues interest at 5% per year. The New Note requires monthly payments to the Company of $1,500 until maturity, with the remainder of the then outstanding principal and interest due November 15, 2006, and is collateralized by a mortgage on real property owned by Mr. Simpson. Pursuant to the terms of the agreement, the Company released to Mr. Simpson a stock certificate evidencing the 66,666 shares of Med-Design common stock and Mr. Simpson was obligated to pay the Company the accrued interest of $28,925 on the Old Note within 15 working days of his receipt of a signed copy of the agreement, a stock certificate evidencing the 66,666 shares of Med-Design common stock, a legal opinion on the transferability of such shares and a prospectus pursuant to which the shares may be sold.

On September 9, 2003, the Company filed a registration statement covering the resale of the shares of its common stock by a number of its security holders. Such registration statement includes the 66,666 shares of Med-Design common stock held by Mr. Simpson.

The agreement also provides for the payment in full of the New Note upon the sale of the real property collateralizing the New Note. In addition, if Mr. Simpson sells any of his 66,666 shares of Med-Design common stock, a percentage of the proceeds of such sale, such percentage to be agreed upon

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.   RELATED PARTY TRANSACTIONS (Continued)

at the time of the sale by the parties, will be paid to the Company to reduce the balance on the New Note. Under the agreement, the Company also agreed to consider in its sole discretion paying Mr. Simpson a cash bonus, in such amount that the Company may determine in its sole discretion, for any Company project in which Mr. Simpson was engaged during his employment with the Company if such project results in a revenue-producing event for the Company, provided that such event occurs by August 15, 2004.

On February 26, 2004, Mr. Simpson advised the Company that he is unable to fulfill his obligations under the New Note. The Company therefore recorded a charge at December 31, 2003 of $250,000 plus accrued interest of $28,925 as a bad debt expense. On October 29, 2004, the Company was advised that Mr. Simpson had filed for Chapter 7 bankruptcy.

Mr. Simpson was issued a credit card in the Company’s name during his tenure as an executive officer of the Company. Mr. Simpson was authorized to use the credit card for expenses incurred in connection with the performance of his duties as an executive officer of the Company. When Mr. Simpson resigned, a balance of approximately $14,000 remained on the credit card that did not relate to Company duties which Mr. Simpson refused to pay same. The Company received notice of this claim and has settled with the credit card company.

18.   FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were considered by Med-Design in determining its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amount reported in the balance sheet approximates fair value.

Marketable securities: Available-for-sale securities consist of corporate bonds, common stock and commercial paper. Fair value is based on quoted market prices.

The carrying value of long term payable is reported at discounted fair value based on current market interest rates.

19.   QUARTERLY INFORMATION (UNAUDITED)

	QUARTER ENDED
2004	MARCH 31	JUNE 30	SEPTEMBER 30	DECEMBER 31
Revenue	$89,511	$369,330	$489,474	$825,192
Operating loss	$(1,623,576)	$(1,553,418)	$(1,525,619)	$(1,622,868)
Net loss	$(1,435,935)	$(1,444,164)	$(1,740,334)	$(1,540,915)
Basic and diluted loss per share	$(0.09)	$(0.09)	$(0.10)	$(0.09)

	QUARTER ENDED
2003	MARCH 31	JUNE 30	SEPTEMBER 30	DECEMBER 31
Revenue	$39,091	$42,145	$140,135	$605,354
Operating loss	$(1,909,6)	$(1,761,906)	$(1,710,535)	$(1,357,766)
Net loss	$(1,756,269)	$(1,590,436)	$(1,472,680)	$(1,227,104)
Basic and diluted loss per share	$(0.14)	$(0.13)	$(0.10)	$(0.05)

Quarterly computations of loss per share amounts are made independently. Therefore, the sum of the per share amounts for the quarter may not agree with the per share amounts for the year.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$932,826	$3,964,388
Available-for-sale securities	10,020,967	10,635,882
Trade receivables	624,953	386,979
Inventory, net	308,150	39,250
Prepaid expenses and other current assets	138,929	236,265
Total current assets	12,025,825	15,262,764
Property, plant, and equipment, net of accumulated depreciation of $1,447,853 and $1,573,875 at September 30, 2005 and December 31, 2004, respectively	203,940	714,477
Patents, net of accumulated amortization of $1,206,143 and $1,046,700 at September 30, 2005 and December 31, 2004, respectively	1,744,844	1,816,760
Investment in acquired license rights	5,853,256	6,150,879
Goodwill	232,054	232,053
Total assets	$20,060,019	$24,176,933
LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES:
Current maturities of long-term payable	$250,000	$250,000
Accounts payable	146,741	458,122
Accrued compensation and benefits	142,319	111,912
Accrued professional fees	196,322	325,000
Other accrued expenses	64,436	68,742
Total current liabilities	799,819	1,213,776
Long-term payable, less current maturities	226,474	456,342
Total liabilities	1,026,292	1,670,118
Commitments and Contingencies (See Footnote 5)
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 4,700,000 shares authorized; No shares outstanding at September 30, 2005 and December 31, 2004	—	—
Common stock, $.01 par value, 30,000,000 shares authorized; 16,749,486 shares issued and outstanding as of September 30, 2005 and December 31, 2004	167,495	167,495
Additional paid-in capital	71,987,354	71,917,610
Accumulated deficit	(52,921,348)	(49,441,079)
Accumulated other comprehensive loss	(199,774)	(137,211)
Total stockholders’ equity	19,033,727	22,506,815
Total liabilities and stockholders’ equity	$20,060,019	$24,176,933

The accompanying notes are an integral part of these financial statements.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Nine Months Ended September 30,
	2005	2004
Revenue
Product sales	$1,599,383	$598,151
Licensing revenue	699,918	350,164
Product development	50,000	—
Total Revenue	2,349,301	948,315
Operating expenses:
Product costs	1,667,182	815,210
General and administrative	3,213,458	3,897,507
Research and development	692,631	934,164
Write-off of fixed assets	464,397	—
Total operating expenses	6,037,668	5,646,881
Loss from operations	(3,688,367)	(4,698,566)
Interest expense	(28,483)	(17,073)
Investment income	352,503	95,205
Realized gain (loss) on investments	(115,923)	—
Net loss	$(3,480,270)	$(4,620,434)
Basic and diluted loss per common share	$(0.21)	$(0.28)
Basic and diluted weighted average common shares outstanding	16,749,486	16,700,661

The accompanying notes are an integral part of these consolidated financial statements.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited)

	Nine Months Ended September 30,
	2005	2004
Net loss	$(3,480,270)	$(4,620,434)
Other comprehensive income (loss):
Unrealized gains (losses) on securities	(62,563)	88,953
Comprehensive loss	$(3,542,833)	$(4,531,481)

The accompanying notes are an integral part of these consolidated financial statements.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net loss	$(3,480,270)	$(4,620,434)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	557,447	548,027
Amortization of discount on long-term payable	20,131	—
Loss on sale of available-for-sale securities	115,923	400,597
Loss on disposal of fixed assets	464,397	—
Reserve for excess inventory	41,856	—
Stock-based compensation	69,744	405,605
Changes in operating assets and liabilities net of effect from acquired business:
Trade receivables	(237,947)	326,455
Inventory	(310,756)	(53,654)
Prepaid expenses and other current assets	97,335	(120,003)
Accounts payable	(311,380)	(179,022)
Accrued compensation, benefits, professional fees and other accrued expenses	(102,577)	75,676
Net cash used in operating activities	$(3,076,124)	$(3,216,751)
Cash flows from investing activities:
Purchases of property, plant and equipment	(54,240)	(24,724)
Additions to patents	(87,627)	(203,494)
Investment in available-for-sale securities	(4,468,366)	(941,462)
Sale of available-for-sale securities	4,904,795	15,814,402
Purchase of acquired license rights	—	(5,948,449)
Loss on sale of fixed assets	—	5,284
Net cash provided by investing activities	294,562	8,701,557
Cash flows from financing activities:
Capital lease payments	—	(1,506)
Warrants and stock options exercised	—	163,705
Payment of long-term payable	(250,000)	—
Net cash provided (used in) by financing activities	(250,000)	162,199
Increase (decrease) in cash	(3,031,562)	5,647,005
Cash and cash equivalents, beginning of period	3,964,388	5,198,837
Cash and cash equivalents, end of period	$932,826	$10,845,842
Cash paid during the period:
Interest paid	$8,355	$53
Taxes paid	100,725	14,395
Noncash investing and financing activities:
Change in unrealized loss on available-for-sale securities	$(62,654)	$(496,333)
Acquired business (See Footnote 2)
Cash paid	$—	$5,901,240
Non-cash consideration:
Stock issued	—	250,000
Liability—additional purchase consideration	—	680,812
Total fair market value	$—	$6,832,052

The accompanying notes are an integral part of these financial statements.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1.   SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited consolidated financial statements include The Med-Design Corporation (hereinafter, including its subsidiaries as the context indicates, the “Company” or “Med-Design”) and its wholly-owned subsidiaries. The accompanying consolidated financial statements have been prepared on a basis consistent with that used as of and for the year ended December 31, 2004 and, in the opinion of management, reflect all adjustments (principally consisting of normal recurring accruals) considered necessary to present fairly the financial position of the Company as of September 30, 2005, the results of the Company’s operations and comprehensive loss for the nine month periods ended September 30, 2005 and 2004 and cash flows for the nine-month periods ended September 30, 2005 and 2004. The results of operations for the nine-month period ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ended December 31, 2005. The consolidated financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the applicable requirements of Regulation S-X promulgated by the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. These consolidated financial statements should be read in conjunction with the Company’s audited financial statements, which were included as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of The Med-Design Corporation and its wholly-owned subsidiaries, MDC Investment Holdings, Inc. and MDC Research Ltd. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

Med-Design considers all bank depository cash accounts with initial maturities of three months or less to be cash equivalents.

AVAILABLE-FOR-SALE SECURITIES

Med-Design’s investments are classified as available-for-sale securities and accordingly, any unrealized holding gains or losses, net of taxes, are excluded from income and recognized as a separate component of stockholders’ equity until realized. Investments in marketable securities are made consistent with Med-Design’s investment guidelines as developed by management and approved by the board of directors. Available-for-sale securities are reported at fair value, based on quoted market prices, with the net unrealized gain or loss reported as a component of “Accumulated other comprehensive income (loss)” in stockholders’ equity.

The Company records an impairment charge when it believes an investment has experienced a decline in value that is other than temporary. In determining if a decline in market value below cost for a publicly traded security is other than temporary, the Company evaluates the relevant market conditions, offering prices, trends of earnings, price multiples and other key measures. When a decline in value is deemed to be other than temporary, the Company recognizes an impairment loss in the current period to the extent of

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(unaudited)

1.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

the decline below the carrying value of the investment. Factors involved in the determination of potential impairment include fair value as compared to amortized cost, length of time the fair value has been below amortized cost, creditworthiness of the issuer, forecasted financial performance of the issuer, position of the security in the issuer’s capital structure, the presence and estimated value of collateral or other credit enhancement, length of time to maturity, interest rates and the Company’s intent and ability to hold the security until the market value recovers.

Adverse changes in market conditions or poor operating results of underlying investments could result in an impairment charge in future periods.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost. Significant additions or improvements extending the assets’ useful lives are capitalized. When property, plant and equipment are sold, retired or otherwise disposed of, the applicable costs and accumulated depreciation are removed from the accounts and the resulting gain or loss recognized.

Depreciation is computed by the straight-line method, utilizing rates based upon the estimated service life of the various classes of assets. Leasehold improvements are depreciated over the remaining lease term or asset life if shorter.

SEGMENT REPORTING

Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosure about Segments of an Enterprise and Related Information” requires a business enterprise, based upon a management approach, to disclose financial and descriptive information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. The Company has one business segment, which consists of the design, development, licensing and contract manufacture of safety medical devices.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company evaluates the recoverability of long-lived assets except for goodwill and the related estimated remaining lives at each balance sheet date. An impairment or change in useful life would be recorded whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  (Note 3)

PATENTS

Patents, patent applications, and patent rights are stated at acquisition costs. Amortization of patents is recorded by the straight-line method over the estimated useful lives of the patents, not to exceed the legal life.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(unaudited)

1.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

INVESTMENT IN ACQUIRED LICENSE RIGHTS

On April 1, 2004, Med-Design acquired the assets of the Safety Huber Needle business of Luther Needlesafe Products, Inc., which has been accounted for as an acquisition of a business in accordance with SFAS No. 141 and the guidance in Emerging Issues Task Force Issue No. 98-3, “Determining Whether a Non-monetary Transaction Involves Receipt of Production Assets or of a Business.”  The Company amortizes acquired license rights over 16 years, which represents both the term of the underlying sublicense agreement and expiration date of the related patent.

GOODWILL RESULTING FROM BUSINESS ACQUISITION

The Company accounts for goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 addresses the accounting and reporting of goodwill subsequent to its acquisition. Goodwill of a reporting unit is tested for impairment on an annual basis or between annual tests if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying amount.

REVENUE RECOGNITION:

Fees received in connection with the entry into licensing contracts for the Company’s patented, proprietary products are recorded as revenue following the execution of a binding agreement, and when the Company has fulfilled its obligations under the arrangement or when Med-Design’s only remaining obligation is to maintain and defend the licensed patent rights.

Royalties received on licensed products which are based on the licensee’s product volume are recorded as revenue in the period when the royalty payments are earned. Minimum contractual royalty payments related to licensed products are recorded as revenue during the period to which the minimum payments relate.

Revenues from the sale of the Safety Huber Needle are recorded upon shipment of the product to the Company’s distributor as title and risk of loss transfer upon shipment.

Sales returns and allowances are recorded as an adjustment of revenue when they occur. Med-Design historically has experienced an immaterial number of returns and does not believe that such experience affects its revenue recognition at this time.

ACCOUNTS RECEIVABLE:

Med-Design does not believe an allowance for doubtful accounts is necessary. Historically, the Company has collected 100% of its outstanding receivables. The majority of Med-Design’s receivables have historically been related to royalty revenue with manufacturing companies and large distributors that have substantial financial means and a history of timely payment to the Company.

INVENTORY:

Inventory consists of component parts and finished goods and is valued at the lower of cost or market. Cost is determined using the first-in first-out (“FIFO”) basis. In February 2005, the Company, in an effort

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(unaudited)

1.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

to reduce product cost, began purchasing raw materials related to the Safe Step® Safety Huber Needle directly from suppliers instead of its subcontract manufacturers. In making this change, the Company agreed to purchase all existing on hand inventory related to this product from its contract manufacturer. The inventory purchased for some parts represented years of usage and the Company accordingly established a reserve for all excess inventory purchased. At September 30, 2005 the balance of excess inventory is $41,856.

PRODUCT COST:

Product cost includes direct expenditures for material, packaging, sterilization, freight, amortization of investment in acquired license rights and consulting expense related to the acquisition of the Safety Huber Needle business. The Company also allocates a portion of its overhead (labor, use of facilities and depreciation) to product cost.

INCOME TAXES:

Med-Design accounts for income taxes under the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded for deferred tax assets where it appears more likely than not that the Company will not be able to recover the deferred tax asset.

RESEARCH AND DEVELOPMENT:

Expenditures relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred.

STOCK-BASED COMPENSATION:

The Company applies the intrinsic value method of Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”) and the Financial Accounting Standards Board Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation” (“FIN 44”) in accounting for its stock plans. The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.”

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(unaudited)

1.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123:

	Nine Months Ended September 30,
	2005	2004
Net loss—as reported	$(3,480,270)	$(4,620,434)
Add: stock-based employee compensation expense included in reported net loss	69,744	405,605
Deduct: total stock-based employee compensation expense determined under fair-value based method for all awards	(682,235)	(1,456,107)
Net loss—pro forma	$(4,092,761)	$(5,670,936)
Net loss per share:
Basic & diluted loss per share—as reported	$(0.21)	$(0.28)
Basic & diluted loss per share—pro forma	$(0.24)	$(0.34)

In August 2000 and March and November 2002, the Company entered into several equity arrangements with officers and consultants of the Company involving grants of stock options and warrants to purchase common stock. The Company recorded compensation expense in the amount of $69,744 and $405,605 for the nine months ended September 30, 2005 and 2004, in each case to reflect partial vesting of the grants.

PREFERRED STOCK:

In 1998, the Company issued 300,000 shares of Series A Convertible Preferred Stock that was subsequently converted to common stock. In accordance with the terms of the Series A Convertible Preferred Stock, Med-Design effected filings with the Secretary of State of the State of Delaware to reduce the total number of authorized shares of preferred stock by 300,000 shares, to 4,700,000 shares of preferred stock, $0.01 par value.

NEW ACCOUNTING PRONOUNCEMENTS:

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 151, “Inventory Costs,” (“SFAS 151”). SFAS 151 amends Accounting Research Bulletin No. 43 (“ARB 43”), Chapter 4 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “… under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges ….” SFAS 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” It also makes clear that fixed overhead should be allocated based on “normal capacity” of production facilities. SFAS 151 is effective for inventory costs incurred during fiscal periods beginning after June 15, 2005. The Company

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(unaudited)

1.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

adopted SFAS 151 and it did not have a material effect on the Company’s results of operations or consolidated financial position.

In December 2004, the FASB issued SFAS 123R, “Share-Based Payment” (“SFAS 123R”). SFAS 123R establishes that employee services received in exchange for share-based payment result in a cost that should be recognized in the income statement as an expense when the services are consumed by the enterprise. It further establishes that those expenses be measured at fair value determined as of the grant date. The Company previously applied Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation” in accounting for its stock plans. The Company previously adopted the disclosure only provisions of SFAS No. 123, “Accounting for Stock Based Compensation.” SFAS 123R is effective for fiscal years beginning after June 15, 2005. The adoption of SFAS 123R is expected to increase stock-based compensation expense. The Company is currently assessing the impact of the accounting standard on the Company’s results of operations and financial position.

In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 (“SAB 107”), which provides guidance regarding the application of SFAS 123R. SAB 107 expresses views of the Staff regarding the interaction between SFAS 123R and certain SEC rules and regulations, and provides the Staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123R in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123R, the modification of employee share options prior to adoption of SFAS 123R, and disclosures in Management’s Discussion and Analysis subsequent to adoption of SFAS 123R.

On August 31, 2005, the FASB issued FSP FAS 123(R)-1, Classification and Measurement of Freestanding Financial Instruments Originally Issued in Exchange for Employee Services under FASB Statement No. 123(R). This FSP defers the requirement that that a freestanding financial instrument originally subject to SFAS No. 123(R) becomes subject to the recognition and measurement requirements of other applicable generally accepted accounting principles (GAAP) when the rights conveyed by the instrument to the holder are no longer dependent on the holder being an employee of the entity. Such instruments shall continue to be accounted for under the provisions of SFAS No. 123(R) unless its terms are modified when the holder is no longer an employee. The Company will consider the provisions of this FSP and its impact on modified awards upon adoption of SFAS No. 123(R) on January 1, 2006.

On October 18, 2005, the FASB issued FSP FAS 123(R)-2, Practical Accommodation to the Application of Grant Date as Defined in FASB Statement No. 123(R). This FSP permits the presumption that an understanding of the key terms and conditions of an individual employee’s award are known at the date the board of directors, or other corporate governing body, approves the award, as long as the award is a unilateral grant and the key terms and conditions are expected to be communicated to the recipient

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(unaudited)

1.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

within a relatively short period of time. The Company will consider the provisions of this FSP and its impact on awards granted upon adoption of SFAS No. 123(R) on January 1, 2006.

In November 2005, the FASB issued final FASB Staff Position FAS No. 123R-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” The FSP provides an alternative method of calculating excess tax benefits (the APIC pool) from the method defined in FAS 123R for share-based payments. A one-time election to adopt the transition method in this FSP is available to those entities adopting FAS 123R using either the modified retrospective or modified prospective method. Up to one year from the initial adoption of FAS 123R or effective date of the FSP is provided to make this one-time election. However, until an entity makes its election, it must follow the guidance in FAS 123R. FSP 123R-3 is effective upon initial adoption of FAS 123R and will become effective for ADIC the first quarter of fiscal 2006. Med-Design is currently evaluating the potential impact of calculating the APIC pool with this alternative method and has not determined which method it will adopt, nor the expected impact on its financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Correction” (“SFAS 154”). SFAS 154 establishes new standards on accounting for changes in accounting principles. Pursuant to the new rules, all such changes must be accounted for by retrospective application to the financial statement of prior periods unless it is impractical to do so. SFAS 154 replaces APB Opinion No. 20 and SFAS 3, though it carries forward the guidance in those pronouncements with respect to accounting for changes in estimates, changes in the reporting entity, and the correction of errors. SFAS 154 is effective for the accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted after May 2005. The adoption of SFAS 154 is not expected to have a material effect on the Company’s financial condition or results of operation.

At the June 29, 2005 FASB board meeting, the board agreed to issue FSP FAS 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments which will replace the guidance previously set forth in EITF 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. This FSP effectively eliminates the accounting guidance provided in EITF 03-1 in favor of existing impairment recognition guidance under SFAS No. 115, SAB No. 59,APB No. 18, and EITF Topic D-44. The FSP is for periods beginning after September 15, 2005, but its adoption is not expected to have a material impact on the Company’s consolidated financial statements.

On October 6, 2005, the FASB issued FSP FAS 13-1, Accounting for Rental Costs Incurred during a Construction Period. This FSP establishes that rental costs associated with ground or building operating leases that are incurred during a construction period shall be recognized as rental expense and included in earnings from continuing operations. The effective date of the FSP is for reporting periods beginning after December 15, 2005, but its adoption is not expected to have a material impact on the Company’s consolidated financial statements.

2.   INVESTMENT IN ACQUIRED LICENSE RIGHTS

ACQUISITION OF A BUSINESS:

On April 1, 2004, Med-Design acquired the assets of the Safety Huber Needle business of Luther Needlesafe Products, Inc. The Company paid $5.6 million in cash, $250,000 in Med-Design common stock

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(unaudited)

2.   INVESTMENT IN ACQUIRED LICENSE RIGHTS (Continued)

(67,094 shares valued at $3.73 per share, which was the average of the reported closing prices of Med-Design’s common stock on the Nasdaq National Market for the ten trading days preceding the date of the acquisition) and $750,000 to be paid in cash or, at Med-Design’s option, in Med-Design common stock over the following three years. The three-year payment arrangement was valued at its discounted present value of $680,812. The purchase price of the acquired business was thus $6,840,958, inclusive of costs related to the acquisition of $310,146. Results of operations for the Safety Huber Needle business are included in the Company’s income statement effective April 1, 2004.

SAFETY HUBER NEEDLE BUSINESS TRANSACTION SUMMARY

Purchase price:
Cash	$5,910,146
Stock	250,000
Liability—additional purchase consideration	680,812
$6,840,958
Allocated as follows:
Inventory	$90,000
Property and equipment	61,498
Acquired license rights	6,448,501
Goodwill	240,959
$6,840,958

The acquired license rights are being amortized over the remaining patent life of approximately 16 years, which is also the term of the sublicense agreement. Goodwill amortization is not expected to be deductible for tax purposes.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(unaudited)

2.   INVESTMENT IN ACQUIRED LICENSE RIGHTS (Continued)

The following unaudited pro forma financial information presents the combined results of operations of the Company and the Safety Huber Needle business for the nine months ended September 30, 2004 as if the acquisition had occurred on January 1, 2004.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

	HISTORICAL
		SAFETY
	THE MED-DESIGN	HUBER NEEDLE	PRO FORMA	PRO
	CORPORATION	BUSINESS	ADJUSTMENTS	FORMA
Revenue	$948,315	$257,404	$—	$1,205,719
Net Loss	(4,620,434)	(2,432,461)	1,857,746 (a)	(5,195,149)
Basic and diluted loss per common share	$(0.28)			$(0.33)
Basic and diluted weighted average common shares outstanding	16,700,661		50,320	16,750,981

(a)           Net income was adjusted for pro forma purposes to recognize the effect of the difference between historical costs of the business and the costs attributable to the recorded values of assets and liabilities following the acquisition. Those net loss (increases) decreases were:

Executive Bonuses	$1,992,000	(1)
Depreciation/Amortization	(125,744	)(2)
Interest Expense	(8,510)
	$1,857,746

(1)          Represents bonuses to Luther executives resulting from the disposition of the assets related to the Safety Huber Needle business.

(2)          Includes a consulting fee of $25,000.

3.   FIXED ASSETS

In the first quarter of 2005, the Company assessed the position of the 1Shot™ Safety Dental Syringe in the marketplace and the Company’s relationship with the exclusive distributor of the product, Sultan Chemists. As a result of the Company’s assessment, Sultan Chemists determined to discontinue production of the product and exit the business. This decision resulted in the write-off of equipment of $464,397, which the Company recorded during the quarter ended March 31, 2005 and is presented separately as an operating expense in the consolidated statement of operations. Due to immateriality, the Company has not reflected the operations of the 1Shot™ Safety Dental Syringe separately as a discontinued operation for any period.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(unaudited)

4.   BASIC AND DILUTED LOSS PER SHARE

Basic and diluted loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period. Options and warrants to purchase 3,403,717 shares of common stock as of September 30, 2005 and 3,658,375 shares of common stock as of September 30, 2004 were not included in computing diluted earnings per share as the effect was anti-dilutive.

5.   COMMITMENTS AND CONTINGENCIES

In August 2000, Med-Design’s stockholders approved the issuance of a warrant to purchase 50,000 shares of common stock at an exercise price of $6.26 per share and the issuance of 125,000 shares of common stock to John F. Kelley, at the time a director of the Company, in connection with the performance of consulting services. The compensation arrangement was approved, subject to the conclusion of negotiations of Mr. Kelley’s contract. The Company has renewed negotiations with Mr. Kelley in an effort to resolve this matter, bur cannot assure that these negotiations will result in an agreement between the Company and Mr. Kelley.

In conjunction with the acquisition of the Safety Huber Needle business (Note 2), the Company entered into a four year consulting agreement with the seller that provides for quarterly payments of $25,000. Related costs are charged to product costs and expenses.

On October 14, 2004, James M. Donegan resigned as President and Chief Executive Officer of Med-Design. Mr. Donegan and the Company executed a Separation Agreement and Release effective as of October 14, 2004 (the “Agreement”). Under the Agreement, most of the provisions of Mr. Donegan’s employment agreement, including the compensatory provisions therein (which provided, among other things, for one-year’s severance to Mr. Donegan if he was terminated without cause), terminated.

Pursuant to the agreement, Mr. Donegan continued to serve as one of the Company’s directors and has made himself available, on a part-time basis, for consultation with the Company, reporting directly to the Company’s board of directors or its committees. Under the Agreement, the Company is paying Mr. Donegan aggregate severance of $497,275. Of that amount, $346,304 is being paid in bi-weekly installments from October 14, 2004 through November 15, 2005 (the “Initial Severance Period”), and the remaining $150,971 will be paid in bi-weekly installments from November 15, 2005 through November 14, 2006 (the “Second Severance Period”). In addition, the Company is providing medical, life and disability coverage to Mr. Donegan during the Initial Severance Period on the same terms as are available to other senior executives under the Company’s medical, life and disability plans. In the event such coverage is no longer available, the Company will pay premiums that may be required to continue Mr. Donegan’s coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) through the end of the Initial Severance Period. The estimated cost of this benefit is $13,200.

In addition, options held by Mr. Donegan to purchase 120,000 shares of the Company’s common stock at an exercise price of $3.25 per share became fully vested on the effective date of the Agreement. Prior to the Agreement, such options would have vested in 2007 or 2008, subject to earlier vesting if the price of the Company’s common stock reached specified levels. The Company also granted to Mr. Donegan fully vested options to purchase an additional 30,000 shares of its common stock at an exercise price of $0.92 per share, which was the last reported sale price per share on the Nasdaq National Market on October 12, 2004. The options expire in October 2014. In the event of a merger in connection with which options of the

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(unaudited)

5.   COMMITMENTS AND CONTINGENCIES (Continued)

Company’s executive officers and/or other directors are repriced, the Company will reprice all options held by Mr. Donegan.

The Company also agreed that, as required by law, Mr. Donegan will receive a pro rata contribution to his account in our 401(k) plan for the period in which he was employed during 2004. In addition, Mr. Donegan received all benefits accrued or earned as of the date of the Agreement, including accrued and unused vacation time.

The Company also paid $2,500 per month to cover Mr. Donegan’s rent at his corporate residence in California until April 30, 2005, the date of termination of the lease for such residence.

As consideration for the benefits described above, Mr. Donegan provided a general release from any claims against the Company and any individual or organization related to the Company. Mr. Donegan also agreed to certain nondisclosure, nonsolicitation and noncompetition covenants.

In November 2005, Becton Dickinson filed a lawsuit against Med-Design and MDC Investment Holdings, Inc. in the United States Court of the District of Delaware asserting that certain Becton Dickinson employees should be added as co-inventors on U.S. Patent No. 6,524,276, U.S. Design Patent No. D445,183, and U.S. Patent Application Serial No. 10/342,534 owned by MDC. Med-Design’s management anticipates that this lawsuit will be fully resolved. However, as of the date of this proxy statement/prospectus, Med-Design does not know the outcome.

6.   RELATED PARTY TRANSACTIONS

For the nine months ended September 30, 2005 and 2004, the Company paid $14,609 and $15,682, respectively, for legal services to a firm of which a partner is an officer and stockholder of Med-Design.

7.   WARRANTS OUTSTANDING

As of September 30, 2005 and 2004, warrants to purchase a total of 1,509,532 and 1,575,532 shares of Med-Design’s common stock, respectively, were outstanding with various vesting and expiration periods.

8.   QUARTERLY INFORMATION

The following table presents unaudited quarterly operating results for 2005. The March 31, 2005 quarterly information has been adjusted for the reclassification of the write-off of the 1Shot™ Safety Dental Syringe fixed assets from other income (expense) to operating expense.

	Quarter Ended
2005	March 31	June 30	September 30
	(as adjusted)
Revenue	$676,564	$799,598	$873,139
Operating loss(a)	$(1,872,770)	$(1,014,376)	$(801,222)
Net loss	$(1,771,973)	$(952,058)	$(756,239)
Basic and diluted loss per share	$(0.11)	$(0.06)	$(0.05)

Quarterly computations of loss per share amounts are made independently.  Therefore, the sum of the per share amounts for the quarters may not agree with the per share amount for the nine-months ended September 30, 2005.

THE MED-DESIGN CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(unaudited)

8.   QUARTERLY INFORMATION (Continued)

(a)    In the first quarter of 2005, the Company assessed the position of the 1Shot™ Safety Dental Syringe in the marketplace and the Company’s relationship with the exclusive distributor of the product, Sultan Chemists. As a result of the Company’s assessment, the Company determined to discontinue production of the product and exit the business. This decision resulted in the write-off of equipment of $464,397, which the Company recorded during the quarter ended March 31, 2005 and has been adjusted to reclassify the write-off of the 1Shot™ Safety Dental Syringe fixed assets from other income (expense) to operating expense.

	Quarter Ended
	March 31, 2005
	As Previously Reported	Adjustments	As Adjusted
Operating loss	$(1,408,373)	$(464,397)	$(1,872,770)

Appendix A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.,

a Delaware corporation;

MAMMOTH ACQUISITION SUB, INC.,

a Delaware corporation;

MAMMOTH ACQUISITION SUB, LLC,

a Delaware limited liability company; and

THE MED-DESIGN CORPORATION,

a Delaware corporation

Dated as of November 21, 2005

SECTION 1.	DESCRIPTION OF TRANSACTION	A-2
1.1	Merger of Merger Sub into the Company	A-2
1.2	Effect of the Merger	A-2
1.3	Closing; Effective Time	A-2
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	A-2
1.5	Conversion of Shares and Warrants	A-2
1.6	Closing of the Company’s Transfer Books	A-7
1.7	Exchange of Certificates	A-7
1.8	Tax Consequences	A-8
1.9	Further Action	A-8
1.10	The LLC Merger	A-8
1.11	Effects of the LLC Merger	A-8
1.12	Conversion of Securities in LLC Merger	A-9
SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-9
2.1	Subsidiaries; Due Organization; Etc	A-9
2.2	Certificate of Incorporation and Bylaws	A-9
2.3	Capitalization, Etc	A-10
2.4	SEC Filings; Financial Statements	A-11
2.5	Absence of Changes	A-12
2.6	Title to Assets	A-12
2.7	Receivables; Customers; Inventories	A-12
2.8	Real Property; Equipment; Leasehold	A-13
2.9	Intellectual Property	A-13
2.10	Contracts	A-17
2.11	FDA and Regulatory Matters	A-17
2.12	Liabilities	A-18
2.13	Compliance with Legal Requirements	A-18
2.14	Certain Business Practices	A-18
2.15	Governmental Authorizations	A-18
2.16	Tax Matters	A-19
2.17	Employee and Labor Matters; Benefit Plans	A-20
2.18	Environmental Matters	A-24
2.19	Insurance	A-24
2.20	Transactions with Affiliates	A-24
2.21	Legal Proceedings; Orders	A-25
2.22	Authority; Binding Nature of Agreement	A-25
2.23	No Existing Discussions	A-25
2.24	Vote Required	A-25

A-i

2.25	Non-Contravention; Consents	A-26
2.26	Fairness Opinion	A-26
2.27	Financial Advisor	A-26
2.28	Full Disclosure	A-27
SECTION 3.	REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND LLC	A-27
3.1	Subsidiaries; Due Organization; Certificate of Incorporation and Bylaws	A-27
3.2	Capitalization, Etc	A-27
3.3	SEC Filings; Financial Statements	A-28
3.4	Absence of Certain Changes	A-29
3.5	Title to Assets	A-29
3.6	Contracts	A-30
3.7	FDA and Regulatory Matters	A-30
3.8	Liabilities	A-31
3.9	Compliance with Legal Requirements	A-31
3.10	Certain Business Practices	A-31
3.11	Governmental Authorizations	A-31
3.12	Tax Matters	A-31
3.13	Environmental Matters	A-33
3.14	Insurance	A-33
3.15	Transactions with Affiliates	A-33
3.16	Legal Proceedings; Orders	A-33
3.17	Authority; Binding Nature of Agreement	A-34
3.18	No Existing Discussions	A-34
3.19	Vote Required	A-34
3.20	Non-Contravention; Consents	A-34
3.21	Full Disclosure	A-35
3.22	Fairness Opinion	A-35
3.23	Valid Issuance	A-35
3.24	Receivables; Customers; Inventories	A-36
3.25	Real Property; Equipment; Leasehold	A-36
3.26	Intellectual Property	A-36
3.27	Financial Advisor	A-37
SECTION 4.	CERTAIN COVENANTS OF THE COMPANY AND PARENT	A-37
4.1	Access and Investigation	A-37
4.2	Operation of the Businesses	A-38
4.3	No Solicitation by the Company	A-40
4.4	No Solicitation by Parent	A-42

A-ii

4.5	FIRPTA Matters	A-43
4.6	Adjustments	A-43
4.7	Sale of Bonds Held by the Company Entities	A-43
4.8	Cash Conservation	A-43
SECTION 5.	ADDITIONAL COVENANTS OF THE PARTIES	A-43
5.1	Registration Statement; Joint Proxy Statement	A-43
5.2	Company Stockholders’ Meeting	A-44
5.3	Parent Stockholders’ Meeting	A-45
5.4	Regulatory Approvals	A-45
5.5	Option Plans and Company Options	A-46
5.6	Employees	A-46
5.7	Indemnification of Officers and Directors	A-46
5.8	Additional Agreements	A-47
5.9	Disclosure	A-47
5.10	Affiliate Agreements	A-48
5.11	Tax Matters	A-48
5.12	Resignation of Officers and Directors	A-48
5.13	Board of Directors	A-48
5.14	Listing	A-48
5.15	Section 16 Matters	A-48
SECTION 6.	CONDITIONS PRECEDENT TO EACH PARTIES’ OBLIGATIONS TO EFFECT THE MERGER	A-49
6.1	Stockholder Approval	A-49
6.2	Effectiveness of Registration Statement	A-49
6.3	No Restraints	A-49
SECTION 7.	CONDITIONS PRECEDENT TO PARENT’S, MERGER SUB’S, AND LLC’S OBLIGATIONS TO EFFECT THE MERGER	A-49
7.1	Accuracy of Representations	A-49
7.2	Performance of Covenants	A-50
7.3	No Material Adverse Effect	A-50
7.4	Agreements and Documents	A-50
7.5	Consents	A-50
7.6	Appraisal Shares	A-50
SECTION 8.	CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS TO EFFECT THE MERGER	A-50
8.1	Accuracy of Representations	A-50
8.2	Performance of Covenants	A-51
8.3	Documents	A-51

A-iii

8.4	No Material Adverse Effect	A-51
SECTION 9.	TERMINATION	A-51
9.1	Termination	A-51
9.2	Effect of Termination	A-52
9.3	Fees and Expenses	A-53
SECTION 10.	MISCELLANEOUS PROVISIONS	A-54
10.1	Amendment	A-54
10.2	Waiver	A-54
10.3	No Survival of Representations and Warranties	A-54
10.4	Entire Agreement; Counterparts	A-54
10.5	Applicable Law	A-54
10.6	Disclosure Schedule	A-54
10.7	Attorneys’ Fees	A-55
10.8	Assignability	A-55
10.9	Notices	A-55
10.10	Severability	A-56
10.11	Construction	A-56

EXHIBITS

Exhibit A	Certain Definitions
Exhibit B	Form of Certificate of Incorporation of Surviving Corporation
Exhibit C	Form of Affiliate Agreement
Exhibit D	Company Bylaws, Article VII

A-iv

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of November 21, 2005, by and among: SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC., a Delaware corporation (“Parent”); MAMMOTH ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); MAMMOTH ACQUISITION SUB, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“LLC”); and THE MED-DESIGN CORPORATION, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the Boards of Directors of each of Parent, Merger Sub, and the Company and the sole member of LLC deem it advisable and in the best interest of each entity and its respective stockholders or interest holders that Parent and the Company combine in order to advance the long-term business interests of Parent and the Company.

WHEREAS, the strategic combination of Parent and the Company shall be effected in accordance with the Delaware General Corporation Law (the “DGCL”) and the terms of this Agreement through a transaction in which (i) Merger Sub will merge with and into the Company (the “Merger”), the Company will be the surviving corporation in the Merger and will become a wholly owned subsidiary of Parent, and the stockholders of the Company will become stockholders of Parent, and (ii) the Company, as the surviving corporation in the Merger, will merge with and into LLC (the “LLC Merger”), and LLC will be the surviving entity in the LLC Merger (the Merger and the LLC Merger being herein referred to as the “Combination”).

WHEREAS, the Board of Directors of the Company (i) has unanimously determined that the Combination is advisable and consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of the Company and its stockholders, (ii) has unanimously determined that this Agreement is advisable and has approved this Agreement, the Combination and the other transactions contemplated by this Agreement, and (iii) has unanimously determined to recommend that the stockholders of the Company adopt this Agreement.

WHEREAS, the Board of Directors of Parent (i) has unanimously determined that the Combination is advisable and consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders, (ii) has unanimously approved this Agreement, the Combination and the other transactions contemplated by this Agreement, and (iii) has unanimously determined to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock in connection with the Merger.

WHEREAS, for Federal income tax purposes, it is intended that the Combination shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

WHEREAS, in order to induce Parent to enter into this Agreement and to consummate the Combination, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company are executing voting agreements in favor of Parent (the “Company Stockholder Voting Agreements”).

WHEREAS, in order to induce the Company to enter into this Agreement and to consummate the Combination, concurrently with the execution and delivery of this Agreement, certain stockholders of Parent are executing Voting Agreements in favor of the Company (the “Parent Stockholder Voting Agreements”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

SECTION 1.   DESCRIPTION OF TRANSACTION

1.1        Merger of Merger Sub into the Company.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2        Effect of the Merger.   The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3        Closing; Effective Time.   The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward LLP, 4401 Eastgate Mall, San Diego, California, at 10:00 a.m. Pacific Standard Time on a date to be designated by Parent (the “Closing Date”), which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the filing of such certificate of merger with the Secretary of State of the State of Delaware (the “Effective Time”).

1.4        Certificate of Incorporation and Bylaws; Directors and Officers.   Unless otherwise determined by Parent prior to the Effective Time:

(a)        the Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to conform to Exhibit B;

(b)        the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c)        the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5        Conversion of Shares and Warrants.

(a)        At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)         any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)       any shares of Company Common Stock then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)      except as provided in clauses “(i)” and “(ii)” above and subject to Sections 1.5(c), 1.5(d), and 1.5(e), each share of Company Common Stock then outstanding (other than Appraisal Shares as defined in subsection (g) below) shall be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio; and

(iv)       each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

(b)        Exchange Ratio, Definitions Related Thereto, and Certain Dispute Mechanics:

(i)         “Exchange Ratio” shall equal the quotient obtained by dividing: (A) Merger Consideration by (B) the sum of (1) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, and (2) the number of shares of Company Common Stock issuable pursuant to all outstanding options, warrants and other rights to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time excluding warrants with an exercise price that is more than $0.53.

(ii)       Other Definitions:

(1)        “Merger Consideration” shall equal (A) the Total Parent Post-Closing Shares less (B) the sum of (1) the number of shares of Parent Common Stock outstanding immediately prior to the Effective Time, and (2) the number of shares of Parent Common Stock issuable pursuant to all outstanding options, warrants and other rights to acquire shares of Parent Common Stock outstanding immediately prior to the Effective Time, exclusive of options, warrants and other rights with an exercise price that is more than $0.62.

(2)        “Total Parent Post-Closing Shares” shall equal the quotient obtained by dividing: (A) the sum of (1) the number of shares of Parent Common Stock outstanding immediately prior to the Effective Time, and (2) the number of shares of Parent Common Stock issuable pursuant to all outstanding options, warrants and other rights to acquire shares of Parent Common Stock, exclusive of options, warrants and other rights with an exercise price that is more than $0.62; by (B) 0.668  as adjusted as set forth in subsection (3) below by the Adjustment Amount.

(3)        “Adjustment Amount” shall mean the number, expressed as a decimal, equal to (A) the Actual Company Cash Amount at November 30, 2005 less $8,000,000 (“Cash Difference Amount”) multiplied by (B) 0.000000025. If the Cash Difference Amount is a positive number, then the Adjustment Amount shall be subtracted from 0.668  in determining Total Parent Post-Closing Shares. If the Cash Difference Amount is a negative number, then it will be treated as a positive number for purposes of determining the Adjustment Amount and the Adjustment Amount shall be added to 0.668 in determining the Total Parent Post-Closing Shares.

(4)        “Actual Company Cash Amount” shall mean (i) (A) the aggregate amount of cash and cash equivalents, (B) the principal amount of and accrued interest on available for sale securities maturing not later than July 1, 2007, (C) prepaid expenses (but only in the case where, and solely to the extent to, there is a corresponding offsetting obligation that is a Liability that is deducted from cash and cash equivalents in determining Actual Company Cash Amount), (D) accounts receivable (including accrued royalties related to the Becton Dickinson products in an aggregate amount not to exceed $280,000), net of reserves for doubtful accounts, and (E) inventory, net of reserves for excess or obsolete inventory (such net inventory not to exceed $500,000) as reflected on the consolidated balance sheet of the Company Entities (as defined in Section 2.1(a)) as of November 30, 2005 (“Adjustment Balance Sheet”) as finally determined pursuant to Section 1.5(b)(iii) less (ii) (A) the maximum dollar amount of all Liabilities (other than contingent Liabilities and all real property lease payments due during the remaining term of such leases of the Company Entities following November 30, 2005) of the Company Entities as of November 30, 2005, whether or not accrued or reflected or required to be accrued or reflected on the

Adjustment Balance Sheet and without any discount for any time value of money or for any contingency, including, without limitation, all transaction expenses incurred or expected to be incurred by the Company Entities in connection with the Merger and other transactions contemplated by this Agreement (including legal, accounting, director and investment banking fees), the first $400,000 of costs associated with D&O tail insurance plus fifty percent of the costs associated with D&O tail insurance in excess of $800,000 and up to $1,000,000, all lease and other payments (other than real property lease payments) due during the remaining term of all operating and capital leases of the Company Entities, all obligations of the Company Entities to pay severance to former or existing employees of the Company, whether existing or arising by virtue of the Merger and the transactions contemplated by this Agreement, all obligations of the Company Entities under the Asset Purchase Agreement dated April 1, 2004 between the Company and Luther Needlesafe Products, Inc., and all legal expenses incurred or expected to be incurred by the Company Entities prior to Closing for prosecution, maintenance, and enforcement of their intellectual property assets but excluding expenses to be incurred by the Company Entities in the ordinary course of business to operate the Company Entities after November 30, 2005 through the date of Closing other than the accrued lease and intellectual property expenses, (B) a reasonable dollar amount of reserve for any known monetary contingent Liabilities, whether or not accrued or reflected or required to be accrued or reflected on the Adjustment Balance Sheet, and (C) $470,000 (“Total Liabilities”); provided, however, in the event that after November 30, 2005, the Company negotiates the surrender of such lease or sublease of its leased real estate thereunder that is finalized in a written, definitive agreement approved in accordance with Section 4.2(b)(xvii)(1) of this Agreement prior to the date that is at least seven calendar days prior to earlier of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting (as each term is defined in Section 5 below) (the “Adjustment Date”) and in so doing reduces the remaining liability (net of sublease rent) below $470,000, then the Actual Company Cash Amount shall be the amount determined pursuant to this Section plus the Lease Adjustment Amount (as defined below); provided further that as of the Adjustment Date, if the Closing is scheduled to occur or is reasonably likely to occur after February 28, 2006, then the Actual Company Cash Amount shall be reduced by $100,000; provided further that if the litigation referenced on Part 2.21(a) of the Company Disclosure Schedule (the “Litigation”) is not settled by November 30, 2005, then the Actual Company Cash Amount shall be reduced by $200,000 (the “Litigation Adjustment”); and provided further that in the event that the Litigation is not settled by November 30, 2005, but does settle on or after November 30, 2005 and prior to the Adjustment Date, and the Company negotiates such settlement in accordance with Section 4.2(b)(xvii)(2) of this Agreement, then the Litigation Adjustment shall be added back to the Actual Company Cash Amount and the actual amount to be paid, incurred or recovered, as the case may be, by the Company under such settlement after taking into account the costs associated with the Litigation and such settlement (e.g., legal fees related to issued patents or currently pending patent applications or otherwise incurred) through the date of settlement shall be deducted from or added to (as the case may be) the Actual Company Cash Amount. The “Lease Adjustment Amount” shall mean an amount equal to (A) the difference between $470,000 and the remaining Liability (net of sublease rent) for the Company Entities under the lease (B) less any broker fees incurred in connection with the surrender or sublease.

(iii)      As promptly as practicable, but no later than 10 calendar days after November 30, 2005, the Company shall cause to be prepared and delivered to Parent (a) the Adjustment Balance Sheet prepared in accordance with GAAP (excluding GAAP footnotes) and the accounting practices and policies used by the Company to prepare its audited financial statements for the year ended December 31, 2004, (b) to the extent not reflected on the Adjustment Balance Sheet, a calculation of Total Liabilities, with underlying worksheets and documentation in reasonable detail supporting the calculations and (c) a statement presenting the Actual Company Cash Amount, as of November 30, 2005, including all calculations related thereto in reasonable detail (the “Cash Statement”). The Cash Statement shall be accompanied by a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company stating that to the best of their knowledge the Cash Statement is true and correct in all material respects.

(1)        If Parent disagrees with the Company’s Adjustment Balance Sheet, the determination of Total Liabilities and/or its calculation of the Actual Company Cash Amount delivered pursuant to Section 1.5(b) (iii), Parent may, within seven calendar days after delivery of the Cash Statement and other deliverables, deliver a notice to the Company disagreeing with such calculation and setting forth Parent’s calculation of such the Actual Company Cash Amount.

(2)        If a notice of disagreement shall be duly delivered pursuant to Section 1.5(b)(iii)(1), Parent and the Company shall, during the five calendar days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Actual Company Cash Amount. If during such period, Parent and the Company are unable to reach such agreement, they shall promptly thereafter cause Deloitte & Touche LLP (the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating the Actual Company Cash Amount (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). In making such calculation, the Accounting Referee shall consider only those items or amounts in the Adjustment Balance Sheet, Total Liabilities and Cash Statement and the Company’s calculation of the Actual Company Cash Amount as to which Parent has disagreed. The Accounting Referee shall deliver to Parent and the Company, as promptly as practicable (but in any case no later than five calendar days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon Parent and the Company. The cost of such review and report shall be borne equally by Parent and the Company.

(3)        Parent and the Company shall, and shall cause their respective Representatives to, cooperate and assist in the preparation of the Adjustment Balance Sheet and the Cash Statement and the calculation of the Actual Company Cash Amount and in the conduct of the reviews and any dispute resolution referred to in this Section 1.5(b), including, without limitation, the making available to the extent necessary to each other and the Accounting Referee books, records, work papers and personnel.

(c)        If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(d)        No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and, upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by 0.62.

(e)        The Exchange Ratio and the amount paid in lieu of fractional shares shall be adjusted to reflect appropriately the effect of the Company Reverse Stock Split, if applicable, the Parent Reverse Stock Split and any other stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f)         At the Effective Time, each then outstanding warrant to purchase Company Common Stock (each, a “Company Warrant” and collectively “Company Warrants”), whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Warrant immediately prior to the Effective Time, except that (i) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

(g)        To the extent arising under applicable law and notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Statute”) shall not be converted into the right to receive the applicable share of Parent Common Stock as provided in Section 1.5(a)(iii) above, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of the Appraisal Statute. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of the Appraisal Statute. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Statute, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Appraisal Statute, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under the Appraisal Statute shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the applicable share of Parent Common Stock as provided in Section 1.5(a)(iii). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of the Company’s Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, nor shall the Company agree to or commit to making any such payment or settlement.

1.6        Closing of the Company’s Transfer Books.   At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7        Exchange of Certificates.

(a)        On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the “Exchange Agent”). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)        As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c)        Notwithstanding anything to the contrary contained in this Agreement, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Company Stock Certificate to any Person who may be an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company until such Person shall have delivered to Parent and the Company a duly executed Affiliate Agreement as contemplated by Section 5.10.

(d)        No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(e)        Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 calendar days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

(f)         Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g)        Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8        Tax Consequences.   For federal income tax purposes, the Combination is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.9        Further Action.   If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

1.10     The LLC Merger.   Immediately following the Effective Time, Parent shall cause LLC to file with the Secretary of State of the State of Delaware a properly executed certificate of merger for the LLC Merger (the “LLC Certificate of Merger”) conforming to the requirements of the DGCL. The LLC Merger shall become effective at the time the LLC Certificate of Merger is filed with the Secretary of State of the State of Delaware.

1.11     Effects of the LLC Merger.

(a)        At the time at which the LLC Merger is filed with the Secretary of State of Delaware, as described in Section 1.10 (the “LLC Effective Time”), (i) the separate existence of the Company shall cease and the Company shall be merged with and into LLC, with LLC as the surviving entity in the LLC Merger (LLC and the Company are sometimes referred to below as the “LLC Constituent Entities” and LLC following the LLC Merger is sometimes referred to below as the “Continuing LLC”), and (ii) the Certificate of Formation and the Operating Agreement of LLC as in effect immediately prior to the Effective Time shall be unchanged by the LLC Merger.

(b)        At and after the LLC Effective Time, the Continuing LLC shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of each of the LLC Constituent Entities; and all singular rights, privileges, powers, and franchises of each of the LLC Constituent Entities, and all property, real, personal, and mixed, and all debts due to either of the LLC Constituent Entities on whatever account, and all other things in action or belonging to each of the LLC Constituent Entities, shall be vested in the Continuing LLC, and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Continuing LLC as they were of the LLC Constituent Entities, and the title to any real estate vested by deed or otherwise, in either of the LLC Constituent Entities, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the LLC Constituent Entities shall be preserved unimpaired, and all debts, liabilities, and duties of the LLC Constituent Entities shall thereafter attach to the Continuing LLC, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

1.12     Conversion of Securities in LLC Merger.   By virtue of the LLC Merger and without any further action on the part of the Company, LLC or Continuing LLC, (i) each limited liability company interest of LLC then outstanding shall remain outstanding and each certificate therefor shall continue to evidence one limited liability company interest of the Continuing LLC and (ii) each share of common stock of the Company then outstanding shall be converted into limited liability company interest of the Continuing LLC.

SECTION 2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent, Merger Sub and LLC as follows:

2.1        Subsidiaries; Due Organization; Etc.

(a)        The Company has no Subsidiaries, except for the corporations identified in Part 2.1(a) (i) of the Company Disclosure Schedule; and neither the Company nor any of the other corporations identified in Part 2.1(a) (i) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) (ii) of the Company Disclosure Schedule. (The Company and each of its Subsidiaries are referred to collectively in this Agreement as the “Company Entities.”) None of the Company Entities has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Company Entities has, at any time, been a general partner of, or has otherwise been liable for any of the debts or obligations of, any general partnership, limited partnership or other Entity.

(b)        Each of the Company Entities is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)        Each of the Company Entities is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for those jurisdictions where such failure to so qualify would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

2.2        Certificate of Incorporation and Bylaws.   The Company has made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Company Entities, including all amendments thereto.

2.3        Capitalization, Etc.

(a)        The authorized capital stock of the Company consists of: (i) 30,000,000 shares of Company Common Stock, of which 16,874,486 shares have been issued and are outstanding as of the date of this Agreement and (ii) 4,700,000 shares of Company Preferred Stock, none of which is issued and outstanding as of the date of this Agreement. Except as set forth in Part 2.3(a) (i) of the Company Disclosure Schedule, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Company Common Stock held by any of the other Company Entities. Except as set forth in Part 2.3(a)(i) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Entity Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Company Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

(b)        As of the date of this Agreement: (i) 1,842,352 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company’s 2001 Equity Incentive Plan; and (ii) 51,833 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company’s Non-Qualified Stock Option Plan. The Company Entities have no employee stock purchase plan, nor have the Company Entities ever had an employee stock purchase plan. (Options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company’s stock option plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) are referred to in this Agreement as “Company Options.”) Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option expires. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which any of the outstanding Company Options were issued, and the forms of all stock option agreements evidencing such options.

(c)        Except as set forth in Part 2.3(b) and Part 2.3(c) of the Company Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Company Entities; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Company Entities; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Company Entities is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Company Entities.

(d)        All outstanding capital stock, options and other securities of the Company Entities have been issued and granted in all material respects in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

(e)        All of the outstanding shares of capital stock of the corporations identified in Part 2.1(a) (ii) of the Company Disclosure Schedule have been duly authorized and are validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

2.4        SEC Filings; Financial Statements.

(a)        The Company has made available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 2002, and all amendments thereto (the “Company SEC Documents”). Except as set forth in Part 2.4 of the Company Disclosure Schedule, all statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)        The financial statements of the Company (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, except as noted in the Company Disclosure Schedule; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or on Part 2.4(b) of the Company Disclosure Schedule or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby.

(c)        The Company has timely filed all certifications and statements required by (x) Rule 13a-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Documents. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act.

(d)        The Company has in place internal controls over financial reporting that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and include policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorization of management and the advisors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements.

(e)        Since January 1, 2002, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the board of directors of the Company or any committee thereof, other than ordinary course audits or review of accounting polices and practices or internal controls required by the Sarbanes-Oxley Act of 2002.

2.5        Absence of Changes.   Except as disclosed in Part 2.5 of the Company Disclosure Schedule, since December 31, 2004 through the date of this Agreement, the Company Entities have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect on the Company Entities, (ii) any damage, destruction, or loss (whether or not covered by insurance) with respect to any property of the Company Entities having a Material Adverse Effect on the Company Entities, (iii) any material change by the Company Entities in their accounting methods, principles, or practices, or (iv) any other action or event that would have required the consent of Parent pursuant to Section 4.2(b) of this Agreement had such action or event occurred after the date of this Agreement.

2.6        Title to Assets.   The Company Entities own, and have good and valid title to, all assets purported to be owned by them, including: (i) all assets reflected on the Company Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business and other surplus property disposed of as described in Part 2.6 of the Company Disclosure Schedule, since the date of the Company Unaudited Interim Balance Sheet); and (ii) all other assets reflected in the books and records of the Company Entities as being owned by the Company Entities. All of said assets are owned by the Company Entities free and clear of any Encumbrances, except for (1) any lien for current taxes not yet due and payable, (2) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Company Entities, and (3) liens described in Part 2.6 of the Company Disclosure Schedule.

2.7        Receivables; Customers; Inventories.

(a)        All existing accounts receivable of the Company Entities (including those accounts receivable reflected on the Company Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Company Unaudited Interim Balance Sheet, and have not yet been collected) (i) represent valid obligations of customers of the Company Entities arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and, to the best of the Company’s knowledge, will be collected in full when due, without any counterclaim or set off, subject to any allowance for bad debt on the Company Unaudited Interim Balance Sheet.

(b)        Part 2.7(b) of the Company Disclosure Schedule contains an accurate and complete list as of the date indicated thereon (which in no event shall be more than two calendar days prior to the date of this Agreement) of all outstanding loans and advances made by any of the Company Entities to any employee, director, consultant or independent contractor, other than routine travel advances made to employees in the ordinary course of business.

(c)        Part 2.7(c) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for (i) more than 10% of the consolidated gross revenues of the Company Entities in fiscal year 2004, or (ii) more than 10% of the consolidated gross revenues of the Company Entities in the fiscal quarter ended September 30, 2005. The Company has not received any notice or other communication (in writing or otherwise), and has not received any other information, indicating that any customer or other Person identified in Part 2.7(c) of the Company Disclosure Schedule may cease dealing with any of the Company Entities or may otherwise reduce the volume of business transacted by such Person with any of the Company Entities below historical levels.

(d)        The inventory of the Company Entities having a value reflected on the Company Unaudited Interim Balance Sheet was, and the current inventory (the “Company Inventory”) of the Company Entities is, properly valued in accordance with GAAP and is in usable and, in the case of finished goods, saleable, condition in the ordinary course of business at an amount not less than the amounts carried therein. The Company Inventory is not excessive and, taken as a whole, is adequate in relation to the current trading requirements of the business of each of the Company Entities, and none of the Company Inventory is obsolete, slow moving, unmarketable or inappropriate in relation to the current business of each of the Company Entities. The finished goods, work in progress, raw materials and other materials and supplies included in such Company Inventory are of a standard which is not lower than the generally accepted standard prevailing in the industries of which the business of each Company Entity forms a part.

2.8        Real Property; Equipment; Leasehold.   All material items of equipment and other tangible assets owned by or leased to the Company Entities are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company Entities in the manner in which such business is currently being conducted. Except as set forth in Part 2.8 of the Company Disclosure Schedule, none of the Company Entities own any real property or any interest in real property. Part 2.8 of the Company Disclosure Schedule contains an accurate and complete list of all the Company Entities’ real property leases.

2.9        Intellectual Property.

(a)        Products and Services.   Part 2.9(a) of the Company Disclosure Schedule accurately identifies and describes each Company Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by any of the Company Entities.

(b)        Registered IP.   Part 2.9(b) of the Company Disclosure Schedule accurately identifies: (a) each item of Registered IP in which any of the Company Entities has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (c) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (d) each Company Product identified in Part 2.9(a) of the Company Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to Company Products currently under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. The Company has provided to Parent complete and accurate copies of all applications, material correspondence with any Governmental Body, and other material documents related to each such item of Registered IP.

(c)        Inbound Licenses.   Part 2.9(c) of the Company Disclosure Schedule accurately identifies: (a) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Product and that is not otherwise material to the business of any of the Company Entities); and (b) whether the licenses or rights granted to the Company Entities in each such Contract are exclusive or non-exclusive.

(d)        Outbound Licenses.   Part 2.9(d) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. Except for the Contracts identified on Part 2.9(d) of the Company Disclosure Schedule, none of the Company Entities are bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Company Entities to use, exploit, assert, or enforce any Company IP anywhere in the world.

(e)        Royalty Obligations.   Part 2.9(e) of the Company Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by any of the Company Entities to any other Person (other than sales commissions paid to employees according to the Company Entities’ standard commissions plan) upon or for the manufacture, sale, or distribution of any Company Product or the use of any Company IP.

(f)         Standard Form IP Agreements.   The Company has made available to Parent a complete and accurate copy of each standard form of Company IP Contract used by any of the Company Entities at any time since inception, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property Rights; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (c) confidentiality or nondisclosure agreement. Part 2.9(f) of the Company Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent, including any agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Company Product or otherwise related to the business, research, or development of any of the Company Entities.

(g)        Ownership Free and Clear.   The Company Entities exclusively own all right, title, and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Company Entities, as identified in Part 2.9(c) of the Company Disclosure Schedule) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.9(d) of the Company Disclosure Schedule). Without limiting the generality of the foregoing:

(i)         Perfection of Rights.   All documents and instruments necessary to establish, perfect, and maintain the rights of the Company Entities in the Company Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii)       Employees and Contractors.   Each Person who is or was an employee or contractor of any of the Company Entities and who is or was involved in the creation or development of any Company Product or Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Company Product or Company IP to such Company Entity and confidentiality provisions protecting the Company IP. No current or former stockholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. To the knowledge of the Company, no employee of any of the Company Entities is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for any of the Company Entities or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of any of the Company Entities.

(iii)      Government Rights.   No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(iv)       Protection of Proprietary Information.   Each of the Company Entities has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Company Entities or any Company Product. Without limiting the generality of the foregoing, no portion of the source code for any software ever owned or developed by any of the Company Entities and now used in its business has been disclosed or licensed to any escrow agent or other Person.

(v)        Past IP Dispositions.   Except for the Contracts set forth on Part 2.9(c) of the Company Disclosure Schedule, none of the Company Entities has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any material Intellectual Property Right to any other Person.

(vi)       Standards Bodies.   None of the Company Entities is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any of the Company Entities to grant or offer to any other Person any license or right to any Company IP.

(vii)     Sufficiency.   Except as set forth in Part 2.9(g) of the Company Disclosure Schedule, each of the Company Entities owns or otherwise has, and after the Closing will have, all Intellectual Property Rights needed to conduct its business as currently conducted.

(h)        Valid and Enforceable.   To the knowledge of the Company, except as set forth on Part 2.9(h) of the Company Disclosure Schedule, all Company IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

(i)         Misuse and Inequitable Conduct.   None of the Company Entities has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company IP that is Registered IP.

(ii)       Trademarks.   To the knowledge of the Company, no material trademark or trade name owned, used, or applied for by any of the Company Entities conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or would reasonably be expected to result in, the abandonment of any material trademark (whether registered or unregistered) owned, used, or applied for by any of the Company Entities.

(iii)      Legal Requirements and Deadlines.    No Registered IP of any Company Entity has been abandoned or allowed to lapse such that the abandonment or lapse would constitute a breach of an agreement between a Company Entity and any third party. Part 2.9(h) (iii) of the Company Disclosure Schedule accurately identifies and describes as of the date of this Agreement each action, filing, and payment that must be taken or made on or before the date that is 120 calendar days after the date of this Agreement in order to maintain such item of Company IP in full force and effect.

(iv)       Interference Proceedings and Similar Claims.   No interference, opposition, reissue, reexamination, or other Proceeding is or has been pending or, to the knowledge of the Company, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the knowledge of the Company, there is no basis for a claim that any Company IP is invalid or unenforceable.

(i)         Third-Party Infringement of Company IP.   To the knowledge of the Company, except as set forth on Part 2.9(i) of the Company Disclosure Schedule, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 2.9(i) of the Company Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Company Entities or any representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j)         Effects of This Transaction.   Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Company IP; (b) a breach of or default under any Company IP Contract; (c) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(k)        No Infringement of Third Party IP Rights.   To the knowledge of the Company, except as set forth in Part 2.9(k) of the Company Disclosure Schedule, (a) none of the Company Entities has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition, (b) no Company Product, and no method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person, and (c) there is no legitimate basis for a claim that any of the Company Entities or any Company Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Company Product, or any method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any valid and enforceable Intellectual Property Right of, or contains any valid and enforceable Intellectual Property misappropriated from, any other Person.

(l)         Infringement Claims.   No infringement, misappropriation, or similar claim or Proceeding is pending or, to the knowledge of the Company, threatened against any of the Company Entities or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by any of the Company Entities with respect to such claim or Proceeding. Except as set forth on Part 2.9(l) of the Company Disclosure Schedule, none of the Company Entities has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by any of the Company Entities, any of their employees or agents, or any Company Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person.

(m)      Other Infringement Liability.   None of the Company Entities is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in the Company Entities’ standard forms of Company IP Contracts or in Contracts otherwise identified in Part 2.9 of the Company Disclosure Schedule).

(n)        Infringement Claims Affecting In-Licensed IP.   To the knowledge of the Company, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Company Entities is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Company Entities, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Company Product.

(o)        The Company has no Company Privacy Policy.

(p)        The Company Entities do not maintain, or have other Persons maintain for any of the Company Entities, any electronic or other database containing (in whole or in part) Personal Data (the “Company Databases”).

(q)        Each of the Company Entities has complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data, or Personal Data.

(r)        Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor Parent’s possession or use of the User Data or any data or information in the Company Databases, will result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy, User Data, or Personal Data.

2.10     Contracts.   Part 2.10 of the Company Disclosure Schedule lists (i) all material contracts of the Company Entities (within the meaning of Item 601(10) of Regulation S-K) that have not been filed as exhibits to the Company SEC Documents; and (ii) all amendments to the Company Material Contracts (as defined below), whether or not such contracts were filed as exhibits to the Company SEC Documents, unless such amendments were also filed as exhibits to the Company SEC Documents. The contracts listed on Part 2.10 of the Company Disclosure Schedule together with the contracts filed as exhibits to the Company SEC Documents are referred to collectively as the “Company Material Contracts”. All Company Material Contracts, as amended pursuant to amendments filed as exhibits to the Company SEC Documents or listed on Part 2.10 of the Company Disclosure Schedule, have either expired or remain in full force and effect, in each case in accordance with their terms as stated in such documents. The Company Entities have not breached, or received in writing any claim or threat that they have breached, any of the terms and conditions of any Company Material Contract in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from the Company Entities under any Company Material Contract, and the Company Entities are not aware of the existence of a material breach of a Company Material Contract by any other party thereto. The Company Entities are not engaged, and has not agreed to engage, in any discussions related to the material amendment of any Company Material Contract.

2.11     FDA and Regulatory Matters.

(a)        Except as set forth in Part 2.11 of the Company Disclosure Schedule, (i) with respect to the Company Products and, to the extent applicable, any currently under development (A) the Company Entities have obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by the United States or foreign governments or government agencies, to permit the design, development, manufacture, labeling, sale, distribution and promotion of the Company Products in jurisdictions where it currently conducts such activities (the “Activities to Date”) with respect to each Company Product (collectively, the “Company Licenses”), except where the failure to hold such Company Licenses has not been material to the Company Entities and would not reasonably be expected to be material to the Company Entities; (B) the Company Entities are in material compliance with all terms and conditions of each Company License and with all applicable laws pertaining to the Activities to Date with respect to each Company Product which is not required to be the subject of a Company License; (C) the Company Entities are in compliance in all material respects with all Legal Requirements regarding registration, license, certification for each site at which a Company Product is manufactured, labeled, sold, or distributed; and (D) to the extent any Company Product has been exported from the United States, the Company or, as applicable, a subsidiary of the Company exporting such Company Product, has exported such Company Product in compliance in all material respects with all Legal Requirements, and (ii) the Company Entities are in compliance in all material respects with all applicable reporting requirements for all Company Licenses or plant registrations described in clause (i) above.

(b)        The Company Entities are in material compliance with all FDA and non-United States equivalent agencies and similar state and local laws applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Company Products. Part 2.11(b) of the

Company Disclosure Schedule sets forth a list of all applicable adverse event reports related to the Company Products, including any Medical Device Reports (as defined in 21 CFR 803).

(c)        Since January 1, 2000, none of the Company Entities has received any written notice or other written communication from the FDA or any other Governmental Body (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Company Products or (ii) otherwise alleging any violation of any laws by any of the Company Entities with respect to any Company Product.

(d)        There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken (or, to the knowledge of the Company, threatened) by the FDA or any other Governmental Body with respect to any of the Company Products, including any facilities where any such Company Products are produced, processed, packaged or stored and none of the Company Entities has within the last three (3) years, either voluntarily or at the request of any Governmental Body, initiated or participated in a recall of any Company Product or provided post-sale warnings regarding any Company Product.

(e)        All filings with and submissions to the FDA and any corollary entity in any other jurisdiction made by any of the Company Entities with regard to the Company Products, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

2.12     Liabilities.   None of the Company Entities has any accrued, contingent or other Liabilities of any nature, either matured or unmatured, except for: (a) Liabilities identified as such in the Company Unaudited Interim Balance Sheet or the notes thereto; (b) Liabilities that have been incurred by the Company Entities since the date of the Company Unaudited Interim Balance Sheet in the ordinary course of business, consistent with past practices; (c) Liabilities incurred under this Agreement and the other agreements contemplated hereby; (d) Liabilities described in Part 2.12 of the Company Disclosure Schedule; and (e) other immaterial Liabilities that in the aggregate are not material.

2.13     Compliance with Legal Requirements.   Since January 1, 2000, each of the Company Entities has complied in all material respects with all applicable Legal Requirements. Since January 1, 2000, none of the Company Entities has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply in all material respects with, any Legal Requirement.

2.14     Certain Business Practices.   None of the Company Entities nor, to the knowledge of the Company, any director, officer, agent or employee of any of the Company Entities has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

2.15     Governmental Authorizations.

(a)        The Company Entities hold all material Governmental Authorizations necessary to enable the Company Entities to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Company Entity is in substantial compliance with the terms and requirements of such Governmental Authorizations. None of the Company Entities has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental

Authorization. No Governmental Body has at any time since January 1, 2000, challenged in writing the right of any of the Company Entities to design, manufacture, offer or sell any of its products or services.

2.16     Tax Matters.

(a)        Each of the Company Entities has filed all material Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by each of the Company Entities (whether or not shown on any Tax Return) have been paid. None of the Company Entities is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company Entities do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Company Entities.

(b)        Each of the Company Entities has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)        To the knowledge of the Company, no additional Taxes will be assessed for any period for which Tax Returns have been filed. No Proceedings relating to Taxes are pending or being conducted with respect to any of the Company Entities. No Proceedings relating to Taxes are pending or being conducted with respect to any of the Company Entities. None of the Company Entities has received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against any of the Company Entities.

(d)        Part 2.16(d) of the Company Disclosure Schedule lists all income and other material Tax Returns filed with respect to each of the Company Entities for taxable periods ended on or after January 1, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are subject to audit. The Company has made available to Parent correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company Entities.

(e)        None of the Company Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)         None of the Company Entities is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. None of the Company Entities is a party to or bound by any Tax allocation or sharing agreement. Each of the Company Entities has (A) not been a member of an “Affiliated Group” filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) no Liability for the Taxes of any Person (other than such Company Entities) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)        The unpaid Taxes of the Company Entities (A) did not, as of the date of the Company Unaudited Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Unaudited Interim Balance Sheet, and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Entities in filing their Tax Returns. Since the date of the Company Unaudited Interim Balance Sheet, none of the Company Entities has incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the ordinary course of business and inconsistent with past custom and practice.

(h)        None of the Company Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(i)         None of the Company Entities has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.

(j)         Except as disclosed in Section 2.16(j) of the Company Disclosure Schedule, no Company Option, Company Employee Plan or Company Contract violates or is otherwise subject to Section 409A of the Code. All of the Company Options and stock appreciation rights that were granted after October 3, 2004, or which vest or vested (in whole or in part) after December 31, 2004, have (or, if already terminated, had) an exercise price that was not less than the fair market value of the underlying stock as of the date such option or right was granted. The Company Entities are not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of the Tax imposed by Section 409A(a)(1)(B) of the Code.

(k)        None of the Company Entities has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder.

(l)         The amount of the Company Entities’ consolidated net operating loss carryovers, consolidated capital loss carryovers and general business credit carryovers as of December 31, 2004 are listed in Section 2.16(l) of the Company Disclosure Schedule. The Company Entities have no net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement).

2.17     Employee and Labor Matters; Benefit Plans.

(a)        Part 2.17(a) of the Company Disclosure Schedule accurately sets forth, with respect to each employee of each of the Company Entities (including any employee of any of the Company Entities who is on a leave of absence or on layoff status):

(i)         the name of such employee, the Company Entity by which such employee is employed and the date as of which such employee was originally hired by such Company Entity;

(ii)       such employee’s title;

(iii)      the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the applicable Company Entity with respect to services performed in 2004, and services performed through September 30, 2005; and

(iv)       such employee’s annualized compensation as of the date of this Agreement.

(b)        Part 2.17(b) of the Company Disclosure Schedule accurately identifies each former employee of any of the Company Entities who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from any of the Company Entities or otherwise) relating to such former employee’s employment with any of the Company Entities; and Part 2.17(b) of the Company Disclosure Schedule accurately describes such benefits.

(c)        Except as set forth in Part 2.17(c) of the Company Disclosure Schedule, the employment of each of the Company Entities’ employees is terminable by the applicable Company Entity at will. The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of each of the Company Entities.

(d)        [Intentionally omitted.]

(e)        Part 2.17(e) of the Company Disclosure Schedule accurately sets forth, with respect to each independent contractor of each of the Company Entities working for such Company Entity on or after January 1, 2000:

(i)         the name of such independent contractor, the Company Entity with which such independent contractor is contracted and the date as of which such independent contractor was originally hired by such Company Entity;

(ii)       a description of such independent contractor duties and responsibilities;

(iii)      the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the applicable Company Entity with respect to services performed in 2004, and services performed through September 30, 2005; and

(iv)       the terms of compensation of such independent contractor.

(f)         Except as set forth in Part 2.17(f) of the Company Disclosure Schedule, none of the Company Entities is a party to or bound by, and since January 1, 2000, none of the Company Entities has ever been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

(g)        None of the Company Entities is or has ever been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any of the Company Entities or any of their employees. There is not now pending, and no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and to the knowledge of the Company, no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(h)        None of the current or former independent contractors of any of the Company Entities who has worked for the Company Entities on or after January 1, 2000, could properly be reclassified as an employee. There are not, and at no time since January 1, 2000 have been, any independent contractors who have provided services to any of the Company Entities or any Company Affiliate for a period of six consecutive months or longer. Since January 1, 2000, none of the Company Entities has ever had any temporary or leased employees, other than temporary employees provided through temporary agencies that were used no more than two consecutive business weeks or for more than 30 total days. No independent contractor of the Company is eligible to participate in any Company Employee Plan.

(i)         Part 2.17(i) of the Company Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement. None of the Company Entities intends nor have any of them committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(j)         The Company has made available to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any of the Company Entities or any Company Affiliate that would cause the Company Entities to incur a material liability that is not accrued on the Company Unaudited Interim Balance Sheet; (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of any of the Company Entities or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(k)        Each of the Company Entities and Company Affiliates have performed all obligations required to be performed by them under each Company Employee Plan and are not in default or violation of, and the Company does not have knowledge of any default or violation by any other party to, the terms of any Company Employee Plan, and each Company Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no claims or Proceedings pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company Entities or any Company Affiliate (other than ordinary administration expenses). There are no audits, inquiries or Proceedings pending or, to the knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan. None of the Company Entities nor any Company Affiliate has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each of the Company Entities and Company Affiliates have made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(l)         None of the Company Entities nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. None of the Company Entities nor any Company Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Pension Plan in which stock of any of the Company Entities or any Company Affiliate is or was held as a plan asset. The Company Entities have no, and have never had, any Foreign Plan.

(m)      Except as disclosed in Part 2.17(m) of the Company Disclosure Schedule, no Company Employee Plan provides (except at no cost to the Company Entities or any Company Affiliate), or reflects or represents any liability of any of the Company Entities or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Company Entities or any Company Affiliate, none of the Company Entities nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(n)        Except as set forth in Part 2.17(n) of the Company Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(o)        Except as set forth in Part 2.17(o) of the Company Disclosure Schedule, each of the Company Entities and Company Affiliates: (i) are, and at all times have been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the knowledge of the Company, threatened or reasonably anticipated claims or Proceedings against any of the Company Entities or any Company Affiliate under any worker’s compensation policy or long-term disability policy.

(p)        To the knowledge of the Company, no stockholder nor any Company Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person’s efforts to promote the interests of the Company Entities or that would interfere with the businesses of the Company Entities or any Company Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Company Entities or any Company Affiliate as presently conducted nor any activity of such stockholder or Company Employees in connection with the carrying on of the business of the Company Entities or any Company Affiliate as presently conducted will, to the knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such stockholders or Company Employees is now bound.

2.18     Environmental Matters.   Each of the Company Entities (i) is in compliance in all material respects with all applicable Environmental Laws and (ii) possesses all material permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance in all material respects with the terms and conditions thereof. None of the Company Entities has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Employee or otherwise, that alleges that any of the Company Entities is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Company Entities with any Environmental Law in the future. To the knowledge of the Company, (a) all property that is leased to, controlled by or used by any of the Company Entities, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by any of the Company Entities contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by any of the Company Entities contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed. No Company Entity has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take “removal” or “remedial’ action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

2.19     Insurance.   The Company has made available to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company Entities. Each of such insurance policies is in full force and effect. None of the Company Entities has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 2.19 of the Company Disclosure Schedule, there is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Company Entities.

2.20     Transactions with Affiliates.   Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the

Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 2.20 of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

2.21     Legal Proceedings; Orders.

(a)        Except as set forth in Part 2.21 of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Company Entities or any of the assets owned or used by any of the Company Entities; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Combination or any of the other transactions contemplated by this Agreement. Except as set forth in Part 2.21 of the Company Disclosure Schedule, to the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)        There is no order, writ, injunction, judgment or decree to which any of the Company Entities, or any of the assets owned or used by any of the Company Entities, is subject. To the knowledge of the Company, no officer or key employee of any of the Company Entities is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Company Entities.

2.22     Authority; Binding Nature of Agreement.   The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has (a) unanimously approved this Agreement and declared that it is advisable and in the best interests of the Company’s stockholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company, (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for adoption by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2), and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Combination or any of the other transactions contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Company Stockholder Voting Agreements, the Board of Directors of the Company approved the Company Stockholder Voting Agreements and the transactions contemplated thereby. No state takeover statute or similar Legal Requirement applies or purports to apply to the Combination, this Agreement or any of the transactions contemplated hereby.

2.23     No Existing Discussions.   None of the Company Entities, and no Representative of any of the Company Entities, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Company Acquisition Proposal.

2.24     Vote Required.   The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

2.25     Non-Contravention; Consents.   Except as set forth in Part 2.25 of the Company Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by the Company, nor (2) the consummation by the Company of the Combination or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a)        contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Company Entities, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Company Entities;

(b)        contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Combination or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Company Entities, or any of the assets owned or used by any of the Company Entities, is subject;

(c)        contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Company Entities or that otherwise relates to the business of any of the Company Entities or to any of the assets owned or used by any of the Company Entities;

(d)        contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Entity Contract that constitutes a Company Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Entity Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Entity Contract, (iii) accelerate the maturity or performance of any such Company Entity Contract, or (iv) cancel, terminate or modify any term of such Company Entity Contract; or

(e)        result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Company Entities (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Company Entities).

(f)         Except as may be required by the Exchange Act, the DGCL and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus), none of the Company Entities was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by the Company, or (y) the consummation by the Company of the Combination or any of the other transactions contemplated by this Agreement.

2.26     Fairness Opinion.   The Company’s board of directors has received the written opinion of The Spartan Group, LLC, financial advisor to the Company, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to the stockholders of the Company from a financial point of view. The Company has furnished an accurate and complete copy of said written opinion to Parent.

2.27     Financial Advisor.   Except for The Spartan Group, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Combination or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Company Entities. The total of all fees, commissions and other amounts that may become payable to The Spartan Group, LLC by the Company if the Combination is consummated will not exceed $500,000. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of The Spartan Group, LLC.

2.28     Full Disclosure.

(a)        This Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in Section 7.4(d) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b)        None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus (other than information provided by Parent, as to which no representation or warranty is made) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

SECTION 3.   REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND LLC

Parent, Merger Sub and LLC represent and warrant to the Company as follows:

3.1        Subsidiaries; Due Organization; Certificate of Incorporation and Bylaws.   Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent, Merger Sub and LLC has all necessary corporate power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound. Each of the Parent Entities is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for those jurisdictions where such failure to so qualify would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Parent has made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent, including all amendments thereto.

3.2        Capitalization, Etc.

(a)        The authorized capital stock of Parent consists of: (i) 70,000,000 shares of Parent Common Stock, of which 44,629,445 shares have been issued and are outstanding as of the date of this Agreement; and 30,000,000 shares of Preferred Stock, none of which is issued and outstanding as of the date of this Agreement. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Parent is under no obligation pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock.

(b)        As of the date of this Agreement: (i) no shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Parent’s 2004 Equity Incentive Plan; (ii) 111,250 shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Parent’s 2000 Stock Option Plan; and (iii) 13,000 shares of Parent Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Parent’s 2001 Stock Option Plan. (Options to purchase shares of Parent Common Stock (whether granted by Parent pursuant to Parent’s stock option plans, assumed by Parent in connection with any merger, acquisition or similar transaction or otherwise issued or granted) are referred to in this Agreement as “Parent Options.”) Part 3.2(b) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Parent Option was granted; (ii) the name of the optionee; (iii) the number of shares of Parent Common Stock subject to such Parent Option; (iv) the exercise price of such Parent Option; (v) the date on which such Parent Option was granted; (vi) the applicable vesting schedule, and the extent to which such Parent Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Parent Option expires. Parent has made available to the Company accurate and complete copies of all stock option plans pursuant to which any of the outstanding Parent Options were issued, and the forms of all stock option agreements evidencing such options.

(c)        Except as set forth in Part 3.2(c) of the Parent Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent.

(d)        All outstanding capital stock, options and other securities of the Parent Entities have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

(e)        All of the outstanding shares of capital stock of the Subsidiaries of Parent have been duly authorized and are validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by Parent, free and clear of any Encumbrances.

3.3        SEC Filings; Financial Statements.

(a)        Parent has made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Parent with the SEC since January 1, 2002 (the “Parent SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)        The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

(c)        Parent has timely filed all certifications and statements required by (x) Rule 13a-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Parent SEC Documents. Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act.

(d)        Parent has in place internal controls over financial reporting that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and include policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately reflect the transactions and dispositions of the assets of Parent; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorization of management and the advisors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of Parent that could have a material effect on the financial statements.

(e)        Since January 1, 2002, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Parent, the board of directors of Parent or any committee thereof, other than ordinary course audits or review of accounting polices and practices or internal controls required by the Sarbanes-Oxley Act of 2002.

3.4        Absence of Certain Changes.   Since December 31, 2004 through the date of this Agreement, the Parent Entities have conducted their business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect on the Parent Entities, (ii) any damage, destruction, or loss (whether or not covered by insurance) with respect to any property of the Parent Entities having a Material Adverse Effect on the Parent Entities, (iii) any material change by the Parent Entities in their accounting methods, principles, or practices, or (iv) except as disclosed in Schedule 3.4 of the Parent Disclosure Schedule, any other action or event that would have required the consent of the Company pursuant to Section 4.2(b) of this Agreement had such action or event occurred after the date of this Agreement.

3.5        Title to Assets.   The Parent Entities own, and have good and valid title to, all assets purported to be owned by them, including: (i) all assets reflected on the Parent Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent Unaudited Interim Balance Sheet); and (ii) all other assets reflected in the books and records of the Parent Entities as being owned by the Parent Entities. All of said assets are owned by the Parent Entities free and clear of any Encumbrances, except for (1) any lien for current taxes not yet due and payable, (2) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Parent Entities, and (3) liens described in Part 3.5 of the Parent Disclosure Schedule.

3.6        Contracts.   Part 3.6 of the Parent Disclosure Schedule lists (i) all material contracts of the Parent Entities (within the meaning of Item 601(10) of Regulation S-K) that have not been filed as exhibits to the Parent SEC Documents; and (ii) all amendments to the Parent Material Contracts (as defined below), whether or not such contracts were filed as exhibits to the Parent SEC Documents, unless such amendments were also filed as exhibits to the Parent SEC Documents. The contracts listed on Part 3.6 of the Parent Disclosure Schedule together with the contracts filed as exhibits to the Parent SEC Documents are referred to collectively as the “Parent Material Contracts”. All Parent Material Contracts, as amended pursuant to amendments filed as exhibits to the Parent SEC Documents or listed on Part 3.9 of the Parent Disclosure Schedule, have either expired or remain in full force and effect, in each case in accordance with their terms as stated in such documents. The Parent Entities have not breached, or received in writing any claim or threat that they have breached, any of the terms and conditions of any Parent Material Contract in such a manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from the Parent Entities under any Parent Material Contract, and Parent is not aware of the existence of a material breach of a Parent Material Contract by any other party thereto. The Parent Entities are not engaged, and have not agreed to engage, in any discussions related to the material amendment of any Parent Material Contract.

3.7        FDA and Regulatory Matters.

(a)        Except as set forth in Part 3.7 of the Parent Disclosure Schedule, (i) with respect to the Parent Products and, to the extent applicable, any currently under development (A) the Parent Entities have obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by the United States or foreign governments or government agencies, to permit the design, development, manufacture, labeling, sale, distribution and promotion of Parent Products in jurisdictions where they currently conduct such activities (the “Parent Activities to Date”) with respect to each Parent Product (collectively, the “Parent Licenses”), except where the failure to hold such Parent Licenses has not been material to the Parent Entities and would not reasonably be expected to be material to the Parent Entities; (B) the Parent Entities are in material compliance with all terms and conditions of each Parent License and with all applicable laws pertaining to the Parent Activities to Date with respect to each Parent Product which is not required to be the subject of a Parent License; (C) the Parent Entities are in compliance in all material respects with all Legal Requirements regarding registration, license, certification for each site at which a Parent Product is manufactured, labeled, sold, or distributed; and (D) to the extent any Parent Product has been exported from the United States, Parent or, as applicable, a subsidiary of Parent exporting such Parent Product, has exported such Parent Product in compliance in all material respects with all Legal Requirements, and (ii) the Parent Entities are in compliance in all material respects with all applicable reporting requirements for all Parent Licenses or plant registrations described in clause (i) above.

(b)        The Parent Entities are in material compliance with all FDA and non-United States equivalent agencies and similar state and local laws applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Products. Part 3.7(b) of the Parent Disclosure Schedule sets forth a list of all applicable adverse event reports related to the Parent Products, including any Medical Device Reports (as defined in 21 CFR 803).

(c)        Since January 1, 2000, the Parent Entities have not received any written notice or other written communication from the FDA or any other Governmental Body (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Parent Products or (ii) otherwise alleging any violation of any laws by Parent with respect to any Parent Products.

(d)        There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken (or, to the knowledge of Parent, threatened) by the FDA or any other Governmental Body with respect to any of Parent Products, including any facilities where any such Parent Products are produced, processed, packaged or stored and has within the last three (3) years, either voluntarily or at the request of any Governmental Body, initiated or participated in a recall of any Parent Product or provided post-sale warnings regarding any Parent Product.

(e)        All filings with and submissions to the FDA and any corollary entity in any other jurisdiction made by the Parent Entities with regard to Parent Products, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

3.8        Liabilities.   None of the Parent Entities has any accrued, contingent or other Liabilities of any nature, either matured or unmatured, except for: (a) Liabilities identified as such in the Parent Unaudited Interim Balance Sheet or the notes thereto; (b) Liabilities that have been incurred by the Parent Entities since the date of the Parent Unaudited Interim Balance Sheet in the ordinary course of business, consistent with past practices; (c) Liabilities incurred under this Agreement and the other agreements contemplated hereby; (d) Liabilities described in Part 3.8 of the Parent Disclosure Schedule; and (e) other immaterial Liabilities that in the aggregate are not material.

3.9        Compliance with Legal Requirements.   Since January 1, 2000, the Parent Entities are in compliance in all material respects with all applicable Legal Requirements. Since January 1, 2000, the Parent Entities have not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply in all material respects with, any Legal Requirement.

3.10     Certain Business Practices.   Neither the Parent Entities nor, to the knowledge of Parent, any director, officer, agent or employee of the Parent Entities has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

3.11     Governmental Authorizations.   The Parent Entities hold all material Governmental Authorizations necessary to enable the Parent Entities to conduct their business in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect. The Parent Entities are in substantial compliance with the terms and requirements of such Governmental Authorizations. The Parent Entities have not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time since January 1, 2000, challenged in writing the right of the Parent Entities to design, manufacture, offer or sell any of their products or services.

3.12     Tax Matters.

(a)        Each of the Parent Entities has filed all Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by each of the Parent Entities (whether or not shown on any Tax Return) have been paid. None of the Parent Entities is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Parent Entities do not file

Tax Returns that any of them is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Parent Entities.

(b)        Each of the Parent Entities has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)        No director or officer (or employee responsible for Tax matters) of any of the Parent Entities expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No Proceedings relating to Taxes are pending or being conducted with respect to any of the Parent Entities. None of the Parent Entities has received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against any of the Parent Entities.

(d)        Part 3.12(d) of the Parent Disclosure Schedule lists all income and other material Tax Returns filed with respect to each of the Parent Entities for taxable periods ended on or after January 1, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are subject to audit. Parent has made available to the Company correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Parent Entities.

(e)        None of the Parent Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)         None of the Parent Entities is a party to any Contract that has resulted or would reasonable be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law). Parent has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. None of the Parent Entities is a party to or bound by any Tax allocation or sharing agreement. Each of the Parent Entities has (A) not been a member of an “Affiliated Group” filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (B) no Liability for the Taxes of any Person (other than such Parent Entities) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)        The unpaid Taxes of the Parent Entities (A) did not, as of the date of the Parent Unaudited Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Parent Unaudited Interim Balance Sheet, and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Parent Entities in filing their Tax Returns. Since the date of the Parent Unaudited Interim Balance Sheet, none of the Parent Entities has incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the ordinary course of business.

(h)        None of the Parent Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(i)         None of the Parent Entities has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.

3.13     Environmental Matters.   The Parent Entities (i) are in compliance in all material respects with all applicable Environmental Laws, and (ii) possess all material permits and other Governmental Authorizations required under applicable Environmental Laws, and are in compliance in all material respects with the terms and conditions thereof. The Parent Entities have not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Parent Entities are not in compliance with any Environmental Law, and, to the knowledge of Parent, there are no circumstances that may prevent or interfere with the compliance by the Parent Entities with any Environmental Law in the future. To the knowledge of Parent, (a) all property that is leased to, controlled by or used by the Parent Entities, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by the Parent Entities contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by the Parent Entities contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed. The Parent Entities have never sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take “removal” or “remedial’ action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up the site.

3.14     Insurance.   Parent has made available to the Company a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Parent Entities. Each of such insurance policies is in full force and effect. The Parent Entities have not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 3.17 of the Parent Disclosure Schedule, there is no pending workers’ compensation or other claim under or based upon any insurance policy of the Parent Entities.

3.15     Transactions with Affiliates.   Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, between the date of Parent’s last proxy statement filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.16     Legal Proceedings; Orders.

(a)        Except as set forth on the Parent Disclosure Schedule, as of the date of this Agreement, there is no pending Legal Proceeding, and (to the knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves the Parent Entities or any of the assets owned or used by the Parent Entities; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Combination or any of the other transactions contemplated by this Agreement. To the knowledge of Parent, as of the date of this Agreement, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)        There is no material order, writ, injunction, judgment or decree to which the Parent Entities, or any of the assets owned or used by the Parent Entities, is subject. To the knowledge of Parent, no officer or key employee of the Parent Entities is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Parent Entities.

3.17     Authority; Binding Nature of Agreement.   Parent has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent (at a meeting duly called and held) has (a) unanimously determined that the Combination is advisable and fair and in the best interests of Parent and its stockholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Combination, and (c) unanimously recommended the adoption of this Agreement by the holders of Parent Common Stock and directed that this Agreement and the Merger be submitted for consideration by Parent’s stockholders at the Parent Stockholders’ Meeting (as defined in Section 5.3). This Agreement constitutes the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.18     No Existing Discussions.   No Parent Entities, and no Representative of the Parent Entities, are engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Parent Acquisition Proposal.

3.19     Vote Required.   The affirmative vote of the holders of a majority of the shares of Parent Common Stock outstanding on the record date for the Parent Stockholders’ Meeting entitled to vote and present either in person or proxy at the Parent Stockholders’ Meeting (the “Required Parent Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the issuance of Parent Common Stock in the Merger.

3.20     Non-Contravention; Consents.   Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by Parent, nor (2) the consummation by Parent of the Combination or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a)        contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Parent, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent;

(b)        contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Combination or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Parent Entities, or any of the assets owned or used by the Parent Entities, is subject;

(c)        contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Parent Entities or that otherwise relates to the business of any of the Parent Entities or to any of the assets owned or used by the Parent Entities;

(d)        contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Contract that constitutes a Parent Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Parent Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Parent Contract, (iii) accelerate the maturity or performance of any such Parent Contract, or (iv) cancel, terminate or modify any term of such Parent Contract; or

(e)        result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Parent Entities (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Parent Entities).

(f)         Except as may be required by the Exchange Act, the DGCL, or regulation and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus), the Parent Entities were not, are or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by the Parent Entities, or (y) the consummation by Parent of the Combination or any of the other transactions contemplated by this Agreement.

3.21     Full Disclosure.

(a)        This Agreement (including the Parent Disclosure Schedule) does not, and the certificate referred to in Section 8.3(b) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b)        None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

3.22     Fairness Opinion.   Parent’s board of directors has received the written opinion of Asanté Partners LLC, financial advisor to Parent, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to Parent from a financial point of view. Parent has furnished an accurate and complete copy of said written opinion to the Company.

3.23     Valid Issuance.   The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.24     Receivables; Customers; Inventories.

(a)        All existing accounts receivable of the Parent Entities (including those accounts receivable reflected on the Parent Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Parent Unaudited Interim Balance Sheet, and have not yet been collected) (i) represent valid obligations of customers of the Parent Entities arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and, to the best of Parent’s knowledge, will be collected in full when due, without any counterclaim or set off.

(b)        Part 3.24(b) of the Parent Disclosure Schedule contains an accurate and complete list as of the date indicated thereon (which in no event shall be more than two calendar days prior to the date of this Agreement) of all outstanding loans and advances made by any of the Parent Entities to any employee, director, consultant or independent contractor, other than routine travel advances made to employees in the ordinary course of business.

(c)        Part 3.24(c) of the Parent Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for (i) more than 10% of the consolidated gross revenues of the Parent Entities in fiscal year 2004, or (ii) more than 10% of the consolidated gross revenues of the Parent Entities in the fiscal quarter ended September 30, 2005. Parent has not received any notice or other communication (in writing or otherwise), and has not received any other information, indicating that any customer or other Person identified in Part 3.24(c) of the Parent Disclosure Schedule may cease dealing with any of the Parent Entities or may otherwise reduce the volume of business transacted by such Person with any of the Parent Entities below historical levels.

(d)        The inventory of the Parent Entities reflected on the balance sheet forming a part of the Parent SEC Documents was, and the current inventory (the “Parent Inventory”) of the Parent Entities is, in usable and saleable condition in the ordinary course of business and in the case of inventory reflected on such balance sheet at an amount not less than the amounts carried therein. The Parent Inventory is not excessive and is adequate in relation to the current trading requirements of the business of each of the Parent Entities, and none of the Parent Inventory is obsolete, slow moving, unmarketable or inappropriate or of limited value in relation to the current business of each of the Parent Entities. The finished goods, work in progress, raw materials and other materials and supplies included in such Parent Inventory are of a standard which is not lower than the generally accepted standard prevailing in the industries of which the business of each Parent Entity forms a part.

3.25     Real Property; Equipment; Leasehold.   All material items of equipment and other tangible assets owned by or leased to the Parent Entities are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Parent Entities in the manner in which such business is currently being conducted. Except as set forth in Part 3.25 of the Parent Disclosure Schedule, none of the Parent Entities own any real property or any interest in real property. Part 3.25 of the Parent Disclosure Schedule contains an accurate and complete list of all the Parent Entities’ real property leases.

3.26     Intellectual Property.   To the knowledge of Parent, except as set forth on Part 3.26 of the Parent Disclosure Schedule, (a) all Parent IP is valid, subsisting, and enforceable, (b) no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Parent IP, and (c) none of the Parent Entities has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person. No infringement, misappropriation, or similar claim or Proceeding is pending or, to the knowledge of Parent, threatened against any of the Parent Entities or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by any of the Parent Entities with respect to such claim or Proceeding. None of the Parent

Entities has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by any of the Parent Entities, any of their employees or agents, or any Parent Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Parent obtain a license to any Intellectual Property Right of another Person.

3.27     Financial Advisor.   Except for Asanté Partners LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Combination or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Parent Entities. The total of all fees, commissions and other amounts that may become payable to Asanté Partners LLC by the Parent if the Combination is consummated will not exceed $500,000.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY AND PARENT

4.1        Access and Investigation.

(a)        During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Company Entities to: (i) provide Parent and Parent’s Representatives with reasonable access to the Company Entities’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company Entities; and (ii) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company Entities, and with such additional financial, operating and other data and information regarding the Company Entities, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of: (A) all material operating and financial reports prepared by the Company Entities for the Company’s senior management, including (1) copies of the unaudited monthly consolidated balance sheets of the Company Entities and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows and (2) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company’s senior management; (B) any written materials or communications sent by or on behalf of the Company to its stockholders; (C) any material notice, document or other communication sent by or on behalf of any of the Company Entities to any party to any Company Entity Contract or sent to any of the Company Entities by any party to any Company Entity Contract (other than any communication that relates solely to routine commercial transactions between a Company Entity and the other party to any such Company Entity Contract and that is of the type sent in the ordinary course of business and consistent with past practices); (D) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Company Entities in connection with the Combination or any of the other transactions contemplated by this Agreement; and (E) any material notice, report or other document received by any of the Company Entities from any Governmental Body.

(b)        During the Pre-Closing Period, Parent shall, and shall cause the respective Representatives of Parent to: (i) provide the Company and the Company’s Representatives with reasonable access to Parent’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent; and (ii) provide the Company and the Company’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Parent, and with such additional financial, operating and other data and information regarding Parent, as Company may reasonably request.

4.2        Operation of the Businesses.

(a)        During the Pre-Closing Period, except as may be consented to in writing by the other party hereto: (i) each of Parent and the Company shall ensure that it and its Subsidiaries conducts their respective business and operations (A) in the ordinary course and in accordance with past practices and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts; (ii) each of Parent and the Company shall use all reasonable efforts to ensure that it and its Subsidiaries preserve intact their respective current business organization, and maintain their respective relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Company Entities; (iii) each of Parent and the Company shall keep in full force all insurance policies; (iv) each of Parent and the Company shall cause to be provided all notices, assurances and support required by any Contract to which it or its Subsidiaries is a party relating to any Intellectual Property or Intellectual Property Right in order to preserve its rights in such Intellectual Property, and (v) each of Parent and the Company shall promptly notify the other party of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (B) any Legal Proceeding commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting either Parent or the Company or any of their respective Subsidiaries that relates to the consummation of the transactions contemplated by this Agreement.

(b)        During the Pre-Closing Period, each of Parent and the Company shall not (without the prior written consent of the other party) take any of the following actions or permit any of their respective Subsidiaries to do so:

(i)         declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii)       sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that (1) the Company and Parent may issue Company Common Stock or Parent Common Stock (as applicable) upon the valid exercise of options outstanding as of the date of this Agreement, (2) Parent may, in the ordinary course of business and consistent with past practices (x) grant options or make other stock awards under its equity plans to employees hired by Parent after the date of this Agreement, and (y) in addition to options granted to employees hired by Parent after the date of this Agreement, grant options or make other stock awards under its stock option plans to purchase shares of Parent Common Stock to employees, directors or consultants of Parent, and (3) the Company may issue Company Common Stock so as to satisfy the covenant contained in Section 5.5 of this Agreement;

(iii)      in the case of the Company Entities, amend or waive any rights under, or accelerate the vesting under, any provision of any stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

(iv)       amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction other than, in the case of the Company, the Company Reverse Stock Split and, in the case of the Parent, the Parent Reverse Stock Split;

(v)        form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi)       in the case of the Company, make or permit any Subsidiary of the Company to make, any capital expenditure that, when added to all other capital expenditures made by the Company Entities during the Pre-Closing Period, exceeds $25,000 in the aggregate;

(vii)     in the case of the Company, commit to or accrue, or permit any Subsidiary of the Company to commit to or accrue, any single expense that exceeds $25,000 (other than those expenses taken into account in determining the Actual Company Cash Amount);

(viii)    in the case of the Company Entities, enter into or become bound by, or permit any of the assets owned or used by them to become bound by, any Company Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Company Material Contract;

(ix)       in the case of the Company Entities, acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of by the Company Entities in the ordinary course of business and consistent with past practices and the disposition of surplus assets not required for the operation of the businesses of the Company Entities, which surplus assets under no circumstances shall include the assets set forth on Part 4.2(b)(ix) of the Parent Disclosure Schedule), or waive or relinquish any material right;

(x)        lend money to any Person, or incur or guarantee any indebtedness (except that Parent may incur indebtedness pursuant to a credit facility with Silicon Valley Bank, and may enter into a Contract with Silicon Valley Bank related thereto);

(xi)       in the case of the Company Entities, establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of their directors, officers or employees;

(xii)     in the case of the Company Entities, hire any new employee, promote any employee, or engage any consultant or independent contractor;

(xiii)    in the case of the Company Entities, pay any severance benefits or other such obligations without first obtaining a general release of claims using a form of release approved by Parent in its reasonable discretion (the “Release”) or pay any severance benefits until Company Entities’ receive a binding and irrevocable Release from the Person receiving the severance benefits;

(xiv)     in the case of the Company Entities, change any of their pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of their methods of accounting or accounting practices in any respect;

(xv)      make any Tax election;

(xvi)     commence or settle any Legal Proceeding;

(xvii)   in the case of the Company Entities, enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices, except that

(1)        the Company may negotiate the surrender or sublease of its leased real estate on terms approved by the board of directors of the Company if, and only if, the terms are finalized in a written agreement which, in the case of a surrender, provides that the Company and its successors and assigns shall have no liability whatsoever related to the lease and releases the Company Entities having liability under the lease and their successors and assigns from all claims related thereto except those, if any, that are stated in the lease and survive its termination, and in the case of a sublease, is approved by the written consent of Parent, which consent shall not to be unreasonably withheld; and

(2)        the Company may negotiate the settlement of the litigation referenced on Part 2.21(a) of the Company Disclosure Schedule so long as such settlement is finalized in a written agreement which is approved by the written consent of Parent, which consent shall not to be unreasonably withheld, as further described on Part 2.21(a) of the Company Disclosure Schedule.

(xviii)  agree or commit to take any of the actions described in clauses ”(i)” through “(xvii)” of this Section 4.2(b) to the extent such party is subject to the applicable clause.

(c)        During the Pre-Closing Period, each of Parent and the Company Entities shall promptly notify the other party in writing of: (i) the discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such party in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such party; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Sections 6, 7, or 8 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect on such party. Without limiting the generality of the foregoing, each party shall promptly advise the other party in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any Parent Entities or any of the Company Entities. No notification shall limit or otherwise affect any of the representations, warranties, covenants or obligations contained in this Agreement.

4.3        No Solicitation by the Company.

(a)        The Company shall not directly or indirectly, and shall not authorize or permit any of the other Company Entities or any Representative of any of the Company Entities directly or indirectly to, (i) solicit, initiate, knowingly encourage or knowingly induce, or facilitate the making, submission or announcement of any Company Acquisition Proposal or take any action that would reasonably be expected to lead to a Company Acquisition Proposal, (ii) furnish any information regarding any of the Company Entities to any Person in connection with or in response to a Company Acquisition Proposal or an inquiry or indication of interest that could lead to a Company Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Company Acquisition Proposal, (iv)  approve, endorse or recommend any Company Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the

Company Entities to, or entering into discussions with, any Person in response to a Company Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Company Entities shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.3, (2) the board of directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under applicable law, (3) at least three business days prior to furnishing any such information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing customary “standstill” provisions, and (4) at least three business days prior to furnishing any such information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence by any Representative of any of the Company Entities, whether or not such Representative is purporting to act on behalf of any of the Company Entities, shall be deemed to constitute a breach of this Section 4.3 by the Company.

(b)        The Company shall promptly (and in no event later than 24 hours after receipt of any Company Acquisition Proposal, any inquiry or indication of interest that could lead to an Company Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Company Acquisition Proposal, any inquiry or indication of interest that could lead to a Company Acquisition Proposal or any request for nonpublic information relating to any of the Company Entities (including the identity of the Person making or submitting such Company Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Company Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)        The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Company Acquisition Proposal.

(d)        The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Company Entities is a party or under which any of the Company Entities has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent.

4.4        No Solicitation by Parent.

(a)        Parent shall not directly or indirectly, and shall not authorize or permit any of the other Parent Entities or Representative of the Parent Entities, directly or indirectly to, (i) solicit, initiate, knowingly encourage or knowingly induce, or facilitate the making, submission or announcement of any Parent Acquisition Proposal or take any action that would reasonably be expected to lead to a Parent Acquisition Proposal, (ii) furnish any information regarding any Parent Entities to any Person in connection with or in response to a Parent Acquisition Proposal or an inquiry or indication of interest that would lead to a Parent Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Parent Acquisition Proposal, (iv) approve, endorse or recommend any Parent Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Parent Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Parent Stockholder Vote, this Section 4.4(a) shall not prohibit Parent from furnishing nonpublic information regarding the Parent Entities to, or entering into discussions with, any Person in response to a Parent Superior Offer that is submitted to Parent by such Person (and not withdrawn) if (1) neither Parent nor any Representative of the Parent Entities shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.4, (2) the board of directors of Parent concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of Parent to comply with its fiduciary obligations to Parent’s stockholders under applicable law, (3) at least three business days prior to furnishing any such information to, or entering into discussions with, such Person, Parent gives the Company written notice of the identity of such Person and of Parent’s intention to furnish information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Parent and containing customary “standstill” provisions, and (4) at least three business days prior to furnishing any such information to such Person, Parent furnishes such nonpublic information to the Company (to the extent such nonpublic information has not been previously furnished by Parent to the Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that any action inconsistent with of any of the provisions set forth in the preceding sentence by any Representative of the Parent Entities, whether or not such Representative is purporting to act on behalf of any of the Parent Entities, shall be deemed to constitute a breach of this Section 4.4 by Parent.

(b)        Parent shall promptly (and in no event later than 24 hours after receipt of any Parent Acquisition Proposal, any inquiry or indication of interest that could lead to a Parent Acquisition Proposal or any request for nonpublic information) advise the Company orally and in writing of any Parent Acquisition Proposal, any inquiry or indication of interest that could lead to a Parent Acquisition Proposal or any request for nonpublic information relating to any of the Parent Entities (including the identity of the Person making or submitting such Parent Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Parent shall keep the Company fully informed with respect to the status of any such Parent Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)        Parent shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Parent Acquisition Proposal.

(d)        Parent agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Parent Entities is a party or under which any of the Parent Entities has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of the Company.

4.5        FIRPTA Matters.   At the Closing, the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations.

4.6        Adjustments.   The Company Entities shall take no action primarily designed to manipulate the definition of Actual Company Cash Amount in a manner that is favorable to the Company Entities or disfavorable to Parent.

4.7        Sale of Bonds Held by the Company Entities.   The Company agrees, prior to Closing, to liquidate all bonds, notes and other non-equity instruments or investments that have a maturity date after July 1, 2007 held by the Company Entities in an orderly manner so as to maximize the net cash proceeds from each such sale.

4.8        Cash Conservation.   The Company agrees that its monthly burn rate beginning December 1, 2005 shall not exceed a rolling average of $175,000 per month, and its cumulative burn rate from December 1, 2005 until the Closing Date shall not exceed $350,000 in the aggregate; provided, however, that if the Closing Date is after January 31, 2006, but on or prior to February 28, 2006, then such cumulative burn rate shall not exceed $450,000, and if the Closing Date is after February 28, 2006, then such cumulative burn rate shall not exceed $550,000. For purposes of this section, burn rate shall be defined as the difference between (a) the sum of (i) all revenue, determined in accordance with GAAP as applied in the preparation of the Company’s financial statements (for purposes of this calculation, royalty revenue from Becton Dickinson products will be the actual reported royalty revenue for December 2005, or $140,000 if the actual reported royalty revenue for December 2005 is not available at the time of determination, and $112,000 per month for January and February 2006), and (ii) net interest income minus (b) the sum of (i) product costs (excluding depreciation and amortization), (ii) all other expenses (excluding depreciation and amortization and other noncash expenses, such as stock-based compensation expense) and (iii) capital expenditures, all determined in accordance with GAAP, as aforesaid, other than expenses taken into account in the determination of the Actual Company Cash Amount at November 30, 2005 in accordance with Section 1.5(b)(iii).

SECTION 5.   ADDITIONAL COVENANTS OF THE PARTIES

5.1        Registration Statement; Joint Proxy Statement.

(a)        As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus, and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent will use all reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders, and the Company will use all reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Company Entities and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any of the Company Entities occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then the Company shall promptly inform Parent thereof and shall cooperate with

Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

(b)        Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders’ Meeting; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

5.2        Company Stockholders’ Meeting.

(a)        The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)        Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

(c)        Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) an unsolicited, bona fide written Company Acquisition Proposal is made to the Company and is not withdrawn; (ii) the Company provides Parent with at least five business days prior notice of any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such Company Acquisition Proposal is a Company Superior Offer; (iii) the Company’s board of directors determines in good faith (based upon a written opinion of an independent financial advisor of nationally recognized reputation) that such Company Acquisition Proposal constitutes a Company Superior Offer; (iv) the Company’s board of directors determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that, in light of such Company Superior Offer, the withdrawal or modification of the Company Board Recommendation is required in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s stockholders under applicable law; (v) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within five business days after Parent receives written notice from the Company confirming that the Company’s board of directors has determined that such offer is a Company Superior Offer; and (vi) neither the Company nor any of its Representatives shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.3. For purposes of this Agreement, The Spartan Group, LLC is a financial advisor of nationally recognized reputation.

(d)        The Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Company Superior Offer or other

Company Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

5.3        Parent Stockholders’ Meeting.

(a)        Parent shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on a proposal to authorize the Parent Reverse Stock Split and issue the shares of Parent Common Stock pursuant to this Agreement (the “Parent Stockholders’ Meeting”). The Parent Stockholders’ Meeting shall be held (on a date selected by Parent in consultation with the Company) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)        Subject to Section 5.3(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of Parent recommends that Parent’s stockholders vote to authorize the Parent Reverse Stock Split and issue the shares of Parent Common Stock pursuant to this Agreement at the Parent Stockholders’ Meeting (the “Parent Board Recommendation”); and (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

(c)        Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the adoption of this Agreement by the Required Parent Stockholder Vote, the Parent Board Recommendation may be withdrawn or modified in a manner adverse to the Company if: (i) an unsolicited, bona fide written Parent Acquisition Proposal is made to Parent and is not withdrawn; (ii) Parent provides the Company with at least five business days prior notice of any meeting of Parent’s board of directors at which such board of directors will consider and determine whether such offer is a Parent Superior Offer; (iii) Parent’s board of directors determines in good faith (based upon a written opinion of an independent financial advisor of nationally recognized reputation) that such Parent Acquisition Proposal constitutes a Parent Superior Offer; (iv) Parent’s board of directors determines in good faith, after having taken into account the advice of Parent’s outside legal counsel, that, in light of such Parent Superior Offer, the withdrawal or modification of the Parent Board Recommendation is required in order for Parent’s board of directors to comply with its fiduciary obligations to Parent’s stockholders under applicable law; (v) the Parent Board Recommendation is not withdrawn or modified in a manner adverse to the Company at any time within five business days after the Company receives written notice from Parent confirming that Parent’s board of directors has determined that such offer is a Parent Superior Offer; and (vi) neither Parent nor any of its Representatives shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.4. For purposes of this Agreement, Asanté Partners LLC is a financial advisor of nationally recognized reputation.

(d)        Parent’s obligation to call, give notice of and hold the Parent Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Parent Superior Offer or other Parent Acquisition Proposal, or by any withdrawal or modification of the Parent Board Recommendation.

5.4        Regulatory Approvals.   Each party shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Combination and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Combination or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from any Governmental Body regarding the Combination. Except as may be prohibited by any Governmental Body or by any Legal Requirement, (a) the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to any foreign, federal or state antitrust or fair trade law, and (b) in connection with any such Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

5.5        Option Plans and Company Options.   Prior to the Effective Time, the Company shall (i) terminate all Company Plans, with such termination to be effective no later than immediately prior to the Effective Time; (ii) take all actions under the Company’s 2001 Equity Incentive Plan such that no Company Options are outstanding as of the Effective Time; and (iii) use reasonable efforts to obtain the surrender of outstanding options under the Company’s Non-Qualified Stock Option Plan. In connection with the foregoing, the Company may issue shares of Company Common Stock in an amount up to the total number of shares of Company Common Stock set forth on Part 2.3(b) of the Company Disclosure Schedule in exchange for such Company Options. Under no circumstances shall the Company exchange Company Options for Company Common Stock with a holder of a Company Option pursuant to the Company’s 2001 Equity Incentive Plan if such holder does not, pursuant to such exchange, surrender all outstanding Company Options held by such holder pursuant to the Non-Qualified Stock Option Plan.

5.6        Employees.

(a)        The Company shall layoff all of the Company Entities’ employees to be effective as of the Effective Time in compliance with applicable laws and shall use reasonable best efforts to obtain a binding Release that conditions payment of any severance benefits on the Release becoming irrevocable. Part 5.6 of the Company Disclosure Schedule sets forth all severance obligations of the Company. All severance payments shall be made in a manner consistent with Section 409A of the Code and the proposed Treasury Regulations thereunder issued by the IRS on September 29, 2005, including without limitation the requirement that any such payments to a “key employee” commence no earlier than six months after the separation of service, to the extent required to comply with Section 409A and its proposed regulations.

(b)        The Company agrees to take (or cause to be taken) all actions necessary or appropriate to terminate, effective immediately prior to the Effective Time, any employee benefit plan sponsored by any of the Company Entities (or in which any of the Company Entities participate) that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code.

5.7        Indemnification of Officers and Directors.

(a)        Prior to the Effective Time, the Company shall purchase, so as to remain in effect at least until the fourth anniversary of the Effective Time, a tail policy of directors’ and officers’ liability insurance substantially identical to the policy currently maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement and having at least the same coverage limits. Parent shall direct all discussions and negotiations with policy providers, and may elect to direct the Company to purchase a policy to remain in effect until at least the sixth anniversary of the Effective Time so long as the overall cost thereunder does not exceed $1,000,000. The Company shall pay all costs and expenses associated with such tail policy.

(b)        From and after the Effective Time and unless otherwise required by law, Parent and the Continuing LLC shall jointly and severally, to the extent contemplated by Article VII of the bylaws of the Company as attached hereto as Exhibit D, honor the indemnification obligations of the Company to each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”). The rights of each Indemnified Party under this Section 5.7(b) shall be enforceable by, and are intended to benefit, each Indemnified Party.

5.8        Additional Agreements.

(a)        Subject to Section 5.8(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Combination and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.8(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Combination and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Combination or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Combination. The parties shall promptly deliver to each other a copy of each such filing made, each such notice given and each such Consent obtained during the Pre-Closing Period.

(b)        Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Company Entities to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Company Entities to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Company Entities to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Company Entities to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Company Entities, or (vi) to contest any Legal Proceeding relating to the Combination if Parent determines in good faith that contesting such Legal Proceeding is not advisable.

5.9        Disclosure.   Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Combination or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the parties shall not, and shall not permit any of their Subsidiaries or any Representative to, make any disclosure regarding the Combination or any of the other transactions contemplated by this Agreement unless the other party shall have approved such disclosure in writing such.

5.10     Affiliate Agreements.   The Company shall use all reasonable efforts to cause each Person identified in Part 2.20 of the Company Disclosure Schedule and each other Person who is or becomes (or may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company to execute and deliver to Parent, prior to the date of the mailing of the Joint Proxy Statement/Prospectus to the Company’s stockholders, an Affiliate Agreement in the form of Exhibit C. Neither Parent nor the Company shall register, or allow its transfer agent to register, on its books any transfer of any shares of Parent Common Stock or Company Common Stock of any “affiliate” of the Company who has not provided a signed Affiliate Agreement in accordance with this Section 5.10.

5.11     Tax Matters.   At or prior to the filing of the Form S-4 Registration Statement, the Company and Parent shall execute and deliver to Cooley Godward LLP and to Morgan, Lewis & Bockius LLP tax representation letters in customary form. Parent, Merger Sub, LLC and the Company shall each confirm to Cooley Godward LLP and to Morgan, Lewis & Bockius LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Parent and the Company shall use all reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax-free reorganization under Section 368(a)(1) of the Code. Following delivery of the tax representation letters pursuant to the first sentence of this Section 5.11, each of Parent and the Company shall use its reasonable efforts to cause Cooley Godward LLP and Morgan, Lewis & Bockius LLP, respectively, to deliver to their respective client a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.11.

5.12     Resignation of Officers and Directors.   The Company shall use all reasonable efforts to obtain and deliver to Parent on or prior to the Closing the resignation of each officer and director of each of the Company Entities.

5.13     Board of Directors.   Prior to the Effective Time, Parent shall use all reasonable efforts to cause the board of directors of Parent to consist, as of the Effective Time, of eight directors, (a) one of whom shall be the Chief Executive Officer of Parent; (b) five of whom shall be Persons designated by Parent; and (c) two of whom shall be Persons designated by the Company who were directors of the Company prior to the Effective Time. Parent shall use all reasonable efforts to cause one director designated by the Company to serve with a term expiring in 2007 and the other director designated by the Company to serve with a term expiring in 2008. The Company agrees that both of the Persons it designates will qualify as independent directors of Parent under the corporate governance rules of the Nasdaq. If any such Persons are not able to serve as directors of Parent as of the Effective Time, the party on whose board such Person presently sits shall select a replacement.

5.14     Listing.   Parent shall prepare and submit to Nasdaq a new listing application for qualification for trading of Parent Common Stock on either the Nasdaq National Market or the Nasdaq Small Cap Market following the Effective Time. Failure to satisfy any of the listing requirements or otherwise to qualify for trading on the Nasdaq shall not constitute a breach of this Agreement or the failure to satisfy a covenant in any material respect and will not be a ground for terminating this Agreement or delaying Closing.

5.15     Section 16 Matters.   Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock, Company Options and other derivative securities with respect to Company Common Stock in connection with the Combination by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. If the Company delivers the Section 16 Information (as defined below) to Parent at least 30 calendar days prior to the Effective Time, then, prior to the Effective Time, Parent shall take such reasonable steps as are required to cause the acquisition of Parent Common Stock, options to purchase shares of Parent Common Stock and other derivative securities with respect to Parent Common Stock in connection with the Combination by each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section 5.17, “Section 16 Information” shall mean the following information for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock in the Merger; (b) the number of Company Options held by such individual and expected to be converted into options to purchase shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

SECTION 6.   CONDITIONS PRECEDENT TO EACH PARTIES’ OBLIGATIONS TO EFFECT THE MERGER

The obligations of each party to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1        Stockholder Approval.

(a)        This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

(b)        The issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

(c)        The Parent Reverse Stock Split shall have been approved by the affirmative vote of the holders of a majority of the shares of Parent Common Stock outstanding on the record date for the Parent Stockholders’ Meeting.

6.2        Effectiveness of Registration Statement.   The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened in writing, by the SEC with respect to the Form S-4 Registration Statement.

6.3        No Restraints.   No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Combination shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Body seeking any of the foregoing be pending or threatened in writing; nor shall there be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Combination which makes the consummation of the Combination illegal.

SECTION 7.   CONDITIONS PRECEDENT TO PARENT’S, MERGER SUB’S, AND LLC’S OBLIGATIONS TO EFFECT THE MERGER

The obligations of Parent, Merger Sub and LLC to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1        Accuracy of Representations.   The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on the Company Entities; provided, however that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

7.2        Performance of Covenants.   Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3        No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company Entities, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect on the Company Entities.

7.4        Agreements and Documents.   Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)        a legal opinion of Cooley Godward LLP, dated as of the Closing Date and addressed to Parent, to the effect that the Combination will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that in rendering such opinion, Cooley Godward LLP may rely upon the tax representation letters referred to in Section 5.11; and

(b)        a certificate executed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in Sections 6.1(a), 7.1 7.2, 7.3, and 7.5, have been duly satisfied.

7.5        Consents.   All material Consents required to be obtained in connection with the Combination and the other transactions contemplated by this Agreement (including the Consents identified in Part 7.5 of the Company Disclosure Schedule) shall have been obtained and shall be in full force and effect.

7.6        Appraisal Shares.   The time during which a holder of Company Common Stock is permitted to demand appraisal rights shall have expired, and no more than 10% of the shares of Company Common Stock outstanding shall be Appraisal Shares.

SECTION 8.   CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATIONS TO EFFECT THE MERGER

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

8.1        Accuracy of Representations.   The representations and warranties of Parent contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected have, a Material Adverse Effect on Parent; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (i) all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

8.2        Performance of Covenants.   All of the covenants and obligations that Parent, Merger Sub and LLC are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3        Documents.   The Company shall have received the following documents:

(a)        a legal opinion of Morgan, Lewis & Bockius LLP, dated as of the Closing Date, to the effect that the Combination will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that in rendering such opinion, Morgan, Lewis & Bockius LLP may rely upon the tax representation letters referred to in Section 5.11; and

(b)        a certificate executed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent, confirming that conditions set forth in Sections 6.1(b), 8.1, 8.2 and 8.4 have been duly satisfied.

8.4        No Material Adverse Effect.   Since the date of this Agreement, there shall not have been any Material Adverse Effect on Parent, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have a Material Adverse Effect on Parent.

SECTION 9.   TERMINATION

9.1        Termination.   This Agreement may be terminated at any time prior to the Effective Time, by written notice by the terminating party to the other party, whether before or after approval of the matters presented in connection with the Combination by the stockholders of Parent or the Company:

(a)        by mutual written consent of Parent and the Company; or

(b)        by either Parent or the Company if the Merger shall not have been consummated by the later of (i) February 28, 2006 or (ii) in the event that the Form S-4 Registration Statement filed with the SEC as contemplated by Section 5.1 of this Agreement has not become effective under the Securities Act by January 13, 2006, then March 31, 2006 (with the later of items (i) and (ii) hereinafter referred to as, the “End Date”), (provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

(c)        by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a nonappealable final order, decree, or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Combination, except, if the party relying on such order, decree, or ruling or other action has not complied with its obligations under Section 5.4 of this Agreement; or

(d)        by either Parent or the Company if (i) the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement, and this Agreement shall not have been adopted at such meeting by the Required Company Stockholder Vote (and shall not have been adopted at any adjournment or postponement thereof); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d) if the failure to obtain the Required Company Stockholder Vote is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time; or

(e)        by either Parent or the Company if (i) the Parent Stockholders’ Meeting (including any adjournments or postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the amendment to Parent’s certificate of incorporation to effect the Parent Reverse Stock Split and the issuance of shares of Parent Common Stock pursuant to this Agreement, and

(ii) such matters shall not have been approved at such meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) if the failure to obtain the Required Parent Stockholder Vote is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time; or

(f)         by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred; or

(g)        by the Company (at any time prior to the approval of the Merger by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred; or

(h)        by Parent if (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1(a) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or at any subsequent date, (A) all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.1(b) would not be satisfied; provided, however, that, in the case of (i) or (ii) above, if an inaccuracy in the Company’s representations and warranties or a breach of a covenant by the Company is reasonably capable of being cured by the Company prior to the End Date and the Company is continuing to exercise its reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 9.1(h) on account of such inaccuracy or breach until the 30th calendar day from the date on which the Company received a written notice of such breach from Parent; or

(i)         by the Company if (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.1(a) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or at any subsequent date, (A) all “Material Adverse Effect” qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that, in the case of (i) or (ii) above, if an inaccuracy in Parent’s representations and warranties or a breach of a covenant by Parent is reasonably capable of being cured by Parent prior to the End Date and Parent is continuing to exercise its reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 9.1(i) on account of such inaccuracy or breach until the 30th calendar day form the date on which Parent received a written notice of such breach from the Company.

9.2        Effect of Termination.   In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Company, Merger Sub, LLC or their respective officers, directors, stockholders or affiliates (as that term is used in Rule 145 under the Securities Act), except as set forth in Section 9.3; provided that (i) the provisions of Section 9.3 of this Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) the termination of this Agreement shall not relieve any party from any liability or damages for any willful breach of any provision contained in this Agreement.

9.3        Fees and Expenses.

(a)        Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the printing and filing of the Joint Proxy Statement/Prospectus (including any related preliminary materials) and the Form S-4 Registration Statement (including financial statements and exhibits) and any amendments or supplements.

(b)        If (A) (1) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(d), (2) at or prior to the time of such termination a Company Acquisition Proposal shall have been publicly disclosed, announced or commenced, (3) such Company Acquisition Proposal shall not have been unconditionally and publicly withdrawn by the Person making such Company Acquisition Proposal at least five (5) business days prior to the date of the Company Stockholders’ Meeting, and (4) within twelve months after such termination the Company consummates a Company Acquisition Transaction, or (B) this Agreement is terminated by Parent pursuant to Section 9.1(f) by reason of the occurrence of an event described in clause (i), (ii), (iii), or (iv) of the definition of Company Triggering Event, then, in any such case, the Company shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $500,000. In the case of termination of this Agreement (i) by the Company or Parent pursuant to Section 9.1(d) (and the conditions set forth in clauses (A)(1) through (A)(4) of the preceding sentence are satisfied), then the fee referred to in the preceding sentence shall be paid by the Company within two business days after the consummation of such Company Acquisition Transaction, or (ii) by Parent pursuant to Section 9.1(f), then the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination.

(c)        If (A) (1) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(e), (2) at or prior to the time of such termination a Parent Acquisition Proposal shall have been publicly disclosed, announced or commenced, (3) such Parent Acquisition Proposal shall not have been unconditionally and publicly withdrawn by the Person making such Parent Acquisition Proposal at least five (5) business days prior to the date of the Parent Stockholders’ Meeting, and (4) within twelve months after such termination Parent consummates a Parent Acquisition Transaction, or (B) this Agreement is terminated by the Company pursuant to Section 9.1(g), then, in any such case, Parent shall pay to the Company, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $500,000. In the case of termination of this Agreement (i) by the Company or Parent pursuant to Section 9.1(e) (and the conditions set forth in clauses (A)(1) through (A)(4) of the preceding sentence are satisfied), then the fee referred to in the preceding sentence shall be paid by Parent within two business days after the consummation of such Parent Acquisition Transaction or (ii) by the Company pursuant to Section 9.1(g), then the fee referred to in the preceding sentence shall be paid by Parent within two business days after such termination.

(d)        The parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, each party would not enter into this Agreement; accordingly, if either party fails to pay in a timely manner the amounts due pursuant to this Section 9.3 and, in order to obtain such payment, the other party makes a claim that results in a judgment against the other party for the amounts set forth in this Section 9.3, the party who has failed to pay shall pay to the other party interest on the amounts set forth in this Section 9.3 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(e)        Payment of the fees and interest described in this Section 9.3 shall not be in lieu of damages incurred in the event of willful breach of this Agreement.

SECTION 10.   MISCELLANEOUS PROVISIONS

10.1     Amendment.   This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the amendment of Parent’s certificate of incorporation to authorize the Parent Reverse Stock Split and the issuance of Parent Common Stock in the Merger by Parent’s stockholders); provided, however, that (i) after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders, and (ii) after any such approval of the amendment of Parent’s certificate of incorporation to authorize the Parent Reverse Stock Split and the issuance of Parent Common Stock in the Merger by Parent’s stockholders, no amendment shall be made which by law or NASD regulation requires further approval of Parent’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.2     Waiver.

(a)        No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)        No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.3     No Survival of Representations and Warranties.   None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

10.4     Entire Agreement; Counterparts.   This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the letter agreement dated March 10, 2004 between the Company and Parent (relating to the protection of confidential information) shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Facsimile copies shall be deemed to be binding originals.

10.5     Applicable Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.6     Disclosure Schedule.   The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2, and shall not be deemed to relate to or to qualify any other representation or warranty. The Parent Disclosure

Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 3, and shall not be deemed to relate to or to qualify any other representation or warranty. Notwithstanding the foregoing, the information and disclosures contained in each section of the Company Disclosure Schedule and Parent Disclosure Schedule (as applicable) shall be deemed to be disclosed and incorporated by reference in each of the other sections of such disclosure schedule as though fully set forth in such other sections and shall be deemed to qualify and limit such representations, warranties and covenants provided that such incorporation by reference is reasonably apparent. All capitalized terms used in the Company Disclosure Schedule and Parent Disclosure Schedule shall have the respective meanings assigned to them in the Agreement. No disclosure in the Company Disclosure Schedule or Parent Disclosure Schedule (as applicable) relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred and inclusion of any item therein shall not be construed as an admission or indication that any such item is material.

10.7     Attorneys’ Fees.   In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.8     Assignability.   This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights hereunder may be assigned by such party without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights by a party without such consent shall be void and of no effect. Except as expressly set forth herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever.

10.9     Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)        if to Parent, Merger Sub or LLC, to:

Specialized Health Products International, Inc.
585 West 500 South
Bountiful, Utah 84010
Attention: Chief Executive Officer

with a required copy to (which alone shall not constitute notice):

Cooley Godward LLP
4401 Eastgate Mall
San Diego, CA 92121-1909
Attention: Barbara L. Borden, Esq.

(b)        if to the Company, to:

The Med-Design Corporation
2810 Bunsen Avenue
Ventura, California 93003
Attention: Chairman of the Board of Directors

with a required copy to (which alone shall not constitute notice):

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Peter S. Sartorius, Esq.

10.10   Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.11   Construction.

(a)        For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)        The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)        As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)        Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)        The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
By:	/s/ Jeffrey M. Soinski
Name:	Jeffrey M. Soinski
Title:	President & CEO
MAMMOTH ACQUISITION SUB, INC.
By:	/s/ Paul Evans
Name:	Paul Evans
Title:	President
MAMMOTH ACQUISITION SUB, LLC
By:	/s/ Jeffrey M. Soinski
Name:	Jeffrey M. Soinski
Title:	President & CEO
THE MED-DESIGN CORPORATION
By:	/s/ David R. Dowsett
Name:	David R. Dowsett
Title:	Acting CEO

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Agreement.   “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

COBRA.   “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Company Acquisition Proposal.   “Company Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent) contemplating or otherwise relating to any Company Acquisition Transaction.

Company Acquisition Transaction.   “Company Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a)        any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Company Entities is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Company Entities, or (iii) in which any of the Company Entities issues securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Company Entities;

(b)        any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of any of the Company Entities; or

(c)        any liquidation or dissolution of any of the Company Entities.

Company Affiliate.   “Company Affiliate” shall mean any Person under common control with any of the Company Entities within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Company Common Stock.   “Company Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.

Company Disclosure Schedule.   “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 10.6 of the Agreement and that has been delivered by the Company to Parent on the date of this Agreement.

Company Employee.   “Company Employee” shall mean any current or former employee, independent contractor or director of any of the Company Entities or any Company Affiliate.

Company Employee Agreement.   “Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Company Entities or any Company Affiliate and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of the applicable Company Entities or any Company Affiliate to make any payments or provide any benefits in connection with such termination.

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Company Employee Plan.   “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by any of the Company Entities or any Company Affiliate for the benefit of any Company Employee, or with respect to which any of the Company Entities or any Company Affiliate has or may have any liability or obligation, except such definition shall not include any Company Employee Agreement.

Company Entity Contract.   “Company Entity Contract” shall mean any Contract: (a) to which any of the Company Entities is a party; (b) by which any of the Company Entities or any asset of any of the Company Entities is or may become bound or under which any of the Company Entities has, or may become subject to, any obligation; or (c) under which any of the Company Entities has or may acquire any right or interest.

Company IP.   “Company IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Company Products or methods or processes used to manufacture the Company Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to any of the Company Entities.

Company IP Contract.   “Company IP Contract” shall mean any Contract to which any of the Company Entities is a party or by which any of the Company Entities is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for any of the Company Entities.

Company Pension Plan.   “Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

Company Privacy Policy.   “Company Privacy Policy” shall mean each external or internal, past or present privacy policy of any of the Company Entities, including any policy relating to (i) the privacy of users of the Company Products or of any Company Website, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.

Company Product.   “Company Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by any of the Company Entities. For avoidance of doubt, however, the term shall not include products manufactured and sold by or on behalf of Persons other than a Company Entity to which the Company has granted a license to the Company’s Intellectual Property for such purpose.

Company Reverse Stock Split.   “Company Reverse Stock Split” shall mean the 1 for 3 combination that the Company’s Stockholders authorized at the Company’s Annual meeting of Stockholders held on September 16, 2005.

Company Superior Offer.   “Company Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to purchase, directly or indirectly, all of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company Entities on terms that the board of directors of the Company determines, in its reasonable judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to the Company’s stockholders than the terms of the Combination; provided, however, that any such offer shall not be deemed to be a “Company Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

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Company Triggering Event.   A “Company Triggering Event” shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to recommend that the Company’s stockholders vote to adopt this Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation, or shall have resolved to do so; (ii) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Combination is in the best interests of the Company’s stockholders; (iii) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Company Acquisition Proposal; (iv) a tender or exchange offer for 15% or more of the outstanding capital shares of capital stock of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (v) if the Actual Company Cash Amount on November 30, 2005, is less than $6,000,000; (vi) the Company fails to comply with the covenant in Section 4.8; or (vii) the time during which a holder of Company Common Stock is permitted to demand appraisal rights shall have expired, and more than 10% of the shares of Company Common Stock outstanding are Appraisal Shares.

Company Unaudited Interim Balance Sheet.   “Company Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2005 included in the Company SEC Documents.

Company Web Site.   “Company Web Site” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of any of the Company Entities.

Consent.   “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract.   “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

DOL.   “DOL” shall mean the United States Department of Labor.

Encumbrance.   “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.   “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law.   “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

ERISA.   “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

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Exchange Act.   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FMLA.   “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Foreign Plan.   “Foreign Plan” shall mean: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Company Employee Plan maintained or contributed to by any of the Company Entities or any Company Affiliate that is not subject to United States law; and (iii) any Company Employee Plan that covers or has covered Company Employees whose services are performed primarily outside of the United States.

Form S-4 Registration Statement.   “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

GAAP.   “GAAP” means United States Generally Accepted Accounting Principles, consistently applied.

Governmental Authorization.   “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.   “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

HIPAA.   “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

Intellectual Property.   “Intellectual Property” shall mean algorithms, application programmers’ interfaces (APIs), apparatus, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, databases, data and results from simulations or tests, design rules, diagrams, formulae, GDSII files, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, simulation methods or techniques, specifications, software, software code (in any form, including source code and executable or object code), software development tools, subroutines, techniques, test vectors, user interfaces, uniform resource locators (URLs), web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights.   “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS.   “IRS” shall mean the United States Internal Revenue Service.

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Knowledge.   An individual shall be deemed to have “knowledge” of a particular fact or other matter if:

(a)        such individual is actually aware of such fact or other matter; or

(b)        such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility.

The Company Entities or Parent Entities shall be deemed to have “knowledge” of a particular fact or other matter if any officer or director of such Person has knowledge of such fact or other matter.

Joint Proxy Statement/Prospectus.   “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting and to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

Legal Proceeding.   “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.   “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD or the Nasdaq National Market).

Liability.   “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Material Adverse Effect.   An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Company Entities if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that constitute exceptions to the representations and warranties of the Company set forth in the Agreement, disregarding any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations, or financial performance of the Company Entities taken as a whole, (ii) the ability of the Company to consummate the Combination or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation or the interests of the Continuing LLC; provided, however, that a Material Adverse Effect shall not include (i) a decline in the Company’s stock price, in and of itself; (ii) any change in general business or economic conditions in the United States that do not disproportionately impact the Company Entities; (iii) any change or effect resulting from the announcement of this Agreement or the Combination; or (iv) any adverse effect resulting from any change in accounting requirements or principles as is required by law. Notwithstanding the foregoing, if any of the following events or circumstances occurs, they shall automatically constitute a Material Adverse Effect on the Company and shall be deemed to have occurred since the date of this Agreement: the giving of notice of termination of the License Agreement by Becton, Dickinson and Company (“BD”) under the License Agreement dated December 11, 1998 between the Company and BD (the “1998 License Agreement”) or the License Agreement dated March 12, 2000 (the “2000 License Agreement”) and/or the assertion of any

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claims by BD in any Legal Proceeding against the Company, that if decided adversely, could reasonably result in the termination of BD’s obligation to pay royalties on licensed products under the 1998 License Agreement or the 2000 License Agreement with respect to which BD is presently paying royalties or any of the licensed patent rights with respect to which BD is presently paying royalties under either license being declared invalid. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Parent Entities if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties of Parent set forth in the Agreement, disregarding any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole, or (ii) the ability of Parent to consummate the Combination or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement; provided, however, that a Material Adverse Effect shall not include (i) a decline in Parent’s stock price, in and of itself; (ii) any change in general business or economic conditions in the United States that do not disproportionately impact the Parent Entities; (iii) any change or effect resulting from the announcement of this Agreement or the Combination; or (iv) any adverse effect resulting from any change in accounting requirements or principles as is required by law.

Materials of Environmental Concern.   “Materials of Environmental Concern” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

PBGC.   “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

Parent Acquisition Proposal.   “Parent Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by the Company) contemplating or otherwise relating to any Parent Acquisition Transaction.

Parent Acquisition Transaction.   “Parent Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a)        any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Parent Entities is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Parent Entities, or (iii) in which any of the Parent Entities issues securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Parent Entities;

(b)        any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of any of the Parent Entities; or

(c)        any liquidation or dissolution of any of the Parent Entities.

Parent Common Stock.   “Parent Common Stock” shall mean the Common Stock, $0.01 par value per share, of Parent.

Parent Disclosure Schedule.   “Parent Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 10.6 of the Agreement and that has been delivered by Parent to the Company on the date of this Agreement.

A-A-6

Parent Entities.   “Parent Entities” shall mean Parent and each of its Subsidiaries.

Parent IP.   “Parent IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Parent Products or methods or processes used to manufacture the Parent Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to Parent.

Parent IP Contract.   “Parent IP Contract” shall mean any Contract to which Parent is a party or by which Parent is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Parent IP or any Intellectual Property developed by, with, or for Parent.

Parent Product.   “Parent Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by Parent. For avoidance of doubt, however, the term shall not include products manufactured and sold by or on behalf of Persons other than a Parent Entity to which a Parent Entity has granted a license to Parent’s Intellectual Property for such purpose.

Parent Reverse Stock Split.   “Parent Reverse Stock Split” shall mean a reverse stock split of Parent Common Stock not to exceed a combination of 10 for 1 that the Parent Board of Directors determines in its sole discretion is necessary or advisable in order for the Parent Common Stock to satisfy one of the requirements for qualifying the stock for quotation on the Nasdaq National Market or Nasdaq Small Cap Market.

Parent Superior Offer.   “Parent Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to purchase, directly or indirectly, all of the outstanding shares of Parent Common Stock or all or substantially all of the assets of the Parent Entities on terms that the board of directors of Parent determines, in its reasonable judgment, based upon a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable to Parent’s stockholders than the terms of the Combination; provided, however, that any such offer shall not be deemed to be a “Parent Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

Parent Triggering Event.   A “Parent Triggering Event” shall be deemed to have occurred if: (i) the board of directors of Parent shall have failed to recommend that Parent’s stockholders vote to adopt this Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Parent Board Recommendation, or shall have resolved to do so; (ii) Parent shall have failed to include in the Proxy Statement/Prospectus the Parent Board Recommendation or a statement to the effect that the board of directors of Parent has determined and believes that the Combination is in the best interests of Parent’s stockholders; (iii) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Parent Acquisition Proposal; or (vi) a tender or exchange offer for 15% or more of the outstanding capital shares of capital stock of Parent shall have been commenced and Parent shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Parent recommends rejection of such tender or exchange offer.

Parent Unaudited Interim Balance Sheet.   “Parent Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of September 30, 2005 included in the Parent SEC Documents.

Person.   “Person” shall mean any individual, Entity or Governmental Body.

Personal Data.   “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

A-A-7

Registered IP.   “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Representatives.   “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

SEC.   “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.   “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary.   An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Tax.   “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return.   “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

User Data.   “User Data” shall mean any Personal Data or other data or information collected by or on behalf of any of the Company Entities from users of the Company Products or of any Company Website.

A-A-8

Appendix B

Asanté Partners LLC
780 Third Avenue
15th Floor
New York
New York 10017
www.asantepartners.com
Phone 212. 521 1460
Fax 212. 521 1463

November 21, 2005

Board of Directors
Specialized Health Products International, Inc.
585 West 500 South
Bountiful, UT 84010

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Specialized Health Products International, Inc. (the “Parent”) of the consideration to be paid by the Parent in the proposed merger (the “Merger”) of Mammoth Acquisition Sub., Inc., a wholly-owned subsidiary of the Parent (“Merger Sub”), with and into Med-Design, Inc. (the “Company”) pursuant to the terms and conditions of an Agreement and Plan of Merger and Reorganization by and among the Parent, the Company and the Merger Sub (the “Merger Agreement”). Among other things, pursuant to the Merger Agreement, each outstanding share of Company common stock, par value $0.01 per share (the “Company Common Stock”), will be converted into the right to receive a number of shares of common stock, par value $0.01 per share, of the Parent (“Parent Common Stock”) equal to the Exchange Ratio, as described in the Merger Agreement.

Asanté Partners LLC, as a part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. We are familiar with the Parent, having provided financial advisory services to the Parent in connection with certain of the negotiations leading to the Merger Agreement.

For the purpose of rendering this opinion, we have undertaken certain reviews, analyses and inquiries we have deemed relevant and have:

1.                              reviewed a draft of the Merger Agreement dated November 21, 2005 including certain exhibits thereto;

2.                              reviewed publicly available information relating to the Parent that we believed relevant to our analysis, including: the Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended December 31, 2004, and certain interim reports to stockholders, Quarterly Reports on Form 10-Q, and periodic reports on Form 8-K of the Company;

3.                              reviewed publicly available information relating to the Company that we believed relevant to our analysis, including: the Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended December 31, 2004, and certain interim reports to stockholders, Quarterly Reports on Form 10-Q, and periodic reports on Form 8-K of the Company;

4.                              discussed with senior management of the Parent and the Company their respective companies’ historical and current operations, financial condition, strategic objectives and future prospects (including operating synergies and strategic benefits expected by the senior management of the Parent and the Company to result from a combination of the businesses of the Parent and the Company);

5.                              reviewed the historical prices and trading volumes of the Company Common Stock and the Parent Common Stock;

6.                              reviewed the pro forma impact of the Merger on the Parent;

7.                              participated in discussions and negotiations among representatives of the Parent and the Company and their respective legal and financial advisors;

8.                              reviewed certain financial data for the Parent and the Company provided to us by the Company and the Parent, and compared such information with similar information for certain publicly traded companies which we deemed comparable;

9.                              reviewed certain mergers and acquisitions of businesses which we deemed comparable; and

10.                       performed such other analyses and investigations and considered such other factors as we deemed appropriate.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us by the Company and the Parent regarding the Parent and the Company, and we have not assumed any responsibility for the independent verification of such information. We have further relied upon the assurance of management of the Parent and the Company that they are unaware of any facts that would make such information incomplete or misleading, and that they are unaware of any information prepared by the Parent, the Company or their respective advisors that might be material to this opinion that has not been made available to us. We have not performed any independent evaluation or appraisal of the assets of the Parent or the Company, nor have we been furnished with any such evaluations or appraisals. We have not evaluated the solvency or fair value of the Parent or the Company under any U.S. state, U.S. federal or any other applicable laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct, and we have not conducted, any physical inspection of the properties or facilities of the Parent or the Company. With respect to financial projections provided to us by the Company and the Parent, we have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the future financial performance of the Parent and the Company. Upon advice of the Parent and its legal and accounting advisors, we have assumed that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and accordingly as a tax-free transactions to the stockholders of the Parent.

We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement without material waiver or modification. We also have assumed that in connection with the receipt of all necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions will be imposed that would have a material adverse affect on the consummation of the Merger as contemplated in the Merger Agreement. Our opinion is necessarily based on the economic, market and other conditions existing on, and on the information made available to us as of, the date of our opinion.

We have acted as financial advisor to the Board of Directors of the Parent in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Parent has agreed to indemnify us for certain liabilities arising out of our engagement.

This opinion is for the use and benefit of the Board of Directors of the Parent in evaluating the Merger and is not on behalf of or intended to confer rights or remedies upon any other entity or persons. This opinion does not address the merits of the underlying business decision by the Parent to engage in the Merger, the merits of the Merger as compared to other alternatives potentially available to the Parent or the relative effects of any alternative transaction in which the Parent might engage. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Parent. This opinion does not in any manner address the prices at which the Parent Common Stock will trade following the announcement or consummation of the Merger. It should be understood that, although subsequent developments may affect the conclusion reached in this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We express no opinion as to how the shareholders of the Parent should vote at the shareholders meeting to be held in connection with the Merger.

Based on and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid by the Parent pursuant to the Merger Agreement is fair to the Parent from a financial point of view.

Very truly yours,
/s/ Asanté Partners LLC

Appendix C

November 21, 2005

The Board of Directors
The Med Design Corporation
2810 Bunsen Avenue
Ventura, California 93003

Gentlemen:

We understand that The Med-Design Corporation, a Delaware corporation (the “Company”), Specialized Health Products International, Inc. (“SHPI”), a Delaware corporation (the “Parent”), Mammoth Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Mammoth Acquisition Sub, LLC, a Delaware limited liability company (“LLC”), propose to enter into an Agreement and Plan of Merger and Reorganization (the “Agreement”) pursuant to which Parent would acquire the Company through the merger of Merger Sub with and into the Company, with the separate corporate existence of Merger Sub terminating and the Company continuing as the surviving corporation (the “Merger”). In the Merger, each outstanding share of the Common Stock of the Company would be converted into the right to receive a number of shares of the Common Stock of the Parent equal to the exchange ratio set forth in the Agreement. The Merger would be followed by a merger of the Company with and into LLC.

Such transaction and all related transactions are referred to collectively herein as the “Transaction.”

You have requested our opinion (the “Opinion”) as to the matters set forth below. The Opinion does not address the Company’s underlying business decision to effect the Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.                                  reviewed the draft dated November 21 of the Agreement (the “Draft Agreement”);

2.          reviewed drafts of the other agreements referred to in the Draft Agreement material to the Transaction (the “Other Agreements”);

3.                reviewed the Parent’s and the Company’s annual reports on Form 10-K or Form 10KSB, as applicable, for the fiscal years ended 2002 through 2004 and quarterly reports on Form 10-Q or 10QSB, as applicable, for the eight quarters ended September 30, 2005;

4.          met with certain members of the senior management of the Company and Parent to discuss the operations, financial condition, future prospects and projected operations and performance of the Company and Parent, respectively, as well as the future prospects and projected operations of the Company and Parent as a combined organization, and met with representatives of the Company’s independent accounting firm and counsel to discuss certain matters;

5.                visited certain facilities and business offices of the Company and of the Parent;

6.                reviewed forecasts and projections prepared by the Company’s management with respect to the Company, and prepared by the Parent’s management with respect to the Parent, for the years ended December, 2005 through 2009;

7.                reviewed the historical market prices and trading volume for the Company’s and the
Parent’s publicly traded securities;

8.                reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available financial data with regards to other transactions that we considered similar to the Transaction;

9.                reviewed certain internal documents of the Company and Parent, such as inventory reports, licensing/royalty reports, agings and contracts; and

10.        conducted such other studies, analyses and inquiries as we have deemed appropriate.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all financial and other information discussed with or provided to us by the Company and Parent. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or to independently verify, such information. We have further relied on the assurances of management of the Company and Parent that they are not aware of any facts that would make any of the information reviewed by us inaccurate, incomplete or misleading in any respect. With respect to the forecasts regarding the future operating results of the Company and Parent provided to us, including assumptions regarding operating synergies to be realized by the operations of the combined companies, we have assumed, without independent verification or investigation, that such forecasts were prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company and that the assumptions underlying such forecasts are reasonable. We have not been engaged to assess the achievability of any projections or the assumptions on which they were based, and we express no view as to such projections or assumptions. In addition, we have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuation or appraisal. We have assumed that there will be no material adverse change in the operations of the Parent or the Company, including any material adverse change resulting from any outstanding litigation.

We have further assumed that: (i) the Agreement will be in all material respects in the form of the Draft Agreement, with no changes in the exchange ratio or the economic terms and conditions of the Merger; (ii) the Other Agreements will be in all material respects in the form of the drafts reviewed by us; (iii) the representations and warranties of each party to the Agreement are true and correct, that each party will perform all covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the proposed Transaction will be satisfied without waiver thereof; and (iv) all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the proposed Transaction.

We were not requested to consider, and our opinion does not in any manner address, the relative merits of the proposed Transaction as compared to any alternative business strategies that might exist for the Company or the effects of any other transaction in which the Company might engage. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us on, the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

In November 2004, the Company engaged us as its exclusive financial advisor to provide advice and assistance in connection with possible mergers, acquisitions, asset sales or similar transactions involving the Company. For such services, we are entitled to a fee contingent upon the closing of the Transaction. We are entitled to a fee of $175,000 for this Opinion, which fee is not dependent on the conclusions reached in the Opinion. Furthermore, the Company has agreed to reimburse us for reasonable out-of-pocket expenses, and indemnify us against certain liabilities arising out of our engagement.  We have agreed that the total of all fees that may become payable to us by the Company if the Transaction is consummated will not exceed $500,000.

This letter is solely for the information of the Board of Directors of the Company in its consideration of the Transaction and may not be relied on by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that this letter may be reproduced in its entirety, if required, in a proxy statement filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, provided that this letter is reproduced in such proxy statement in full and that any description of or reference to us or summary of this letter in such proxy statement will be in a form reasonably acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act,

Based upon the foregoing, and in reliance thereon, we are of the opinion that as of the date hereof it is our opinion that the consideration to be received by the stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

The Spartan Group LLC
/s/ The Spartan Group LLC

Appendix D

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”) is entered into as of November 21, 2005, by and among SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC., a Delaware corporation (“Parent”), MED-DESIGN CORPORATION, a Delaware corporation (the “Company”), and the undersigned stockholder of Parent or the Company (“Stockholder”).

RECITALS

A.          Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of stock of the Company or Parent.

B.         Parent, Mammoth Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), Mammoth Acquisition Sub, LLC, a Delaware limited liability company (“LLC”) and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”) which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company, with the Company surviving such merger, and the subsequent merger of the Company into the LLC, with the LLC surviving such subsequent merger (collectively, the “Merger”).

C.         In the Merger, each outstanding share of common stock of the Company (“Company Common Stock”) is to be converted into the right to receive a number of shares of common stock of Parent (“Parent Common Stock”) equal to the Exchange Ratio (as defined in the Merger Agreement).

D.         Certain stockholders of Parent and the Company are entering into voting agreements in order to induce Parent and the Company to enter into the Merger Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.   CERTAIN DEFINITIONS

For purposes of this Agreement:

(a)        Stockholder shall be deemed to “own” or to have acquired “ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(b)        “Proxy Expiration Date” shall mean the earlier of (i) the date upon which the Merger Agreement is validly terminated or (ii) the date upon which the Merger becomes effective.

(c)        “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) owned by Stockholder as of the date of this Agreement; (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires ownership during the period from the date of this Agreement through the Proxy Expiration Date; (iii) all securities of Parent (including all shares of Parent Common Stock and all options, warrants and other rights to acquire shares of Parent Common Stock) owned by Stockholder as of the date of this Agreement; and (iv) all additional securities of Parent (including all additional shares of Parent Common Stock and all additional options, warrants and other rights to acquire shares of Parent Common Stock) of which Stockholder acquires ownership during the period from the date of this Agreement through the Proxy Expiration Date.

(d)        A Person (as defined in the Merger Agreement) shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

2.   TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1        Restriction on Transfer of Subject Securities.   Subject to Section 2.3, during the period from the date of this Agreement through the Proxy Expiration Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2        Restriction on Transfer of Voting Rights.   During the period from the date of this Agreement through the Proxy Expiration Date, Stockholder shall ensure that (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3        Permitted Transfers.   Section 2.1 shall not prohibit a transfer of Subject Securities by Stockholder (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder, or (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

3.   VOTING OF SHARES

3.1        Voting Covenant by Company Stockholders.   If Stockholder is a stockholder of the Company or is the beneficial owner of voting securities of the Company, Stockholder hereby agrees that, prior to the Proxy Expiration Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause the applicable Subject Securities to be voted:

(a)        in favor of the adoption of the Merger Agreement and in favor of any action in furtherance thereof; and

(b)        against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company or any subsidiary of the Company; (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s certificate of incorporation or bylaws; (F) any material change in the capitalization of the Company or the Company’s corporate structure; and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

Prior to the Proxy Expiration Date, Stockholder (if Stockholder is a stockholder of the Company or a beneficial owner of voting securities of the Company) shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)” or clause “(b)” of the preceding sentence.

3.2        Voting Covenant by Parent Stockholders.   If Stockholder is a stockholder of Parent or is the beneficial owner of voting securities of Parent, Stockholder hereby agrees that, prior to the Proxy Expiration Date, at any meeting of the stockholders of Parent, however called, and in any written action by consent of stockholders of Parent, unless otherwise directed in writing by Parent, Stockholder shall cause the applicable Subject Securities to be voted:

(a)        in favor of the issuance of Parent Common Stock in the Merger, the Parent Reverse Stock Split (as defined in the Merger Agreement) and in favor of any action in furtherance of any of the foregoing; and

(b)        against the following actions (other than the Merger, the transactions contemplated by the Merger Agreement, the Parent Reverse Stock Split and any name change recommended by the board of directors of Parent): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Parent or any subsidiary of Parent; (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of Parent or any subsidiary of Parent; (C) any reorganization, recapitalization, dissolution or liquidation of Parent or any subsidiary of Parent; (D) any change in a majority of the board of directors of Parent; (E) any amendment to Parent’s certificate of incorporation or bylaws; (F) any material change in the capitalization of Parent or Parent’s corporate structure; and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

Prior to the Proxy Expiration Date, Stockholder (if Stockholder is a stockholder of Parent or a beneficial owner of voting securities of Parent) shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)” or clause “(b)” of the preceding sentence.

4.   WAIVER OF APPRAISAL RIGHTS

Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal or any dissenters’ rights relating to the Merger that Stockholder may have by virtue of, or with respect to, any Subject Securities.

5.   NO SOLICITATION

Stockholder agrees that, during the period from the date of this Agreement through the Proxy Expiration Date, Stockholder shall not, directly or indirectly, and Stockholder shall ensure that he, she or its Representatives (as defined in the Merger Agreement) do not, directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Company Acquisition Proposal (as defined in the Merger Agreement) or Parent Acquisition Proposal (as defined in the Merger Agreement) or take any action that could reasonably be expected to lead to a Company Acquisition Proposal or Parent Acquisition Proposal; (ii) furnish any information regarding the Company Entities or Parent Entities (as such terms are defined in the Merger Agreement) to any Person in connection with or in response to a Company Acquisition Proposal or Parent Acquisition Proposal or an inquiry or indication of interest that could lead to a Company Acquisition Proposal or Parent Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Company Acquisition Proposal or Parent Acquisition Proposal; (iv) approve, endorse or recommend any Company Acquisition Proposal or Parent Acquisition Proposal; or (v) enter into any letter of intent or similar document or any Contract (as defined in the Merger Agreement) contemplating or otherwise relating to any Company Acquisition Transaction (as defined in the Merger Agreement) or Parent Acquisition Transaction (as defined in the Merger

Agreement). Stockholder shall immediately cease and discontinue, and Stockholder shall ensure that he, she or its Representatives immediately cease and discontinue, any existing discussions with any Person that relate to any Company Acquisition Proposal or Parent Acquisition Proposal. Stockholder does not make any agreement or understanding in his or her capacity as a director or officer. Stockholder is executing this Agreement solely in his or her capacity as a stockholder, and nothing herein shall limit or affect any actions taken by Stockholder in his or her capacity as a director or officer of Parent or the Company, as applicable.

6.   REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent and the Company as follows:

6.1        Authorization, etc.   Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company, then Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

6.2        No Conflicts or Consents.

(a)        The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder’s properties are or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected.

(b)        The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any consent or approval of any Person.

6.3        Title to Securities.   As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock or Parent Common Stock, as applicable, set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock or Parent Common Stock, as applicable, set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder owns the additional securities of the Company or Parent, as applicable, set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly own any shares of capital stock or other securities of the Company or Parent, as applicable, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company or Parent, as applicable, other than the shares and options, warrants and other rights set forth on the signature page hereof.

7.   ADDITIONAL COVENANTS OF STOCKHOLDER

7.1        Stockholder Information.   Stockholder hereby agrees to permit the Parent Entities and Company Entities to publish and disclose in any press release or security filing Stockholder’s identity and ownership of shares of Company Common Stock or Parent Common Stock, as applicable, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.

7.2        Further Assurances.   From time to time and without additional consideration, Stockholder shall (at Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder’s sole expense) take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Agreement.

8.   MISCELLANEOUS

8.1        Expenses.   All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

8.2        Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Parent, to:

Specialized Health Products International, Inc.
585 West 500 South
Bountiful, Utah 84010
Attention: Chief Executive Officer

with a required copy to (which alone shall not constitute notice):

Cooley Godward LLP
4401 Eastgate Mall
San Diego, CA 92121-1909
Attention: Barbara L. Borden, Esq.

if to the Company, to:

The Med-Design Corporation
2810 Bunsen Avenue
Ventura, California 93003
Attention: Chairman of the Board of Directors

with a required copy to (which alone shall not constitute notice):

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Peter S. Sartorius, Esq.

8.3        Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.4        Entire Agreement.   This Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

8.5        Assignment; Binding Effect.   Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s successors and assigns and, if Stockholder is an individual, upon Stockholder’s heirs, estate, executors and personal representatives, and shall inure to the benefit of Parent, the Company and their successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent, the Company and their successors and assigns) any rights or remedies of any nature.

8.6        Independence of Obligations.   The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

8.7        Specific Performance.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent or the Company, as applicable, shall be entitled (in addition to any other remedy that may be available, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor the Company nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.7, and Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.8        Non-Exclusivity.   The rights and remedies of Parent or the Company under this Agreement are not exclusive of or limited by any other rights or remedies which Parent or the Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent or Company under this

Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any of Stockholder’s obligations, or the rights or remedies of Parent or Company, under any affiliate agreement between Parent and Stockholder or between Company and Stockholder, and nothing in any such affiliate agreement shall limit any of Stockholder’s obligations, or any of the rights or remedies of Parent or Company, under this Agreement.

8.9        Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)        This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, all of the parties irrevocably and unconditionally consent and submit to the jurisdiction and venue of the state and federal courts located in the State of Delaware.

(b)        STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

8.10     Counterparts.   This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Facsimile copies shall be deemed to be binding originals.

8.11     Captions.   The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.12     Attorneys’ Fees.   If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.13     Waiver.   No failure on the part of Parent or the Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent or the Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent or the Company shall not be deemed to have waived any claim available to Parent or the Company arising out of this Agreement, or any power, right, privilege or remedy of Parent or Company, under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent and Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.14     Construction.

(a)        For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)        The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)        As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)        Except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement.

[INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Parent, the Company and Stockholder have caused this Agreement to be executed as of the date first written above.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.:

By

Title
MED-DESIGN CORPORATION:

By

Title
STOCKHOLDER:

By

Name

Title (if applicable)
Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

Appendix E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

APPRAISAL RIGHTS.—(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)        Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to § 251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1)        Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2)        Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.          Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.          Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.          Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.          Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)        In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)        Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)        Appraisal rights shall be perfected as follows:

(1)        If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)        If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)        Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)         Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)        At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)        After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)         The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)         The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)        From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)         The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix F

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST:   The name of the Corporation is Specialized Health Products International, Inc.

SECOND:   The Corporation was originally incorporated under the name Russco, Inc., and the date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was November 27, 1990.

THIRD:   Article First of the Corporation’s Restated Certificate of Incorporation shall be amended to read in its entirety:

“The name of this corporation is Salus Medical, Inc.”

FIFTH:   This Certificate of Amendment has been duly approved by the Corporation’s Board of Directors in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and was duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Specialized Health Products International, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive officer this [•] day of [•], 2006.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
By:
Jeffrey Soinski
President and Chief Executive Officer

F-1

Appendix G-1

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST:   The name of the Corporation is Specialized Health Products International, Inc.

SECOND:   The Corporation was originally incorporated under the name Russco, Inc., and the date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was November 27, 1990.

THIRD:   The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as set forth below.

FOURTH:   Article Fourth of the Corporation’s Restated Certificate of Incorporation shall be amended to insert, prior to all other language contained in such Article, the following:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every two Common shares issued and outstanding shall, automatically and without any action on the part of the holders thereof, be combined and converted into one Common share (the “Reverse Split”); provided, however, that this Corporation shall issue no fractional Common shares as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional Common share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional Common share as determined by the Board.”

FIFTH:   The foregoing amendments were submitted to the stockholders of the Corporation for their approval and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Specialized Health Products International, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive officer this [•] day of [•], 2006.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
By:
Jeffrey Soinski
President and Chief Executive Officer

Appendix G-2

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST:   The name of the Corporation is Specialized Health Products International, Inc.

SECOND:   The Corporation was originally incorporated under the name Russco, Inc., and the date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was November 27, 1990.

THIRD:   The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as set forth below.

FOURTH:   Article Fourth of the Corporation’s Restated Certificate of Incorporation shall be amended to insert, prior to all other language contained in such Article, the following:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every three Common shares issued and outstanding shall, automatically and without any action on the part of the holders thereof, be combined and converted into one Common share (the “Reverse Split”); provided, however, that this Corporation shall issue no fractional Common shares as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional Common share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional Common share as determined by the Board.”

FIFTH:   The foregoing amendments were submitted to the stockholders of the Corporation for their approval and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Specialized Health Products International, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive officer this [•] day of [•], 2006.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
By:
Jeffrey Soinski
President and Chief Executive Officer

Appendix G-3

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST:   The name of the Corporation is Specialized Health Products International, Inc.

SECOND:   The Corporation was originally incorporated under the name Russco, Inc., and the date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was November 27, 1990.

THIRD:   The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as set forth below.

FOURTH:   Article Fourth of the Corporation’s Restated Certificate of Incorporation shall be amended to insert, prior to all other language contained in such Article, the following:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every four Common shares issued and outstanding shall, automatically and without any action on the part of the holders thereof, be combined and converted into one Common share (the “Reverse Split”); provided, however, that this Corporation shall issue no fractional Common shares as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional Common share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional Common share as determined by the Board.”

FIFTH:   The foregoing amendments were submitted to the stockholders of the Corporation for their approval and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Specialized Health Products International, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive officer this [•] day of [•], 2006.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
By:
Jeffrey Soinski
President and Chief Executive Officer

Appendix G-4

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST:   The name of the Corporation is Specialized Health Products International, Inc.

SECOND:   The Corporation was originally incorporated under the name Russco, Inc., and the date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was November 27, 1990.

THIRD:   The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as set forth below.

FOURTH:   Article Fourth of the Corporation’s Restated Certificate of Incorporation shall be amended to insert, prior to all other language contained in such Article, the following:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every five Common shares issued and outstanding shall, automatically and without any action on the part of the holders thereof, be combined and converted into one Common share (the “Reverse Split”); provided, however, that this Corporation shall issue no fractional Common shares as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional Common share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional Common share as determined by the Board.”

FIFTH:   The foregoing amendments were submitted to the stockholders of the Corporation for their approval and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Specialized Health Products International, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive officer this [•] day of [•], 2006.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
By:
Jeffrey Soinski
President and Chief Executive Officer

Appendix G-5

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST:   The name of the Corporation is Specialized Health Products International, Inc.

SECOND:   The Corporation was originally incorporated under the name Russco, Inc., and the date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was November 27, 1990.

THIRD:   The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as set forth below.

FOURTH:   Article Fourth of the Corporation’s Restated Certificate of Incorporation shall be amended to insert, prior to all other language contained in such Article, the following:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every six Common shares issued and outstanding shall, automatically and without any action on the part of the holders thereof, be combined and converted into one Common share (the “Reverse Split”); provided, however, that this Corporation shall issue no fractional Common shares as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional Common share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional Common share as determined by the Board.”

FIFTH:   The foregoing amendments were submitted to the stockholders of the Corporation for their approval and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Specialized Health Products International, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive officer this [•] day of [•], 2006.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
By:
Jeffrey Soinski
President and Chief Executive Officer

Appendix G-6

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST:   The name of the Corporation is Specialized Health Products International, Inc.

SECOND:   The Corporation was originally incorporated under the name Russco, Inc., and the date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was November 27, 1990.

THIRD:   The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as set forth below.

FOURTH:   Article Fourth of the Corporation’s Restated Certificate of Incorporation shall be amended to insert, prior to all other language contained in such Article, the following:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every seven Common shares issued and outstanding shall, automatically and without any action on the part of the holders thereof, be combined and converted into one Common share (the “Reverse Split”); provided, however, that this Corporation shall issue no fractional Common shares as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional Common share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional Common share as determined by the Board.”

FIFTH:   The foregoing amendments were submitted to the stockholders of the Corporation for their approval and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Specialized Health Products International, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive officer this [•] day of [•], 2006.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
By:
Jeffrey Soinski
President and Chief Executive Officer

Appendix G-7

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST:   The name of the Corporation is Specialized Health Products International, Inc.

SECOND:   The Corporation was originally incorporated under the name Russco, Inc., and the date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was November 27, 1990.

THIRD:   The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as set forth below.

FOURTH:   Article Fourth of the Corporation’s Restated Certificate of Incorporation shall be amended to insert, prior to all other language contained in such Article, the following:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every eight Common shares issued and outstanding shall, automatically and without any action on the part of the holders thereof, be combined and converted into one Common share (the “Reverse Split”); provided, however, that this Corporation shall issue no fractional Common shares as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional Common share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional Common share as determined by the Board.”

FIFTH:   The foregoing amendments were submitted to the stockholders of the Corporation for their approval and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Specialized Health Products International, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive officer this [•] day of [•], 2006.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
By:
Jeffrey Soinski
President and Chief Executive Officer

Appendix G-8

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST:   The name of the Corporation is Specialized Health Products International, Inc.

SECOND:   The Corporation was originally incorporated under the name Russco, Inc., and the date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was November 27, 1990.

THIRD:   The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as set forth below.

FOURTH:   Article Fourth of the Corporation’s Restated Certificate of Incorporation shall be amended to insert, prior to all other language contained in such Article, the following:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every nine Common shares issued and outstanding shall, automatically and without any action on the part of the holders thereof, be combined and converted into one Common share (the “Reverse Split”); provided, however, that this Corporation shall issue no fractional Common shares as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional Common share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional Common share as determined by the Board.”

FIFTH:   The foregoing amendments were submitted to the stockholders of the Corporation for their approval and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Specialized Health Products International, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive officer this [•] day of [•], 2006.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
By:
Jeffrey Soinski
President and Chief Executive Officer

Appendix G-9

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION
OF
SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST:   The name of the Corporation is Specialized Health Products International, Inc.

SECOND:   The Corporation was originally incorporated under the name Russco, Inc., and the date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was November 27, 1990.

THIRD:   The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as set forth below.

FOURTH:   Article Fourth of the Corporation’s Restated Certificate of Incorporation shall be amended to insert, prior to all other language contained in such Article, the following:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every ten Common shares issued and outstanding shall, automatically and without any action on the part of the holders thereof, be combined and converted into one Common share (the “Reverse Split”); provided, however, that this Corporation shall issue no fractional Common shares as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional Common share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional Common share as determined by the Board.”

FIFTH:   The foregoing amendments were submitted to the stockholders of the Corporation for their approval and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Specialized Health Products International, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive officer this [•] day of [•], 2006.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
By:
Jeffrey Soinski
President and Chief Executive Officer

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.                 Indemnification of Directors and Officers.

Section 145 of the DGCL permits indemnification of officers and directors of SHPI under certain conditions and subject to certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

Article XI, Section 44 of SHPI’s amended and restated bylaws provides for mandatory indemnification of SHPI’s directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the DGCL. The right to indemnity continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such person. In addition, expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of SHPI (or is or was serving at SHPI’s request as a director or executive officer of another corporation, partnership, joint venture or other enterprise) shall be paid by SHPI in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined by final judicial decision that he or she is not entitled to be indemnified by SHPI under the amended and restated bylaws or otherwise.

As permitted by Section 102(b)(7) of the DGCL, Article Ninth of SHPI’s restated certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors’ fiduciary duty as directors to SHPI and its stockholders. This provision in the restated certificate of incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to SHPI for acts or omission not in good faith or involving intentional misconduct, for knowing violations of law, for transactions from which such director derived an improper personal benefit, and for payment of dividends or approval of stock purchases or redemptions that are unlawful under Section 174 of the DGCL. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

SHPI has entered into indemnification agreements with each of its directors and officers and purchased directors’ and officers’ liability insurance. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, a director or officer will receive indemnification for expenses, judgments, fines, penalties, ERISA excise taxes and amounts paid in settlement (pursuant to the written consent of SHPI), except to the extent (i) the director or officer has received payment under a valid and collectible insurance policy, (ii) arising from an accounting for profits made from the purchase or sale by the director or officer of securities of SHPI pursuant to Section 16(b) of the Exchange Act, the rules and regulations promulgated thereunder and amendments thereto, or any similar federal, state or local statutory law, (iii) the director or officer is finally adjudged to have gained any personal profit or advantage to which he or she was not legally entitled, (iv) the director or officer’s conduct is finally adjudged to have been willful misconduct, knowingly fraudulent, deliberately dishonest or in violation of his or her duty of loyalty to SHPI or (v) finally determined to be unlawful by a court of competent jurisdiction.

Notwithstanding anything to the contrary in the indemnification agreements, except for proceedings brought by an officer or director to establish his or her right to indemnification, SHPI shall not indemnify any such director or officer seeking indemnification in connection with any threatened, pending or completed action, suit, proceeding, initiated by such person unless authorized in the specific case by a majority of SHPI’s board of directors. The indemnification agreements provide that, upon written request of the director or officer, SHPI shall pay any and all expenses (including attorneys’ fees) incurred by such officer or director in defending any proceeding in advance of the final disposition thereof. To the extent required under Delaware law, the individual must undertake in writing to repay such advances to the extent it is ultimately determined that the individual is not entitled to indemnification.At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of SHPI in which indemnification is being sought, nor is SHPI aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of SHPI.

Item 21.                 Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibits
2.1

Agreement and Plan of Merger, dated as of November 21, 2005, among Specialized Health Products International, Inc., Mammoth Acquisition Sub, Inc., Mammoth Acquisition Sub, LLC., and The Med-Design Corporation (Incorporated by reference to Exhibit 99.1 to Specialized Health Products International, Inc.’s Current Report on Form 8-K filed November 21, 2005).

3.1	Restated Certificate of Incorporation of SHPI (Incorporated by reference to Exhibit 3(i).1 of SHPI’s Form 10-QSB, for the quarter ended September 30, 2001).
3.2

Certificate of Designations, Preferences and Limitations of Series A Preferred Stock, dated November 6, 2001 (Incorporated by reference to Exhibit 3(i).2 of SHPI’s Form 10-QSB, dated September 30, 2001).

3.3

Articles of Incorporation of Specialized Health Products, Inc. (“SHP”) (Incorporated by reference to Exhibit 3(i).2 of SHPI’s Registration Statement on Form S-1 filed December 11, 1995 (File No. 33-901014)).

3.4	Articles of Amendment of SHP (Incorporated by reference to Exhibit 3(i).3 of SHPI’s Registration Statement on Form S-1 filed December 11, 1995 (File No. 33-901014)).
3.5	Third Amended and Restated Bylaws of SHPI (Incorporated by reference to Exhibit 99.3 to Specialized Health Products International, Inc.’s Current Report on Form 8-K filed November 21, 2005)
3.6	Bylaws of SHP (Incorporated by reference to Exhibit 3(ii).2 of SHPI’s Registration Statement on Form S-1 filed December 11, 1995 (File No. 33-901014)).
*4.1	Specimen Common Stock Certificate.
**5.1	Opinion of Paul Evans, General Counsel of SHPI, regarding legality of the securities to be issued.
**8.1	Opinion of Cooley Godward LLP regarding certain U.S. Federal tax aspects of the combination.
**8.2	Opinion of Morgan, Lewis & Bockius regarding certain U.S. Federal tax aspects of the combination.
10.1	Employment Agreement with Jeffrey M. Soinski, dated November 8, 2001 (Incorporated by reference to Exhibit 10.1 of SHPI’s Form 10-QSB, dated September 30, 2001).
10.2	Employment Agreement with Donald D. Solomon, Ph.D. (Incorporated by reference to Exhibit 10.2 of SHPI’s Form 10-KSB, dated December 31, 2001).
10.3	Employment Agreement with Mr. Paul S. Evans. (Incorporated by reference to Exhibit 10.2 of SHPI’s Form 10-KSB, dated December 31, 2001).

10.4	Form of Indemnity Agreement with Executive Officers and Directors (Incorporated by reference to Exhibit 10.4 of SHPI’s Form 10-KSB, dated December 31, 2000).
10.5	License Agreement by and among Merit Medical Systems, Inc. and Safety Syringe Corporation (Incorporated by reference to Exhibit 10.7 of SHPI’s Form 10-KSB, dated December 31, 2000).
10.6	Specialized Health Products International, Inc. 2000 Stock Option Plan (Incorporated by reference to Exhibit 10.7 of SHPI’s Quarterly Report on Form 10-QSB, dated June 30, 2000).
10.7	Specialized Health Products International, Inc. 2001 Stock Option Plan (Incorporated by reference to Exhibit 10.9 of SHPI’s Quarterly Report on Form 10-QSB, dated September 30, 2001).
10.8

Series A Stock Purchase Agreement, dated October 5, 2001, by and between SHPI and the investors identified therein (Incorporated by reference to Exhibit 10.1 of SHPI’s Current Report on Form 8-K, dated November 7, 2001).

10.9

Investors’ Rights Agreement, dated October 5, 2001, by and between SHPI and the investors identified therein (Incorporated by reference to Exhibit 10.2 of SHPI’s Current Report on Form 8-K, dated November 7, 2001).

10.10

Distribution Agreement, dated September 17, 2001, by and between SHPI and Bard Access Systems, Inc. (Incorporated by reference to Exhibit 10.12 of SHPI’s Current Report on Form 8-K, dated November 7, 2001).

10.11

Second Development and License Agreement, effective date of April 12, 2002, by and among Safety Syringe Corporation, a wholly-owned subsidiary of SHPI and Tyco Healthcare Group LP. (Incorporated by reference to Exhibit 10.13 of SHPI’s Quarterly Report on Form 10-QSB, dated June 30, 2001).

10.12

Development and License Agreement, effective as of January 1, 2002, by and among Safety Syringe Corporation and TAP Pharmaceutical Products, Inc. (Incorporated by reference to Exhibit 10.14 of SHPI’s Quarterly Report on Form 10-QSB, dated June 30, 2001).

10.13

OEM Supply and Distribution Agreement, effective as of May 21, 2003, by and between Specialized Health Products, Inc., a wholly-owned subsidiary of SHPI and ExelInt International, Company. (Incorporated by reference to Exhibit 10.16 of SHPI’s Quarterly Report on Form 10-QSB, dated June 30, 2002).

10.14

License Agreement, effective August 8, 2003, by and between Specialized Health Products, Inc. and Becton, Dickinson and Company. (Incorporated by reference to Exhibit 10.17 of SHPI’s Quarterly Report on Form 10-QSB, dated June 30, 2002).

10.15	Specialized Health Products International, Inc. 2004 Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 10.18 of SHPI’s Annual Report on Form 10-KSB, dated December 31, 2003).
10.16

Purchase Agreement, dated March 22, 2004, by and between Specialized Health Products International, Inc. and Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P. (Incorporated by reference to Exhibit 10.19 of SHPI’s Annual Report on Form 10-KSB, dated December 31, 2003).

10.17

Amendment No. 1 to Investors’ Rights Agreement, effective date of March 22, 2004, by and between SHPI and the Initiating Holders as identified on the signature page. (Incorporated by reference to Exhibit 10.19 of SHPI’s Annual Report on Form 10-KSB, dated December 31, 2003).

10.18

Development and OEM Supply/Distribution Agreement, effective as of June 15, 2004, by and between Specialized Health Products International, Inc. and Tyco Healthcare Group LP. (Incorporated by reference to Exhibit 10.20 of SHPI’s Quarterly Report on Form 10-QSB, dated June 30, 2004).

10.19

Specialized Health products International, Inc. 2004 Stock Incentive Plan (Incorporated by reference to Exhibit 4.5 of SHPI’s Registration Statement on Form S-8 filed September 27, 2004 (File 333-119306)).

10.20

Purchase Agreement, dated March 7, 2005, by and between Specialized Health Products International, Inc. and Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P. (Incorporated by reference to Exhibit 10.1 of SHPI's Current Report on Form 8-K, dated September 1, 2005).

11.1	Statement Regarding Computation of Per Share Earnings (incorporated by reference to the Notes to Consolidated Financial Statements included in Part I of this Registration Statement).
*21.1	Schedule of subsidiaries.
*23.1	Consent of Pricewaterhouse Coopers LLP (as accountants for SHPI)
*23.2	Consent of BDO Seidman LLP (as accountants for Med-Design)
*23.3	Consent of Pricewaterhouse Coopers LLP (as former accountants for Med-Design)
**23.4	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.2)
**23.5	Consent of Paul Evans, General Counsel of SHPI (included in Exhibit 5.1).
**23.6	Consent of Cooley Godward LLP (included in Exhibit 8.1)
*23.7	Consent of Asanté Partners LLC.
*23.8	Consent of The Spartan Group, LLC.
24.1	Power of Attorney (included on the signature pages hereto).
*99.1	Consents of persons to become directors of SHPI.
*99.2	Form of Proxy Card for Special Meeting of Stockholders of Specialized Health Products International, Inc.
*99.3	Form of Proxy Card for Special Meeting of Stockholders of The Med-Design Corporation.

*                    Filed herewith.

**             To be filed by amendment.

Item 22.                 Undertakings.

(a)   The undersigned registrant hereby undertakes as follows:

(1)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)   The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, SHPI has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bountiful, State of Utah.

SPECIALIZED HEALTH PRODUCTS
INTERNATIONAL, INC.
(Registrant)
	By	/s/ JEFFREY M. SOINSKI
Jeffrey M. Soinski
Date: February 10, 2006	President, Chief Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey M. Soinski or Paul Evans or any of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitute or substitutes, could lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on February 10, 2006:

Signature	Title
/s/ JEFFREY M. SOINSKI	President, Chief Executive Officer and Director
Jeffrey M. Soinski	(Principal Executive Officer)
/s/ KEITH L. MERRELL	Controller, Acting Chief Financial Officer and Treasurer
Keith L. Merrell	(Principal Financial and Accounting Officer)
/s/ GUY J. JORDAN, PH.D.	Chairman of the Board
Guy J. Jordan, Ph.D.
/s/ DONALD D. SOLOMON, PH.D.	Director, Vice President, COO and CTO
Donald D. Solomon, Ph.D.
/s/ DAVID W. JAHNS	Director
David W. Jahns
/s/ STUART A. RANDLE	Director
Stuart A. Randle
/s/ STEPHEN I. SHAPIRO	Director
Stephen I. Shapiro
/s/ ROBERT R. WALKER	Director
Robert R. Walker

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
2.1

Agreement and Plan of Merger, dated as of November 21, 2005, among Specialized Health Products International, Inc., Mammoth Acquisition Sub, Inc., Mammoth Acquisition Sub, LLC., and The Med-Design Corporation (Incorporated by reference to Exhibit 99.1 to Specialized Health Products International, Inc.’s Current Report on Form 8-K filed November 21, 2005).

3.1	Restated Certificate of Incorporation of SHPI (Incorporated by reference to Exhibit 3(i).1 of SHPI’s Form 10-QSB, for the quarter ended September 30, 2001).
3.2

Certificate of Designations, Preferences and Limitations of Series A Preferred Stock, dated November 6, 2001 (Incorporated by reference to Exhibit 3(i).2 of SHPI’s Form 10-QSB, dated September 30, 2001).

3.3

Articles of Incorporation of Specialized Health Products, Inc. (“SHP”) (Incorporated by reference to Exhibit 3(i).2 of SHPI’s Registration Statement on Form S-1 filed December 11, 1995 (File No. 33-901014)).

3.4	Articles of Amendment of SHP (Incorporated by reference to Exhibit 3(i).3 of SHPI’s Registration Statement on Form S-1 filed December 11, 1995 (File No. 33-901014)).
3.5	Third Amended and Restated Bylaws of SHPI (Incorporated by reference to Exhibit 99.3 to Specialized Health Products International, Inc.’s Current Report on Form 8-K filed November 21, 2005).
3.6	Bylaws of SHP (Incorporated by reference to Exhibit 3(ii).2 of SHPI’s Registration Statement on Form S-1 filed December 11, 1995 (File No. 33-901014)).
*4.1	Specimen Common Stock Certificate.
**5.1	Opinion of Paul Evans, General Counsel of SHPI, regarding legality of the securities to be issued.
**8.1	Opinion of Cooley Godward LLP regarding certain U.S. Federal tax aspects of the combination.
**8.2	Opinion of Morgan, Lewis & Bockius regarding certain U.S. Federal tax aspects of the combination.
10.1	Employment Agreement with Jeffrey M. Soinski, dated November 8, 2001 (Incorporated by reference to Exhibit 10.1 of SHPI’s Form 10-QSB, dated September 30, 2001).
10.2	Employment Agreement with Donald D. Solomon, Ph.D. (Incorporated by reference to Exhibit 10.2 of SHPI’s Form 10-KSB, dated December 31, 2001).
10.3	Employment Agreement with Mr. Paul S. Evans. (Incorporated by reference to Exhibit 10.2 of SHPI’s Form 10-KSB, dated December 31, 2001).
10.4	Form of Indemnity Agreement with Executive Officers and Directors (Incorporated by reference to Exhibit 10.4 of SHPI’s Form 10-KSB, dated December 31, 2000).
10.5	License Agreement by and among Merit Medical Systems, Inc. and Safety Syringe Corporation (Incorporated by reference to Exhibit 10.7 of SHPI’s Form 10-KSB, dated December 31, 2000).
10.6	Specialized Health Products International, Inc. 2000 Stock Option Plan (Incorporated by reference to Exhibit 10.7 of SHPI’s Quarterly Report on Form 10-QSB, dated June 30, 2000).
10.7	Specialized Health Products International, Inc. 2001 Stock Option Plan (Incorporated by reference to Exhibit 10.9 of SHPI’s Quarterly Report on Form 10-QSB, dated September 30, 2001).
10.8

Series A Stock Purchase Agreement, dated October 5, 2001, by and between SHPI and the investors identified therein (Incorporated by reference to Exhibit 10.1 of SHPI’s Current Report on Form 8-K, dated November 7, 2001).

10.9

Investors’ Rights Agreement, dated October 5, 2001, by and between SHPI and the investors identified therein (Incorporated by reference to Exhibit 10.2 of SHPI’s Current Report on Form 8-K, dated November 7, 2001).

10.10

Distribution Agreement, dated September 17, 2001, by and between SHPI and Bard Access Systems, Inc. (Incorporated by reference to Exhibit 10.12 of SHPI’s Current Report on Form 8-K, dated November 7, 2001).

10.11

Second Development and License Agreement, effective date of April 12, 2002, by and among Safety Syringe Corporation, a wholly-owned subsidiary of SHPI and Tyco Healthcare Group LP. (Incorporated by reference to Exhibit 10.13 of SHPI’s Quarterly Report on Form 10-QSB, dated June 30, 2001).

10.12

Development and License Agreement, effective as of January 1, 2002, by and among Safety Syringe Corporation and TAP Pharmaceutical Products, Inc. (Incorporated by reference to Exhibit 10.14 of SHPI’s Quarterly Report on Form 10-QSB, dated June 30, 2001).

10.13

OEM Supply and Distribution Agreement, effective as of May 21, 2003, by and between Specialized Health Products, Inc., a wholly-owned subsidiary of SHPI and ExelInt International, Company. (Incorporated by reference to Exhibit 10.16 of SHPI’s Quarterly Report on Form 10-QSB, dated June 30, 2002).

10.14

License Agreement, effective August 8, 2003, by and between Specialized Health Products, Inc. and Becton, Dickinson and Company. (Incorporated by reference to Exhibit 10.17 of SHPI’s Quarterly Report on Form 10-QSB, dated June 30, 2002).

10.15	Specialized Health Products International, Inc. 2004 Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 10.18 of SHPI’s Annual Report on Form 10-KSB, dated December 31, 2003).
10.16

Purchase Agreement, dated March 22, 2004, by and between Specialized Health Products International, Inc. and Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P. (Incorporated by reference to Exhibit 10.19 of SHPI’s Annual Report on Form 10-KSB, dated December 31, 2003).

10.17

Amendment No. 1 to Investors’ Rights Agreement, effective date of March 22, 2004, by and between SHPI and the Initiating Holders as identified on the signature page. (Incorporated by reference to Exhibit 10.19 of SHPI’s Annual Report on Form 10-KSB, dated December 31, 2003).

10.18

Development and OEM Supply/Distribution Agreement, effective as of June 15, 2004, by and between Specialized Health Products International, Inc. and Tyco Healthcare Group LP. (Incorporated by reference to Exhibit 10.20 of SHPI’s Quarterly Report on Form 10-QSB, dated June 30, 2004).

10.19

Specialized Health products International, Inc. 2004 Stock Incentive Plan (Incorporated by reference to Exhibit 4.5 of SHPI’s Registration Statement on Form S-8 filed September 27, 2004 (File 333-119306)).

10.20

Purchase Agreement, dated March 7, 2005, by and between Specialized Health Products International, Inc. and Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P. (Incorporated by reference to Exhibit 10.1 of SHPI's Current Report on Form 8-K, dated September 1, 2005).

11.1	Statement Regarding Computation of Per Share Earnings (incorporated by reference to the Notes to Consolidated Financial Statements included in Part I of this Registration Statement).
*21.1	Schedule of subsidiaries.
*23.1	Consent of Pricewaterhouse Coopers LLP (as accountants for SHPI)
*23.2	Consent of BDO Seidman LLP (as accountants for Med-Design)

*23.3	Consent of Pricewaterhouse Coopers LLP (as former accountants for Med-Design)
**23.4	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.2)
**23.5	Consent of Paul Evans, General Counsel of SHPI (included in Exhibit 5.1).
**23.6	Consent of Cooley Godward LLP (included in Exhibit 8.1)
*23.7	Consent of Asanté Partners LLC.
*23.8	Consent of The Spartan Group, LLC.
24.1	Power of Attorney (included on the signature pages hereto).
*99.1	Consents of persons to become directors of SHPI.
*99.2	Form of Proxy Card for Special Meeting of Stockholders of Specialized Health Products International, Inc.
*99.3	Form of Proxy Card for Special Meeting of Stockholders of The Med-Design Corporation.

*                    Filed herewith.

**             To be filed by amendment.